As filed with the Securities and Exchange Commission on June 3, 2014

No. 333-196201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROOKDALE SENIOR LIVING INC.

(Exact name of registrant as specified in its charter)

Delaware	8050	20-3068069
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

(615) 221-2250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chad C. White

Vice President, Co-General Counsel and Secretary

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

(615) 221-2250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joseph A. Coco, Esq. Peter D. Serating, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Mark A. Finkelstein Executive Vice President–Corporate Development, General Counsel and Corporate Secretary Emeritus Corporation 3131 Elliott Avenue, Suite 500 Seattle, Washington 98121 (206) 298-2909	Andrew Bor, Esq. David F. McShea, Esq. M. Christopher Hall, Esq. Perkins Coie LLP 1201 Third Avenue, Suite 4900 Seattle, Washington 98101 (206) 359-8000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated as of February 20, 2014, described in the enclosed joint proxy statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Takeover offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Takeover offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, par value $0.01 per share	47,952,900 shares(1)	Not Applicable	$1,620,416,303	(2)	$208,710	(3)

(1)	Represents the maximum number of shares of common stock of the registrant estimated to be issuable in the transaction described herein, based on an amount equal to (A) (I) 49,679,668 shares of Emeritus Corporation (“Emeritus”) common stock outstanding as of May 30, 2014 multiplied by (II) 0.95, plus (B) (I) 2,373,538 shares of Emeritus common stock underlying in-the-money stock options outstanding as of May 30, 2014 multiplied by (II) the excess of 0.95 multiplied by the volume weighted average price of the common stock of the registrant, as quoted on the New York Stock Exchange, over the 10 trading days ending on May 30, 2014 over the average weighted exercise price of the options, divided by (III) the volume weighted average price of the common stock of the registrant, as quoted on the New York Stock Exchange, over the 10 trading days ending on May 30, 2014.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f) under the Securities Act. The proposed maximum aggregate offering price for the common stock is the product of (x) $31.13, the average of the high and low sales prices of Emeritus common stock, as quoted on the New York Stock Exchange, on May 30, 2014, and (y) 52,053,206, the estimated maximum number of shares of Emeritus common stock (including shares of Emeritus common stock underlying in-the-money stock options described in note (1) above) that may be exchanged for the shares of common stock of the registrant being registered.
(3)	Calculated as the product of the maximum aggregate offering price and 0.0001288 and includes $203,218 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED JUNE 3, 2014

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

Each of the boards of directors of Brookdale Senior Living Inc. (“Brookdale”) and Emeritus Corporation (“Emeritus”) has approved a strategic merger, combining Brookdale and Emeritus to create the first national senior living solutions company.

Brookdale and Emeritus entered into an agreement and plan of merger on February 20, 2014, referred to as the Merger Agreement. Subject to shareholder approvals and certain other customary closing conditions, Brookdale and Emeritus will combine their businesses through the merger of a newly formed, wholly owned subsidiary of Brookdale with and into Emeritus, with Emeritus thereupon becoming a wholly owned subsidiary of Brookdale.

If the merger is completed, Emeritus shareholders will receive 0.95 of a share of Brookdale common stock for each share of Emeritus common stock. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing. Brookdale shareholders will continue to own their existing shares, and the Brookdale common stock will not be affected by the merger. Upon completion of the merger, former Emeritus shareholders will own approximately 27% of the then outstanding Brookdale common stock, based on the number of shares and equity awards of Brookdale and Emeritus outstanding on May 30, 2014. The value of the merger consideration to be received in exchange for each share of Emeritus common stock will fluctuate with the market value of Brookdale common stock until the merger is completed.

Based on the closing sale price for Brookdale common stock on February 19, 2014, the last trading day before public announcement of the merger, the 0.95 exchange ratio represented a 32.2% premium to the closing sale price for Emeritus common stock on such date. Based on the closing sale price for Brookdale common stock on June 2, the last trading day before the date of this proxy statement/prospectus, the 0.95 exchange ratio represented a 46.3% premium to the closing sale price for Emeritus common stock on February 19, 2014.

The common stock of Brookdale and Emeritus is listed on the New York Stock Exchange under the symbols “BKD” and “ESC,” respectively. We urge you to obtain current market quotations for the shares of common stock of Brookdale and Emeritus.

Your vote is very important. The merger cannot be completed unless Brookdale shareholders approve the amendment to Brookdale’s amended and restated certificate of incorporation and the issuance of Brookdale common stock in the merger and Emeritus shareholders approve the Merger Agreement. Each of Emeritus and Brookdale is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger, the amendment to Brookdale’s amended and restated certificate of incorporation, the share issuance and the other business to be considered by shareholders at each of the special meetings is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 30.

Whether or not you plan to attend your company’s special meeting of shareholders, please submit your proxy as soon as possible to make sure that your shares are represented at that meeting.

The Brookdale board of directors recommends that Brookdale shareholders vote “FOR” the proposal to amend Brookdale’s amended and restated certificate of incorporation and “FOR” the proposal to approve the issuance of Brookdale common stock in the merger, which is necessary to complete the merger.

The Emeritus board of directors recommends that Emeritus shareholders vote “FOR” the proposal to approve the Merger Agreement, which is necessary to complete the merger.

T. Andrew Smith Chief Executive Officer Brookdale Senior Living Inc.	Granger Cobb President and Chief Executive Officer Emeritus Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this joint proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [            ], 2014, and is first being mailed to shareholders of Brookdale and Emeritus on or about [            ], 2014.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JULY 10, 2014

To the Shareholders of Brookdale Senior Living Inc.:

A special meeting of shareholders of Brookdale Senior Living Inc. (“Brookdale”) will be held at 111 Westwood Place, Brentwood, Tennessee 37027 on July 10, 2014, at 10:00 a.m., Central Time, for the following purposes:

1. To approve an amendment to Brookdale’s amended and restated certificate of incorporation to increase the number of authorized shares of Brookdale common stock from 200 million to 400 million, the full text of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Charter Amendment” proposal).

2. To approve the issuance of Brookdale common stock, par value $0.01 per share, pursuant to the Agreement and Plan of Merger, dated as of February 20, 2014 (the “Merger Agreement”), by and among Brookdale Senior Living Inc., Broadway Merger Sub Corporation and Emeritus Corporation, as the same may be amended from time to time, a copy of which is attached as Annex B to the joint proxy statement/prospectus accompanying this notice (the “Share Issuance” proposal).

3. To approve any motion to adjourn the Brookdale special meeting, if necessary or appropriate, to solicit additional proxies (the “Brookdale Adjournment” proposal).

Approval of the Charter Amendment proposal and the Share Issuance proposal is required to complete the merger.

Brookdale will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The accompanying joint proxy statement/prospectus further describes the matters to be considered at the Brookdale special meeting.

The Brookdale board of directors has set May 12, 2014 as the record date for the Brookdale special meeting. Only holders of record of Brookdale common stock at the close of business on May 12, 2014 will be entitled to notice of and to vote at the Brookdale special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Brookdale special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Brookdale common stock.

Your vote is very important. To ensure your representation at the Brookdale special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Brookdale special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Brookdale special meeting.

The Brookdale board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Charter Amendment proposal, “FOR” the Share Issuance proposal and “FOR” the Brookdale Adjournment proposal.

By Order of the Board of Directors,

Chad C. White Vice President, Co-General Counsel and Secretary Brentwood, Tennessee [ ], 2014

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL MORROW & CO., LLC AT (800) 662-5200 (TOLL-FREE) OR (203) 658-9400 (COLLECT).

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, JULY 10, 2014

To the Shareholders of Emeritus Corporation:

A special meeting of shareholders of Emeritus Corporation (“Emeritus”) will be held at the North Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on July 10, 2014, at 2:00 p.m., Pacific Time, for the following purposes:

1. To approve the Agreement and Plan of Merger, dated as of February 20, 2014 (the “Merger Agreement”), by and among Brookdale Senior Living Inc., Broadway Merger Sub Corporation and Emeritus Corporation, as the same may be amended from time to time, a copy of which is attached as Annex B to the joint proxy statement/prospectus accompanying this notice (the “Merger” proposal).

2. To conduct a non-binding, advisory vote to approve the merger-related compensation arrangements of our named executive officers (the “Merger-Related Compensation” proposal).

3. To approve any motion to adjourn the Emeritus special meeting, if necessary or appropriate, to solicit additional proxies (the “Emeritus Adjournment” proposal).

Approval of the Merger proposal is required for completion of the Merger.

Emeritus will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Emeritus board of directors has set May 27, 2014 as the record date for the Emeritus special meeting. Only holders of record of shares of Emeritus common stock at the close of business on May 27, 2014 will be entitled to notice of and to vote at the Emeritus special meeting and any adjournments or postponements thereof.

Your vote is very important. To ensure your representation at the Emeritus special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Emeritus special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Emeritus special meeting.

Emeritus shareholders are or may be entitled to assert dissenters’ rights with respect to the Merger under Chapter 23B.13 of the Revised Code of Washington (Washington Business Corporation Act). See “Questions and Answers About the Special Meetings—Do I have appraisal or dissenters’ rights in connection with the Merger?”

The Emeritus board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, has recommended the Merger Agreement to Emeritus shareholders, and recommends that you vote “FOR” the Merger proposal, “FOR” the Merger-Related Compensation proposal and “FOR” the Emeritus Adjournment proposal.

By Order of the Board of Directors,

Mark A. Finkelstein Executive Vice President—Corporate Development, General Counsel and Corporate Secretary Seattle, Washington [ ], 2014

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL GEORGESON INC. AT (866) 277-8239 (TOLL-FREE) OR (781) 575-2137 (COLLECT).

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Brookdale and Emeritus from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 172.

You can obtain any of the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Morrow & Co., LLC, Brookdale’s proxy solicitor, or Georgeson Inc., Emeritus’ proxy solicitor, at the following addresses and telephone numbers:

For Brookdale Shareholders: Morrow & Co., LLC 470 West Avenue, Stamford, CT 06902 (800) 662-5200 (toll-free) (203) 658-9400 (collect) brookdale@morrowco.com	For Emeritus Shareholders: Georgeson Inc. 480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 (866) 277-8239 (toll-free) (781) 575-2137 (collect) emeritus@georgeson.com

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than July 2, 2014.

A free copy of this joint proxy statement/prospectus and other filings containing information about Brookdale and Emeritus may be obtained at the Securities and Exchange Commission, which is referred to herein as the SEC, Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Brookdale at www.brookdale.com under the heading “About Brookdale / Investor Relations” or from Emeritus at www.emeritus.com under the heading “Investor Relations.”

We are not incorporating the contents of the websites of the SEC, Brookdale, Emeritus or any other entity into this joint proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites only for your convenience.

i

i

ii

iii

Annexes

iv

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the Brookdale and Emeritus special meetings. They may not include all the information that is important to shareholders of Brookdale and Emeritus. Shareholders should carefully read this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	What is the Merger?

A:	Brookdale Senior Living Inc., which is referred to herein as Brookdale, and Emeritus Corporation, which is referred to herein as Emeritus, have entered into an Agreement and Plan of Merger, dated as of February 20, 2014, which is referred to herein as the Merger Agreement. A copy of the Merger Agreement is attached as Annex B to this joint proxy statement/prospectus. The Merger Agreement contains the terms and conditions of the proposed business combination of Brookdale and Emeritus. Under the Merger Agreement, Broadway Merger Sub Corporation, a direct wholly owned subsidiary of Brookdale, will merge with and into Emeritus, with Emeritus continuing as the surviving corporation and a wholly owned subsidiary of Brookdale, in a transaction which is referred to herein as the Merger.

Q:	Why am I receiving these materials?

A:	Brookdale and Emeritus are sending these materials to their respective shareholders to help them decide how to vote their shares of Brookdale or Emeritus common stock, as the case may be, with respect to the Merger and other matters to be considered at their respective special meetings.

The Merger cannot be completed unless Brookdale shareholders approve the amendment to Brookdale’s amended and restated certificate of incorporation and the issuance of Brookdale common stock in the Merger and Emeritus shareholders approve the Merger Agreement. Each of Brookdale and Emeritus is holding a special meeting of its shareholders to vote on the proposals necessary to complete the Merger. Information about these special meetings, the Merger and the other business to be considered by shareholders at each of the special meetings is contained in this joint proxy statement/prospectus.

This joint proxy statement/prospectus constitutes both a joint proxy statement of Brookdale and Emeritus and a prospectus of Brookdale. It is a joint proxy statement because each of the boards of directors of Brookdale and Emeritus are soliciting proxies from their respective shareholders. It is a prospectus because Brookdale will issue shares of its common stock in exchange for outstanding shares of Emeritus common stock in the Merger.

Q:	What will Emeritus shareholders receive in the Merger?

A:	In the Merger, Emeritus shareholders will receive 0.95 of a share of Brookdale common stock for each share of Emeritus common stock, which is referred to herein as the Exchange Ratio, and will receive cash in lieu of fractional shares of Brookdale common stock. The Exchange Ratio is fixed and will not be adjusted to reflect changes in the stock price of either company before the Merger is completed. Brookdale shareholders will continue to own their existing shares of Brookdale common stock, and the Brookdale common stock will not be affected by the Merger.

Q:	When do Emeritus and Brookdale expect to complete the Merger?

A:	Brookdale and Emeritus are working to complete the Merger as soon as practicable. We currently expect that the Merger will be completed in the third quarter of 2014. Neither Brookdale nor Emeritus can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control, including federal and state regulatory approvals. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

Q:	What am I being asked to vote on, and why is this approval necessary?

A:	Brookdale shareholders are being asked to vote on the following proposals:

1.	to approve an amendment to Brookdale’s amended and restated certificate of incorporation to increase the number of authorized shares of Brookdale common stock from 200 million to 400 million, which is referred to herein as the Charter Amendment proposal;

2.	to approve the issuance of Brookdale common stock, par value $0.01 per share, pursuant to the Merger Agreement, which is referred to herein as the Share Issuance proposal; and

3.	to approve any motion to adjourn the Brookdale special meeting, if necessary or appropriate, to solicit additional proxies, which is referred to herein as the Brookdale Adjournment proposal.

Approval of the Charter Amendment proposal and the Share Issuance proposal by Brookdale shareholders is required to complete the Merger.

Emeritus shareholders are being asked to vote on the following proposals:

1.	to approve the Merger Agreement, a copy of which is attached as Annex B to this joint proxy statement/prospectus, which is referred to herein as the Merger proposal;

2.	to approve, on a non-binding, advisory basis, the Merger-related compensation arrangements of Emeritus’ named executive officers, which is referred to herein as the Merger-Related Compensation proposal; and

3.	to approve any motion to adjourn the Emeritus special meeting, if necessary or appropriate, to solicit additional proxies, which is referred to herein as the Emeritus Adjournment proposal.

Approval of the Merger proposal by Emeritus shareholders is required for completion of the Merger.

The Charter Amendment proposal, the Share Issuance proposal and the Merger proposal are collectively referred to herein as the Merger-Related proposals.

Q:	What vote is required to approve each proposal at the Brookdale special meeting?

A:	The Charter Amendment proposal: The affirmative vote of a majority of the outstanding shares of Brookdale common stock entitled to vote on such proposal is required to approve the Charter Amendment proposal.

The Share Issuance proposal: The affirmative vote of a majority of the votes cast by Brookdale shareholders is required to approve the Share Issuance proposal.

The Brookdale Adjournment proposal: The affirmative vote of a majority of the shares of Brookdale common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Brookdale Adjournment proposal.

Q:	Have any Brookdale shareholders agreed to vote their shares in favor of any of the Brookdale proposals?

A:	Yes. Brookdale entered into an agreement with certain Brookdale shareholders, referred to herein as the Fortress Shareholders, that are affiliates of certain funds managed by affiliates of Fortress Investment Group LLC, collectively referred to herein as Fortress, providing that, among other things, such shareholders vote all of the shares of Brookdale common stock to the extent held by them as of the record date for Brookdale’s special meeting in favor of the transactions contemplated by the Merger Agreement.

For a further discussion of the agreement with the Fortress Shareholders, see “The Fortress Agreement” beginning on page 130.

Q:	What vote is required to approve each proposal at the Emeritus Special Meeting?

A:	The Merger proposal: The affirmative vote of not less than a majority of the shares of Emeritus common stock entitled to vote on such proposal is required to approve the Merger proposal.

The Merger-Related Compensation proposal: Approval of the Merger-Related Compensation proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either Emeritus or Brookdale. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Emeritus’ shareholders.

The Emeritus Adjournment proposal: If a quorum is not present at the Emeritus special meeting, the approval of the Emeritus Adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Emeritus common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. If a quorum is present at the Emeritus special meeting, approval of the Emeritus Adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

Q:	Have any Emeritus shareholders agreed to vote their shares in favor of any of the Emeritus proposals?

A:	Yes. Daniel R. Baty, Chairman of Emeritus, and certain of his affiliates (including Stanley L. Baty, the son of Daniel R. Baty and a director of Emeritus), who are collectively referred to herein as the Supporting Shareholders, entered into a voting agreement with Brookdale, which is referred to herein as the Voting Agreement, pursuant to which the Supporting Shareholders agreed, among other things, to vote their shares of Emeritus common stock (i) in favor of the approval of the Merger Agreement, (ii) in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement, (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in (A) a breach of any representation, warranty, covenant or agreement of Emeritus in the Merger Agreement or (B) a breach of any representation, warranty, covenant or other agreement or obligation of such shareholder contained in the Voting Agreement, (iv) against any takeover proposal with respect to Emeritus and (v) against any amendment of Emeritus’ organizational documents, which amendment would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

Q:	What constitutes a quorum?

A:	The presence at the Brookdale special meeting, in person or by proxy, of the holders of a majority of the shares of Brookdale common stock issued and outstanding on the record date for the Brookdale special meeting will constitute a quorum for the transaction of business at the Brookdale special meeting. The presence at the Emeritus special meeting, in person or by proxy, of the holders of a majority of Emeritus shares entitled to vote on the record date for the Emeritus special meeting will constitute a quorum for the transaction of business at the Emeritus special meeting. Abstentions (which are described below) will count for the purpose of determining the presence of a quorum for the transaction of business at each special meeting. Shares held in “street name” by brokers, banks or other nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter and have not received voting instructions from their clients (“broker non-votes”) will not count for the purpose of determining the presence of a quorum for the transaction of business at either special meeting.

Q:	How do the boards of directors of Brookdale and Emeritus recommend that I vote?

A:	The board of directors of Brookdale, which is referred to herein as the Brookdale Board, recommends that Brookdale shareholders vote “FOR” the Charter Amendment proposal, “FOR” the Share Issuance proposal and “FOR” the Brookdale Adjournment proposal.

The board of directors of Emeritus, which is referred to herein as the Emeritus Board, recommends that Emeritus shareholders vote “FOR” the Merger proposal and “FOR” the Emeritus Adjournment proposal. In addition, the Emeritus Board recommends that holders of Emeritus common stock vote “FOR” the Merger-Related Compensation proposal to approve, on a non-binding, advisory basis, any “golden parachute” compensation that may be paid or become payable, to Emeritus’ named executive officers that is based on or otherwise relates to the Merger or is contemplated by the Merger Agreement.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your Emeritus stock certificates at this time. If the Merger is completed, you will receive instructions for surrendering your Emeritus stock certificates in exchange for shares of Brookdale common stock from the exchange agent.

Q:	If I am a Brookdale shareholder, how do I vote?

A Brookdale shareholder may vote by proxy or in person at the meeting. To vote by proxy, a Brookdale shareholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or

•	Mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If your Brookdale shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” Brookdale shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Q:	If I am an Emeritus shareholder, how do I vote?

An Emeritus shareholder may vote by proxy or in person at the meeting. To vote by proxy, an Emeritus shareholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or

•	Mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If your Emeritus shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” Emeritus shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Q:	When and where are the Brookdale and Emeritus special meetings of shareholders? What must I bring to attend the special meeting?

A:	The special meeting of Brookdale shareholders will be held at 111 Westwood Place, Brentwood, Tennessee 37027 at 10:00 a.m., Central Time, on July 10, 2014. Subject to space availability, all Brookdale shareholders as of the Brookdale record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., Central Time.

The special meeting of Emeritus shareholders will be held at the North Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104 at 2:00 p.m., Pacific Time, on July 10, 2014. Subject to space availability, all Emeritus shareholders as of the Emeritus record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 1:30 p.m., Pacific Time.

If you wish to attend your respective company’s special meeting, you must bring photo identification. If you hold your shares through broker, bank or other nominee, you must also bring proof of ownership such as the voting instruction form from your broker, bank or other nominee or an account statement.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If you hold your shares in “street name” through a broker, bank or other nominee, you should have received access to this proxy material from your bank, broker or other holder of record with instructions on how to instruct the holder of record to vote your shares. If you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of the New York Stock Exchange, which is referred to herein as the NYSE. However, a broker cannot vote shares held in “street name” on matters designated as “non-routine” by the NYSE, unless the broker receives voting instructions from the “street name” holder. It is expected that all proposals to be voted on at the Brookdale special meeting and the Emeritus special meeting are “non-routine” matters. Broker non-votes occur when a broker, bank or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a “street name” Brookdale shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Charter Amendment proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the Share Issuance proposal, which broker non-votes will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may not vote your shares on the Brookdale Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

If you are a “street name” Emeritus shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may not vote your shares on the Emeritus Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:	What if I fail to vote or abstain?

A:	For purposes of each of the Brookdale special meeting and the Emeritus special meeting, an abstention occurs when a shareholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

Brookdale

Charter Amendment proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Charter Amendment proposal.

Share Issuance proposal: An abstention will have the same effect as a vote cast “AGAINST” the Share Issuance proposal. If a Brookdale shareholder is not present in person at the Brookdale special meeting and does not respond by proxy, it will have no effect on the vote count for the Share Issuance proposal.

Brookdale Adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the Brookdale Adjournment proposal. If a Brookdale shareholder is not present in person at the Brookdale special meeting and does not respond by proxy, it will have no effect on the vote count for the Brookdale Adjournment proposal (assuming a quorum is present).

Emeritus

Merger proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the Merger proposal.

Merger-Related Compensation proposal: An abstention will have no effect on the Merger-Related Compensation proposal. If an Emeritus shareholder is not present in person at the Emeritus special meeting and does not respond by proxy, it will have no effect on the vote count for the Merger-Related Compensation proposal (assuming a quorum is present).

Emeritus Adjournment proposal: If a quorum is not present at the Emeritus special meeting, your abstention will have the same effect as a vote “AGAINST” the Emeritus Adjournment proposal. If a quorum is present at the Emeritus special meeting, abstentions will have no effect on the vote count for the Emeritus Adjournment proposal.

Q:	What will happen if I sign and return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Brookdale common stock represented by your proxy will be voted as recommended by the Brookdale Board with respect to that proposal, or the Emeritus common stock represented by your proxy will be voted as recommended by the Emeritus Board with respect to that proposal. Unless a Brookdale shareholder or an Emeritus shareholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Brookdale special meeting or Emeritus special meeting, as applicable.

Q:	What if I hold shares of both Brookdale common stock and Emeritus common stock?

A:	If you are a shareholder of both Brookdale and Emeritus, you will receive two separate packages of proxy materials. A vote as an Emeritus shareholder will not constitute a vote as a Brookdale shareholder and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Brookdale or Emeritus, or vote as both a Brookdale shareholder and as an Emeritus shareholder by Internet or telephone or by attending the special meeting.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised. Brookdale shareholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with Brookdale’s Corporate Secretary at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Emeritus shareholders of record may revoke their proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with Emeritus’ Corporate Secretary at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Shareholders of record may also revoke a proxy by attending the Brookdale special meeting or Emeritus special meeting, as applicable, and voting in person. If not revoked, the proxy will be voted at the Brookdale special meeting or Emeritus special meeting, as applicable, in accordance with your instructions.

If your shares are held in an account at a broker, bank or other nominee and you have delivered your voting instruction card to your broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:	It is a condition to the obligation of Emeritus to effect the Merger that Emeritus receive a written opinion from Perkins Coie LLP, counsel to Emeritus, which is referred to herein as Perkins Coie, dated as of the closing date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to herein as the Code.

It is a condition to the obligation of Brookdale to effect the Merger that Brookdale receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Brookdale, which is referred to herein as Skadden, dated as of the closing date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Provided that the Merger so qualifies, a holder of Emeritus common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Emeritus common stock for shares of Brookdale common stock in the Merger, except with respect to cash received in lieu of a fractional share of Brookdale common stock.

Q:	Do I have appraisal or dissenters’ rights in connection with the Merger?

A:	Under Delaware law, Brookdale shareholders will not be entitled to exercise any appraisal rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Under Washington law, Emeritus shareholders are entitled to exercise dissenters’ rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:	What if I hold Emeritus stock options?

A:	All Emeritus stock options that are outstanding immediately prior to the completion of the Merger (whether vested or unvested) will be canceled as of the completion of the Merger and treated as follows:

•	Any such Emeritus stock option with an exercise price per share that is less than the “implied dollar value” (as defined below) of the per share consideration to be received in the Merger will be automatically converted into the right to receive a number of shares of Brookdale common stock (rounded down to the nearest whole share and net of any required withholding taxes) equal to (x) the number of shares of Emeritus common stock subject to the Emeritus stock option multiplied by (y) the excess of the implied dollar value of the per share consideration over the exercise price per share of the Emeritus stock option, which amount is then divided by the volume-weighted average price of Brookdale common stock over the 10 trading days immediately preceding the completion of the Merger.

•	Any such Emeritus stock option with an exercise price per share that is equal to or greater than the implied dollar value of the per share consideration to be received in the Merger will automatically be terminated without the payment of any consideration.

•	The “implied dollar value” of the per share consideration to be received in the Merger is determined by multiplying (i) the value of Brookdale common stock at its volume-weighted average price over the 10 trading days immediately preceding the completion of the Merger, by (ii) 0.95.

Q:	What if I hold shares of Emeritus restricted stock?

A:	Each outstanding share of Emeritus restricted stock will become fully vested immediately prior to the completion of the Merger and will be entitled to receive the same consideration in the Merger as outstanding shares of Emeritus common stock generally.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are a Brookdale shareholder, you should contact Morrow & Co., LLC, the proxy solicitation agent for Brookdale, at (800) 662-5200 (toll-free) or (203) 658-9400 (collect). If you are an Emeritus shareholder, you should contact Georgeson Inc., the proxy solicitation agent for Emeritus, at (866) 277-8239 (toll-free) or (781) 575-2137 (collect).

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Brookdale and Emeritus urge you to read carefully this joint proxy statement/prospectus in its entirety, including the annexes. Additional, important information, which Brookdale and Emeritus also urge you to read, is contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172. Unless stated otherwise, all references in this joint proxy statement/prospectus to Brookdale are to Brookdale Senior Living Inc., all references to Emeritus are to Emeritus Corporation and all references to the Merger Agreement are to the Agreement and Plan of Merger, dated as of February 20, 2014, by and among Brookdale, Broadway Merger Sub Corporation and Emeritus, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

The Parties

Brookdale

Brookdale is the largest operator of senior living communities in the United States based on total capacity, with 647 communities in 36 states and the ability to serve approximately 66,000 residents. Brookdale offers its residents access to a full continuum of services across the most attractive sectors of the senior living industry. As of March 31, 2014, Brookdale operated in six business segments: retirement centers, assisted living, continuing care retirement communities (“CCRCs”)—rental, CCRCs—entry fee, Brookdale Ancillary Services (formerly Innovative Senior Care) and management services. As of March 31, 2014, Brookdale operated 74 retirement center communities with 14,256 units, 440 assisted living communities with 22,483 units, 26 rental CCRC communities with 6,527 units, 15 entry fee CCRC communities with 6,062 units and 92 communities with 16,996 units where Brookdale provides management services for third parties or joint ventures in which Brookdale has an ownership interest.

For the three months ended March 31, 2014 and year ended December 31, 2013, Brookdale had total revenues of approximately $747.3 million and $2.9 billion and a net loss of approximately $2.3 million and $3.6 million, respectively.

Brookdale’s principal offices are located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, and its telephone number is (615) 221-2250. Brookdale common stock is listed on the NYSE, trading under the symbol “BKD.”

Emeritus

Emeritus is one of the largest and fastest-growing senior living service providers in the United States, focused on operating residential style communities. Emeritus’ assisted living and Alzheimer’s and dementia care (“memory care”) communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assisted living and personal care services. Many of Emeritus’ communities offer independent living alternatives and, to a lesser extent, skilled nursing care. Emeritus also offers a range of outpatient therapy and home health services in Florida, Arizona and Texas.

As of March 31, 2014, Emeritus operated 508 senior living communities in 45 states. The communities consisted of approximately 46,000 residential rooms or suites with a resident capacity for approximately 54,000 residents.

For the three months ended March 31, 2014 and year ended December 31, 2013, Emeritus had total revenues of approximately $521.8 million and $2.0 billion and a net loss attributable to Emeritus shareholders of approximately $48.4 million and $152.6 million, respectively.

Emeritus’ principal offices are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and its telephone number is (206) 298-2909. Emeritus common stock is listed on the NYSE, trading under the symbol “ESC.”

Merger Sub

Broadway Merger Sub Corporation, which is referred to herein as Merger Sub, a wholly owned subsidiary of Brookdale, is a Delaware corporation formed on February 14, 2014 for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

The Merger

On February 20, 2014, Brookdale and Emeritus entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the Washington Business Corporation Act, which is referred to herein as the WBCA, and the General Corporation Law of the State of Delaware, which is referred to herein as the DGCL, Merger Sub will merge with and into Emeritus, with Emeritus continuing as the surviving corporation and a direct wholly owned subsidiary of Brookdale.

Consideration to be Received in the Merger by Emeritus Shareholders

At the effective time of the Merger, each share of Emeritus common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) any shares of Emeritus common stock held by Brookdale or its subsidiaries, which will be cancelled at the effective time of the Merger, (ii) any shares of Emeritus common stock with respect to which dissenters’ rights are properly demanded and not withdrawn under the WBCA, which are referred to herein as dissenting shares, and (iii) except as otherwise provided with respect to fractional shares) will be automatically converted into the right to receive 0.95 of a share of Brookdale common stock. The Exchange Ratio will be adjusted appropriately to reflect the effect of any stock split, combination or other reclassification, any change of common stock into other shares, or any stock distribution with respect to the shares of either Brookdale common stock or Emeritus common stock prior to the effective time of the Merger (provided that the Exchange Ratio will not be adjusted to reflect changes in the price of Brookdale or Emeritus common stock). No fractional shares of Brookdale common stock will be issued in connection with the Merger, and Emeritus shareholders will be entitled to receive cash in lieu thereof. Brookdale shareholders will continue to own their existing shares, which will not be affected by the Merger.

Treatment of Equity Awards

Emeritus

All Emeritus stock options that are outstanding immediately prior to the completion of the Merger (whether vested or unvested) will be canceled as of the completion of the Merger. Any such Emeritus stock option with an exercise price per share that is less than the “implied dollar value” (as defined below) of the per share consideration to be received in the Merger will be automatically converted into the right to receive a number of shares of Brookdale common stock (rounded down to the nearest whole share and net of any required withholding taxes) equal to (x) the number of shares of Emeritus common stock subject to the Emeritus stock option multiplied by (y) the excess of the implied dollar value of the per share consideration over the exercise price of the Emeritus stock option, which amount is then divided by the volume-weighted average price of Brookdale common stock over the 10 trading days immediately preceding the completion of the Merger. Any such Emeritus stock option with an exercise price per share that is equal to or greater than the implied dollar value of the per share consideration to be received in the Merger will automatically be terminated without the payment of any consideration. The “implied dollar value” of the per share consideration to be received in the Merger is determined by multiplying (i) the value of Brookdale common stock at its volume-weighted average price over the 10 trading days immediately preceding the completion of the Merger, by (ii) 0.95.

Each outstanding share of Emeritus restricted stock will become fully vested immediately prior to the completion of the Merger and will be entitled to receive the same consideration in the Merger as outstanding shares of Emeritus common stock generally.

For a more complete discussion of the treatment of Emeritus equity awards, see “The Merger—Treatment of Emeritus Equity Awards” beginning on page 102. For further discussion of the treatment of Emeritus equity awards held by directors and executive officers of Emeritus, see “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 92.

Brookdale

The Merger will not affect Brookdale’s restricted stock, restricted stock units or other equity awards. All such awards will remain outstanding subject to the same terms and conditions that are applicable prior to the Merger.

Governance of Brookdale Following Completion of the Merger

T. Andrew Smith will continue to serve as Chief Executive Officer and director and Mark Ohlendorf will continue as President and Chief Financial Officer of the combined company. It is anticipated that certain members of Emeritus’ senior management team will continue in senior positions after the Merger. It is also anticipated that Granger Cobb will be joining the Brookdale Board, and will continue in a consulting role with the combined company.

Headquarters

Upon completion of the Merger, Brookdale’s corporate headquarters will remain in Nashville, Tennessee.

Recommendations of the Brookdale Board of Directors

After careful consideration, the Brookdale Board recommends that holders of Brookdale common stock vote “FOR” the Charter Amendment proposal, the Share Issuance proposal and the Brookdale Adjournment proposal.

For a more complete description of Brookdale’s reasons for the Merger and the recommendations of the Brookdale Board, see “The Merger—Rationale for the Merger” and “The Merger—Brookdale Board of Directors’ Recommendations and Its Reasons for the Merger” beginning on pages 44 and 45, respectively.

Recommendations of the Emeritus Board of Directors

After careful consideration, the Emeritus Board recommends the Merger Agreement to the Emeritus shareholders and that holders of Emeritus common stock vote “FOR” the Merger proposal and the Emeritus Adjournment proposal.

After careful consideration, the Emeritus Board recommends that holders of Emeritus common stock vote “FOR” the Merger-Related Compensation proposal to approve, on a non-binding, advisory basis, any “golden parachute” compensation that may be paid or become payable to Emeritus’ named executive officers that is based on or otherwise relates to the Merger or is contemplated by the Merger Agreement.

For a more complete description of Emeritus’ reasons for the Merger and the recommendation of the Emeritus Board, see “The Merger—Rationale for the Merger” and “The Merger—Emeritus Board of Directors’ Recommendations and Its Reasons for the Merger” beginning on pages 44 and 48, respectively.

Opinions of Brookdale’s Financial Advisors

Opinion of CSCA Capital Advisors, LLC

In connection with the Merger, CSCA Capital Advisors, LLC, which is referred to herein as CSCA, rendered an opinion, dated February 20, 2014, to the Brookdale Board as to the fairness, from a financial point of view and as of such date, to Brookdale of the Exchange Ratio. The full text of CSCA’s written opinion is attached to this joint proxy statement/prospectus as Annex E and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by CSCA in rendering its opinion. The opinion was provided for the benefit of the Brookdale Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Exchange Ratio from a financial point of view and did not address any other aspect of the Merger. The opinion is addressed to the Brookdale Board and does not constitute advice or a recommendation to any shareholder as to how to vote or act with respect to the Merger. For a more complete description of CSCA’s opinion, see “The Merger—Opinions of Brookdale’s Financial Advisors—Opinion of CSCA Capital Advisors, LLC” beginning on page 52.

Opinion of BofA Merrill Lynch

In connection with the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to herein as BofA Merrill Lynch, delivered to the Brookdale Board a written opinion, dated February 20, 2014, as to the fairness, from a financial point of view and as of such date, of the Exchange Ratio to Brookdale. The full text of the written opinion, dated February 20, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference. BofA Merrill Lynch provided its opinion to the Brookdale Board (in its capacity as such) for the benefit and use of the Brookdale Board in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Brookdale or in which Brookdale might engage or as to the underlying business decision of Brookdale to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Merger or any related matter. For a more complete description of BofA Merrill Lynch’s opinion, see “The Merger—Opinions of Brookdale’s Financial Advisors—Opinion of BofA Merrill Lynch” beginning on page 63.

Opinions of Emeritus’ Financial Advisors

Opinion of Wells Fargo Securities, LLC

In connection with the Merger, Wells Fargo Securities, LLC, which is referred to herein as Wells Fargo Securities, rendered an opinion, dated February 20, 2014, to the Emeritus Board as to the fairness, from a financial point of view and as of such date, to holders of Emeritus common stock (other than Brookdale, Merger Sub and their respective affiliates) of the Exchange Ratio. The full text of Wells Fargo Securities’ written opinion is attached to this joint proxy statement/prospectus as Annex G and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The opinion was addressed to the Emeritus Board (in its capacity as such) for its information and use in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Emeritus to enter into the Merger Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by Emeritus’ management or the Emeritus Board or in which Emeritus might engage. Under the terms of its engagement, Wells Fargo Securities has acted as an independent contractor, not as an agent or fiduciary. Wells Fargo Securities’ opinion does not constitute a recommendation to the Emeritus Board or any other person or entity in respect of the Merger, including as to how any shareholder should vote or act in connection with the Merger or any other matters. For a more complete description of Wells Fargo Securities’ opinion, see “The Merger—Opinions of Emeritus’ Financial Advisors—Opinion of Wells Fargo Securities, LLC” beginning on page 71.

Opinion of Moelis & Company LLC

In connection with the Merger, the Emeritus Board received a written opinion, dated February 20, 2014, from Emeritus’ financial advisor, Moelis & Company LLC, referred to as Moelis, as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the holders of Emeritus common stock. The full text of Moelis’ written opinion dated February 20, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex H and is incorporated herein by reference. Emeritus shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Emeritus Board (in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Emeritus common stock and does not address Emeritus’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Emeritus. Moelis’ opinion does not constitute a recommendation to any shareholder of Emeritus as to how such shareholder should vote or act with respect to the Merger or any other matter. For a more complete description of Moelis’ opinion, see “The Merger—Opinions of Emeritus’ Financial Advisors—Opinion of Moelis & Company LLC” beginning on page 80.

Interests of Directors and Executive Officers in the Merger

You should be aware that some of the directors and executive officers of Brookdale and Emeritus have interests in the Merger that are different from, or are in addition to, the interests of shareholders generally, including without limitation the following:

For Brookdale’s Directors and Executive Officers: In connection with entering into the Merger Agreement, Brookdale entered into the Fortress Agreement with the Fortress Shareholders.

For Emeritus’ Directors and Executive Officers: Treatment of equity-based compensation awards held by directors and executive officers of Emeritus in the Merger; the anticipated appointment of Mr. Granger Cobb as a director of and consultant to Brookdale following the Merger; the anticipated service in senior positions of certain members of Emeritus’ senior management team following the Merger; the treatment of compensatory arrangements relating to certain executive officers of Emeritus; and the indemnification of Emeritus’ directors and officers by Brookdale.

The Brookdale Board and the Emeritus Board were aware of these additional interests by their respective directors and executive officers and considered these potential interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, in approving the Merger Agreement and in recommending that their respective shareholders approve the applicable Merger-Related proposals.

For a further discussion of the interests of Emeritus and Brookdale directors and executive officers in the Merger, see “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 92.

The Voting Agreement

In connection with entering into the Merger Agreement, Daniel R. Baty, Chairman of Emeritus, and certain of his affiliates (including Stanley L. Baty, the son of Daniel R. Baty and a director of Emeritus), who are collectively referred to herein as the Supporting Shareholders, entered into a voting agreement with Brookdale, which is referred to herein as the Voting Agreement, pursuant to which the Supporting Shareholders agreed to, among other things, vote their shares of Emeritus common stock (i) in favor of the approval of the Merger Agreement, (ii) in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement, (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in (A) a breach of any representation, warranty, covenant or agreement of Emeritus in the Merger Agreement or (B) a breach of any representation, warranty, covenant or other agreement or obligation of such shareholder contained in the Voting Agreement, (iv) against any takeover proposal with respect to Emeritus and (v) against any amendment of Emeritus’ organizational documents, which amendment would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

For a further discussion of the Voting Agreement, see “The Voting Agreement” beginning on page 128.

The Fortress Agreement

In connection with entering into the Merger Agreement, Brookdale entered into a letter agreement, referred to herein as the Fortress Agreement, with the Fortress Shareholders that are party to that certain shareholders agreement, dated as of November 28, 2005, by and among Brookdale and the shareholders named therein, as amended, which is referred to herein as the Brookdale Shareholders Agreement, providing for, among other things, the Fortress Shareholders’ agreement to vote all of the shares of Brookdale common stock to the extent held by them as of the applicable record date for Brookdale’s special meeting in favor of the transactions contemplated by the Merger Agreement.

On June 2, 2014, the Fortress Shareholders completed a sale of all of the shares of Brookdale common stock held by them, referred to herein as the Fortress Sale. Notwithstanding the Fortress Sale, in accordance with the Fortress Agreement, the Fortress Shareholders have agreed to vote the shares held by them as of the applicable record date in favor of the Merger-Related proposals.

For a further discussion of the Fortress Agreement, see “The Fortress Agreement” beginning on page 130.

Material U.S. Federal Income Tax Consequences of the Merger

It is a condition to the obligation of Emeritus to effect the Merger that Emeritus receive a written opinion from Perkins Coie, counsel to Emeritus, dated as of the closing date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Brookdale to effect the Merger that Brookdale receive a written opinion from Skadden, counsel to Brookdale, dated as of the closing date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The discussion of U.S. federal income tax consequences of the Merger contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws.

Emeritus shareholders are strongly urged to consult with their tax advisors regarding the tax consequences of the Merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

For a more complete description of the material U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108.

Accounting Treatment of the Merger

The Merger will be accounted for as an acquisition of Emeritus by Brookdale under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, which is referred to herein as U.S. GAAP.

Appraisal / Dissenters’ Rights

Under Section 262 of the DGCL, the holders of Brookdale common stock do not have appraisal rights in connection with the Merger.

Emeritus shareholders have the right under Chapter 23B.13 of the WBCA to dissent from the Merger, obtain a court appraisal of the fair value of their Emeritus shares of common stock, and receive cash equal to the appraised fair value of their Emeritus common stock (without giving effect to the Merger) plus interest instead of receiving the Merger consideration. A shareholder electing to dissent from the Merger must strictly comply with all procedures required under the WBCA. The procedures are summarized in “The Merger—Appraisal / Dissenters’ Rights” beginning on page 103, and a copy of the relevant WBCA statutory provisions regarding dissenters’ rights is included as Annex I.

It is a condition to Brookdale’s obligation to complete the Merger that no more than 7.5% of the shares of Emeritus common stock are dissenting shares. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

Regulatory Approvals Required for the Merger

To complete the Merger, Brookdale and Emeritus must make filings with and obtain authorizations, approvals or consents from federal and state regulatory authorities, including with respect to antitrust and various state healthcare regulatory agencies. The material United States federal and state approvals, consents and filings include the following:

•	the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations, which is referred to herein as the HSR Act; and

•	certain federal and state laws and regulations applicable to the senior living industry require that Brookdale or Emeritus obtain consents or approvals from governmental authorities in connection with the Merger. If the parties are not able to receive such consents and approvals or, if applicable, customary assurances that all applicable consents and approvals will be obtained following closing, then Brookdale may not be required to consummate the Merger, except as provided in the Merger Agreement. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

For a more complete discussion of regulatory matters relating to the Merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 101.

Litigation Relating to the Merger

In connection with the Merger, three purported class action lawsuits have been filed on behalf of Emeritus shareholders in the Superior Court of King County, Washington: Tampa Maritime Association/International Longshoremen’s Association Pension Fund v. Emeritus Corp., et al., Case No. 14-2-06385-7-SEA, filed February 28, 2014; Sciabacucchi v. Emeritus Corp., et al., Case No. 14-2-06946-4-SEA, filed March 6, 2014; and Ellerson v. Emeritus Corp., et al., Case No. 14-2-07502-2-SEA, filed March 14, 2014. It is possible that other related suits could subsequently be filed. Emeritus anticipates that any related cases that are subsequently filed will be consolidated and proceed as a single, consolidated case.

The allegations in the three lawsuits are similar. They purport to be brought as class actions on behalf of all shareholders of Emeritus. The complaints name as defendants Emeritus, the Emeritus Board, Brookdale and Merger Sub. The complaints allege that the Emeritus Board breached its fiduciary duties to Emeritus shareholders by, among other things, failing to maximize shareholder value in connection with the Merger or to engage in a fair sale process before approving the Merger. Specifically, the complaints allege that the Emeritus Board undervalued Emeritus in connection with the Merger and that the Emeritus Board agreed to certain deal protection mechanisms that precluded Emeritus from obtaining competing offers. The Sciabacucchi complaint also alleges that the Emeritus Board breached its fiduciary duties by failing to disclose all material information concerning the Merger to Emeritus’ shareholders. The three complaints also allege that Brookdale, Emeritus and Merger Sub aided and abetted the Emeritus Board’s alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief preventing the closing of the Merger, rescission of the Merger or an award of rescissory damages to the purported class in the event that the Merger is consummated, and damages, including counsel fees and expenses. On April 30, 2014, the court consolidated the three lawsuits, relieved all defendants of the need to respond to the three filed complaints, and ordered plaintiffs to file a consolidated and amended complaint as soon as practicable after a registration statement is filed with the SEC in connection with the Merger. The consolidated action is under new caption In re Emeritus Corp. Shareholder Litigation, No. 14-2-06385-7 SEA. On May 6, 2014, the court appointed co-lead plaintiffs and co-lead and liaison counsel for plaintiffs in the consolidated proceeding.

For a more complete discussion of litigation relating to the Merger, see “The Merger—Litigation Relating to the Merger” beginning on page 107.

Conditions to Completion of the Merger

The parties expect to complete the Merger after all of the conditions to the Merger in the Merger Agreement are satisfied or waived, including after Brookdale and Emeritus receive shareholder approvals at their respective special meetings and receive required regulatory approvals. The parties currently expect to complete the Merger in the third quarter of 2014. However, it is possible that factors outside of each company’s control could require them to complete the Merger at a later time or not to complete it at all.

The obligations of each of Brookdale, Merger Sub and Emeritus to complete the Merger are each subject to the satisfaction (or waiver) of the following conditions:

•	approval by Brookdale shareholders of the Charter Amendment proposal and the Share Issuance proposal;

•	approval by Emeritus shareholders of the Merger proposal;

•	termination or expiration of any waiting period applicable to the Merger under the HSR Act or any other applicable competition or similar law;

•	absence of any law or legal restraint in effect prohibiting the consummation of the Merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings initiated or threatened by the SEC for that purpose;

•	authorization of the listing on the NYSE of the shares of Brookdale common stock to be issued in connection with the Merger, subject to official notice of issuance;

•	accuracy of the other party’s representations and warranties in the Merger Agreement, subject to certain exceptions and materiality qualifiers;

•	the prior performance by the other party, in all material respects, of its obligations under the Merger Agreement;

•	receipt of a certificate executed by the chief executive officer and chief financial officer of the other party as to the satisfaction of the conditions described in the preceding two bullets;

•	receipt of a legal opinion from its counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the absence of a material adverse effect with respect to the other party since the date of the Merger Agreement.

The obligations of Brookdale and Merger Sub to complete the Merger are subject to the satisfaction (or waiver) of the following additional conditions:

•	no pending or threatened action by any governmental authority challenging or prohibiting the Merger, or seeking to require Brookdale to take (or refrain from taking) certain actions in order to obtain required regulatory approvals beyond those required by the Merger Agreement;

•	certain scheduled regulatory approvals shall have been obtained prior to closing and remain in full force and effect as of the closing;

•	(i) the parties shall have obtained customary assurances to conclude that all consents and approvals of governmental authorities necessary for the ownership and operation of the Emeritus facilities and management properties following closing have been or will be issued, and all notice periods with respect thereto will have expired effective as of the closing; and (ii) applicable lender consents shall have been obtained; provided that such conditions will be deemed satisfied unless (a) the impact of the failures of such conditions and/or the costs associated with satisfying such conditions are reasonably expected to exceed, in the aggregate, $23.5 million or (b) the failure of such conditions would, individually or in the aggregate, result in or be reasonably likely to result in a material adverse effect on Brookdale;

•	certain scheduled consents obtained on or prior to the date of the Merger Agreement, shall as of the closing remain in full force and effect; and

•	no more than 7.5% of the shares of Emeritus common stock shall be dissenting shares.

The conditions set forth in the Merger Agreement may be waived by Brookdale or Emeritus. For a more complete discussion of the conditions to the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

Timing of the Merger

The Merger is expected to be completed in the third quarter of 2014. However, it is possible that factors outside of each company’s control could require them to complete the Merger at a later time or not to complete it at all.

No Solicitation of Other Offers

In the Merger Agreement, subject to certain exceptions, each of Brookdale and Emeritus has agreed that it will not, directly or indirectly:

•	solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal (as described in the section entitled “The Merger Agreement—No Solicitation of Other Offers” beginning on page 120);

•	participate in any discussions or negotiations regarding a takeover proposal; or

•	furnish any information in connection with or in furtherance of a takeover proposal.

The Merger Agreement includes customary exceptions such that, prior to obtaining shareholder approval, the parties may engage in negotiations regarding and, subject to complying with certain specified procedures and, in certain circumstances, a payment of a termination fee as described below, the applicable party’s board of directors may change its recommendation of the transaction in light of, or terminate the Merger Agreement to enter into an agreement for, an unsolicited takeover proposal that is determined to be a “superior proposal,” in each case, to the extent necessary to do so to comply with applicable fiduciary duties.

For a discussion of the limitations on solicitation of acquisition proposals from third parties, see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 120.

Termination of the Merger Agreement; Termination Fees and Shareholder Termination Payment

The Merger Agreement may be terminated at any time prior to completion of the Merger, whether before or after the receipt of the Brookdale shareholder approval or the Emeritus shareholder approval, as specified below:

•	by mutual written consent of Brookdale and Emeritus;

•	by either party, if:

•	the Merger has not been completed on or before the nine-month anniversary of the date of the Merger Agreement; provided that each of Brookdale or Emeritus has the right to extend such date for one additional 60-day period if the only unsatisfied conditions to the completion of the Merger are those regarding the receipt of certain regulatory and third party approvals and consents or any pending or threatened action by any governmental authority challenging or prohibiting the Merger, or seeking Brookdale to take (or refrain from taking) certain actions in order to obtain required regulatory approvals beyond those required by the Merger Agreement;

•	a final, non-appealable law or other legal restraint prohibits the Merger;

•	the requisite approvals by the shareholders of Brookdale or Emeritus have not been obtained;

•	the other party has breached any representation, warranty or covenant in the Merger Agreement in a manner such that the related condition to closing would not be satisfied, and such breach is not cured within 30 days following notice thereof;

•	the other party’s board of directors changes its recommendation that its shareholders vote for, in the case of Brookdale, the Charter Amendment proposal and the Share Issuance proposal or, in the case of Emeritus, the Merger proposal (or within 10 business days after announcement of a takeover proposal, such board of directors fails to publicly confirm its recommendation to shareholders); or

•	the terminating party’s board of directors exercises its right to terminate the Merger Agreement in connection with a “superior proposal.”

The Merger Agreement provides that, upon a termination of the Merger Agreement under specified circumstances, Emeritus is required to pay a termination fee equal to $53.0 million to Brookdale and, alternatively, Brookdale is required to pay a termination fee equal to $143.0 million to Emeritus. If the Merger Agreement is terminated due to the failure to obtain the Brookdale shareholder approval of the Charter Amendment proposal or the Share Issuance proposal, Brookdale would be required to pay Emeritus a fixed payment of $13.5 million (which amount is intended as reimbursement for transaction expenses); and if the Merger Agreement is terminated due to the failure to obtain the Emeritus shareholder approval of the Merger proposal, Emeritus would be required to pay Brookdale a fixed payment of $13.5 million (which amount is intended as reimbursement for transaction expenses).

For a more detailed discussion of each party’s termination rights and the related termination fee and/or shareholder termination payment, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 125 and “The Merger Agreement—Effect of Termination; Termination Fees and Shareholder Termination Payment” beginning on page 125.

Matters to be Considered at the Special Meetings

Brookdale

At the Brookdale special meeting, Brookdale shareholders will be asked to consider and vote upon:

•	the Charter Amendment proposal;

•	the Share Issuance proposal; and

•	the Brookdale Adjournment proposal.

Brookdale shareholder approval of both the Charter Amendment proposal and the Share Issuance proposal is required to complete the Merger.

The affirmative vote of a majority of the outstanding shares of Brookdale common stock entitled to vote on such proposal is required to approve the Charter Amendment proposal.

The affirmative vote of a majority of the votes cast by Brookdale shareholders is required to approve the Share Issuance proposal.

The affirmative vote of a majority of the shares of Brookdale common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Brookdale Adjournment proposal.

The Brookdale Board recommends that Brookdale shareholders vote “FOR” all of the proposals set forth above, as more fully described under “Brookdale Proposals” beginning on page 136.

Emeritus

At the Emeritus special meeting, Emeritus shareholders will be asked to consider and vote upon:

•	the Merger proposal;

•	the Merger-Related Compensation proposal; and

•	the Emeritus Adjournment proposal.

Emeritus shareholder approval of the Merger proposal is required for completion of the Merger.

The affirmative vote of not less than a majority of the shares of Emeritus common stock entitled to vote on such proposal is required to approve the Merger proposal.

Approval of the Merger-Related Compensation proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

If a quorum is not present at the Emeritus special meeting, the approval of the Emeritus Adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Emeritus common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. If a quorum is present at the Emeritus special meeting, approval of the Emeritus Adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

The Emeritus Board recommends that Emeritus shareholders vote “FOR” all of the proposals set forth above, as more fully described under “Emeritus Proposals” beginning on page 142.

Voting by Brookdale and Emeritus Directors and Executive Officers

As of the Brookdale record date, directors and executive officers of Brookdale and their affiliates owned and were entitled to vote 22,770,676 shares of Brookdale common stock (which number does not include 1,161,641 unvested restricted shares with respect to which the holders have no voting rights), representing approximately 18.2% of the total voting power of the shares of Brookdale common stock outstanding on that date. As of the Emeritus record date, directors and executive officers of Emeritus and their affiliates owned and were entitled to vote 5,596,595 shares of Emeritus common stock, representing approximately 11.4% of the total voting power of the shares of Emeritus common stock outstanding on that date.

In addition, the Supporting Shareholders entered into the Voting Agreement with Brookdale, pursuant to which such shareholders agreed to vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, and to vote against any alternative acquisition proposals. Also, the Fortress Shareholders have entered into the Fortress Agreement providing for, among other things, the Fortress Shareholders’

agreement to vote all of the shares of Brookdale common stock to the extent held by them as of the applicable record date for Brookdale’s special meeting in favor of the transactions contemplated by the Merger Agreement. See “The Voting Agreement” and “The Fortress Agreement” beginning on pages 128 and 130, respectively.

Risk Factors

You should also carefully consider the risks that are described in the section entitled “Risk Factors” beginning on page 30.

Recent Developments

On April 23, 2014, Brookdale and HCP, Inc., a Maryland corporation, which is referred to herein as HCP, entered into a Master Contribution and Transactions Agreement, which is referred to herein as the Master Agreement. At the closing of the transactions contemplated by the Master Agreement, which is referred to herein as the Master Agreement Closing, Brookdale and HCP will enter into two joint venture transactions, referred to herein as the Ventures, and amend the terms of certain existing agreements between Brookdale and HCP and/or certain of their respective affiliates, and between Emeritus and HCP and/or certain of their respective affiliates, referred to herein as the HCP Transactions. At the Master Agreement Closing:

•	Brookdale and HCP will enter into a joint venture, which is referred to herein as CCRCs JV, with respect to certain continuing care retirement / entrance fee communities currently owned by HCP or Brookdale and leased and/or operated by Brookdale. Brookdale will own a 51% ownership interest, and HCP will own a 49% ownership interest in the CCRCs JV.

•	Brookdale and HCP will enter into a joint venture, which is referred to herein as the RIDEA JV, with respect to certain independent living, assisted living, memory care and/or skilled nursing care communities currently owned by HCP and leased and operated by Emeritus. Brookdale will own a 20% ownership interest, and HCP will own an 80% ownership interest in the RIDEA JV.

•	Brookdale and HCP will amend and restate certain triple net leases, which is referred to herein as the NNN-Leased Portfolio, between Emeritus and affiliates of HCP in respect of 153 communities, which amended and restated leases will provide for the creation of multiple pools of master leases. The amended and restated leases will provide for lower future rent payments and escalations compared to the existing leases. HCP has agreed to make available up to $100 million for capital expenditures related to the communities in the NNN-Leased Portfolio during calendar years 2014 through 2017 at an initial lease rate of 7.0%.

In connection with the transactions contemplated by the Master Agreement, Brookdale and HCP have also agreed that Brookdale will waive the purchase option rights granted by HCP to Emeritus pursuant to 49 of the existing Emeritus leases. The Master Agreement Closing is subject to a number of conditions, including the prior or concurrent closing of the Merger.

Brookdale has agreed to pay CSCA and BofA Merrill Lynch aggregate fees of $2 million and $1 million, respectively, for their services in connection with the HCP Transactions, the payment of which is contingent upon the consummation of the HCP Transactions.

On June 2, 2014, the Fortress Shareholders completed the Fortress Sale. Notwithstanding the Fortress Sale, in accordance with the Fortress Agreement, the Fortress Shareholders have agreed to vote the shares held by them as of the applicable record date in favor of the Merger-Related proposals.

Immediately following the completion of the Fortress Sale, and in accordance with the Fortress Agreement, Wesley R. Edens and Randal A. Nardone, each a designee of the Fortress Shareholders to the Brookdale Board, resigned as directors of the Brookdale Board.

On June 3, 2014, the Brookdale Board appointed T. Andrew Smith, Brookdale’s Chief Executive Officer, to the Brookdale Board as a Class I director.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial information is being provided to assist you in your analysis of the financial aspects of the Merger.

The Brookdale annual historical information is derived from the audited consolidated financial statements of Brookdale as of and for each of the years in the five-year period ended December 31, 2013.

The Emeritus annual historical information is derived from the audited consolidated financial statements of Emeritus as of and for each of the years in the five-year period ended December 31, 2013.

The data as of March 31, 2014 and for the three months ended March 31, 2014 and 2013 has been derived from the unaudited interim financial statements of both Brookdale and Emeritus and, in the opinion of each company’s management, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period.

The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in the Brookdale and Emeritus annual reports on Form 10-K for the year ended December 31, 2013, and quarterly reports on Form 10-Q for the period ended March 31, 2014, which have been incorporated by reference into this joint proxy statement/prospectus, as well as other information that has been filed with the SEC. See “Where You Can Find More Information” beginning on page 172 of this joint proxy statement/prospectus for information on where you can obtain copies of this information. The historical results included below and elsewhere in this joint proxy statement/prospectus are not necessarily indicative of the future performance of Brookdale, Emeritus or the combined company.

Brookdale Selected Historical Financial Information

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Dollars and shares in thousands, except per share	(Unaudited)
Consolidated Statements of Operations Data:
Total operating revenues	$747,275	$712,266	$2,891,966	$2,768,738	$2,456,483	$2,278,920	$2,098,605
Total operating expenses	715,127	673,579	2,760,678	2,687,799	2,367,738	2,214,541	2,070,494

Income from operations	32,148	38,687	131,288	80,939	88,745	64,379	28,111
Net other expense	(33,441)	(33,981)	(133,116)	(145,887)	(156,015)	(146,327)	(128,961)

(Loss) income before income taxes	(1,293)	4,706	(1,828)	(64,948)	(67,270)	(81,948)	(100,850)
(Provision) benefit for income taxes	(1,006)	(1,148)	(1,756)	(1,519)	(1,780)	32,062	33,577

Net (loss) income	$(2,299)	$3,558	$(3,584)	$(66,467)	$(69,050)	$(49,886)	$(67,273)

Basic and diluted (loss) income per common share attributable to Brookdale Senior Living Inc. common shareholders:	$(0.02)	$0.03	$(0.03)	$(0.54)	$(0.57)	$(0.42)	$(0.60)

Weighted average number of common shares outstanding:
Basic	124,478	122,823	123,671	121,991	121,161	120,010	111,288
Diluted	124,478	124,391	123,671	121,991	121,161	120,010	111,288

	March 31, 2014		December 31,
			2013	2012	2011	2010	2009
	(Unaudited)
Consolidated Operating Data:
Total number of communities (at period end)	647		649	647	647	559	565

Total units operated(1)
Period end	65,584		66,524	65,936	66,183	50,521	51,021
Weighted average	65,720		66,173	66,102	55,548	50,870	49,536

Dollars in millions
Consolidated Balance Sheet Data:
Cash and cash equivalents	$45.7		$58.5	$69.2	$30.8	$81.8	$66.4
Total assets	4,719.6		4,737.8	4,706.8	4,503.4	4,565.8	4,684.2
Total debt	2,634.4		2,636.6	2,679.4	2,463.6	2,570.3	2,625.5
Total Brookdale Senior Living Inc. stockholders’ equity	1,026.7		1,020.9	997.0	1,035.3	1,056.0	1,083.5

(1)	Period end units operated excludes equity homes. Weighted average units operated represents the average units operated during the period, excluding equity homes.

Emeritus Selected Historical Financial Information

	Three Months Ended March 31,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Dollars and shares in thousands, except per share	(Unaudited)
Consolidated Statements of Operations Data:
Total operating revenues	$521,830	$472,368	$1,960,618	$1,568,076	$1,472,623	$1,128,910	$950,196
Total operating expenses	498,512	439,874	1,818,264	1,470,343	1,410,936	1,069,294	901,330

Operating income from continuing operations	23,318	32,494	142,354	97,733	61,687	59,616	48,866
Net other expense	(70,092)	(71,053)	(283,585)	(176,261)	(111,361)	(116,875)	(102,013)

Loss from continuing operations before income taxes	(46,774)	(38,559)	(141,231)	(78,528)	(49,674)	(57,259)	(53,147)
Benefit of (provision for) income taxes	(695)	(1,106)	(639)	1,158	(1,019)	762	(336)

Loss from continuing operations	(47,469)	(39,665)	(141,870)	(77,370)	(50,693)	(56,497)	(53,483)
Loss from discontinued operations	(1,539)	—	(11,100)	(7,705)	(21,570)	(1,345)	(1,335)

Net loss	(49,008)	(39,665)	(152,970)	(85,075)	(72,263)	(57,842)	(54,818)
Net loss attributable to the noncontrolling interest	562	(91)	409	231	354	883	943

Net loss attributable to Emeritus Corporation common shareholders	$(48,446)	$(39,756)	$(152,561)	$(84,844)	$(71,909)	$(56,959)	$(53,875)

Basic and diluted loss per common share attributable to Emeritus Corporation common shareholders:
Continuing operations	$(0.99)	$(0.88)	$(3.04)	$(1.73)	$(1.14)	$(1.39)	$(1.34)
Discontinued operations	(0.03)	—	(0.24)	(0.17)	(0.49)	(0.03)	(0.03)

	$(1.02)	$(0.88)	$(3.28)	$(1.90)	$(1.63)	$(1.42)	$(1.37)

Weighted average number of common shares outstanding:
Basic and diluted	47,633	45,417	46,553	44,680	44,312	39,974	39,183

	March 31, 2014		December 31,
			2013	2012	2011	2010	2009
	(Unaudited)
Consolidated Operating Data:
Communities Emeritus Corporation owns or leases	494		497	461	328	306	266
Number of units	44,938		45,173	40,988	29,905	28,277	24,055
Consolidated Balance Sheet Data:
Cash and cash equivalents	$58,670		$76,672	$59,795	$43,670	$110,124	$46,070
Working capital deficit	(139,363)		(137,557)	(55,541)	(100,079)	(17,728)	(7,482)
Total assets	4,541,574		4,594,648	4,660,750	2,810,328	2,613,792	2,089,940
Long-term debt, less current portion	1,336,672		1,345,242	1,558,936	1,528,710	1,305,757	1,375,088
Capital lease and financing obligations, less current portion	2,479,631		2,481,930	2,384,857	619,088	629,797	165,372
Total Emeritus Corporation shareholders’ equity	84,447		111,670	211,423	279,100	344,345	312,082

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following tables show selected unaudited pro forma consolidated financial information about the consolidated financial condition and operating results of Brookdale after giving effect to the Merger and the HCP Transactions. The unaudited pro forma financial information assumes that the Merger is accounted for by applying the acquisition method. The selected unaudited pro forma consolidated balance sheet data gives effect to the Merger and the HCP Transactions as if they both had occurred on March 31, 2014. The selected unaudited pro forma consolidated income statement data gives effect to the Merger and the HCP Transactions as if they both had occurred on January 1, 2013, in each case based on the most recent valuation data available. The selected unaudited pro forma consolidated financial information listed below has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed consolidated financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements and related notes of both Brookdale and Emeritus, incorporated herein by reference. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 143 and “Where You Can Find More Information” beginning on page 172. The unaudited pro forma consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Brookdale’s management; however, they are not necessarily indicative of what Brookdale’s consolidated financial condition or results of operations actually would have been assuming the transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods.

(In thousands, except for per share amounts)	Three Months Ended March 31, 2014	Year Ended December 31, 2013
Consolidated Statements of Operations Data:
Total revenue	$1,211,944	$4,741,751
Total operating expenses	1,144,628	4,919,871

Income from operations	67,316	(178,120)
Net other expense	(94,479)	(396,225)

Loss from continuing operations before income taxes	(27,163)	(574,345)
Benefit for income taxes	8,893	221,599

Loss from continuing operations	$(18,270)	$(352,746)

Basic and diluted loss from continuing operations per share	$(0.11)	$(2.07)

Weighted average shares used in computing basic and diluted loss from continuing operations per share	171,154	170,347

(In thousands)	As of March 31, 2014
Consolidated Balance Sheet Data:
Total assets	$10,251,886
Total debt	$6,418,257
Total stockholders’ equity	$2,485,650

COMPARATIVE HISTORICAL AND UNAUDITED

PRO FORMA CONSOLIDATED PER SHARE INFORMATION

The following table sets forth for the three months ended March 31, 2014 and the year ended December 31, 2013 selected per share information for Brookdale common stock on a historical and pro forma basis, giving effect to the Merger and the HCP Transactions, and for Emeritus common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2013, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of Brookdale and Emeritus contained in their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 2014 and in their respective Annual Reports on Form 10-K for the year ended December 31, 2013, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 172.

The Brookdale pro forma income from continuing operations attributable to common stockholders was calculated using the methodology described below under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and is subject to all the assumptions, adjustments and limitations described thereunder. The Brookdale pro forma book value per share was calculated by dividing total Brookdale common stockholders’ equity by pro forma equivalent common shares.

	Brookdale Historical	Emeritus Historical	Pro Forma
For the Three Months Ended March 31, 2014
Basic and diluted loss from continuing operations per share	$(0.02)	$(0.99)	$(0.11)
For the Year Ended December 31, 2013
Basic and diluted loss from continuing operations per share	$(0.03)	$(3.04)	$(2.07)
As of March 31, 2014
Book value per share	$8.23	$1.76	$14.50

MARKET PRICES AND DIVIDEND DATA

Stock Prices

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Brookdale common stock and Emeritus common stock, both of which trade on the NYSE under the symbols “BKD” and “ESC,” respectively.

	Common Stock
	High	Low
BKD common stock
2012
First Quarter	$19.96	$15.43
Second Quarter	19.78	14.99
Third Quarter	23.97	15.62
Fourth Quarter	26.11	21.28
2013
First Quarter	$29.92	$25.04
Second Quarter	30.31	25.31
Third Quarter	30.65	24.42
Fourth Quarter	30.00	25.46
2014
First Quarter	$34.37	$26.10
Second Quarter (through June 2, 2014)	$34.80	$29.50

	Common Stock
	High	Low
ESC common stock
2012
First Quarter	$19.90	$15.56
Second Quarter	18.65	14.24
Third Quarter	21.99	15.10
Fourth Quarter	24.83	19.96
2013
First Quarter	$30.95	$24.83
Second Quarter	28.22	21.72
Third Quarter	26.56	18.15
Fourth Quarter	22.77	18.30
2014
First Quarter	$32.30	$20.91
Second Quarter (through June 2, 2014)	$32.57	$27.88

On February 19, 2014, the last trading day before the public announcement of the signing of the Merger Agreement, the closing sale price per share of Brookdale common stock was $29.91 and the closing sale price per share of Emeritus common stock was $21.50, in each case on the NYSE. On June 2, 2014, the latest practicable date before the date of this joint proxy statement/prospectus, the closing sale price per share of Brookdale common stock was $33.10 and the closing sale price per share of Emeritus common stock was $31.13, in each case on the NYSE.

The table below sets forth the equivalent market value per share of Emeritus common stock on February 19, 2014 and June 2, 2014, as determined by multiplying the closing prices of shares of Brookdale common stock on those dates by the Exchange Ratio. Although the Exchange Ratio is fixed, the market prices of Brookdale common stock and Emeritus common stock will fluctuate before the special meetings and before the Merger is completed. The market value of the Merger consideration ultimately received by Emeritus shareholders will depend on the closing price of Brookdale common stock on the day such shareholders receive their shares of Brookdale common stock.

	Brookdale Common Stock	Emeritus Common Stock	Equivalent Per Share of Emeritus Common Stock
February 19, 2014	$29.91	$21.50	$28.41
June 2, 2014	$33.10	$31.13	$31.45

Dividends

On December 30, 2008, the Brookdale Board voted to suspend its quarterly cash dividend indefinitely and no dividends were declared during the last five fiscal years.

Emeritus has never declared or paid any dividends on its common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking information about Brookdale, Emeritus, the combined company, the Merger and the HCP Transactions that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the Merger. Those forward-looking statements are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan” or other similar words or expressions. Forward-looking statements specifically include potential strategic and financial benefits from the Merger, such as expected increases in CFFO and cash flow and enhancements in value.

The expectations reflected in any forward-looking statements are based on assumptions, and Brookdale and Emeritus can give no assurance that such expectations will be attained and actual results could differ materially from those projected. Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the risk associated with the current global economic situation and its impact upon capital markets and liquidity;

•	changes in governmental reimbursement programs;

•	the inability of Brookdale or Emeritus to extend (or refinance) debt (including any credit or letter of credit facilities) as it matures;

•	the risk that Brookdale or Emeritus may not be able to satisfy the conditions precedent to exercising the extension options associated with certain debt agreements;

•	events which adversely affect the ability of seniors to afford monthly resident fees or entrance fees;

•	the conditions of housing markets in certain geographic areas;

•	the ability to generate sufficient cash flow to cover required interest and long-term operating lease payments;

•	the effect of indebtedness and long-term operating leases on liquidity;

•	the risk of loss of property pursuant to mortgage debt and long-term lease obligations;

•	the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable;

•	Brookdale’s determination from time to time to purchase any shares under its repurchase program;

•	the ability to fund any repurchases;

•	the ability to effectively manage growth;

•	the ability to maintain consistent quality control;

•	delays in obtaining regulatory approvals;

•	the risk that the combined company may not be able to expand, redevelop and reposition its communities as planned;

•	the ability to complete acquisitions and integrate them into operations;

•	competition for the acquisition of assets;

•	the ability to obtain additional capital on acceptable terms;

•	a decrease in the overall demand for senior housing;

•	vulnerability to economic downturns;

•	acts of nature in certain geographic areas;

•	terminations of resident agreements and vacancies in leased living spaces;

•	early terminations or non-renewal of management agreements;

•	increased competition for skilled personnel;

•	increased union activity;

•	departure of key officers;

•	increases in market interest rates;

•	environmental contamination at any of the facilities;

•	failure to comply with existing environmental laws;

•	an adverse determination or resolution of complaints filed against Brookdale or Emeritus;

•	the cost and difficulty of complying with increasing and evolving regulation;

•	risks relating to the Merger and the transactions contemplated by the Master Agreement, including:

•	in respect of the satisfaction of closing conditions to such transactions;

•	diversion of management attention on matters related to such transactions;

•	unanticipated difficulties and/or expenditures relating to such transactions;

•	the risk that regulatory approvals required for such transactions are not obtained or are obtained subject to conditions that are not anticipated;

•	uncertainties as to the timing of such transactions;

•	litigation relating to such transactions;

•	the impact of such transactions on relationships with residents, employees and third parties;

•	the inability to obtain, or delays in obtaining, cost savings and synergies from such transactions; and

•	other risks detailed from time to time in the respective filings of Brookdale and Emeritus with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Brookdale and Emeritus expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 28, you should carefully consider the following risks before deciding how to vote.

Risks Relating to the Merger

Failure to complete the Merger could negatively affect the share prices, future businesses and financial results of Brookdale and Emeritus.

Completion of the Merger is not assured and is subject to risks, including the risks that approval of the transaction by shareholders of Brookdale and Emeritus or by governmental agencies will not be obtained or that certain other closing conditions will not be satisfied. If the Merger is not completed, the ongoing businesses and financial results of Brookdale or Emeritus may be adversely affected and Brookdale and Emeritus will be subject to several risks, including:

•	having to pay certain significant transaction costs relating to the Merger without receiving the benefits of the Merger;

•	for Brookdale, potentially having to pay a termination payment of $13.5 million if Brookdale shareholder approval is not obtained or a termination fee of $143.0 million in other specific circumstances, including without limitation, a change in the Brookdale Board’s recommendation to its shareholders or termination to accept an alternative takeover proposal;

•	for Emeritus, potentially having to pay a termination payment of $13.5 million if Emeritus shareholder approval is not obtained or a termination fee of $53.0 million in other specific circumstances, including without limitation, a change in the Emeritus Board’s recommendation to its shareholders or termination to accept an alternative takeover proposal;

•	the potential loss of key personnel during the pendency of the Merger as employees may experience uncertainty about their future roles with the combined company;

•	Brookdale and Emeritus will have been subject to certain restrictions on the conduct of their businesses which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the Merger was pending;

•	the share price of Brookdale and/or Emeritus may decline to the extent that the current market prices reflect an assumption by the market that the Merger will be completed; and

•	each of Brookdale and Emeritus may be subject to litigation related to any failure to complete the Merger.

Brookdale and Emeritus will incur substantial transaction fees and costs in connection with the Merger.

Brookdale and Emeritus expect to incur non-recurring expenses totaling approximately $57.5 million in connection with the Merger and the HCP Transactions. Additional unanticipated costs may be incurred, including, without limitation, unexpected transaction costs and other expenses in the course of the integration of the businesses of Brookdale and Emeritus. The companies cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

Brookdale and Emeritus may be unable to obtain the regulatory approvals and third party consents required to complete the Merger or, in order to do so, Brookdale and Emeritus may be required to comply with material restrictions or conditions that may negatively affect the combined company after the Merger is completed or cause them to abandon the Merger. Failure to complete the Merger could negatively affect the future business and financial results of Brookdale and Emeritus.

Completion of the Merger is contingent upon, among other things, the receipt of certain required regulatory approvals, including required regulatory approvals from governmental authorities necessary for the ownership, operation and management of each of the Emeritus facilities and the Emeritus management properties following closing of the Merger, as well as certain third party consents. Brookdale and Emeritus can provide no assurance that all required regulatory or third party authorizations, approvals or consents will be obtained or that the authorizations, approvals or consents will not contain terms, conditions or restrictions that would be detrimental to the combined company after completion of the Merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 101.

Delays in completing the Merger may substantially reduce the expected benefits of the Merger.

Satisfying the conditions to, and completion of, the Merger may take longer than, and could cost more than, Brookdale and Emeritus expect. Any delay in completing or any additional conditions imposed in order to complete the Merger may materially adversely affect the synergies and other benefits that Brookdale and Emeritus expect to achieve from the Merger and the integration of their respective businesses. In addition, each of Brookdale and Emeritus have the right to terminate the Merger Agreement if the Merger is not completed by November 20, 2014, except that such date may be extended to January 20, 2015 if the only unsatisfied conditions to the completion of the Merger are those regarding the receipt of certain regulatory and third-party approvals and consents.

Shareholder litigation against Brookdale and Emeritus could result in an injunction preventing completion of the Merger, the payment of damages in the event the Merger is completed and/or an adverse effect on the combined company’s business, financial condition or results of operations following the Merger.

Transactions such as the Merger are often subject to lawsuits by shareholders. In connection with the Merger, three purported class action lawsuits have been filed on behalf of Emeritus shareholders in the Superior Court of King County, Washington: Tampa Maritime Association/International Longshoremen’s Association Pension Fund v. Emeritus Corp., et al., Case No. 14-2-06385-7-SEA, filed February 28, 2014; Sciabacucchi v. Emeritus Corp., et al., Case No. 14-2-06946-4-SEA, filed March 6, 2014; and Ellerson v. Emeritus Corp., et al., Case No. 14-2-07502-2-SEA, filed March 14, 2014. It is possible that other related suits could subsequently be filed. Emeritus anticipates that any related cases that are subsequently filed will be consolidated and proceed as a single, consolidated case.

The allegations in the three lawsuits are similar. They purport to be brought as class actions on behalf of all shareholders of Emeritus. The complaints name as defendants Emeritus, the Emeritus Board, Brookdale and Merger Sub. The complaints allege that the Emeritus Board breached its fiduciary duties to Emeritus shareholders by, among other things, failing to maximize shareholder value in connection with the Merger or to engage in a fair sale process before approving the Merger. Specifically, the complaints allege that the Emeritus Board undervalued Emeritus in connection with the Merger and that the Emeritus Board agreed to certain deal protection mechanisms that precluded Emeritus from obtaining competing offers. The Sciabacucchi complaint also alleges that the Emeritus Board breached its fiduciary duties by failing to disclose all material information concerning the Merger to Emeritus’ shareholders. The three complaints also allege that Brookdale, Emeritus and Merger Sub aided and abetted the Emeritus Board’s alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief preventing the closing of the Merger, rescission of the Merger or an award of rescissory damages to the purported class in the event that the Merger is consummated, and damages, including counsel fees and expenses. On April 30, 2014, the court consolidated the three lawsuits, relieved all defendants of the need to respond to the three filed complaints, and ordered plaintiffs to file a consolidated and amended complaint as soon as practicable after a registration statement is filed with the SEC in connection with the Merger. The consolidated action is under new caption In re Emeritus Corp. Shareholder Litigation, No. 14-2-06385-7 SEA. On May 6, 2014, the court appointed co-lead plaintiffs and co-lead and liaison counsel for plaintiffs in the consolidated proceeding.

One of the conditions to the closing of the Merger is that no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other law, legal restraint or prohibition will be in effect preventing the consummation of the Merger. Consequently, if any lawsuit is successful in obtaining an injunction prohibiting Emeritus or Brookdale from consummating the Merger on the agreed upon terms, the injunction may prevent the Merger from being completed within the expected timeframe, or at all. Furthermore, if the Merger is prevented or delayed, the lawsuits could result in substantial costs, including any costs associated with the indemnification of directors. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the combined company’s business, financial condition or results of operations.

Brookdale and Emeritus will be subject to various uncertainties and contractual restrictions while the Merger is pending that could adversely affect their financial results.

Uncertainty about the effect of the Merger on employees, suppliers and residents may have an adverse effect on Brookdale and/or Emeritus. These uncertainties may impair Brookdale’s and/or Emeritus’ ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause residents, suppliers and others who deal with Brookdale or Emeritus to seek to change existing business relationships with Brookdale or Emeritus. Employee retention and recruitment may be particularly challenging prior to completion of the Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the Merger and the preparation for the integration of the two companies may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of Brookdale, Emeritus and/or the combined company.

In addition, the Merger Agreement restricts each of Brookdale and Emeritus, without the other’s prior written consent, from taking certain specified actions while the Merger is pending. These restrictions may limit Brookdale and/or Emeritus from pursuing attractive business opportunities and making other changes to their respective businesses prior to completion of the Merger or termination of the Merger Agreement. See “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 117.

If completed, the Merger may not achieve its intended results, and Brookdale and Emeritus may be unable to successfully integrate their operations.

Brookdale and Emeritus entered into the Merger Agreement with the expectation that the Merger will result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether the businesses of Brookdale and Emeritus can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, additional and unforeseen expenses, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Merger. Difficulties in combining operations of Brookdale and Emeritus could also result in the loss of residents, suppliers, partners or other persons with whom Brookdale and Emeritus conduct business and potential disputes or litigation with residents, suppliers, partners or other persons with whom Brookdale and

Emeritus conduct business. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the Merger. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits, expense savings and synergies will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

Current Brookdale and Emeritus shareholders will have a reduced ownership and voting interest after the Merger.

Brookdale expects to issue approximately 47 million shares of Brookdale common stock to Emeritus shareholders in the Merger. As a result of these issuances, current Brookdale and Emeritus shareholders are expected to hold approximately 73% and 27%, respectively, of the combined company’s outstanding common stock immediately following completion of the Merger.

Brookdale and Emeritus shareholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the Merger occurs, each Emeritus shareholder that receives shares of Brookdale common stock will become a shareholder of Brookdale with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Emeritus. Correspondingly, each Brookdale shareholder will remain a shareholder of Brookdale with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage of Brookdale prior to the Merger. As a result of these reduced ownership percentages, Brookdale shareholders will have less voting power in the combined company than they now have with respect to Brookdale, and former Emeritus shareholders will have less voting power in the combined company than they now have with respect to Emeritus.

Because the Exchange Ratio is fixed and the market price of shares of Brookdale common stock will fluctuate, Emeritus shareholders cannot be sure of the value of the Merger consideration they will receive.

Upon completion of the Merger, each outstanding share of Emeritus common stock will be converted into the right to receive 0.95 of a share of Brookdale common stock. The number of shares of Brookdale common stock to be issued pursuant to the Merger Agreement for each share of Emeritus common stock is fixed and will not change to reflect changes in the market price of Brookdale or Emeritus common stock. Because the Exchange Ratio will not be adjusted to reflect any changes in the market value of Brookdale common stock or Emeritus common stock, the market value of the Brookdale common stock issued in connection with the Merger and the Emeritus common stock surrendered in connection with the Merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of Brookdale or Emeritus prior to or following the Merger, market reaction to the announcement of the Merger, market assessment of the likelihood that the Merger will be completed, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Brookdale and Emeritus. The market price of Brookdale common stock at the time of completion of the Merger may vary significantly from the market prices of Brookdale common stock on the date the Merger Agreement was executed, the date of this joint proxy statement/prospectus and the date of the respective special shareholder meetings. Accordingly, at the time of the Emeritus special shareholder meeting, Emeritus shareholders will not know or be able to calculate the market value of the Merger consideration they will receive upon completion of the Merger.

Under the Merger Agreement, Brookdale is subject to very limited restrictions during the pendency of the Merger, including a restriction prohibiting Brookdale from initiating, soliciting or knowingly encouraging the submission of, or participating in any discussions or negotiations with respect to certain alternative transactions. In addition, Brookdale is not limited from pursuing certain strategic or financial transactions that do not constitute a “takeover proposal,” or that contemplate the purchase of the combined companies following the Merger. As a result, there is a risk that Brookdale’s business may change before or after the completion of the Merger, which may affect the value of Emeritus shares prior to the completion of the Merger and the value of Brookdale common stock held by Emeritus shareholders following the completion of the Merger.

The Merger Agreement limits each of Brookdale’s and Emeritus’ ability to pursue alternatives to the Merger, which could discourage a potential acquirer of either Emeritus or Brookdale from making an alternative transaction proposal and, in certain circumstances, could require Brookdale or Emeritus to pay to the other a significant termination fee.

Under the Merger Agreement, Brookdale and Emeritus are restricted, subject to limited exceptions, from pursuing or entering into alternative transactions in lieu of the Merger. In general, unless and until the Merger Agreement is terminated, both Brookdale and Emeritus are restricted from, among other things, soliciting, initiating, causing, knowingly encouraging or knowingly facilitating any inquiries or the making of any proposals from any person that is or is reasonably likely to lead to a takeover proposal. Each of the Brookdale Board and the Emeritus Board is limited in its ability to change its recommendation with respect to the Merger-Related proposals. Brookdale and Emeritus each has the right to terminate the Merger Agreement and enter into an agreement with respect to a “superior proposal” only if specified conditions have been satisfied, including compliance with the non-solicitation provisions of the Merger Agreement, the expiration of certain waiting periods that may give the other party an opportunity to amend the Merger Agreement so the “superior proposal” is no longer a “superior proposal” and the payment of the required termination fee. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Brookdale or Emeritus from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable.

The pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. See “Selected Unaudited Pro Forma Combined Consolidated Financial Information” beginning on page 24. The actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Following the Merger and related transactions, the combined company will have a large number of authorized but unissued shares.

Following the Merger and related transactions, including the Charter Amendment, based on the shares of Emeritus common stock, the shares of Emeritus restricted stock and the shares subject to Emeritus stock options with an exercise price that is less than the implied dollar value of the per share consideration to be received in the Merger, in each case, outstanding as of the record date, the combined company will have approximately 172 million shares of common stock outstanding (excluding unvested restricted shares), leaving approximately 228 million authorized but unissued shares. The combined company will be able to issue these shares without shareholder approval, unless shareholder approval is required by applicable law or stock exchange rules. Issuing additional shares may dilute the interest of existing shareholders and cause the market price of the combined company’s common stock to decline. In addition, the combined company could use these authorized but unissued shares to make more difficult, and thereby discourage, an attempt to acquire control of the combined company, even though shareholders might deem such an acquisition desirable.

The shares of Brookdale common stock to be received by Emeritus shareholders as a result of the Merger will have different rights from the shares of Emeritus common stock.

Upon completion of the Merger, Emeritus shareholders will become Brookdale shareholders and their rights as shareholders will be governed by Brookdale’s certificate of incorporation and bylaws and the DGCL. Certain of the rights associated with Brookdale common stock are different from the rights associated with Emeritus common stock. See “Comparison of Rights of Shareholders of Brookdale and Emeritus” beginning on page 159 for a discussion of the different rights associated with Brookdale common stock.

Risks Relating to Brookdale and Emeritus

Brookdale and Emeritus are, and will continue to be, subject to the risks described in the following periodic reports, each of which is incorporated by reference into this joint proxy statement/prospectus:

•	Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed by Brookdale on March 3, 2014 with the SEC, as amended by Brookdale’s Annual Report on Form 10-K/A for the year ended December 31, 2013, which was filed by Brookdale on April 30, 2014 with the SEC;

•	Brookdale’s Quarterly Report on Form 10-Q for the period ended March 31, 2014, which was filed by Brookdale on May 12, 2014 with the SEC;

•	Emeritus’ Annual Report on Form 10-K for the year ended December 31, 2013, which was filed by Emeritus on February 20, 2014 with the SEC, as amended by Emeritus’ Annual Report on Form 10-K/A for the year ended December 31, 2013, which was filed by Emeritus on April 30, 2014 with the SEC; and

•	Emeritus’ Quarterly Report on Form 10-Q for the period ended March 31, 2014, which was filed by Emeritus on May 8, 2014 with the SEC.

Please see “Where You Can Find More Information” beginning on page 172 for how you can obtain information incorporated by reference into this joint proxy statement/prospectus.

THE MERGER

The following is a discussion of the Merger and the material terms of the Merger Agreement between Brookdale and Emeritus. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference herein.

Background of the Merger

During the past several years, as part of the ongoing strategic planning process of each of Emeritus and Brookdale, each company’s management and board of directors regularly reviewed and assessed, among other things, long-term strategic goals and opportunities, the competitive environment, trends in the senior housing industry, and short- and long-term performance in light of its strategic plan. In connection with these activities, each company’s management and board of directors also considered and evaluated potential strategic alternatives, including business combinations, acquisitions, dispositions and internal restructurings. These strategic alternatives also included the possible separation of such company’s real estate assets and operating business and the potential sale or spin-off of one or both. From time to time, the foregoing also has included proposals and discussions between Emeritus and Brookdale and/or certain other companies in the senior living industry, as well as with other business partners, about a variety of possible strategic alternatives that could lead to enhancing shareholder value. Such proposals and discussions did not result in a transaction.

During the first half of 2013, Emeritus engaged in discussions with potential strategic partners and contemplated various strategic opportunities, including the monetization of its real estate assets. As part of this process, Emeritus asked Wells Fargo Securities to serve as its financial advisor. Wells Fargo Securities was retained because of its reputation, credentials and experience with transactions of the nature contemplated by Emeritus. With the assistance of Wells Fargo Securities and Perkins Coie, the Emeritus Board discussed various potential alternatives in light of recent transactions in the senior housing industry and Emeritus’ operations and strategic plan.

In late June 2013, a business partner of Emeritus, referred to herein as Company A, had discussions with Emeritus management and indicated that it intended to propose an acquisition of Emeritus’ real estate assets. At a June 25, 2013 Emeritus Board meeting at which management discussed Company A’s intended proposal, the Emeritus Board formed a transaction committee, referred to herein as the Transaction Committee, comprised of directors H.R. Brereton Barlow, Stanley Baty and Stuart Koenig. The Transaction Committee was formed to facilitate communications with, and to provide feedback to, management in connection with developments relating to, and evaluation of, potential strategic transactions. The Emeritus Board retained the authority to approve any transaction.

Following the June 25, 2013 board meeting, Emeritus, with input from its legal, financial and accounting advisors, explored various potential alternatives related to monetizing its real estate assets, which included a review of tax, legal, accounting, third-party consent and other matters, as well as its ability to consummate any such transaction. The Transaction Committee met on July 8, 2013 to further analyze these potential alternatives and the forthcoming indication of interest from Company A.

On August 13, 2013, Company A submitted a written indication of interest to acquire Emeritus’ owned senior housing communities, referred to herein as the Company A Real Estate Proposal. The Company A Real Estate Proposal contemplated a sale and leaseback of Emeritus’ owned senior housing communities together with a disposition of Emeritus’ operating business. The disposition might have involved a spin-off to Emeritus shareholders, a sale to one or more third parties or another structure. The Company A Real Estate Proposal terms were based on a number of factors, such as lease payment rates, escalation of those rates, lease coverage ratios and other terms typical for such a transaction, that would have an impact on the value of the real estate and the operating business. The transaction would have required the consent of certain third parties.

On August 14, 2013, the Transaction Committee met to discuss the Company A Real Estate Proposal with Emeritus’ management and legal and financial advisors. The proposal indicated that Company A was only interested in acquiring Emeritus’ owned real estate, but would assist in facilitating the simultaneous sale of Emeritus’ operating business to one or more third parties. The Transaction Committee discussed the Company A Real Estate Proposal as well as other potential strategic alternatives. The Transaction Committee reviewed with Wells Fargo Securities a number of potential buyers for the operating company, as well as Emeritus in its entirety, and engaged in considerable discussion on the merits of each, which discussion included, among other factors, whether each potential buyer had the capital resources and/or access to capital, industry expertise and other capabilities to timely execute a transaction with Emeritus and their likely level of interest. The Transaction Committee then directed management, with the assistance of Wells Fargo Securities, to develop a list of potential buyers that were believed to be likely interested in and capable of pursuing a value-enhancing transaction with Emeritus and to thereafter contact such potential buyers on a confidential basis in order to assess their interest in Emeritus.

Following the August 14, 2013 Transaction Committee meeting and consistent with the directives of the Transaction Committee at that meeting, Emeritus’ management and Wells Fargo Securities continued to discuss potential interested buyers, which included extensive discussion of possible buyers of Emeritus in its entirety, and contacted four potential financial buyers with significant capital resources and investments in portfolio companies in the senior living industry, two business partners, one of which is referred to herein as Company C, that were believed to be interested in Emeritus’ real estate and two strategic buyers, the first referred to herein as Company B, and the second being Brookdale. None of these efforts identified a likely buyer for the operating business on a standalone basis. The two potential strategic buyers, however, expressed an interest in acquiring Emeritus in its entirety, with Company B expressing an interest in a combination which would result in the Emeritus shareholders owning approximately 50% of the combined company, and with Brookdale expressing an interest in a combination structure consistent with the Merger. No other parties expressed an interest in an acquisition of Emeritus in its entirety.

Emeritus’ management reported the details and results of these discussions to the Transaction Committee at its September 9, 2013 meeting. At that meeting, the Transaction Committee further considered Emeritus’ strategic considerations and additional potential counterparties.

On September 18, 2013, the Emeritus Board met with Emeritus’ management and legal advisors and Wells Fargo Securities to discuss the Company A Real Estate Proposal, the other expressions of interest and other potential strategic alternatives. The Emeritus Board considered, among other things, (i) the potential value to Emeritus and its shareholders of the Company A Real Estate Proposal or a similar transaction with other business partners, (ii) the benefits and risks of such a transaction in contrast to a transaction for Emeritus as a whole, (iii) the challenges to executing such a transaction, including obtaining necessary third-party consents, (iv) the fact that none of the potential buyers contacted by Emeritus had expressed sufficient interest in a transaction for the operating business, and (v) the viability and value implications of a spin-off of the operating business. In addition, the Emeritus Board discussed the extent to which certain terms of potential lease arrangements with a real estate-only acquirer would impact the viability of a stand-alone public operating company. Moreover, the Emeritus Board assessed the overall value proposition presented by a real estate-only proposal relative to other strategic alternatives, in particular, the whole company transactions proposed by Company B and Brookdale. Considering these factors, the Emeritus Board agreed that management should continue discussions with Company B and Brookdale with respect to a whole company transaction.

On September 24 and 25, 2013, representatives of Emeritus met with Company B with respect to a potential transaction with Emeritus. No specific transaction terms were proposed or discussed at the meeting.

During the second week of October 2013, Emeritus and Brookdale discussed at multiple meetings a potential all-stock merger in which each outstanding share of Emeritus common stock would be exchanged for a number of shares of Brookdale common stock at an exchange ratio valuing Emeritus at a premium of approximately 15% to 20% to the then-current Emeritus common stock price.

That same week, Emeritus also met with Company B to explore a potential business combination. No specific transaction terms were proposed or discussed at the meeting; however, the parties expressed interest in further exploring a possible transaction.

On October 16, 2013, Company A and Company C provided a preliminary conceptual term sheet to Emeritus, which outlined a potential transaction, referred to herein as the Joint Real Estate Proposal, whereby Company A and Company C would form a joint venture to purchase the real estate assets of both Emeritus and Brookdale (with a lease of the purchased real estate back to the operating business), and the operating businesses of Emeritus and Brookdale would be combined and spun-off. The purchase price in such transaction would have been paid 30% in cash and 70% in stock of Company A and Company C.

On October 17, 2013, the Emeritus Board reviewed, with the assistance of Emeritus’ management and legal advisors and Wells Fargo Securities, the status and possible terms of a strategic transaction with Brookdale or Company B and the Joint Real Estate Proposal. Wells Fargo Securities discussed and the Emeritus Board considered financial aspects of the possible transactions. With respect to the Joint Real Estate Proposal, the Emeritus Board considered, among other things, the potential benefits of such transaction and the challenges and risks presented by such a four-party transaction, including those challenges and risks identified with respect to the Company A Real Estate Proposal. Following such discussion, the Emeritus Board authorized management to continue discussions with Brookdale and Company B, the only companies to express an interest in acquiring all of Emeritus. On October 18, 2013, Emeritus management communicated to Company A that the Emeritus Board had determined not to pursue the Joint Real Estate Proposal.

On October 24, 2013, the Brookdale Board discussed the sale process being conducted by Emeritus. With the assistance of Brookdale’s management and legal and financial advisors, the Brookdale Board considered, among other things, the relative benefits and risks of pursuing (i) an acquisition of Emeritus as a whole and (ii) the transaction contemplated by the Joint Real Estate Proposal and determined to pursue only the acquisition of Emeritus as a whole. On October 24 and 25, 2013, Brookdale’s management and financial advisors communicated to Company A and Company C that the Brookdale Board had determined not to pursue the Joint Real Estate Proposal.

On October 25, 2013, Emeritus received an indication of interest from Company B proposing a transaction in which Emeritus shareholders would own 54% of the combined company and receive a $6.25 per share cash dividend payable to Emeritus shareholders. At that time, this proposal implied a value of $26.03 per share of Emeritus common stock, or an approximately 32% premium to Emeritus’ then-current stock price.

On November 1, 2013, the Emeritus Board again met to discuss in detail the terms of a possible transaction with either Brookdale or Company B. Emeritus management informed the Emeritus Board that Brookdale had determined not to pursue the Joint Real Estate Proposal. Wells Fargo Securities reviewed with the Emeritus Board financial considerations relating to the proposed transactions with Brookdale and Company B. At the meeting, the Emeritus Board discussed the potential benefits and risks of each transaction, including, in the case of the Brookdale transaction, a number of those described in “—Rationale for the Merger” beginning on page 44. The Emeritus Board determined that Emeritus management should continue discussions with each of Brookdale and Company B, as well as related assessments and due diligence.

During November and December 2013, Emeritus responded to due diligence requests and inquiries from each of Brookdale and Company B, and continued to discuss a possible transaction with such parties.

On December 5, 2013, Emeritus entered into an engagement letter with Moelis confirming that Moelis had been engaged as a financial advisor to render its opinion to the Emeritus Board as to the fairness of the consideration to be received by Emeritus shareholders in a potential transaction. Moelis was retained because of its reputation, credentials and experience with transactions of the nature contemplated by Emeritus.

On December 12, 2013, the Brookdale Board discussed with Brookdale’s management and legal and financial advisors, among other things, the relative benefits and risks of pursuing an acquisition of Emeritus as a whole. The Brookdale Board authorized Brookdale’s management to continue discussions relating to a merger transaction pursuant to which Emeritus’ shareholders would receive 0.820 to 0.850 of a share of Brookdale common stock in exchange for each outstanding share of Emeritus common stock and directed that Brookdale’s management and financial advisors continue discussions with Emeritus.

On December 13, 2013, Brookdale’s financial advisors informed Wells Fargo Securities that the Brookdale Board had met and expressed interest in proceeding with discussions with respect to a merger transaction pursuant to which Emeritus’ shareholders would receive 0.820 to 0.850 of a share of Brookdale common stock in exchange for each outstanding share of Emeritus common stock. Brookdale also stated that as a condition to the continuation of discussions, Brookdale would require that Emeritus enter into an exclusivity agreement with Brookdale.

On December 16, 2013, Emeritus proposed to Company B that it increase the purchase price in its October 25, 2013 proposal such that Emeritus shareholders would receive a combination of cash and Company B common stock with an aggregate implied value of $29.00 per share of Emeritus common stock.

On December 17, 2013, Emeritus received a written indication of interest from Brookdale proposing a merger transaction pursuant to which Emeritus shareholders would receive 0.820 to 0.850 of a share of Brookdale common stock in exchange for each share of Emeritus common stock, which implied a value as of that date of approximately $22.10 to $22.91 per share of Emeritus common stock. The indication of interest also required that the parties negotiate on an exclusive basis through February 15, 2014.

On December 18, 2013, Company B verbally proposed a revised indication of interest for a transaction pursuant to which Emeritus shareholders would receive total consideration with an implied value equal to $28.00 per share of Emeritus common stock, consisting of a combination of cash and stock that would give Emeritus shareholders an approximately 49.5% aggregate ownership of the combined company. Company B expressed interest in proceeding with discussions on an exclusive basis.

On December 19, 2013, the Emeritus Board met with Emeritus’ management and legal and financial advisors. At this meeting, the Emeritus Board reviewed the indications of interest received from Company B and Brookdale, and also reviewed a standalone strategy, and considered the difference in the financial terms proposed by the two companies, the relative benefits and risks with respect to ownership of such companies’ common stock and the other factors it considered at prior meetings. The Emeritus Board authorized senior management to proceed in negotiations with Company B on an exclusive basis and terminate discussions with Brookdale.

Following the December 19, 2013 meeting of the Emeritus Board, Emeritus informed Brookdale that the Emeritus Board had decided not to proceed with the Brookdale proposal, in response to which, on December 20, 2013, Brookdale provided Emeritus with a revised indication of interest in pursuing a transaction with an implied value of $26.00 or more per share of Emeritus common stock.

Later on December 20, 2013, at Emeritus’ direction, Wells Fargo Securities sent a process letter to each of Company B and Brookdale requesting the submission of a “best and final” offer by December 22, 2013.

On December 22, 2013, the Brookdale Board authorized Brookdale’s management to submit a proposal to acquire Emeritus in a merger transaction pursuant to which Emeritus’ shareholders would receive one share of Brookdale common stock in exchange for each outstanding share of Emeritus common stock.

On December 22, 2013, Emeritus received “best and final” offers from each of Company B and Brookdale. Company B proposed a transaction pursuant to which Emeritus shareholders would receive total consideration with an implied value equal to $29.00 per share of Emeritus common stock, consisting of $7.00 in cash and

Company B common stock having an implied value of $22.00 per share of Emeritus common stock, representing a premium of 39.5% to the closing price of Emeritus common stock on December 20, 2013. Company B’s proposal contemplated an exchange ratio that would be fixed at the signing of a definitive merger agreement, with the ultimate value of the stock component of the per share consideration fluctuating with Company B’s trading price after the signing of a definitive merger agreement. Based on the market price of Company B’s common stock at that time, Emeritus shareholders would own approximately 49.8% of the combined company upon consummation of the transaction. Company B indicated that it would require approximately $350 million of financing from third-party sources to pay the cash portion of the purchase price and closing expenses. Company B delivered with its proposal a customary letter from an internationally recognized investment banking firm indicating that it was “highly confident” in its ability to arrange the necessary financing.

Brookdale’s proposal contemplated a merger transaction pursuant to which Emeritus shareholders would receive one share of Brookdale common stock in exchange for each share of Emeritus common stock. This implied a value of approximately $27.20 per share of Emeritus common stock based on the closing price of Brookdale common stock on December 20, 2013. Brookdale’s proposal contemplated an exchange ratio that would be fixed at the signing of a definitive merger agreement, with the ultimate value of the per share consideration fluctuating with Brookdale’s trading price after the signing of a definitive merger agreement. The $27.20 per share represented a 30.8% premium to the closing price of Emeritus common stock on December 20, 2013. Brookdale noted in its proposal a number of reasons why a combination of Emeritus and Brookdale would be in the best interests of both shareholder groups, including, among others, (i) expected shareholder gains from multiple expansion and synergies, (ii) a significant overlapping shareholder base expected to understand strategic rationale and projected synergies due to a common investment thesis, (iii) meaningful and validated near-term synergy opportunity, with proven execution capabilities at both organizations, (iv) substantial long-term synergy opportunity, (v) significant real estate ownership providing a valuation floor and a post-merger valuation opportunity to shareholders, (vi) visibility of potential future stock performance based on the logical nature of the combination, the similarity of Brookdale and Emeritus stock trading performance over the past several years and the stability of Brookdale’s recent stock price and (vii) the scale and expertise of the combined company’s ancillary services offerings.

Each of Company B and Brookdale required Emeritus to exclusively negotiate with it to continue to move forward with a possible transaction.

On December 22, 2013, the Emeritus Board considered and discussed at length, with the assistance of Emeritus’ management and legal and financial advisors, the terms of the offers received from Company B and Brookdale. Wells Fargo Securities discussed with the Emeritus Board financial aspects of each offer. After full discussion and considering all of the advantages and disadvantages of both offers, the Emeritus Board determined that moving forward with a transaction with Brookdale would be in the best interests of Emeritus’ shareholders. The Emeritus Board considered, among other things, the value to Emeritus shareholders of expected synergies, both on a short- and long-term basis, expected market reaction to the transaction, including a potential increase in Brookdale’s stock price, and the overall long-term value proposition of the combination with Brookdale to Emeritus shareholders compared to the transaction contemplated by Company B, as well as the potential risks associated with the transaction contemplated by Company B and other factors considered by the Emeritus Board as more fully described below under “—Rationale for the Merger” and “—Emeritus Board of Directors’ Recommendation and Its Reasons for the Merger” beginning on pages 44 and 48, respectively. The Emeritus Board authorized management to negotiate a transaction with Brookdale on an exclusive basis through January 23, 2014.

On December 23, 2013, Emeritus and Brookdale executed an exclusivity agreement providing for Emeritus and Brookdale to negotiate on an exclusive basis through January 23, 2014.

On December 24, 2013, Brookdale sent Emeritus a supplemental due diligence request list, and over the next several weeks, Emeritus, with the assistance of its legal advisors and financial advisors, continued to facilitate Brookdale’s and its legal and financial advisors’ due diligence review. Emeritus, with the assistance of its advisors, also conducted a due diligence review of Brookdale.

On December 27, 2013, Skadden sent a draft merger agreement to Perkins Coie that, among other things, contemplated the entry by the Supporting Shareholders into a voting agreement with Brookdale.

On December 31, 2013 and January 4, 2014, Perkins Coie and Skadden exchanged revised drafts of the merger agreement, and on January 8, 2014, Perkins Coie and Skadden discussed certain open issues in the draft merger agreement, including, among others: (i) the proposed voting agreement between Brookdale and the Supporting Shareholders, (ii) the treatment of Emeritus equity awards, (iii) the applicable fees and/or payments to be paid in connection with a termination of the definitive merger agreement, (iv) the scope of certain provisions relating to the solicitation of competing offers, (v) the scope of certain covenants and closing conditions related to obtaining required third-party consents and regulatory approvals, (vi) the scope of certain representations and warranties and (vii) the scope of certain interim operating covenants.

At a meeting on January 9, 2014, the Emeritus Board reviewed with Emeritus’ management and legal and financial advisors the status of the proposed transaction with Brookdale, including matters related to the draft merger agreement and due diligence activities.

On January 10, 2014, Perkins Coie sent a revised draft of the merger agreement to Skadden, and on January 16, 2014, Skadden sent a revised draft of the merger agreement and an initial draft of the voting agreement to Perkins Coie.

On January 17, 2014, Emeritus management communicated to Brookdale management four issues relating to the draft merger agreement that Emeritus aimed to resolve prior to granting any extension of exclusivity, which was scheduled to expire on January 23, 2014: (i) certain terms of the proposed voting agreement between Brookdale and the Supporting Shareholders, (ii) the size of applicable fees and/or payments to be paid in connection with a termination of the definitive merger agreement, (iii) the scope of certain provisions relating to the solicitation of competing offers and (iv) the scope of certain covenants related to obtaining required governmental approvals.

On January 18, 2014, Perkins Coie sent a revised draft of the merger agreement and an initial draft of the confidential disclosure letter to be delivered by Emeritus in connection with the definitive merger agreement. The next day, Skadden and Perkins Coie discussed a list of open issues relating to the draft merger agreement prepared by Skadden, which list included the issues identified by Emeritus management on January 17, 2014, as well as, among other things, the scope of certain representations and warranties and interim operating covenants.

At a meeting on January 21, 2014, the Emeritus Board again met to review with Emeritus’ management and legal and financial advisors the status of the proposed transaction with Brookdale, including matters related to the draft merger agreement, the status of outstanding issues, due diligence activities and the status of obtaining consents from each company’s most significant business partners. At that meeting, the Emeritus Board also approved the extension of exclusivity with Brookdale through February 5, 2014 to continue negotiations in respect of the draft merger agreement and third-party consents required to complete the transaction. Later on January 21, 2014, Emeritus and Brookdale executed an amendment to the parties’ exclusivity agreement providing for Emeritus and Brookdale to continue negotiating on an exclusive basis through February 5, 2014.

On January 24, 2014, Skadden sent a revised draft of the merger agreement and a revised draft of the voting agreement to Perkins Coie, as well as a summary of Brookdale’s response positions on the key open issues. Also on January 24, 2014, Perkins Coie sent a revised draft of the Emeritus disclosure letter to Skadden.

On January 28, 2014, Skadden provided comments to the Emeritus disclosure letter and an initial draft of the Brookdale disclosure letter to Perkins Coie.

On January 29, 2014, Perkins Coie sent a revised draft of the merger agreement to Skadden, as well responses to the previously circulated summary of Brookdale’s response positions, noting that certain issues remained open, including, among others (i) certain terms of the proposed voting agreement between Brookdale and the Supporting Shareholders, (ii) the size of applicable fees and/or payments to be paid in connection with a termination of the definitive merger agreement, (iii) the scope of certain provisions relating to the solicitation of competing offers and (iv) the scope of certain covenants related to obtaining required governmental approvals.

On January 30, 2014, Perkins Coie sent a revised draft of the voting agreement to Skadden.

On January 31, 2014, Skadden sent a revised draft of the merger agreement to Perkins Coie.

On February 4, 2014, the management teams of Emeritus and Brookdale met in Chicago, Illinois at Brookdale’s request. Brookdale indicated that it required a reduction in the exchange ratio to 0.95 of a share of Brookdale common stock for each share of Emeritus common stock. Brookdale communicated to Emeritus that the proposed reduction was based on the higher than anticipated costs associated with the transaction and the results of Brookdale’s ongoing business and financial due diligence review of Emeritus.

Later on February 4, 2014, and through February 5, 2014, Skadden and Perkins Coie exchanged several drafts of proposed language aimed at resolving the open issues in the draft merger agreement.

On February 5, 2014, the Emeritus Board met to review with Emeritus’ management and legal and financial advisors the status of the proposed transaction with Brookdale and to discuss, among other matters, Brookdale’s proposed revision to the exchange ratio and the expiration of the exclusivity agreement. The Emeritus Board considered the possibility of re-engaging with Company B in light of the proposed revision to the exchange ratio, and further considered the status of negotiations with Brookdale and in respect of third-party consents, as well as the other benefits and risks of a transaction with Brookdale and Company B. The Emeritus Board concluded that Emeritus should continue to negotiate with Brookdale, and the Emeritus Board also authorized management to extend the exclusivity period with Brookdale to a date not later than February 18, 2014.

On February 6, 2014, Emeritus and Brookdale executed an amendment to the parties’ exclusivity agreement providing for Emeritus and Brookdale to continue negotiating on an exclusive basis through February 18, 2014, and the parties continued negotiations in respect of the draft merger agreement and third-party consents required to complete the transaction.

During the following 10 days, Emeritus’ and Brookdale’s legal advisors exchanged successive drafts of the merger agreement, the Emeritus and Brookdale disclosure letters and the voting agreement. In addition, on February 15, Brookdale sent to Emeritus an initial draft of a proposed letter agreement to be entered into with Mr. Cobb relating to his providing consulting services to Brookdale following the completion of the proposed transaction.

On February 16, 2014, the Brookdale Board discussed with Brookdale’s management and legal and financial advisors the current draft of the merger agreement, the parties’ ongoing discussions relating to obtaining required third-party consents and the status of Brookdale’s due diligence review of Emeritus. The Brookdale Board also considered the appointment of Mr. Cobb to the board of directors of the combined company following the completion of the proposed transaction, as well as Brookdale’s potential entry into the letter agreement with Mr. Cobb.

Later on February 16, 2014, Skadden sent a further revised draft of the merger agreement to Perkins Coie.

On February 17, 2014, the Emeritus Board met with Emeritus’ management and legal and financial advisors to review the proposed transaction with Brookdale, at which meeting the Emeritus Board discussed with Wells Fargo Securities and Moelis the revised exchange ratio and other financial aspects of the proposed transaction and legal counsel reviewed with the Emeritus Board the near final terms and conditions of the draft merger agreement.

Over the next several days, pursuant to the authorization of the Emeritus Board, Emeritus and Brookdale extended exclusivity on a rolling basis until the negotiations of the terms of the draft merger agreement and ancillary agreements, including agreements relating to certain third-party consents, and due diligence activities were completed on February 20, 2014.

On February 17, 2014, following discussions between Brookdale management and representatives of the Fortress Shareholders, Brookdale received a draft letter agreement from counsel to the Fortress Shareholders, providing for, among other things, the Fortress Shareholders’ agreement to vote all of the shares of Brookdale common stock to the extent held by them as of the applicable record date for Brookdale’s special meeting to approve the proposed merger in favor of the transactions contemplated by the proposed merger agreement. Later on February 17, 2014, Skadden provided comments to draft letter agreement to counsel to the Fortress Shareholders.

During the following several days, Emeritus’ and Brookdale’s legal advisors and the other applicable counterparties exchanged successive drafts of the merger agreement, the Emeritus and Brookdale disclosure letters, the voting agreement, the letter agreement with the Fortress Shareholders and the letter agreement with Mr. Cobb.

On February 19, 2014, the Brookdale Board’s Audit Committee and Nominating and Corporate Governance Committee held a joint meeting at which the committees discussed with Brookdale’s management and legal advisors, among other things, the current draft of the merger agreement and the terms of the letter agreement proposed to be entered into with the Fortress Shareholders. The committees unanimously approved Brookdale’s entry into the letter agreement.

Following the committee meetings, the Brookdale Board discussed with Brookdale’s management and legal and financial advisors, among other things, the current draft of the merger agreement, the parties’ ongoing discussions with third parties relating to obtaining required consents and the status of Brookdale’s due diligence review of Emeritus, as well as the letter agreement proposed to be entered into with the Fortress Shareholders.

On February 19, 2014 and February 20, 2014, Emeritus’ and Brookdale’s legal advisors and the other applicable counterparties exchanged successive drafts and finalized the terms of the merger agreement and ancillary agreements, including agreements relating to certain third-party consents.

On February 20, 2014, the Emeritus Board, with the assistance of Emeritus’ management and legal and financial advisors, reviewed and discussed, among other things: the final material terms and conditions of the Merger Agreement, including the Exchange Ratio and the fact that the Supporting Shareholders (Daniel R. Baty, Stanley L. Baty, B.F., Limited Partnership, and Baty 2014 Grantor Retained Annuity Trust), who collectively owned approximately 12.1% of Emeritus common stock as of such date, would execute the Voting Agreement, providing for their agreement to vote in favor of the transaction and against any alternative transaction. The Emeritus Board noted that the price of Brookdale’s common stock had increased from the date Emeritus first entered into exclusive negotiations with Brookdale, and based on the closing price of Brookdale common stock on February 19, 2014, implied a value at the proposed exchange ratio of $28.41 per share of Emeritus common stock. Also at the meeting, Wells Fargo Securities and Moelis each reviewed with the Emeritus Board its financial analysis of the Exchange Ratio and each rendered to the Emeritus Board separate opinions dated February 20, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its respective opinion, the Exchange Ratio provided pursuant to the Merger Agreement was fair, from a financial point of view, to holders of Emeritus common stock (other than Brookdale, Merger Sub and their respective affiliates). Believing they were fully informed, on February 20, 2014, the Emeritus Board unanimously determined that the proposed merger and related transactions were in the best interest of Emeritus and its shareholders and approved the Merger Agreement and recommended its approval to Emeritus’ shareholders.

Also on February 20, 2014, the Brookdale Board, with the assistance of Brookdale’s management and legal and financial advisors, reviewed and discussed, among other things: the final material terms and conditions of the Merger Agreement and the ancillary agreements, including the Voting Agreement, the Fortress Agreement and the letter agreement with Mr. Cobb. Also at the meeting, CSCA and BofA Merrill Lynch each reviewed with the Brookdale Board its financial analysis of the Exchange Ratio and each delivered to the Brookdale Board an oral opinion, each of which was confirmed by delivery of a written opinion dated February 20, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations stated in its respective opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to Brookdale. Based on these and prior discussions with its financial, legal and other advisors, and believing they were fully informed, on February 20, 2014, the Brookdale Board unanimously determined that the proposed merger and related transactions were in the best interest of Brookdale and its shareholders and approved the Merger Agreement.

Following the meetings, Emeritus and Brookdale executed the Merger Agreement and the ancillary agreements and issued a joint press release announcing the Merger following the closing of trading.

Rationale for the Merger

In the course of their discussions regarding a potential business combination, both Brookdale and Emeritus recognized there were substantial potential strategic and financial benefits of the proposed Merger. This section summarizes the principal potential strategies and financial benefits that the parties expect to realize in the Merger and the other reasons that each party decided to approve the Merger Agreement and determined to recommend that their shareholders vote in favor of their Merger-Related proposals. For a discussion of various factors that could prevent or limit the parties from realizing some or all of these benefits, see “Risk Factors” beginning on page 30.

Each of Brookdale and Emeritus believes that the Merger will enhance shareholder value through, among other things, enabling Brookdale and Emeritus to capitalize on the following strategic advantages and opportunities:

•	Produces Positive Accretion and Enhances Opportunities to Increase Operating Efficiency; Synergies. The Merger is expected to produce an increase to CFFO in excess of $0.40 per share in the third year of combined operations. The parties expect to achieve significant synergies resulting from the greater scale of the combined companies, which is expected to result in an increase in cash flow of up to $55 million annually. The Merger is expected to produce ongoing opportunities to achieve economies of scale for purchases of items such as insurance, food and benefits and to reduce other general and administrative expenses. See “—Unaudited Financial Forecasts” beginning on page 86.

•	Enhanced Value of the Combined Company’s Real Estate Portfolio. The Merger creates one of the largest owned senior housing real estate portfolios in the country. Brookdale and Emeritus expect to capture increases in the value of owned real estate as EBITDA grows. Similarly, the combined company will be positioned to unlock significant embedded value in purchase options and to deploy capital in Emeritus assets. With over 1,100 communities post-Merger, Brookdale expects to continue earning a strong return on its investment in portfolio expansion and repositionings through its redevelopment program, named Program Max.

•	Significantly Enlarges Geographic Coverage and Density. The addition of Emeritus will expand Brookdale’s unit capacity by more than two-thirds, providing entry into 10 new states and significantly increasing the combined company’s presence in many high-population states, especially in the west and northeast. Units will more than double in California, New York, Georgia, New Jersey, Washington and Massachusetts and increase by more than 25% in 13 of the country’s 15 most populous states. Enhanced geographic coverage and density is a contributing factor to Brookdale’s ability to increase its operating efficiencies and may provide additional opportunities for growth from markets with clusters of assets.

•	Expands Potential for Ancillary Service Growth. The combination will enable Brookdale to expand its therapy, home health and hospice ancillary programs into Emeritus communities and accelerate the introduction of Emeritus’ Nurse on Call home health services into Brookdale’s major markets.

•	Strengthens the Brand. Consistent with Brookdale’s major branding initiative commenced in mid-2013, the larger national platform created by this transaction allows the combined company to build brand awareness more efficiently and effectively, reaching more seniors and their families who can benefit from the company’s services.

•	Ability to Participate in Future Growth of the Combined Company. Current Brookdale and Emeritus shareholders are expected to hold approximately 73% and 27%, respectively, of the combined company’s outstanding common stock upon completion of the Merger. As a result, both Brookdale and Emeritus shareholders will have the opportunity to benefit from the benefits expected to be realized from the business combination, any future earnings growth of the combined company and any future appreciation in the value of the combined company’s common stock.

The actual synergistic benefits from the Merger and costs of integration could be different from the foregoing estimates and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the Brookdale Board described under “—Brookdale Board of Directors’ Recommendations and Its Reasons for the Merger” below or by the Emeritus Board described under “—Emeritus Board of Directors’ Recommendations and Its Reasons for the Merger” beginning on page 48 will be realized. See “Risk Factors” beginning on page 30 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 28.

Brookdale Board of Directors’ Recommendations and Its Reasons for the Merger

At a meeting on February 20, 2014, the Brookdale Board (i) determined that it is advisable and in the best interest of Brookdale and its shareholders to enter into the Merger Agreement, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) approved and declared the advisability of the Charter Amendment, directed that the Charter Amendment proposal be submitted to a vote at a meeting of Brookdale shareholders and recommended that Brookdale shareholders vote “FOR” the Charter Amendment proposal and (iv) approved and declared the advisability of the Share Issuance, directed that the Share Issuance proposal be submitted to a vote at a meeting of Brookdale shareholders and recommended that Brookdale shareholders vote “FOR” the Share Issuance proposal.

In evaluating the Merger Agreement and the transactions contemplated thereby, including the Charter Amendment and the Share Issuance, the Brookdale Board consulted with Brookdale’s management, as well as Brookdale’s legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including the specific reasons described above under “—Rationale for the Merger” beginning on page 44 and the potentially positive factors listed below.

•	Knowledge of Brookdale, Emeritus and the Industry. The Brookdale Board’s knowledge of Brookdale’s business, operations, financial condition, asset quality, earnings and prospects (including certain risks and uncertainties disclosed in Brookdale’s SEC filings), and of Emeritus’ business, operations, financial condition, asset quality, earnings and prospects (including certain risks and uncertainties disclosed in Emeritus’ SEC filings), taking into account the results of Brookdale’s due diligence review of Emeritus. In particular, the Brookdale Board focused on the quality of Emeritus’ assets, the compatibility of the two companies’ operations and opportunities for synergies and future growth.

•

Compelling and Unique Strategic Opportunity; Economic Conditions; Industry Trends. Unique opportunity to merge two of the largest senior housing providers in a strategic transaction that would create the largest national senior living solutions company. The prevailing macroeconomic conditions in the economic environment of, and the trends and developments in, the industry in which Brookdale and Emeritus operate, which the Brookdale Board viewed as supporting the rationale for seeking the strategic transaction contemplated by the Merger.

•	Accretion and Financial Terms of the Merger. The review by the Brookdale Board of the financial terms of the Merger, including the value of the Merger consideration based on the Exchange Ratio relative to the then-current market prices and historical trading prices of Brookdale common stock and Emeritus common stock and the relative contribution of Emeritus to the combined company; the fact that shareholders of Brookdale will own approximately 73% of the common stock of the combined company following the closing of the Merger; and the expectation that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•	Due Diligence. The scope of the due diligence investigation of Emeritus conducted by Brookdale’s management and outside advisors, and the results of that investigation.

•	Past Record of Integrating Acquisitions. Brookdale’s and Emeritus’ past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions.

•	Recommendation by Management. Brookdale’s management’s recommendation in favor of the Merger, the Charter Amendment proposal and the Share Issuance proposal.

•	Opinion of CSCA. The opinion of CSCA, dated February 20, 2014, to the Brookdale Board as to the fairness, from a financial point of view and as of such date, to Brookdale of the Exchange Ratio, and the financial analyses related thereto prepared by CSCA, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under the heading “—Opinions of Brookdale’s Financial Advisors—Opinion of CSCA Capital Advisors, LLC” beginning on page 52.

•	Opinion of BofA Merrill Lynch. The opinion of BofA Merrill Lynch, dated February 20, 2014, to the Brookdale Board as to the fairness, from a financial point of view and, as of the date of the opinion, of the Exchange Ratio to Brookdale, and the financial analyses related thereto prepared by BofA Merrill Lynch, as more fully described below under the heading “—Opinions of Brookdale’s Financial Advisors—Opinion of BofA Merrill Lynch” beginning on page 63.

•	Likelihood of Completion of the Merger. The likelihood that the Merger will be completed on a timely basis, including the likelihood that each of the Merger-Related proposals will receive the required shareholder approval, including the fact that the Supporting Shareholders entered into the Voting Agreement, and the likelihood that all necessary regulatory approvals will be obtained on the anticipated schedule without the imposition of unacceptable conditions.

•	Terms of the Merger Agreement; Commitment of the Parties. The terms of the Merger Agreement and the commitment on the part of both parties to complete the Merger pursuant to the terms of the Merger Agreement, including the representations, warranties, obligations and rights of the parties under the Merger Agreement, the conditions to each party’s obligations to complete the Merger, the ability of each party’s board of directors to entertain unsolicited takeover proposals, the circumstances under which each party’s board of directors may change or withdraw its recommendation of the transactions and the circumstances in which each party is permitted to terminate the Merger Agreement and the termination fees that would be payable in connection therewith. See “The Merger Agreement” beginning on page 111.

The Brookdale Board also considered and balanced against the potentially positive factors concerning the Merger a number of potential risks and other negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including the following:

•	Fixed Exchange Ratio. The Merger Agreement provides for a fixed exchange ratio and thus the Exchange Ratio will not change based on changes in the trading prices of Brookdale or Emeritus common stock or changes in the business performance or financial results of Brookdale or Emeritus. Accordingly, if the value of Emeritus’ businesses declines relative to the value of Brookdale’s businesses prior to completion of the Merger, Emeritus shareholders’ percentage ownership in the combined company may exceed Emeritus’ relative contribution to the combined company. However, the Brookdale Board determined that the method for determining the Exchange Ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of Brookdale and Emeritus and the historic trading prices of Brookdale and Emeritus common stock. The Brookdale Board also noted the inclusion in the Merger Agreement of certain structural protections, such as Brookdale’s right to not complete the Merger in the event of a material adverse change with respect to Emeritus.

•	Regulatory Approvals and Lender Consents. Various regulatory approvals and lender consents are required to complete the Merger, which present a risk that the applicable governmental authorities or lenders may condition their grant of required approvals or consents on the imposition of unfavorable terms or conditions or that such approvals and consents will not be able to be obtained at all.

•	Failure to Close. There are risks and contingencies relating to the announcement and pendency of the Merger and risks and costs to Brookdale if the closing of the Merger is not timely, or if the Merger does not close at all, including the potential impact on the relationships between Brookdale and its employees, customers, suppliers and other third parties, as well as the potential impact on the trading prices of Brookdale common stock. Additionally, there is the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Brookdale and/or Emeritus.

•	Restrictions on Interim Operations. The provisions of the Merger Agreement impose certain restrictions on the operations of Brookdale until completion of the Merger. For further information, see “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 117.

•	Transaction Costs. Substantial costs will be incurred by both Brookdale and Emeritus in connection with the Merger, including legal fees and financial advisory fees, as well as the costs of integrating the businesses of Brookdale and Emeritus.

•	Diversion of Focus; Integration. There is a risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the Merger and integration process. In addition, there are challenges inherent in the combination of two business enterprises of this size, geographic scope and complexity, including the attendant risks that the anticipated cost savings and synergies and other benefits sought to be obtained from the Merger might not be achieved in the time frame contemplated or at all.

•	Interests of Directors and Officers. The interests that certain executive officers and directors of Brookdale may have with respect to the Merger are in addition to their interests as shareholders of Brookdale. However, such additional interests are limited. See “—Interests of Directors and Executive Officers in the Merger” beginning on page 92.

•	Employment Matters. There are differences between Brookdale’s and Emeritus’ compensation practices and philosophies, which could present issues associated with the transition of Emeritus’ employees to Brookdale’s compensation and benefit plans. The Brookdale Board also noted the risk of loss of key Emeritus’ employees and steps appropriate to retain those people through the completion of the Merger and thereafter.

•	Emeritus Business Risks. The Brookdale Board considered certain risks inherent in Emeritus’ business and operations, including those identified in Emeritus’ SEC filings.

•	Other Risks Considered. The Brookdale Board also considered the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 30, and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 28.

In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Brookdale Board did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the different factors it considered in reaching its decision. In addition, individual members of the Brookdale Board may have given different weight to different factors.

The Brookdale Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Brookdale Board conducted an overall review of the factors described above, including discussions with the senior management team and outside legal and financial advisors.

Emeritus Board of Directors’ Recommendations and Its Reasons for the Merger

On February 20, 2014, the Emeritus Board (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were fair to, advisable and in the best interests of Emeritus and its shareholders, (ii) adopted and approved the Merger Agreement, (iii) directed the Merger Agreement to be submitted to Emeritus’ shareholders entitled to vote on the agreement for approval by them pursuant to the applicable provisions of Washington law and Emeritus’ restated articles of incorporation and restated bylaws at a special meeting of the shareholders and (iv) recommended that the Emeritus shareholders approve and vote “FOR” the Merger proposal.

In evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Emeritus Board consulted with Emeritus’ management and legal and financial advisors and, in reaching its determinations, considered a variety of factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including the specific reasons described above under “—Rationale for the Merger” beginning on page 44 and the potentially positive factors listed below.

•	Knowledge of Emeritus, Brookdale and the Industry. The Emeritus Board’s knowledge of its business, including its financial condition, operations, business plans, management, asset quality, competitive position, challenges and prospects (including certain risks and uncertainties disclosed in Emeritus’ SEC filings), as well as its financial plan and prospects if Emeritus were to remain an independent public company and the potential impact of those factors on the trading price of Emeritus common stock (which cannot be quantified numerically), and of Brookdale’s business, including its financial condition, operations, business plans, management, asset quality, competitive position, challenges and prospects (including certain risks and uncertainties disclosed in Brookdale’s SEC filings), with the Emeritus Board’s knowledge being enhanced by the due diligence investigation of Brookdale conducted by Emeritus.

•	Knowledge of Industry Participants. The Emeritus Board’s knowledge of possible candidates, including industry participants, business partners and financial buyers, for a strategic transaction that might have provided value to Emeritus and its shareholders.

•	Strategic Review Process. The Emeritus Board’s lengthy strategic review process, which included, among other things:

•	management’s periodic discussions with business partners, industry participants and financial buyers such as investment funds over the past several years, with the involvement of and discussion with the Emeritus Board and various legal advisors and investment banks;

•	review of potential strategic alternatives with the assistance of Emeritus’ management and legal and financial advisors, including a combination with another senior living communities and/or health care provider or divesting Emeritus’ owned real estate and spinning-off or selling Emeritus’ operating business; and

•	the competitive process that led to the proposed Merger and Exchange Ratio.

•	Economic Conditions; Industry Trends. The prevailing macroeconomic conditions in the economic environment of, and the trends and developments in, the industries in which Brookdale and Emeritus operate, which the Emeritus Board viewed as supporting the rationale for seeking a strategic transaction that would create the first national senior living solutions company.

•	Financial Terms of the Merger. The Emeritus shareholders’ right to receive 0.95 of a share of Brookdale common stock for each share of Emeritus common stock, representing an implied value of $28.41 per share of Emeritus common stock based on the closing price of Brookdale common stock on February 19, 2014, the last trading day before the Emeritus Board approved the Merger Agreement. This represented a premium of 32.2% over the closing price of Emeritus common stock on such date. In addition, the Emeritus shareholders’ right to participate as owners of approximately 27% of the combined company following the closing of the Merger. In addition, the Emeritus Board’s belief that it has obtained the highest price per share of Emeritus common stock that Brookdale is willing to pay as a result of extensive negotiations with, and provision of due diligence materials and information to, Brookdale.

•	Optimal Strategic Fit. The Emeritus Board’s belief that Brookdale’s business, operations and senior living communities offered the best strategic fit to Emeritus’ business, operations and senior living communities, and that, coupled with Brookdale’s business and marketing strategies, the combined company offered the best short- and long-term synergies and value to Emeritus’ shareholders and its community residents.

•	Anticipated Investor Views and Investor Rights to Approve the Merger. The Emeritus Board’s belief that the benefits of a combination of Emeritus and Brookdale would be readily understood by the investment community and securities analysts and that both companies’ investors share a similar investment objective. In addition, the requirement that Emeritus shareholders holding a majority of Emeritus common stock must vote to adopt the Merger Agreement and that appraisal rights would be available to any Emeritus shareholder (for more information, see “—Appraisal / Dissenters’ Rights” beginning on page 103).

•	Stability of Revenue Stream. Brookdale’s revenue being derived primarily from private pay customers and therefore less susceptible to possible pressure from changing public payment policies, such as Medicare and other government reimbursement programs, compared to other strategic buyers.

•	Improved Liquidity. The Emeritus Board’s expectation that the Merger will result in improved liquidity for Emeritus shareholders as a result of the increased equity capitalization and the increased shareholder base of the combined company.

•	Favorable Tax Treatment. The Emeritus Board’s expectation that Emeritus’ shareholders would receive Brookdale common stock with positive growth potential without being reduced by taxes associated (as would be the case with a cash purchase price) pursuant to Section 368(a) of the Code.

•	Support by Major Shareholders. The agreements by the Supporting Shareholders and the Fortress Shareholders to vote in favor of the Merger-Related proposals.

•	Integration and Operation of the Combined Company. Brookdale’s and Emeritus’ past records of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions. In addition, the experience, reputation and financial capabilities of Brookdale to operate the combined company, and the expectation that Granger Cobb, Emeritus’ chief executive officer, will join the Brookdale Board and become a consultant to Brookdale, and that certain Emeritus executives will join Brookdale’s senior team.

•	Merger More Favorable than Alternatives. The Emeritus Board’s belief that a combination with Brookdale is more favorable to Emeritus’ shareholders than other potential strategic alternatives available to Emeritus.

•	Risks of Remaining an Independent Public Company. The Emeritus Board’s consideration of the prospective risks to Emeritus as an independent public company, including those risks described under the section entitled “Risk Factors” beginning on page 30.

•	Fixed Exchange Ratio. The Merger Agreement provides for a fixed exchange ratio and thus the Exchange Ratio will not change based on changes in the trading prices of Brookdale or Emeritus common stock or changes in the business performance or financial results of Brookdale or Emeritus. Accordingly, if the value of Brookdale’ businesses increases relative to the value of Emeritus’ businesses prior to completion of the Merger, Emeritus shareholders’ percentage ownership in the combined company may be more than Emeritus’ relative contribution to the combined company.

•	Likelihood of Completion of the Merger. The likelihood that the Merger will be completed on a timely basis, including the likelihood that each of the Merger-Related proposals will receive the required shareholder approval, and the likelihood that all necessary regulatory approvals will be obtained on the anticipated schedule without the imposition of unacceptable conditions.

•	Opinion of Moelis. The financial presentation and opinion of Moelis, dated February 20, 2014, to the Emeritus Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of Emeritus common stock, as more fully described below under “—Opinions of Emeritus’ Financial Advisors—Opinion of Moelis & Company LLC” beginning on page 80; and that Moelis did not receive advisory fees in connection with the Merger other than for delivering such opinion.

•	Opinion of Wells Fargo Securities. The financial presentation and opinion of Wells Fargo Securities, dated February 20, 2014, to the Emeritus Board as to the fairness, from a financial point of view and as of that date, to the holders of Emeritus common stock (other than Brookdale, Merger Sub and their respective affiliates) of the Exchange Ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken, as further described below under “—Opinions of Emeritus’ Financial Advisors—Opinion of Wells Fargo Securities, LLC” beginning on page 71.

•	Terms of the Merger Agreement. The terms of the Merger Agreement, including the representations, warranties, obligations and rights of the parties under the Merger Agreement, the conditions to each party’s obligations to complete the Merger, the ability of each party’s board of directors to entertain unsolicited takeover proposals, the circumstances under which each party’s board of directors may change or withdraw its recommendation of the transactions and the circumstances in which each party is permitted to terminate the Merger Agreement and the termination fees that would be payable in connection therewith, as well as the fact that the confidentiality agreements entered into between Emeritus and potential acquirors prior to the announcement of the transaction provided that any standstill provisions contained therein would fall away upon announcement of the transaction. See “The Merger Agreement” beginning on page 111. In addition, the fact that the final terms of the Merger Agreement were the product of extensive arms-length negotiations undertaken with the assistance of legal and financial advisors.

The Emeritus Board also considered and balanced against the potentially positive factors concerning the Merger a number of potential risks and other negative factors concerning the Merger in connection with its deliberations of the proposed transaction, including the following:

•	Premium Offered by Company B. The implied premium offered by Company B was $0.59, or 2.1%, greater than the proposal by Brookdale based on the closing prices of Company B and Brookdale common stock on February 19, 2014, the last trading day before the Emeritus Board approved the Merger Agreement, and was $1.80, or 6.6%, greater than the proposal by Brookdale based on the closing prices of Company B and Brookdale common stock on December 21, 2013, the last trading day prior to the Emeritus Board approval of the exclusive negotiations with Brookdale. The Emeritus Board also considered, however, that the cash portion of Company B’s offer would be taxable to the Emeritus shareholders.

•	Partial Liquidity Offered by Company B. The cash component of Company B’s proposal would have provided some immediate liquidity to Emeritus’ shareholders.

•	Limited Ability to Negotiate Another Strategic Alternative. The limitations under the Merger Agreement, subject to certain exceptions, on Emeritus’ ability to solicit, initiate or encourage alternative third-party acquisition proposals and the related disincentives to do so, including the fact that if Emeritus accepted a superior proposal, changed its recommendation of the Merger or, under certain circumstances, entered into an acquisition agreement within a certain time after the Merger Agreement was terminated, it would have to pay Brookdale a termination fee of $53.0 million.

•	No Longer an Independent Company. Emeritus would no longer be an independent publicly-traded company with strategic direction being decided by a board of directors chosen by the Emeritus shareholders.

•	Fixed Exchange Ratio. The Merger Agreement provides for a fixed exchange ratio and thus the Exchange Ratio will not change based on changes in the trading prices of Brookdale or Emeritus common stock or changes in the business performance or financial results of Brookdale or Emeritus. Accordingly, if the value of Brookdale’s businesses declines relative to the value of Emeritus’ businesses prior to completion of the Merger, Emeritus shareholders’ percentage ownership in the combined company may be less than Emeritus’ relative contribution to the combined company. However, the Emeritus Board determined that the method for determining the Exchange Ratio was appropriate and the risks acceptable in view of the relative intrinsic values and financial performance of Brookdale and Emeritus and the historical trading prices of Brookdale and Emeritus common stock. The Emeritus Board also noted that Emeritus shareholders would benefit from an increase in value if Brookdale’s businesses increases relative to the value of Emeritus’ businesses.

•	Regulatory Approvals and Lender Consents. Various regulatory approvals and lender consents are required to complete the Merger, which present a risk that the applicable governmental authorities or lenders may condition their grant of required approvals or consents on the imposition of unfavorable terms or conditions or that such approvals and consents will not be able to be obtained at all.

•	Negative Impacts of Failure to Close. There are risks and contingencies relating to the announcement and pendency of the Merger and risks and costs to Emeritus if the closing of the Merger is not timely, or if the Merger does not close at all, including the potential impact on the relationships between Emeritus and its employees, customers, suppliers and other third parties, as well as the potential impact on the trading prices of Emeritus common stock. Additionally, there is the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Brookdale and/or Emeritus.

•	Diversion of Focus. There is a risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period while the parties work to complete the Merger and integration process. In addition, Emeritus may potentially lose key and other personnel as a result of the pending Merger.

•	Integration Uncertainty. There are challenges inherent in the combination of two business enterprises of this size, geographic scope and complexity, including the attendant risks that the anticipated cost savings and synergies and other benefits sought to be obtained from the Merger might not be achieved in the time frame contemplated or at all.

•	Possible Changes in Business. Under the Merger Agreement, Brookdale is subject to very limited restrictions during the pendency of the Merger on the conduct of its business, acquisitions it may pursue or entering into other strategic transactions, including an acquisition of Brookdale to the extent it does not contemplate a termination of the Merger Agreement or prevent or materially impair Brookdale’s ability to consummate the Merger prior to the outside termination date. As a result, there is a risk that Brookdale’s business may change before or after the completion of the Merger, which may affect the value of Brookdale common stock held by Emeritus shareholders following the completion of the Merger.

•	Restrictions on Interim Operations. The restrictions on the conduct of Emeritus’ business until completion of the Merger, subjecting Emeritus to a variety of specified limitations absent Brookdale’s consent, which may delay or prevent Emeritus from undertaking business opportunities that may arise during such period, even if Emeritus management thinks they may be advisable.

•	Transaction Costs. Substantial costs will be incurred by both Brookdale and Emeritus in connection with the Merger, including legal and financial advisory fees, as well as the costs of integrating the businesses of Brookdale and Emeritus.

•	Interests of Directors and Officers. The interests that certain executive officers and directors of Emeritus may have with respect to the Merger in addition to their interests as shareholders of Emeritus. See “—Interests of Directors and Executive Officers in the Merger” beginning on page 92.

•	Brookdale Business Risks. The Emeritus Board considered certain risks inherent in Brookdale’s business and operations, including those identified in Brookdale’s SEC filings.

•	Other Risks Considered. The Emeritus Board also considered the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 30, and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 28.

The preceding discussion of the factors considered by the Emeritus Board is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Emeritus Board found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, nor did it undertake to make any specific determination as to whether any particular factors (or any aspect of any particular factors) were favorable or unfavorable to its ultimate determination. Rather, the Emeritus Board of directors reached its recommendations and determinations based on its evaluation of the totality of the information presented, considered and analyzed during the process. In considering the factors discussed above, individual directors may have ascribed differing significance to different factors.

Opinions of Brookdale’s Financial Advisors

Opinion of CSCA Capital Advisors, LLC

Pursuant to an engagement letter, dated February 18, 2014, CS Capital Advisors, LLC and its wholly owned broker-dealer subsidiary, CSCA, acted as Brookdale’s non-exclusive financial advisor in connection with the Merger. At the meeting of the Brookdale Board on February 20, 2014, CSCA rendered its oral opinion, subsequently confirmed in writing, in the CSCA opinion, dated February 20, 2014, to the Brookdale Board to the effect that, as of that date and based on and subject to various assumptions, procedures followed, matters considered and limitations described in the CSCA opinion, the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued by Brookdale in exchange for each share of Emeritus common stock in connection with the Merger was fair, from a financial point of view as of the date of the CSCA opinion, to Brookdale.

The full text of the written opinion of CSCA, dated February 20, 2014, which sets forth the assumptions made, matters considered and limits on the review undertaken by CSCA in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E and is incorporated herein by reference. Brookdale encourages its shareholders to read the opinion carefully in its entirety. The CSCA opinion was provided for the use of the Brookdale Board (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any term, aspect or implication of any voting agreements or other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. CSCA expressed no view as to, and its opinion did not address, the underlying business decision of Brookdale to proceed with or effect the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for Brookdale or the effect of any other transaction in which Brookdale might engage. The CSCA opinion does not express an opinion or recommendation as to how any holder of Brookdale common stock should vote with respect to the transactions contemplated by the Merger Agreement or otherwise. The summary of the CSCA opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion included as Annex E.

In connection with its role as Brookdale’s non-exclusive financial advisor, and in arriving at its opinion, CSCA reviewed and considered such financial and other matters as CSCA deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of its opinion included, among other things:

(i) review of certain publicly available financial statements and other publicly available business, financial and other information relating to Brookdale and Emeritus;

(ii) review of certain internal non-public financial due diligence information and operating data, including (i) a draft, each delivered on February 19, 2014, of the annual report on Form 10-K for the fiscal year ended December 31, 2013 of each of Brookdale and Emeritus, which were substantially similar to the annual report on Form 10-K for the fiscal year ended December 31, 2013 of each of Brookdale and Emeritus filed with the SEC on March 3, 2014 and February 20, 2014, respectively, and (ii) historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of each of Brookdale, as prepared by management of Brookdale (“Brookdale Forecasts”), and Emeritus, as prepared by management of Emeritus (“Emeritus Forecasts”);

(iii) review of an alternative version of the Emeritus Forecasts incorporating certain adjustments thereto made by the management of Brookdale (the “Brookdale-Emeritus Forecasts” and, together with the Brookdale Forecasts and the Emeritus Forecasts, the “Forecasts”) and discussions with management of Brookdale as to its assessment of the relative likelihood of achieving the future financial results reflected in the Brookdale-Emeritus Forecasts;

(iv) review of certain estimates as to the amount and timing of the net cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of Brookdale to result from the Merger;

(v) review of the Merger Agreement, dated February 20, 2014, and the Voting Agreement, dated February 20, 2014, each provided to CSCA by management and the legal advisors of Brookdale;

(vi) review of terms of certain agreements of Brookdale and Emeritus and related amendments, waivers and consents that CSCA deemed relevant to its analysis;

(vii) discussions with (a) the senior management of Brookdale and Emeritus concerning the historical and current business, operations, financial condition and prospects of Emeritus and (b) the senior management of

Brookdale concerning the historical and current business, operations, financial condition and prospects of Brookdale and such other matters as CSCA deemed relevant;

(viii) review of the trading histories of shares of Brookdale common stock and shares of Emeritus common stock, and comparisons of such trading histories with each other and with the trading histories of other companies as CSCA deemed relevant;

(ix) comparison of certain financial and stock market information of Brookdale and Emeritus with similar information of other companies as CSCA deemed relevant;

(x) review of the financial terms, to the extent available, of certain unrelated acquisition transactions, and comparisons of such terms with the Merger, as CSCA deemed relevant to its analysis;

(xi) performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies;

(xii) review of the relative forecasted financial contributions of Brookdale and Emeritus to the future financial performance of the combined company on a pro forma basis; and

(xiii) performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of its opinion, including its knowledge of the healthcare services and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

In preparing its opinion, CSCA did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available, furnished to it, or otherwise made available to it or discussed with CSCA concerning Brookdale or Emeritus, including, without limitation, the items listed above as reviewed by CSCA and the financial statements and forecasts as provided by the management and/or representatives of Brookdale and/or Emeritus. Accordingly, for purposes of its opinion, CSCA, with Brookdale’s permission, assumed and relied upon the accuracy and completeness of all such information. CSCA did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation, valuation, audit or appraisal of any of the assets or liabilities (contingent or otherwise, including contractual rights or obligations), of Brookdale or Emeritus or any of their respective subsidiaries, nor did CSCA evaluate the solvency or fair value of Brookdale or Emeritus under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts and projections, including the analyses and forecasts of the Synergies, made available to CSCA and used in its analyses, CSCA assumed with Brookdale’s permission that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Brookdale as to the matters covered thereby. In rendering its opinion, CSCA expressed no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they were based. CSCA’s opinion was necessarily based upon economic, market and other conditions, and the information made available to it, as of the date thereof. CSCA expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it become aware after the date thereof.

For purposes of rendering its opinion, CSCA assumed with Brookdale’s permission that the transactions contemplated by the Merger Agreement will be consummated in all material respects in accordance with its terms, without any waiver, modification or amendment of any term, condition or agreement. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on Brookdale, Emeritus or the contemplated Merger, except as provided by the Merger Agreement. CSCA has assumed, at the direction of Brookdale, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. CSCA is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Brookdale and its advisors with respect to such issues.

The CSCA opinion was approved and authorized for issuance by a fairness opinion review committee and was addressed to, and for the sole use and benefit of, the Brookdale Board. The opinion was limited to the fairness, from a financial point of view as of the date of the CSCA opinion, to Brookdale of the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued by Brookdale in exchange for each share of Emeritus common stock in connection with the Merger. Brookdale did not ask CSCA to, and its opinion did not in any manner, address the fairness of the transactions contemplated by the Merger Agreement, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Brookdale, nor did it address the fairness of the contemplated benefits of the transactions contemplated by the Merger Agreement. CSCA did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the transactions contemplated thereby. CSCA expressed no opinion as to the merits of the underlying decision by Brookdale to engage in the transactions contemplated by the Merger Agreement or the relative merits of such transactions as compared to any alternative business strategies or transactions that might be available to Brookdale, nor did CSCA express an opinion or recommendation as to how any holder of Brookdale’s common stock should vote with respect to the transactions contemplated by the Merger Agreement. CSCA did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of Brookdale or Emeritus, or any class of such persons, in connection with the transactions contemplated by the Merger Agreement whether relative to the amounts to be received by any other person pursuant to the Merger Agreement or otherwise. CSCA’s opinion did not in any manner address the prices at which Brookdale common stock will trade following the announcement or consummation of the transactions contemplated by the Merger Agreement.

The extensive experience of CSCA’s investment bankers in providing corporate finance and financial advisory services to companies in the seniors housing, healthcare services and real estate industries, including Brookdale, was a significant factor in the decision of the Brookdale Board to select CSCA to be a financial advisor in connection with the Merger and subsequently to request that CSCA provide a fairness opinion.

CSCA is an investment banking firm providing corporate advisory, capital raising and restructuring services to a wide range of companies, real estate investment trusts and investors in the healthcare and real estate industries and related service sectors from which conflicting interests or duties, or a perception thereof, may arise. CSCA acted as non-exclusive financial advisor to the Brookdale Board in connection with the Merger and Brookdale has agreed to pay CSCA for its services in connection with the Merger an aggregate fee of $10 million, $1 million of which was payable in connection with its opinion and $9 million of which is contingent upon the consummation of the Merger. In addition, Brookdale has agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of its engagement. In the two years preceding the date of the CSCA opinion, CSCA had performed various investment banking services for Brookdale and Emeritus unrelated to the Merger. These investment banking services did not culminate in any transaction involving Brookdale or Emeritus and CSCA did not receive any fees directly from Brookdale or Emeritus. CSCA has received a fee of $3 million for investment banking services in connection with the 2012 sale and leaseback of certain communities owned by a joint venture between Emeritus, Blackstone Real Estate Advisors, Columbia Pacific and certain other investors. CSCA may in the future provide investment banking and advisory services to Brookdale and Emeritus and certain of Brookdale’s and Emeritus’ lessors, lenders, joint venture partners and shareholders for which it may in the future receive customary fees and expenses.

The opinion of CSCA was based on the information available to it and economic, market, financial and other conditions and circumstances as they existed and could be evaluated by CSCA on the date of delivery of such opinion. Although subsequent developments may affect its opinion, CSCA does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial analyses contained in the presentation that was made by CSCA to the Brookdale Board on February 20, 2014 and that were used by CSCA in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by CSCA, nor does the order of analyses described represent relative importance or weight given to those analyses by CSCA. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of CSCA’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 20, 2014, and is not necessarily indicative of current market conditions.

The Forecasts include several measures of cash flow, including Cash EBITDA and adjusted cash from facility operations (“CFFO”). Cash EBITDA represents net earnings before non-lease related interest, taxes, depreciation, non-lease related amortization, dividend payments and any other non-recurring charges or adjustments. Cash EBITDA is after cash operating lease expense, capital lease interest and capital lease amortization. CFFO represents U.S. GAAP net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities; deferred interest and fees added to principal; refundable entrance fees received; first generation entrance fee receipts at any recently opened entrance fee Continuing Care Retirement Communities (“CCRC”) prior to stabilization; entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization; lease financing debt amortization with fair market value or no purchase options; gain (loss) on facility lease termination; recurring capital expenditures, net; distributions from unconsolidated ventures from cumulative share of net earnings; CFFO from unconsolidated ventures; and other non-recurring adjustments. CSCA notes that while Cash EBITDA and CFFO are recognizable measures of operating performance for senior housing companies created by the senior housing industry, measures of Cash EBITDA and CFFO may not be directly comparable similarly titled measures across companies. Additionally, Cash EBITDA and CFFO should not be considered an alternative to U.S. GAAP net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by U.S. GAAP in the United States, as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

Transaction Overview

Based on the closing price per share of Brookdale’s common stock of $29.91 on February 19, 2014, the last full trading day prior to the meeting of the Brookdale Board on February 20, 2014, and the Exchange Ratio of 0.95 shares of Brookdale’s common stock to be issued in the Merger for each share of Emeritus common stock, CSCA noted that the implied aggregate value of the consideration to be paid by Brookdale in the Merger as of that date was approximately $1.4 billion, or an implied per share potential consideration to holders of Emeritus common stock of approximately $28.41, and the implied enterprise value of Emeritus as of that date based on that implied per share consideration to holders of Emeritus common stock was approximately $2.8 billion.

Exchange Ratio Analysis

CSCA reviewed the trading prices of Emeritus common stock and Brookdale common stock for the period from February 19, 2009 through February 19, 2014. For each trading day during that period, CSCA derived the implied historical exchange ratio by dividing the closing price per share of Emeritus common stock by the closing price per share of Brookdale common stock. The following table sets forth the average implied historical exchange ratios as of February 19, 2014 and for the specified periods ended February 19, 2014, and the premium/(discount) represented by such ratio as compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Period	Implied Historical Exchange Ratio	Premium / (Discount) of 0.95x Exchange Ratio to Implied Historical Exchange Ratio
February 19, 2014	0.719 x	32.2%
Last one-year period	0.839 x	13.2%
Last two-year period	0.899 x	5.7%
Last five-year period	0.997 x	(4.7%)

Historical Share Price Analysis

CSCA noted that the low and high closing prices per share of Emeritus common stock during the 52-week period ending on February 19, 2014 were $18.41 and $30.56, and the low and high closing prices per share of Brookdale common stock during the same period were $24.96 and $30.00. CSCA also reviewed the range of daily implied exchange ratios during the 52-week period ending on February 19, 2014 by dividing the closing price per share of Emeritus common stock by the closing price per share of Brookdale common stock on each trading day. This analysis indicated a range of implied exchange ratios of 0.614 to 1.224, compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Comparable Companies Analysis

CSCA reviewed and compared certain financial information, ratios and public market multiples for the following publicly traded corporations in the senior housing industry:

•	Emeritus Corporation

•	Brookdale Senior Living Inc.

•	Capital Senior Living Corporation

Although none of the selected companies is directly comparable to each other, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to each other.

In the analysis, CSCA derived and compared multiples for the selected companies, calculated as follows:

•	the enterprise value as a multiple of estimated Cash EBITDA for calendar year 2014, which is referred to below as “EV / 2014E Cash EBITDA”; and

•	the price per share divided by estimated CFFO per share for calendar year 2014, which is referred to below as “Price / 2014E CFFO per Share”.

The multiples and ratios for Capital Senior Living Corporation were calculated using the closing price of the common stock on February 19, 2014 and were based on the most recent publicly available information, certain market data services and available research analyst estimates for 2014. The multiples and ratios for Brookdale and Emeritus were calculated using the respective closing prices per share of Brookdale common stock and Emeritus common stock on February 19, 2014 and were based on Brookdale management estimates.

	Implied Emeritus – Merger (Incl. Synergies)	Implied Emeritus – Merger (Pre- Synergies)		Comparable Companies
Multiple			Emeritus	Brookdale	Capital Senior Living	Average(1)
EV / 2014E Cash EBITDA	11.7 x	12.3 x	10.8 x	13.1 x	15.2 x	13.0 x
Price / 2014E CFFO per Share	10.8 x	13.0 x	9.5 x	10.9 x	14.0 x	11.5 x

(1)	Averages are calculated as the straight average of Emeritus, Brookdale and Capital Senior Living.

Using a reference range of 11.0 x to 13.0 x Emeritus’ and Brookdale’s 2014 estimated Cash EBITDA and a range of 10.0 x to 12.0 x CFFO, which represented a subset of the multiples for the range of trading multiples summarized in the table above, CSCA determined a range of implied equity values per share on a fully diluted basis of Emeritus common stock and Brookdale common stock, respectively. This analysis indicated a range of implied values per share of Emeritus common stock of $22.21 to $31.53, and a range of implied values per share of Brookdale common stock of approximately $22.05 to $33.01.

CSCA also calculated the ratio implied by dividing the low end of the implied equity value per share of Emeritus common stock of $22.21 by the high end of the implied equity value per share of Brookdale common stock of $33.01. CSCA also calculated the ratio implied by dividing the high end of the implied equity value per share of Emeritus common stock of $31.53 by the low end of the implied equity value per share of Brookdale common stock of $22.05. This analysis indicated a range of implied exchange ratios of 0.673 to 1.430, compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Selected Transactions Analysis

CSCA analyzed certain information relating to the following transactions involving companies in the senior housing industry since 2006. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Date Announced	Transaction Value ($mm)	Implied Forward EBITDA Multiple
Sunrise Senior Living	Health Care REIT	August 22, 2012	$4,300	15.4 x
Atria Senior Living	Ventas	October 1, 2010	3,100	16.2 x
Holiday Retirement	Fortress Investment Group	December 22, 2006	6,600	17.4 x
American Retirement	Brookdale Senior Living	May 13, 2006	1,460	16.1 x

While none of the companies (other than Brookdale) that participated in the selected transactions are directly comparable to Brookdale and Emeritus and none of the transactions in the selected transactions analysis is directly comparable to the Merger, CSCA selected these transactions because each of the target companies in the selected transactions was involved in the senior housing industry. CSCA also noted that economic and market conditions were not directly comparable during the timing of each of the selected transactions and the contemplated Merger.

For each of the selected transactions, CSCA calculated and compared enterprise value as a multiple of the target company’s one-year forward estimated EBITDA, which is referred to below as “Forward EBITDA”. Each of the target companies’ Forward EBITDA estimates were based on publicly available information, certain market data services and available research analyst estimates at the time a transaction was announced. The Forward EBITDA required to calculate the implied multiples for the Merger were based on Brookdale management estimates.

This analysis indicated the following multiples (including the multiples implied by the Merger at the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock):

Implied Multiples
	Low	High	Median	Merger

Forward EBITDA	15.4 x	17.4 x	16.2 x	12.3 x
Forward EBITDA (Including Synergies)	na	na	na	11.7 x

Using a reference range of 13.0x to 16.0x Emeritus’ and Brookdale’s 2014 estimated Cash EBITDA, which represented a subset of the range of Forward EBITDA multiples summarized in the table above, CSCA determined a range of implied equity values per share on a fully diluted basis of Emeritus common stock and Brookdale common stock, respectively. The 2014 estimated Cash EBITDA for Emeritus and Brookdale was based on Brookdale management estimates. This analysis indicated a range of implied values per share of Emeritus common stock of $31.53 to $45.51, and a range of implied values per share of Brookdale common stock of approximately $29.43 to $40.48.

CSCA also calculated the ratio implied by dividing the low end of the implied equity value per share of Emeritus common stock of $31.53 by the high end of the implied equity value per share of Brookdale common stock of $40.48 calculated using the selected transactions analysis summarized above. CSCA also calculated the ratio implied by dividing the high end of the implied equity value per share of Emeritus common stock of $45.51 by the low end of the implied equity value per share of Brookdale common stock of $29.43 calculated using the selected transactions analysis summarized above. This analysis indicated a range of implied exchange ratios of 0.779 to 1.547, compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Future Stock Price Analyses

CSCA performed an illustrative future stock price analysis to determine a range of illustrative implied present values per share of Emeritus common stock based on projected CFFO (both including and excluding the impact of cash taxes) and Cash EBITDA for Emeritus on a stand-alone basis for the years ending December 31, 2014 through 2016, using estimates from Brookdale’s management. The analysis was based on a discount rate of 10.0%, CFFO multiples ranging from 10.0 x to 12.0 x and Cash EBITDA multiples ranging from 11.0 x to 13.0 x. The discount rate in the analysis reflects CSCA’s estimate of the equity cost of capital of Emeritus and the CFFO and Cash EBITDA multiples were primarily based upon the publicly traded multiples of Emeritus, Brookdale and other publicly traded corporations in the senior housing industry of comparable size. This analysis resulted in a range of implied present values of $20.55 to $50.59 per share of Emeritus common stock, as summarized below:

	Emeritus Implied Present Equity Value per Share
	Low	High
Forward CFFO (Including Impact of Cash Taxes):	$20.55	$28.21

Forward CFFO (Excluding Impact of Cash Taxes):	$24.81	$39.58

Forward Cash EBITDA:	$26.81	$50.59

CSCA also performed an illustrative future stock price analysis to determine a range of illustrative implied present values per share of Brookdale common stock based on projected CFFO (both including and excluding the impact of cash taxes) and Cash EBITDA for Brookdale on a stand-alone basis for the years ending December 31, 2014 through 2016, using estimates from Brookdale’s management. The analysis was based on a discount rate of 10.0%, CFFO multiples ranging from 10.0 x to 12.0 x and Cash EBITDA multiples ranging from 11.0 x to 13.0 x. The discount rate in the analysis reflects CSCA’s estimate of the equity cost of capital of Brookdale and the CFFO and Cash EBITDA multiples were primarily based upon the publicly traded multiples of Emeritus, Brookdale and other publicly traded corporations in the senior housing industry of comparable size. This analysis resulted in a range of implied present values of $21.38 to $37.78 per share of Brookdale common stock, as summarized below:

	Brookdale Implied Present Equity Value per Share
	Low	High
Forward CFFO (Including Impact of Cash Taxes):	$21.38	$32.64

Forward CFFO (Excluding Impact of Cash Taxes):	$27.51	$34.84

Forward Cash EBITDA:	$23.85	$37.78

CSCA also calculated the ratio implied by dividing the low end of the implied equity value per share of Emeritus common stock of $20.56 by the high end of the implied equity value per share of Brookdale common stock of $37.78. CSCA also calculated the ratio implied by dividing the high end of the implied equity value per share of Emeritus common stock of $50.59 by the low end of the implied equity value per share of Brookdale common stock of $21.38. This analysis indicated a range of implied exchange ratios of 0.544 to 2.366, compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Discounted Cash Flow Analyses

CSCA performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Emeritus common stock on a fully diluted basis based on projected unlevered free cash flows for Emeritus on a stand-alone basis for the years ending December 31, 2014 through 2017, using estimates from Brookdale’s management. Net free cash flows also reflect certain required sources and uses of capital during such period including, but not limited to, cash taxes, share of joint venture cash flows, working capital adjustments, projected debt refinancing shortfalls or gains, capital expenditures and acquisition costs, where appropriate and as reflected in the Brookdale-Emeritus Forecasts. Net free cash flows also reflect the utilization of available estimated net operating loss carry forwards (“NOLs”) to reduce potential taxes, as estimated by Brookdale management. The analysis was based on a range of discount rates from 8.0% to 9.0% and a terminal value based on EBITDA terminal multiples ranging from 10.0 x to 12.0 x applied to the estimated 2018 EBITDA of Emeritus. The range of discount rates in the analysis reflects CSCA’s estimate of the weighted average cost of capital of Emeritus, Brookdale and other publicly traded corporations in the senior housing industry of comparable size. The range of EBITDA terminal multiples was primarily based upon the publicly traded multiples of Emeritus and Brookdale, the implied multiples of the Merger and CSCA’s estimates of multiples in the future. This analysis resulted in a range of implied present values of $23.78 to $35.72 per share of Emeritus common stock.

CSCA also performed an illustrative discounted cash flow analysis to determine a range of illustrative implied present values per share of Brookdale common stock on a fully diluted basis based on projected unlevered free cash flows for Brookdale on a stand-alone basis for the years ending December 31, 2014 through 2017, using estimates from Brookdale management and the same methodologies, ranges of discount rates and terminal values summarized above. This analysis resulted in a range of implied present values of $24.13 to $33.40 per share of Brookdale common stock.

CSCA also calculated the ratio implied by dividing the low end of the implied equity value per share of Emeritus common stock of $23.78 by the high end of the implied equity value per share of Brookdale common stock of $33.40. CSCA also calculated the ratio implied by dividing the high end of the implied equity value per share of Emeritus common stock of $35.72 by the low end of the implied equity value per share of Brookdale common stock of $24.13. This analysis indicated a range of implied exchange ratios of 0.712 to 1.480, compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Net Asset Value Analyses

CSCA performed an illustrative net asset value analysis (“NAV”) to determine a range of illustrative implied values per share of Emeritus common stock on a fully diluted basis based on projected calendar year 2014 cash flows for Emeritus on a stand-alone basis, using estimates from Brookdale’s management. For this analysis, CSCA applied ranges of market capitalization rates or multiples to Emeritus’ projected 2014E Cash EBITDA for each of its real estate and other assets. The capitalization rates and multiples used in these analyses were derived from historical data for comparable asset sales from an evaluation of transaction data obtained from certain market data services, publicly available information and CSCA’s estimates. CSCA applied capitalization rates ranging from 6.5% to 7.5% to Emeritus’ owned rental assets and multiples ranging from 5.0 x to 10.0 x to Emeritus’ leased assets and other business segments. The capitalization rate and multiple ranges applied also take into consideration certain factors (including, but not limited to, the size and age of the assets, market locations, historical capital investments, and in the case of the leased assets and other business segments, the economic terms of the underlying leases and business segments). CSCA then added the cash and cash equivalents and deducted the debt outstanding at December 31, 2013 to the gross asset value to calculate NAV. This analysis resulted in a range of implied values of $26.12 to $35.63 per share of Emeritus common stock.

CSCA also performed an illustrative NAV to determine a range of illustrative implied values per share of Brookdale common stock based on projected calendar year 2014 cash flows for Brookdale on a stand-alone basis, using estimates from Brookdale’s management. For this analysis, CSCA applied ranges of market capitalization rates or multiples to Brookdale’s projected 2014E Cash EBITDA for each of its real estate and other assets. The capitalization rates and multiples used in these analyses were derived from historical data for comparable asset sales from an evaluation of transaction data obtained from certain market data services, publicly available information and CSCA’s estimates. CSCA applied capitalization rates ranging from 6.0% to 8.0% to Brookdale’s owned rental and entrance fee CCRCs assets and multiples ranging from 5.0 x to 11.0 x to Brookdale’s leased assets and other business segments to calculated the aggregate value of Brookdale’s assets. The capitalization rate and multiple ranges applied also take into consideration certain factors including, but not limited to, the size and age of the assets, market locations, historical capital investments, and in the case of the leased assets and other business segments, the economic terms of the underlying leases and business segments. CSCA then added the cash and cash equivalents and deducted the debt outstanding at December 31, 2013 to the gross asset value to calculate NAV. This analysis resulted in a range of implied values of $25.39 to $33.82 per share of Brookdale’s common stock.

CSCA also calculated the ratio implied by dividing the low end of the implied equity value per share of Emeritus common stock of $26.12 by the high end of the implied equity value per share of Brookdale common stock of $33.82. CSCA also calculated the ratio implied by dividing the high end of the implied equity value per share of Emeritus common stock of $35.63 by the low end of the implied equity value per share of Brookdale common stock of $25.39. This analysis indicated a range of implied exchange ratios of 0.772 to 1.403, compared to the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock.

Contribution Analysis

CSCA analyzed and compared Brookdale and Emeritus shareholders’ respective expected percentage ownership of the combined company to Brookdale’s and Emeritus’ respective contributions to the combined company based upon Cash EBITDA and CFFO for each company on a stand-alone basis for the years from 2013 through 2015, in each case based on publicly available information and Brookdale management estimates, as well as the equity value of each company as of February 19, 2014, the enterprise value of each company as of February 19, 2014 and estimated NAV of each company based on projected 2014 cash flow as provided by Brookdale management and calculated as described above. CSCA noted that the implied equity ownership of Emeritus shareholders in the combined company based on the Exchange Ratio of 0.95 of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock represented 26.9%. This analysis indicated that the implied equity value percentage contribution of Emeritus to the combined company based on the contribution analyses described above ranged from 22% to 33%.

Pro Forma Analysis of the Merger

CSCA analyzed the potential pro forma impact of the Merger on Brookdale’s estimated CFFO for calendar years 2014 through 2017, which excluded the estimated impact of estimated restructuring and other non-recurring costs associated with the Merger, in each case assuming that the potential Synergies are realized at the rate set forth in the forecasts. In this analysis, CFFO estimates for Brookdale, Emeritus and any assumed transaction adjustments, including the utilization of additional projected NOLs generated by a transaction to reduce potential taxes, were based on estimates prepared by Brookdale management. For purposes of this analysis, all estimates assumed for illustrative purposes that the Merger would close on December 31, 2013. This analysis indicated that the Merger would be approximately break-even in calendar year 2014 and accretive in calendar years 2015, 2016 and 2017 on an CFFO basis. The actual results achieved by the combined company may vary from projected results and such variations may be material.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying CSCA’s opinion. In arriving at its fairness determination, CSCA considered the results of all of its analyses, including those not described here, and did not attribute any particular weight to any factor or analysis considered by it. Rather, CSCA made its determination as to fairness on the basis of experience and professional judgment after considering the results of all of its analyses. No company (other than Brookdale or Emeritus) or transaction used in the above analyses as a comparison is directly comparable to Brookdale, Emeritus or the Merger.

CSCA prepared these analyses for purposes of providing its opinion to the Brookdale Board as to the fairness to Brookdale from a financial point of view as of the date of the CSCA opinion of the Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results, including estimates of the Synergies, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Brookdale, Emeritus, CSCA or any other person assumes responsibility if future results are materially different from those forecast.

The Exchange Ratio of 0.95 shares of Brookdale common stock to be issued in the Merger for each share of Emeritus common stock was determined through arm’s-length negotiations between Brookdale and Emeritus and was approved by the Brookdale Board. CSCA provided advice to Brookdale during these negotiations. CSCA did not, however, recommend any specific exchange ratio to Brookdale or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

As described above, the opinion from CSCA to the Brookdale Board was one of a number of factors taken into consideration by the Brookdale Board in making its determination to approve the Merger Agreement and the

Merger. The foregoing summary does not purport to be a complete description of the analyses performed by CSCA in connection with its fairness opinion and is qualified in its entirety by reference to the written opinions of CSCA included as Annex E.

Opinion of BofA Merrill Lynch

Brookdale has retained BofA Merrill Lynch to act as Brookdale’s financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Brookdale selected BofA Merrill Lynch to act as Brookdale’s financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Brookdale and its business.

On February 20, 2014, at a meeting of the Brookdale Board held to evaluate the Merger, BofA Merrill Lynch delivered to the Brookdale Board an oral opinion, which was confirmed by delivery of a written opinion dated February 20, 2014, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio was fair, from a financial point of view to Brookdale.

The full text of BofA Merrill Lynch’s written opinion to the Brookdale Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Brookdale Board for the benefit and use of the Brookdale Board (in its capacity as such) in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Brookdale or in which Brookdale might engage or as to the underlying business decision of Brookdale to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to Emeritus and Brookdale;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Emeritus furnished to or discussed with BofA Merrill Lynch by the management of Emeritus, including the Emeritus Forecasts;

(3)	reviewed the Brookdale-Emeritus Forecasts, and discussed with the management of Brookdale its assessments as to the relative likelihood of achieving the future financial results reflected in the Emeritus Forecasts and the Brookdale-Emeritus Forecasts;

(4)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Brookdale furnished to or discussed with BofA Merrill Lynch by the management of Brookdale, including the Brookdale Forecasts;

(5)	reviewed the Synergies;

(6)	discussed the past and current business, operations, financial condition and prospects of Emeritus with members of senior managements of Emeritus and Brookdale, and discussed the past and current business, operations, financial condition and prospects of Brookdale with members of senior management of Brookdale;

(7)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Brookdale, including the potential effect on Brookdale’s estimated cash from facility operations per share;

(8)	reviewed the trading histories for Emeritus common stock and Brookdale common stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(9)	compared certain financial and stock market information of Emeritus and Brookdale with similar information of other companies BofA Merrill Lynch deemed relevant;

(10)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(11)	reviewed the relative financial contributions of Emeritus and Brookdale to the future financial performance of the combined company on a pro forma basis;

(12)	reviewed the Merger Agreement; and

(13)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Brookdale and Emeritus that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Emeritus Forecasts, BofA Merrill Lynch was advised by Emeritus, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Emeritus as to the future financial performance of Emeritus. With respect to the Brookdale-Emeritus Forecasts, the Brookdale Forecasts and the Synergies, BofA Merrill Lynch assumed, at the direction of Brookdale, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Brookdale as to the future financial performance of Emeritus and Brookdale and other matters covered thereby and, based on the assessments of the management of Brookdale as to the relative likelihood of achieving the future financial results reflected in the Emeritus Forecasts and Brookdale-Emeritus Forecasts, BofA Merrill Lynch relied, at the direction of Brookdale, on the Brookdale-Emeritus Forecasts for purposes of its opinion. BofA Merrill Lynch relied, at the direction of Brookdale, on the assessment of the management of Brookdale as to Brookdale’s ability to achieve the Synergies and was advised by Brookdale, and assumed, that the Synergies will be realized in the amounts and at the times projected. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Emeritus or Brookdale, nor did it make any physical inspection of the properties or assets of Emeritus or Brookdale. BofA Merrill Lynch did not evaluate the solvency or fair value of Emeritus or Brookdale under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Brookdale, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. BofA Merrill Lynch assumed, at the direction of Brookdale, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Merrill Lynch expressed no view or opinion with respect to, and relied, with the consent of Brookdale, upon the assessments of representatives of Brookdale regarding, legal, regulatory, accounting, tax and similar matters relating to Emeritus, Brookdale, any related entity and the Merger (including the contemplated benefits thereof) as to which Brookdale obtained advice as it deemed necessary from qualified professionals. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the

Exchange Ratio to Brookdale, and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Brookdale or in which Brookdale might engage or as to the underlying business decision of Brookdale to proceed with or effect the Merger. BofA Merrill Lynch did not express any opinion as to what the value of Brookdale common stock actually would be when issued or the prices at which Brookdale common stock or Emeritus common stock would trade at any time, including following announcement or consummation of the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter. Except as described above, Brookdale imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Brookdale Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. Implied per share equity value reference ranges derived for Emeritus and Brookdale from the analyses described below generally were rounded to the nearest $0.25. For purposes of BofA Merrill Lynch’s opinion and analyses described below, the implied value per share of Emeritus common stock was calculated utilizing the Exchange Ratio and the closing trading price of Brookdale common stock of $29.91 on February 19, 2014.

Emeritus Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for Emeritus, Brookdale and Capital Senior Living Corporation, another publicly traded company in the senior housing industry. BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies, based on closing stock prices on February 19, 2014, adjusted for capital leases and operating leases capitalized at 10.0x U.S. GAAP rent expense, as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciations, amortization and rent expense, commonly referred to as EBITDAR. BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated EBITDAR multiples of 11.0x to 13.0x derived from the selected publicly traded companies to Emeritus’ calendar year 2014 estimated EBITDAR. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, not adjusted for operating leases, as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as EBITDA. BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated EBITDA multiples of 11.0x to 13.0x derived from the selected publicly traded companies to Emeritus’ calendar year 2014 estimated EBITDA. BofA Merrill Lynch also reviewed the price per share of the selected publicly traded companies, based on closing stock prices on February 19, 2014, as a multiple of calendar year

2014 estimated cash from facility operations, commonly referred to as CFFO. BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated CFFO multiples of 9.25x to 12.00x derived from the selected publicly traded companies to Emeritus’ calendar year 2014 estimated CFFO. Estimated financial data of Capital Senior Living Corporation was based on publicly available research analysts’ estimates, and estimated financial data of Emeritus and Brookdale were based on the Brookdale-Emeritus Forecasts and the Brookdale Forecasts, respectively. This analysis indicated the following approximate implied per share equity value reference ranges for Emeritus as compared to the implied value per share of Emeritus common stock at the Exchange Ratio:

Implied Per Share Equity Value Reference Ranges for Emeritus			Implied Value per share of Emeritus common stock at the Exchange Ratio
2014E EBITDAR	2014E EBITDA	2014E CFFO
$18.50 – $41.75	$14.75 – $31.50	$20.75 – $27.00	$28.41

BofA Merrill Lynch also derived and presented the following multiples for the selected publicly traded senior housing companies:

Comparable Companies
Multiple	Emeritus	Brookdale	Capital Senior Living	Average(1)
EV / 2014E EBITDA(2)	11.8 x	12.3 x	15.2 x	13.7 x
Price / 2014E Adjusted CFFO	9.5 x	10.9 x	14.0 x	12.4 x
Adj. EV / 2014E GAAP EBITDAR(3)	11.3 x	11.6 x	12.9 x	12.2 x
Cash EBITDA CAGR (2013E-2015E)	17.9%	10.6%	21.1%	15.8%

(1)	Averages are calculated as the straight average of Brookdale and Capital Senior Living.
(2)	Calculated based on enterprise value adjusted to include capital leases.
(3)	Calculated based on enterprise value adjusted to include capital leases and capitalized operating leases at 10.0x GAAP rent expense.

No company used in this analysis is identical or directly comparable to Emeritus. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Emeritus was compared.

Selected Precedent Transactions Analysis

BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following four selected transactions involving companies in the senior housing industry:

Announcement Date	Acquiror	Target	Transaction Value ($mm)	Capitalization Rate	Implied Cash EBITDA Multiple
08/22/12	Health Care REIT, Inc.	Sunrise Senior Living	$4,300	6.5%	15.4 x
10/01/10	Ventas REIT Inc.	Atria Senior Living Group	3,100	6.2%	16.2 x
12/22/06	Fortress Investment Group LLC	Holiday Retirement Corp.	6,600	5.8%	17.4 x
05/13/06	Brookdale Senior Living Inc.	American Retirement Corp.	1,460	—	16.1 x

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transactions as a multiple of the target company’s one-year forward estimated cash EBITDA, calculated as EBITDA less capital lease interest and capital lease amortization. BofA Merrill Lynch then applied one-year forward cash EBITDA multiples of 14.0x to 16.0x derived from the selected transactions to Emeritus’ calendar year 2014 estimated cash EBITDA. Estimated financial data of the selected transactions was based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Emeritus was based on the Brookdale-Emeritus Forecasts. This analysis indicated the following approximate implied per share equity value reference range for Emeritus, as compared to the implied value per share of Emeritus common stock at the Exchange Ratio:

Implied Per Share Equity Value Reference Range for Emeritus – 2014E Cash EBITDA	Implied Value per share of Emeritus common stock at the Exchange Ratio
$35.50 – $44.25	$28.41

No company, business or transaction used in this analysis is identical or directly comparable to Emeritus or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Emeritus and the Merger were compared.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of Emeritus to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Emeritus was forecasted to generate during Emeritus’ fiscal years 2013 through 2017 based on the Brookdale-Emeritus Forecasts. BofA Merrill Lynch calculated terminal values by applying a range of perpetuity growth rates of 2.75% to 3.25%, which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the observed data for Capital Senior Living Corporation, Brookdale and Emeritus, which implied a terminal EBITDA exit multiple of 8.8x to 11.5x, to projected unlevered, after-tax free cash flows in the terminal year. BofA Merrill Lynch also calculated the estimated present value of the cash flow from tax-effected Synergies forecasted to be available to Brookdale after the Merger during fiscal years 2014 through 2017. BofA Merrill Lynch calculated terminal values by applying a range of perpetuity growth rates of 1.25% to 1.75%, which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the observed data for Capital Senior Living Corporation, Brookdale and Emeritus, to projected cash flow from tax-effected Synergies in the terminal year. BofA Merrill Lynch also calculated the estimated present value of the cash flow from the tax-effected federal NOLs forecasted to be available to Emeritus on a standalone basis during fiscal years 2014 through 2017 based on the Emeritus Forecasts. The cash flows and terminal values were then discounted to present value as of December 31, 2013, using mid-year convention and discount rates ranging from 8.0% to 9.0%, which were based on an estimate of Emeritus’ weighted average cost of capital, as estimated by BofA Merrill Lynch based on the Capital Asset Pricing Model (“CAPM”), which took into account the betas of the selected publicly traded companies, the risk-free rate and the historical equity risk premium. This analysis indicated the following approximate implied per share equity value reference ranges for Emeritus as compared to the implied value per share of Emeritus common stock at the Exchange Ratio:

Implied Per Share Equity Value Reference Range for Emeritus (not including per share present value of Synergies and NOLs)	Implied Per Share Equity Value Reference Range for Emeritus (including per share present value of Synergies but not including per share present value of NOLs)	Implied Per Share Equity Value Reference Range for Emeritus (including per share present value of Synergies and NOLs)	Implied Value per share of Emeritus common stock at the Exchange Ratio
$21.25 – $35.75	$29.00 – $45.50	$30.25 – $46.75	$28.41

Brookdale Financial Analyses

Selected Publicly Traded Companies Analysis

BofA Merrill Lynch reviewed publicly available financial and stock market information for Brookdale, Emeritus and Capital Senior Living Corporation, another publicly traded company in the senior housing industry. BofA Merrill Lynch reviewed enterprise values of the selected publicly traded companies based on closing stock prices on February 19, 2014, adjusted for capitalized leases and operating leases capitalized at 10.0x U.S. GAAP rent expense, as a multiple of calendar year 2014 estimated EBITDAR. BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated EBITDAR multiples of 11.0x to 13.0x derived from the selected publicly traded companies to Brookdale’s calendar year 2014 estimated EBITDAR. BofA Merrill Lynch also reviewed enterprise values of the selected publicly traded companies, not adjusted for operating leases, as a multiple of calendar year 2014 estimated EBITDA. BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated EBITDA multiples of 11.0x to 13.0x derived from the selected publicly traded companies to Brookdale’s calendar year 2014 estimated EBITDA. BofA Merrill Lynch also reviewed the price per share of the selected publicly traded companies, based on closing stock prices on February 19, 2014. BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated CFFO multiples of 9.25x to 12.00x derived from the selected publicly traded companies to Brookdale’s calendar year 2014 estimated CFFO. Estimated financial data of Capital Senior Living Corporation was based on publicly available research analysts’ estimates, and estimated financial data of Brookdale and Emeritus were based on the Brookdale Forecasts and the Brookdale-Emeritus Forecasts, respectively. This analysis indicated the following approximate implied per share equity value reference ranges for Brookdale:

Implied Per Share Equity Value Reference Ranges for Brookdale			Closing Trading Price of Brookdale common stock on February 19, 2014
2014E EBITDAR	2014E EBITDA	2014E CFFO
$26.25 – $38.25	$24.50 – $32.75	$25.50 – $33.00	$29.91

BofA Merrill Lynch also derived and presented the following multiples for the selected publicly traded senior housing companies:

Comparable Companies
Multiple	Emeritus	Brookdale	Capital Senior Living	Average(1)
EV / 2014E EBITDA(2)	11.8 x	12.3 x	15.2 x	13.7 x
Price / 2014E Adjusted CFFO	9.5 x	10.9 x	14.0 x	12.4 x
Adj. EV / 2014E GAAP EBITDAR(3)	11.3 x	11.6 x	12.9 x	12.2 x
Cash EBITDA CAGR (2013E-2015E)	17.9%	10.6%	21.1%	15.8%

(1)	Averages are calculated as the straight average of Brookdale and Capital Senior Living.
(2)	Calculated based on enterprise value adjusted to include capital leases.
(3)	Calculated based on enterprise value adjusted to include capital leases and capitalized operating leases at 10.0x GAAP rent expense.

Discounted Cash Flow Analysis

BofA Merrill Lynch performed a discounted cash flow analysis of Brookdale to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Brookdale was forecasted to generate during Brookdale’s fiscal years 2013 through 2017 based on the Brookdale Forecasts, excluding NOLs. BofA Merrill Lynch calculated terminal values by applying a range of perpetuity growth rates of 2.75% to 3.25%, which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the observed data for Capital Senior Living Corporation, Brookdale and Emeritus, which implied a terminal EBITDA exit multiple of 10.3x to 13.5x, to projected unlevered, after-tax free cash flows in the terminal year. The cash flows and terminal values were then discounted to present value as of December 31, 2013, using mid-year convention and discount rates ranging from 8.0% to 9.0%, which were based on an estimate of Brookdale’s weighted average cost of capital, as estimated by BofA Merrill Lynch based on the CAPM, which took into account the betas of the selected publicly traded companies, the risk-free rate and the historical equity risk premium. This analysis indicated the following approximate implied per share equity value reference range for Brookdale:

Implied Per Share Equity Value Reference Range for Brookdale (not including per share present value of NOLs)	Closing Trading Price of Brookdale common stock on February 19, 2014
$23.50 – $37.50	$29.91

Relative Contribution Analysis

BofA Merrill Lynch reviewed the relative financial contributions of Brookdale and Emeritus to the combined corporation for 2013, 2014 and 2015 estimated cash EBITDA and estimated adjusted CFFO. Financial data for Brookdale and Emeritus were based on the Brookdale Forecasts and the Brookdale-Emeritus Forecasts, respectively. BofA Merrill Lynch calculated overall aggregate implied pro forma equity ownership percentages of Brookdale’s and Emeritus’ respective shareholders in the combined corporation based on those relative contributions and after taking into account the respective debt and outstanding common shares, restricted stock units and stock options of Brookdale and Emeritus, as applicable, which indicated an implied overall ownership breakdown reference range for Brookdale of 71.2% to 77.3%, based on weighted average multiples, as compared to the aggregate equity ownership percentage of Brookdale’s shareholders in the combined corporation, based on the Exchange Ratio, of approximately 73.4% immediately upon consummation of the Merger. Based on Brookdale and Emeritus’ relative contributions to the combined corporation of the financial metrics described above of approximately 67.3% to 77.3% and 22.7% to 32.7%, respectively, BofA Merrill Lynch calculated the following implied exchange ratio reference range by applying weighted average trading multiples to the respective contributions:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.767x – 1.055x	0.95x

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	Trading prices of Emeritus’ common stock during the 52-week period ended February 19, 2014, the last trading day prior to Brookdale’s public announcement it would merge with Emeritus, noting, as reference points, that during such period, Emeritus’ stock prices ranged from $18.15 to $30.95;

•	Trading prices of Brookdale’s common stock during the 52-week period ended February 19, 2014, noting, as reference points, that during such period, Brookdale’s stock prices ranged from $24.42 to $30.65;

•	The present value of analyst one-year forward price target, discounted one period at Emeritus’ cost of equity of 11.5%, noting, as reference points, that such price targets ranged from $23.25 to $27.75;

•	The present value of analyst one-year forward price target, discounted one period at Brookdale’s cost of equity of 10.75%, noting, as reference points, that such price targets ranged from $28.00 to $36.00;

•	Historical trading prices of Brookdale common stock and Emeritus common stock during the two-year period ended February 19, 2014; and

•	The relationship between movements in Brookdale common stock and Emeritus common stock during the five-year period ended February 19, 2014, including the daily ratio of the closing price of Brookdale common stock to the closing price of Emeritus common stock during such period, and the average of this ratio calculated over various periods ended February 19, 2014.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Brookdale Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Brookdale and Emeritus. The estimates of the future performance of Brookdale and Emeritus in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to the Brookdale Board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Brookdale or Emeritus.

The type and amount of consideration payable in the Merger was determined through negotiations between Brookdale and Emeritus, rather than by any financial advisor, and was approved by the Brookdale Board. The decision to enter into the Merger Agreement was solely that of the Brookdale Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Brookdale Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Brookdale Board or management with respect to the Merger or the Exchange Ratio.

Brookdale has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee of $10 million, $1 million of which was payable upon delivery of its opinion and $9 million of which is contingent upon the consummation of the Merger. In addition, Brookdale has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Brookdale, Emeritus and certain of their respective affiliates, including Fortress, an affiliate of Brookdale, and certain of its affiliates and portfolio companies.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Brookdale, Fortress and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as lender under certain term loans, letters of credit and credit facilities for Brookdale, (ii) having acted as an administrative agent and/or a bookrunner and arranger for, and a lender (including in some instances a letter of credit or swing line lender) under, certain term loans, letters of credit and other credit facilities and arrangements of Fortress and certain of its affiliates and portfolio companies, (iii) having provided or providing certain treasury and trade management services and products to Brookdale, Fortress and certain of its affiliates and portfolio companies, (iv) having acted or acting as financial advisor to an affiliate of Fortress in connection with a mergers and acquisitions transaction, (v) having acted as a joint bookrunner for a convertible debt offering by Brookdale and as a bookrunner for various equity and/or debt (including convertible debt) offerings undertaken by Fortress and certain of its affiliates and portfolio companies, and (vi) having provided or providing certain equity, derivatives and foreign exchange trading services to Fortress and certain of its affiliates and portfolio companies. From February 1, 2012 through January 31, 2014, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues of approximately $2,500,000 from Brookdale for commercial, corporate and investment banking services unrelated to the Merger.

Further, in connection with Brookdale’s issuance of $316,250,000 principal amount of 2.75% convertible senior notes due 2018 (the “Notes”), Brookdale entered into separate convertible bond hedge and warrant transactions, collectively referred to as the call spread transaction, with three banks, with 25% of the notional amount of the call spread transaction being entered into with BofA Merrill Lynch’s affiliate, Bank of America, N.A. (“BANA”), acting as principal for its own account. The call spread transaction consisted of the purchase by Brookdale of call options with respect to the number of shares of Brookdale common stock initially underlying the Notes and the sale by Brookdale of warrants with respect to the same number of shares of Brookdale common stock. If the Merger is consummated, the value to BANA of the call spread transaction may increase or decrease in value. The Brookdale Board was aware of BANA’s interest in the call spread transaction prior to Brookdale’s engagement of BofA Merrill Lynch as financial advisor in connection with the Merger. In BofA Merrill Lynch’s engagement letter with Brookdale with respect to the Merger, Brookdale consented to, and waived any actual or potential conflicts of interest arising from, the call spread transaction. Brookdale also separately engaged CSCA as an additional financial advisor to provide Brookdale with mergers and acquisitions financial advisory services (including a fairness opinion) in connection with the Merger and to advise Brookdale on the call spread transaction, including with respect to the Merger’s potential impact on BANA’s interest in the call spread transaction (which impact was determined by Brookdale, after appropriate review and consideration, to be immaterial).

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Emeritus and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as sole bookrunner on an equity follow-on offering by Emeritus. From February 1, 2012 through January 31, 2014, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues of less than $1,000 from Emeritus for commercial, corporate and investment banking services.

Opinions of Emeritus’ Financial Advisors

Opinion of Wells Fargo Securities, LLC

Emeritus retained Wells Fargo Securities to act as Emeritus’ financial advisor in connection with the Merger. As part of Wells Fargo Securities’ engagement, the Emeritus Board requested that Wells Fargo Securities evaluate the fairness, from a financial point of view, to holders of Emeritus common stock (other than

Brookdale, Merger Sub and their respective affiliates) of the Exchange Ratio. On February 20, 2014, at a meeting of the Emeritus Board held to evaluate the Merger, Wells Fargo Securities rendered to the Emeritus Board an oral opinion, confirmed by delivery of a written opinion dated February 20, 2014, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the Exchange Ratio was fair, from a financial point of view, to holders of Emeritus common stock (other than Brookdale, Merger Sub and their respective affiliates).

The full text of Wells Fargo Securities’ written opinion, dated February 20, 2014, to the Emeritus Board is attached to this joint proxy statement/prospectus as Annex G and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Wells Fargo Securities in rendering its opinion. The following summary is qualified in its entirety by reference to the full text of the opinion. The opinion was addressed to the Emeritus Board (in its capacity as such) for its information and use in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other terms, aspects or implications of the Merger. Wells Fargo Securities’ opinion did not address the merits of the underlying decision by Emeritus to enter into the Merger Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by Emeritus’ management or the Emeritus Board or in which Emeritus might engage. Under the terms of its engagement, Wells Fargo Securities has acted as an independent contractor, not as an agent or fiduciary. Wells Fargo Securities’ opinion does not constitute a recommendation to the Emeritus Board or any other person or entity in respect of the Merger, including as to how any shareholder should vote or act in connection with the Merger or any other matters.

The terms of the Merger were determined through negotiations between Emeritus and Brookdale, rather than by any financial advisor, and the decision to enter into the Merger Agreement was solely that of the Emeritus Board. Wells Fargo Securities did not recommend any specific form of consideration to the Emeritus Board or that any specific form of consideration constituted the only appropriate consideration for the Merger. The opinion was only one of many factors considered by the Emeritus Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Emeritus Board, management or any other party with respect to the Merger or the consideration payable in the Merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed a draft, dated February 20, 2014, of the Merger Agreement, including the financial terms thereof;

•	reviewed certain publicly available business, financial and other information regarding Emeritus and Brookdale, including information set forth in their respective annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2010, 2011 and 2012 and quarterly reports on Form 10-Q for the period ended September 30, 2013;

•	reviewed certain other business and financial information regarding Emeritus and Brookdale furnished to Wells Fargo Securities by and discussed with the managements of Emeritus and Brookdale, including financial forecasts and estimates relating to Emeritus for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Emeritus and financial forecasts and estimates relating to Brookdale for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Brookdale;

•	discussed with the managements of Emeritus and Brookdale the operations and prospects of Emeritus and Brookdale, including the historical financial performance and trends in the results of operations of Emeritus and Brookdale;

•	discussed with the managements of Emeritus and Brookdale the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of Emeritus and Brookdale to result from the Merger;

•	participated in discussions and negotiations among representatives of Emeritus, Brookdale and their respective advisors regarding the proposed Merger;

•	reviewed reported prices and trading activity for Emeritus common stock and Brookdale common stock;

•	compared certain financial data of Emeritus and Brookdale with similar data of certain publicly traded companies that Wells Fargo Securities deemed relevant in evaluating Emeritus and Brookdale;

•	compared the proposed financial terms of the Merger with the financial terms of certain business combinations and other transactions that Wells Fargo Securities deemed relevant in evaluating the Merger;

•	analyzed the estimated present value of the future cash flows of Emeritus and Brookdale based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Emeritus and Brookdale;

•	reviewed the relative financial contributions of Emeritus and Brookdale to the financial performance of the pro forma combined company based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Emeritus and Brookdale; and

•	considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as Wells Fargo Securities deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to Wells Fargo Securities, including all accounting, tax, regulatory and legal information, and Wells Fargo Securities did not make (and assumed no responsibility for) any independent verification of such information. Wells Fargo Securities relied upon assurances of the managements of Emeritus and Brookdale that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to Emeritus and Brookdale utilized in Wells Fargo Securities’ analyses, Wells Fargo Securities was advised by the respective managements of Emeritus and Brookdale and, at the direction of the Emeritus Board, Wells Fargo Securities assumed that they were reasonably prepared and reflected the best currently available estimates, judgments and assumptions as to the future financial performance of Emeritus and Brookdale, as the case may be, the potential pro forma financial effects of, and potential synergies that may result from, the Merger, the potential net operating loss carryforwards expected to be utilized by Emeritus and Brookdale both on a standalone and pro forma basis, and the other matters covered thereby. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts, estimates or other information or the judgments or assumptions upon which they were based. Wells Fargo Securities also assumed that there were no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Emeritus or Brookdale since the respective dates of the most recent financial statements and other information provided to Wells Fargo Securities. Wells Fargo Securities relied, at the direction of the Emeritus Board, upon the assessments of the managements of Emeritus and Brookdale as to (i) business trends and prospects for, and governmental and regulatory policies and matters affecting, the senior and assisted living and broader healthcare industry, including, without limitation, changes in laws and regulations relating to Medicare and Medicaid and other healthcare reform, and the potential impact thereof on Emeritus and Brookdale, (ii) the potential impact on Emeritus and Brookdale of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, (iii) existing and proposed lease terms and other arrangements or agreements relating to the properties of Emeritus and Brookdale and (iv) the ability to integrate the businesses of Emeritus and Brookdale. Wells Fargo Securities assumed, with the consent of the Emeritus Board, that there would be no developments with respect to any such matters that would have an adverse effect on Emeritus, Brookdale or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

In arriving at its opinion, Wells Fargo Securities did not conduct physical inspections of the properties or assets of Emeritus, Brookdale or any other entity and it did not make, and was not provided with, any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Emeritus, Brookdale or any other entity. Wells Fargo Securities also did not evaluate the solvency or fair value of Emeritus, Brookdale or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

In rendering its opinion, Wells Fargo Securities assumed, at the direction of the Emeritus Board, that the final form of the Merger Agreement, when signed by the parties thereto, would not differ from the draft Merger Agreement reviewed by Wells Fargo Securities in any respect meaningful to its analyses or opinion, that the Merger would be consummated in accordance with the terms described in the Merger Agreement and in compliance with all applicable laws and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger, no delay, limitation or restriction would be imposed or action would be taken that would have an adverse effect on Emeritus, Brookdale or the Merger or that otherwise would be meaningful in any respect to its analyses or opinion. Wells Fargo Securities also assumed, at the direction of the Emeritus Board, that the Merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that any reorganization transaction, including a holding company structure, that might be implemented by Emeritus prior to consummation of the Merger or changes to the structure of the Merger as permitted under the terms of the Merger Agreement would not be meaningful in any respect to the analyses or opinion of Wells Fargo Securities.

Wells Fargo Securities did not express any opinion as to what the value of Brookdale common stock actually would be when issued pursuant to the Merger or the prices at which Emeritus common stock or Brookdale common stock would trade at any time. Wells Fargo Securities’ opinion was necessarily based on economic, market, financial and other conditions existing, and information made available to Wells Fargo Securities, as of the date of its opinion. Wells Fargo Securities noted for the Emeritus Board that the credit, financial and stock markets have experienced significant volatility, and Wells Fargo Securities expressed no opinion or view as to any potential effects of such volatility on Emeritus, Brookdale or the Merger. Although subsequent developments may affect the matters set forth in its opinion, Wells Fargo Securities does not have any obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment on or consider any such events occurring or coming to its attention after the date of its opinion.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view and as of the date of its opinion, to holders of Emeritus common stock (other than Brookdale, Merger Sub and their respective affiliates) of the Exchange Ratio to the extent expressly specified in its opinion, and did not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any pre-closing reorganization or any voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or otherwise. In addition, Wells Fargo Securities’ opinion did not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or class of such persons, relative to the Exchange Ratio or otherwise. Wells Fargo Securities did not express any view or opinion with respect to, and with the consent of the Emeritus Board relied upon the assessments of Emeritus’ representatives regarding, accounting, tax, regulatory, legal or similar matters as to which Wells Fargo Securities understood that Emeritus obtained such advice as it deemed necessary from qualified professionals. Except as described in this summary, Emeritus imposed no other instructions or limitations on Wells Fargo Securities with respect to the investigations made or procedures followed by Wells Fargo Securities in rendering its opinion.

In connection with rendering its opinion, Wells Fargo Securities performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Wells Fargo Securities did not ascribe a specific value to Emeritus common stock but rather made its determinations as to the fairness, from a financial point of view, of the Exchange Ratio on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Wells Fargo Securities did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of this particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company or transaction is identical to Emeritus, Brookdale or the Merger and an evaluation of Wells Fargo Securities’ analyses is not entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions reviewed.

In performing its analyses, Wells Fargo Securities considered industry performance, general business and economic conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Emeritus, Brookdale or any other parties to the Merger. None of Emeritus, Brookdale, Wells Fargo Securities or any other person assumes responsibility if future results are different from those discussed whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of properties, businesses or securities do not purport to be appraisals or necessarily reflect the prices at which properties, businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on February 20, 2014 to the Emeritus Board by Wells Fargo Securities in connection with its opinion. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses. In calculating implied exchange ratio reference ranges from the analyses described below, Wells Fargo Securities (i) compared the low-end of the approximate implied per share equity value reference ranges for Emeritus to the high-end of the approximate implied per share equity value reference ranges for Brookdale in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) compared the high-end of the approximate implied per share equity value reference ranges for Emeritus to the low-end of the approximate implied per share equity value reference ranges for Brookdale in order to calculate the high-end of the implied exchange ratio reference ranges.

Selected Public Companies Analyses

Wells Fargo Securities reviewed and compared financial and operating data relating to Emeritus and the following three selected companies, which Wells Fargo Securities in its professional judgment considered generally relevant for comparative purposes as publicly traded companies with operations primarily in senior and assisted living industries, referred to below as the Emeritus selected companies:

•	Brookdale

•	Capital Senior Living Corporation

•	Five Star Quality Care, Inc.

Wells Fargo Securities also reviewed and compared financial and operating data relating to Brookdale with the same selected publicly traded companies noted above, excluding Brookdale and including Emeritus, referred to below as the Brookdale selected companies. The Emeritus selected companies and the Brookdale selected companies are collectively referred to below as the selected companies.

Wells Fargo Securities reviewed:

•	enterprise values, calculated as fully diluted equity values based on closing stock prices on February 19, 2014 plus net debt (including capital leases), preferred stock and non-controlling interests;

•	cash enterprise values, calculated as fully diluted equity values based on closing stock prices on February 19, 2014 plus net debt (excluding capital leases), preferred stock and non-controlling interests;

•	adjusted enterprise values, calculated as fully diluted equity values based on closing stock prices on February 19, 2014 plus net debt (including capital leases at balance sheet value and operating leases capitalized at 10.0x), preferred stock and non-controlling interests; and

•	fully diluted equity values based on closing stock prices on February 19, 2014.

Adjusted enterprise values were reviewed as a multiple of calendar year 2014 and calendar year 2015 estimated earnings before interests, taxes, depreciation, amortization and rents costs, referred to as EBITDAR. Enterprise values were reviewed as a multiple of calendar year 2014 and calendar year 2015 estimated EBITDAR less rent costs, referred to as EBITDA. Cash enterprise values were reviewed as a multiple of calendar year 2014 and calendar year 2015 estimated EBITDAR less cash rent costs plus non-recurring general and administrative expenses and stock-based compensation, referred to as Cash EBITDA. Fully diluted equity values were reviewed as a multiple of calendar year 2014 and calendar year 2015 estimated cash from facility operations, referred to as CFFO per share. Estimated financial data of Emeritus and Brookdale were based both on Wall Street consensus estimates and internal estimates of the respective managements of Emeritus and Brookdale.

For calendar year 2014, the overall low to high multiples observed for the selected companies were as follows:

•	estimated EBITDAR: 9.4x to 13.3x (with a mean of 11.5x and a median of 11.6x for the selected companies, a mean of 11.6x and a median of 12.0x for the Emeritus selected companies and a mean and median of 11.3x for the Brookdale selected companies);

•	estimated EBITDA: 6.0x to 15.9x (with a mean of 11.8x and a median of 12.7x for the selected companies, a mean of 11.7x and a median of 13.1x for the Emeritus selected companies and a mean of 11.4x and a median of 12.2x for the Brookdale selected companies);

•	estimated Cash EBITDA: 5.8x to 14.6x (with a mean of 10.7x and a median of 11.3x for the selected companies, a mean of 11.0x and a median of 12.5x for the Emeritus selected companies and a mean of 10.1x and a median of 10.0x for the Brookdale selected companies); and

•	estimated CFFO per share: 11.0x to 14.1x, excluding Emeritus, and 9.2x to 14.1x, excluding Brookdale (with a mean of 11.4x and a median of 11.0x for the selected companies, a mean and median of 12.6x for the Emeritus selected companies and a mean and median of 11.6x for the Brookdale selected companies).

For calendar year 2015, the overall low to high multiples observed for the selected companies were as follows:

•	estimated EBITDAR: 9.0x to 12.0x (with a mean of 10.9x and a median of 11.3x for the selected companies, a mean of 10.7x and a median of 11.3x for the Emeritus selected companies and a mean of 10.8x and a median of 11.3x for the Brookdale selected companies);

•	estimated EBITDA: 5.3x to 13.2x (with a mean of 10.6x and a median of 11.9x for the selected companies, a mean of 10.2x and a median of 12.2x for the Emeritus selected companies and a mean of 10.0x and a median of 11.6x for the Brookdale selected companies);

•	estimated Cash EBITDA: 5.2x to 12.2x (with a mean of 9.6x and a median of 10.5x for the selected companies, a mean of 9.7x and a median of 11.6x for the Emeritus selected companies and a mean of 8.9x and a median of 9.4x for the Brookdale selected companies); and

•	estimated CFFO per share: 10.1x to 12.4x, excluding Emeritus, and 8.0x to 12.4x, excluding Brookdale (with a mean of 10.2x and a median of 10.1x for the selected companies, a mean and median of 11.2x for the Emeritus selected companies and a mean and median of 10.2x for the Brookdale selected companies).

Wells Fargo Securities applied selected ranges of (i) calendar year 2014 estimated EBITDAR, EBITDA, Cash EBITDA and CFFO per share multiples of 11.2x to 12.2x, 12.0x to 13.0x, 11.0x to 12.0x and 9.5x to 11.5x, respectively, and (ii) calendar year 2015 estimated EBITDAR, EBITDA, Cash EBITDA and CFFO per share multiples of 10.5x to 11.5x, 11.0x to 12.0x, 10.0x to 11.0x and 8.5x to 10.5x, respectively, derived from the selected companies to corresponding data of Emeritus and Brookdale. These analyses indicated approximate implied per share equity value reference ranges for Emeritus common stock of $19.50 to $27.00 and for Brookdale common stock of $24.00 to $28.75.

Based on the approximate implied per share equity value reference ranges for Emeritus common stock and Brookdale common stock described above, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.6783x – 1.1250x	0.95x

Selected Precedent Transactions Analysis

In evaluating Emeritus, Wells Fargo Securities reviewed publicly available financial terms of the following four selected transactions, which Wells Fargo Securities in its professional judgment considered generally relevant for comparative purposes as transactions involving publicly traded companies with operations primarily in senior and assisted living industries, referred to as the selected transactions:

Announcement Date	Acquiror	Target
February 26, 2013	• TPG Capital, L.P.	• Assisted Living Concepts, Inc.
August 22, 2012	• Health Care REIT, Inc.	• Sunrise Senior Living, Inc.
May 12, 2006	• Brookdale	• American Retirement Corporation
November 4, 2004	• Extendicare Inc.	• Assisted Living Concepts, Inc.

Wells Fargo Securities reviewed:

•	adjusted enterprise values, calculated as the purchase prices paid in the selected transactions plus net debt (including capital leases at balance sheet value and operating leases valued at 10.0x the lease payment), preferred stock and non-controlling interests; and

•	enterprise values, calculated as the purchase prices paid in the selected transactions plus net debt (including capital leases), preferred stock and non-controlling interests.

Adjusted enterprise values were calculated as a multiple of latest 12 months EBITDAR and enterprise values were calculated as a multiple of latest 12 months EBITDA. Estimated financial data of the selected transactions were based on public filings, publicly available research analysts’ estimates and other publicly available information. Estimated financial data of Emeritus was based on internal estimates of the management of Emeritus.

Latest 12 months overall low to high multiples observed for the selected transactions were as follows:

•	estimated EBITDAR: 10.4x to 14.9x (with a mean and median of 12.6x); and

•	estimated EBITDA: 10.5x to 18.7x (with a mean and median of 14.6x).

Wells Fargo Securities then applied selected ranges of latest 12 months EBITDAR and EBITDA multiples of 12.0x to 13.0x and 14.0x to 15.0x, respectively, derived from the selected transactions to Emeritus’ latest 12 months (as of December 31, 2013) EBITDAR and EBITDA. Financial data of the selected transactions were based on publicly available research analysts’ estimates, press releases, public filings and other publicly available information. This analysis indicated an approximate implied per share equity value reference range for Emeritus common stock of $15.00 to $24.00.

Based on the approximate implied per share equity value reference range for Emeritus common stock described above and the approximate implied per share equity value reference range for Brookdale common stock of $24.00 to $28.75 derived from the selected public companies analysis described above, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.5217x – 1.0000x	0.95x

Discounted Cash Flow Analyses

Wells Fargo Securities performed discounted cash flow analyses of Emeritus and Brookdale to calculate a range of implied present values of the standalone unlevered, after-tax free cash flows that each of Emeritus and Brookdale was forecasted to generate during the fiscal years ending December 31, 2014 through December 31, 2017 based on each of Emeritus’ and Brookdale’s fiscal year 2017 estimated unlevered, after-tax free cash flows utilizing internal estimates of the respective managements of Emeritus and Brookdale. Wells Fargo Securities derived implied terminal values for each of Emeritus and Brookdale by applying to the respective estimated EBITDA of Emeritus and Brookdale for the fiscal year ending December 31, 2017 a range of terminal value EBITDA multiples of 12.0x to 13.0x. Present values (as of December 31, 2013) of the cash flows and terminal values were then calculated using discount rates of 10.50% to 11.50% for Emeritus and 10.10% to 11.10% for Brookdale. For purposes of these analyses, Wells Fargo Securities took into account, among other things, stock-based compensation as a cash expense and the estimated present value of potential tax savings anticipated by the respective managements of Emeritus and Brookdale to result from the utilization of net operating loss carryforwards. These analyses indicated approximate implied per share equity value reference ranges for Emeritus common stock of $22.00 to $32.25 and for Brookdale common stock of $25.00 to $30.00.

Based on the approximate implied per share equity value reference ranges for Emeritus common stock and Brookdale common stock described above, Wells Fargo Securities calculated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.7333x – 1.2900x	0.95x

Other Information

Wells Fargo Securities observed certain additional factors that were not considered part of Wells Fargo Securities’ financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

•	implied historical exchange ratios for Emeritus common stock and Brookdale common stock, which reflected average implied historical exchange ratios over the one-year, two-year and three-year periods ended February 19, 2014 of 0.8393x, 0.8989x and 0.9324x, respectively, as compared to the Exchange Ratio of 0.95x;

•	publicly available Wall Street research analysts’ reports relating to Emeritus and Brookdale, which indicated stock price targets ranging from $21.00 to $31.00 per share (with a mean of $27.14 and a median of $27.00 per share) for Emeritus common stock and $31.00 to $38.00 per share (with a mean of $35.88 and a median of $36.00 per share) for Brookdale common stock;

•	relative financial contributions of Emeritus and Brookdale to the pro forma combined company’s calendar years 2013 through 2015 estimated EBITDAR, EBITDA, Cash EBITDA and CFFO per share based on public filings, and internal forecasts and other estimates of the respective managements, of Emeritus and Brookdale, which indicated overall contribution percentages of Emeritus and Brookdale to such financial metrics of approximately 24.0% to 30.0% and approximately 70.0% to 76.0%, respectively, and an overall implied exchange ratio reference range of 0.8303x to 1.1267x as compared to the Exchange Ratio of 0.95x; and

•	the potential pro forma financial impact of the Merger on calendar year 2014 (as if the Merger closed on December 31, 2013) and calendar year 2015 estimated CFFO per share relative to Emeritus on a standalone basis and on Brookdale based on public filings, and internal forecasts and other estimates of the respective managements, of Emeritus and Brookdale after giving effect to, among other things, estimated synergies anticipated by such managements to result from the Merger, which indicated, based on the Exchange Ratio and the closing price of Brookdale common stock of $29.91 per share on February 19, 2014, that the Merger could be accretive relative to Emeritus’ standalone, and accretive to Brookdale’s, calendar years 2014 and 2015 estimated CFFO per share. Actual results achieved by the combined company may vary from forecasted results and the variations may be material.

Miscellaneous

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Emeritus selected Wells Fargo Securities to act as its financial advisor because of its qualifications, reputation and experience generally and particularly in the real estate industry and its familiarity with Emeritus and its business. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

In connection with the Merger, Emeritus has agreed to pay Wells Fargo Securities an aggregate fee of $15.5 million, portions of which were payable upon delivery of its opinion and execution of the Merger Agreement and $11.5 million of which is contingent upon consummation of the Merger. Emeritus also has agreed to reimburse certain of Wells Fargo Securities’ expenses, including fees and disbursements of Wells Fargo Securities’ counsel, and to indemnify Wells Fargo Securities and certain related parties against certain liabilities, including liabilities under the U.S. federal securities laws, that may arise out of Wells Fargo Securities’ engagement. Wells Fargo Securities and its affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In connection with unrelated matters, Wells Fargo Securities and its affiliates in the past have provided, currently are providing, and in the future may provide banking and other financial services to Emeritus, Brookdale and their respective affiliates for which Wells Fargo Securities and its affiliates have received and expect to receive fees, including having provided or providing certain lending or credit services to Emeritus, Brookdale and/or certain of their respective affiliates. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Emeritus, Brookdale and their respective affiliates for Wells Fargo Securities’ and its affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Opinion of Moelis & Company LLC

In connection with the Merger, Emeritus retained Moelis to act as Emeritus’ financial advisor and to provide a financial opinion to the Emeritus Board. At the meeting of the Emeritus Board on February 20, 2014 to evaluate and approve the Merger, Moelis delivered to the Emeritus Board its opinion, dated February 20, 2014, to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Emeritus common stock. The full text of Moelis’ written opinion dated February 20, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex H and is incorporated herein by reference. Emeritus shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the Emeritus Board (in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Emeritus common stock and does not address Emeritus’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to Emeritus. Moelis’ opinion does not constitute a recommendation to any shareholder of Emeritus as to how such shareholder should vote or act with respect to the Merger or any other matter. Emeritus advised Moelis that Emeritus received another proposal for a potential transaction that the Emeritus Board determined not to pursue. At Emeritus’ direction, Moelis did not express any opinion as to such transaction or any potential transactions considered by Emeritus or any proposals regarding a potential transaction received by Emeritus, other than the Merger, nor did Moelis express any opinion as to the fairness of the Exchange Ratio in the Merger relative to the consideration proposed by Brookdale or any other party. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Emeritus and Brookdale;

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Emeritus furnished to Moelis by Emeritus, including financial forecasts provided to Moelis by the management of Emeritus;

•	reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Brookdale furnished to Moelis by Brookdale, including financial forecasts provided to Moelis by the management of Brookdale and which Emeritus directed Moelis to use for purposes of its opinion;

•	reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Merger (the “Expected Synergies”) furnished to Moelis by Emeritus and certain other pro forma effects of the Merger, which were derived from the financial forecasts provided to Moelis by Emeritus and Brookdale and discussed with the management of Emeritus and which Emeritus directed Moelis to use in its analysis;

•	conducted discussions with members of senior management and representatives of Emeritus and Brookdale concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of Emeritus and Brookdale generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	considered the results of efforts by or on behalf of Emeritus to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of Emeritus;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated February 20, 2014, of the Merger Agreement; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Emeritus Board, relied on such information being complete and accurate in all material respects. In addition, with Emeritus’ consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Emeritus or Brookdale, nor was Moelis furnished with any such evaluation or appraisal. Moelis assumed, at the Emeritus Board’s direction, that (i) the financial forecasts referred to above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Emeritus as to the future performance of Emeritus, (ii) the financial forecasts and other information relating to Brookdale and Expected Synergies and other pro forma financial effects referred to above were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Brookdale and Emeritus as to the future performance of Brookdale, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. Moelis also assumed, at the Emeritus Board’s direction, that the future financial results of Brookdale reflected in such forecasts and other information, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma effects will be achieved at the times and in the amounts projected. In addition, at the Emeritus Board’s direction, Moelis relied on the assessments of the managements of Emeritus and Brookdale as to Brookdale’s ability to integrate the businesses of Emeritus and Brookdale.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address, the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Emeritus, other than the fairness of the Exchange Ratio from a financial point of view to the holders of Emeritus common stock. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger Agreement, or any class of such persons, relative to the Exchange Ratio or otherwise. At the direction of the Emeritus Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the Exchange Ratio. In rendering its opinion, Moelis assumed, with the consent of the Emeritus Board, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis also assumed, with the consent of the Emeritus Board, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Emeritus, Brookdale or the Merger. In addition, representatives of Emeritus advised Moelis, and Moelis assumed, with the consent of the Emeritus Board, that the Merger would qualify as a reorganization for federal income tax purposes. Although Moelis understood that Emeritus and its other financial advisor solicited indications of interest in a possible transaction with Emeritus, Moelis was not authorized to solicit and did not solicit indications of interest in a possible transaction with Emeritus from any party. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Merger. Except as described in this summary, Emeritus and its board of directors imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the Emeritus Board at its meeting held on February 20, 2014, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For purposes of the financial analysis summarized below, Moelis used financial data for Emeritus and Brookdale (including projections) (i) provided by Emeritus’ and Brookdale’s management, respectively, and approved by Emeritus for use by Moelis, and (ii) based on publicly available consensus research analysts’ estimates. In connection with any of the adjustments to Emeritus’ or Brookdale’s financial information, as described below, the amount of each such adjustment was provided by Emeritus or Brookdale in their respective financial forecasts provided to Moelis, and each adjustment was reviewed and approved by Emeritus management. For purposes of the selected public companies analysis summarized below, Moelis used financial data for the selected companies based on publicly available consensus research analysts’ estimates and publicly available information. For purposes of the selected precedent transactions analysis summarized below, Moelis used financial data for the selected transactions based on publicly available information at the time of the announcement of the relevant transaction.

For purposes of the financial analysis summarized below:

•	the term CFFO generally refers to the relevant company’s cash flows from facility operations for a specified time period.

•	the term EBITDA generally refers to the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

•	the term EBITDAR generally refers to the relevant company’s earnings before interest, taxes, depreciation, amortization and rent for a specified time period.

•	the term Enterprise Value generally refers to the relevant company’s market value of the relevant company’s diluted common equity as of a specified date, plus, the value as of such date of its debt (excluding capital leases), plus capital leases, less cash and cash equivalents, plus book value of non-controlling interests.

•	the term Adjusted CFFO generally refers to CFFO adjusted to account for certain non-recurring expenses and non-cash costs. Adjusted CFFO was used by Moelis in order to allow for comparability between Emeritus, Brookdale and the selected companies, as applicable.

•	the terms Adjusted EBITDAR and Adjusted EBITDA generally refer to EBITDAR or EBITDA, as applicable, adjusted to account for certain non-recurring expenses and non-cash costs. Adjusted EBITDAR and Adjusted EBITDA were used by Moelis to allow for comparability between Emeritus, Brookdale and certain selected companies or selected transactions, as applicable.

•	the term Adjusted Enterprise Value refers to, in the case of Emeritus and Brookdale, Enterprise Value adjusted for capitalization of cash rent expense at 10.0x.

Selected Public Companies Analysis

Moelis performed selected public companies analyses of both Emeritus and Brookdale. Moelis reviewed financial and stock market information, as of February 19, 2014, of Emeritus, Brookdale and the following selected publicly traded senior housing companies:

•	Capital Senior Living Corporation

•	Five Star Quality Care, Inc.

Emeritus. In the case of Emeritus, Moelis reviewed, among other things, Enterprise Values of Brookdale and the selected companies as a multiple of estimated Adjusted EBITDA for calendar years 2013 and 2014. Moelis also reviewed Adjusted Enterprise Values of Brookdale and the selected companies as a multiple of estimated Adjusted EBITDAR for calendar years 2013 and 2014. Moelis also reviewed closing stock prices of Brookdale and the selected companies as a multiple of estimated Adjusted CFFO for calendar years 2013 and 2014. Moelis compared the results of these analyses to financial data for Emeritus as described below.

Brookdale. In the case of Brookdale, Moelis reviewed, among other things, Enterprise Values of Emeritus and the selected companies as a multiple of estimated Adjusted EBITDA for calendar years 2013 and 2014. Moelis also reviewed Adjusted Enterprise Values of Emeritus and the selected companies as a multiple of estimated Adjusted EBITDAR for calendar years 2013 and 2014. Moelis also reviewed closing stock prices of Emeritus and the selected companies as a multiple of estimated Adjusted CFFO for calendar years 2013 and 2014. Moelis compared the results of these analyses to financial data for Brookdale as described below.

The mean and median multiples based on consensus research analysts’ estimates for Emeritus, Brookdale and the selected companies and the relevant metrics for each of Emeritus and Brookdale based on financial forecasts and other information provided by Emeritus and Brookdale were:

	Reference Range	Emeritus per Share Reference Range	Brookdale per Share Reference Range
Enterprise Value / Adjusted EBITDA
2013A	13.0x –14.0x	$21.80 – $29.33	$26.97 – $30.59
2014E	11.5x – 12.5x	$16.89 – $25.11	$26.63 – $30.70

Adjusted Enterprise Value / Adjusted EBITDAR
2013A	12.0x – 13.0x	$19.84 – $30.17	$22.34 – $27.71
2014E	11.0x – 12.0x	$16.43 – $28.25	$21.92 – $27.78

Price / Adjusted CFFO
2013A	11.0x – 13.0x	$20.94 – $24.60	$26.57 – $31.40
2014E	9.0x – 11.0x	$20.20 – $24.51	$24.27 – $29.66

Based on the implied per share reference range for Emeritus and the implied per share reference range for Brookdale derived from the respective selected public company analyses performed, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Transaction Exchange Ratio
0.65x – 1.09x	0.95x

Selected Precedent Transactions Analysis

Moelis reviewed financial information of the following selected transactions in the senior housing industry announced between 2006 and 2013:

Date Announced	Target	Acquirer
February 26, 2013	Assisted Living Concepts, Inc.	TPG Capital
May 12, 2006	American Retirement Corporation	Brookdale Senior Living Inc.

Moelis reviewed, among other things, Enterprise Values of the selected transactions as a multiple of Adjusted EBITDA for the latest 12 months and Adjusted Enterprise Values of the selected transactions as a multiple of Adjusted EBITDAR for the latest 12 months. Moelis also reviewed but did not take into account the Health Care REIT, Inc. acquisition of Sunrise Senior Living, Inc. transaction, announced on August 21, 2012, which Moelis determined, using its professional judgment, did not represent an appropriate transaction comparable to the Merger for purposes of its analysis. The implied mean and median multiples for the selected transactions were:

Metric	Mean	Median
Enterprise Value / LTM Adjusted EBITDA	15.2x	15.2x
Enterprise Value / LTM Adjusted EBITDAR	12.8x	12.8x

Moelis then applied a range of selected multiples derived from the selected transactions to Emeritus’ 2013 Adjusted EBITDA and 2013 Adjusted EBITDAR. This analysis indicated implied per share reference ranges for Emeritus of approximately:

Metric	Reference Range	Emeritus per Share Reference Range
2013A Adjusted EBITDA	14.5x – 15.5x	$33.04 – $40.47
2013A Adjusted EBITDAR	12.25x – 13.25x	$22.45 – $32.72

Based on the implied per share reference range for Emeritus derived from the selected transactions analysis and the implied per share reference range for Brookdale derived from the selected public companies analysis of Brookdale described above, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Transaction Exchange Ratio
0.76x – 1.63x	0.95x

Discounted Cash Flow Analysis

Moelis performed discounted cash flow (“DCF”) analyses of both Emeritus and Brookdale to calculate the present value of the estimated future unlevered free cash flows projected to be generated by Emeritus and Brookdale, respectively.

Emeritus. In the case of Emeritus, Moelis utilized a range of discount rates of 9.00% to 10.00% to calculate estimated present values of (i) (a) Emeritus’ estimated after-tax unlevered free cash flows for the periods ending December 31, 2014, 2015, 2016 and 2017, and (b) Emeritus’ net operating loss assets until fully utilized based on information provided by Emeritus, subject to annual limitations on the use of net operating losses under U.S. tax law, and (ii) estimated terminal values derived by applying a range of multiples of 11.5x to 12.5x to Emeritus’ Adjusted EBITDA. This analysis indicated a range of $25.30 to $36.22, and with a net present value of the net operating loss assets of $0.76 to $0.77, which Moelis added to the DCF range, an implied per share reference range for Emeritus of approximately $26.05 to $36.99.

Brookdale. In the case of Brookdale, Moelis utilized a range of discount rates of 8.50% to 9.50% to calculate estimated present values of (i) (a) Brookdale’s estimated after-tax unlevered free cash flows for the periods ending December 31, 2014, 2015, 2016 and 2017, and (b) Brookdale’s net operating loss assets until fully utilized based on financial information provided by Brookdale management and approved for use by Emeritus, and (ii) estimated terminal values derived by applying a range of multiples of 11.5x to 12.5x to Brookdale’s Adjusted EBITDA. This analysis indicated a range of $27.56 to $33.22, and with a net present value of the net operating loss assets of $1.01 to $1.03, which Moelis added to the DCF range, an implied per share reference range for Brookdale of approximately $28.57 to $34.25.

Based on the implied per share reference range for Emeritus and the implied per share reference range for Brookdale derived from the respective DCF analyses performed, this indicated the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Transaction Exchange Ratio
0.76x – 1.29x	0.95x

Contribution Analysis and Other Information

Moelis reviewed the relative financial contributions of Emeritus and Brookdale to the future financial performance of the combined company on a pro forma basis. For purposes of this analysis, Adjusted Enterprise Value for Brookdale was adjusted for capitalization of cash rent expense net of cash entrance fees at 10.0x. For the years 2013 through 2015 Moelis reviewed Emeritus’ and Brookdale’s:

•	Revenue;

•	Adjusted EBITDA;

•	Adjusted EBITDAR; and

•	Adjusted CFFO.

Based on the relative contributions implied by these metrics, Moelis derived the following implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Reference Range	Transaction Exchange Ratio
0.66x – 0.99x	0.95x

Moelis also noted for the Emeritus Board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•	the historical trading price for Emeritus common stock, Brookdale common stock and senior housing industry (excluding Emeritus and Brookdale) during the three-year, two-year, one-year and six month periods ended February 19, 2014, which reflected, for Emeritus, an aggregate change in trading price for the relevant period of 1.6%, 16.3%, (23.3%) and (5.8%), respectively; for Brookdale, an aggregate change in trading price for the relevant period of 25.4%, 60.9%, 6.7% and 10.6%, respectively; and, for the senior housing industry (excluding Emeritus and Brookdale), an aggregate change in trading price for the relevant period of 31.6%, 42.7%, 2.2% and 9.5%, respectively;

•	the average forward twelve month EBITDA multiples for Emeritus, Brookdale and senior housing industry (excluding Emeritus and Brookdale) during the three-year, two-year, one-year and six month periods ended February 19, 2014, which reflected, for Emeritus, a 12.8x, 12.7x, 13.0x and 12.6x EBITDA multiple for each such period, respectively; for Brookdale, a 12.6x, 13.2x, 14.0x and 13.5x EBITDA multiple for each such period, respectively; and, for the senior housing industry (excluding Emeritus and Brookdale), a 8.5x, 9.4x, 10.6x and 10.4x EBITDA multiple for each such period, respectively; and

•	implied historical trading ratios for Emeritus and Brookdale derived by dividing volume-weighted average prices of Emeritus common stock and Brookdale common stock as of February 19, 2014 and during the three-month, six-month, nine-month, one-year, two-year and three-year periods ended February 19, 2014, which reflected high and low implied trading ratios during such period ranging from approximately 0.72x to 0.91x.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to Emeritus, Brookdale or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Emeritus, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Moelis acted as financial advisor to Emeritus in connection with the Merger and will receive a fee of $3 million which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein. In addition, Emeritus has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement and reimburse Moelis for certain expenses.

Moelis’ affiliates, employees, officers and partners may at any time own securities of Emeritus and Brookdale. In the past two years, Moelis has not been engaged or received compensation to provide investment banking or other services to Emeritus or Brookdale. Moelis may in the future provide such services to the combined company formed by the Merger and may receive compensation for such services.

The board of directors of Emeritus selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Unaudited Financial Forecasts

Brookdale and Emeritus are including in this joint proxy statement/prospectus certain financial forecasts that Brookdale and Emeritus prepared for their respective boards in connection with the proposed Merger. These financial forecasts also were provided to Brookdale’s and Emeritus’ respective financial advisors. See “—Opinions of Brookdale’s Financial Advisors” beginning on page 52 and “—Opinions of Emeritus’ Financial Advisors” beginning on page 71. The financial forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. GAAP. The inclusion of this information in this joint proxy statement/prospectus should not be regarded as an indication that any of Brookdale, Emeritus or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. The inclusion of the financial forecasts in this joint proxy statement/prospectus will not be deemed an admission or representation by Brookdale or Emeritus that such information is material.

The financial forecasts of Brookdale and Emeritus included in this joint proxy statement/prospectus were prepared by, and are the responsibility of, Brookdale management and Emeritus management, respectively, and are unaudited. Neither Brookdale’s nor Emeritus’ independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the financial forecasts, nor have they expressed any opinion or given any form of assurance on the financial forecasts or their achievability. Furthermore, the financial forecasts:

•	make numerous assumptions, as further described below, many of which are beyond the control of Brookdale and Emeritus and may not be necessarily predictive of actual future events;

•	do not necessarily reflect revised prospects for Brookdale’s and Emeritus’ businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below;

•	do not reflect or otherwise take into consideration the HCP Transactions, described on page 20 (see “Summary—Recent Developments”); and

•	should not be regarded as a representation that the financial forecasts will be achieved.

These financial forecasts were prepared by the respective managements of Brookdale and Emeritus based on information they had at the time of preparation and are not a guarantee of future performance. These financial forecasts were, in general, prepared solely for use by Brookdale’s and Emeritus’ respective boards and financial advisors and are subjective in many respects and thus subject to interpretation. Neither Brookdale nor Emeritus can assure you that their respective financial forecasts will be realized or that their respective future financial results will not materially vary from the financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes less predictive with each successive year.

The financial forecasts include several measures of cash flow, including revenues, EBITDAR, EBITDA, Cash EBITDA, CFFO, Adjusted EBITDA, Adjusted EBITDAR and Adjusted CFFO (collectively, the “Forecast CF Metrics”).

EBITDAR refers to the applicable company’s earnings before interest, taxes, depreciation, amortization and rent. EBITDA refers to the applicable company’s earnings before interest, taxes, depreciation and amortization. Adjusted EBITDAR refers to the applicable company’s Adjusted EBITDA plus lease expense, net of amortization of above/below market rents (if any) and deferred straight-line rent. Adjusted EBITDA refers to the applicable company’s net income (loss) adjusted for depreciation and amortization, interest income, interest expense, net equity earnings or losses for unconsolidated joint ventures, provision for income taxes, noncash stock-based compensation expense, certain other noncash revenues and expenses, change in future service obligation, transaction costs, transition costs (incremental costs to integrate new communities) and non-recurring earnings or losses, if any. Adjusted EBITDA is calculated after giving effect to cash operating lease expense, but before taking into account any capital lease interest and capital lease amortization. Cash EBITDA is Adjusted EBITDA adjusted for capital lease interest and capital lease amortization. For Brookdale, CFFO represents U.S. GAAP net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at any recently opened CCRCs prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures, net, distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures and other. For Emeritus, CFFO represents U.S. GAAP net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, repayment of capital lease and financing obligations, recurring capital expenditures and distributions from unconsolidated ventures, net. Emeritus also uses Adjusted CFFO, which is CFFO adjusted for self-insurance reserve adjustments related to prior years, transaction costs and transition costs.

While the Forecast CF Metrics are recognizable measures of operating performance for senior housing companies used by the senior housing industry, each of the measures may not be directly comparable to similarly titled measures across companies, including between Brookdale and Emeritus. Additionally, the Brookdale Board and the Emeritus Board and their respective financial advisors may have differing interpretations of any or all of the Forecast CF Metrics. Moreover, the Forecast CF Metrics are not directly comparable to the reported Brookdale and Emeritus financial results, which are prepared according to U.S. GAAP. The Forecast CF Metrics should not be considered an alternative to U.S. GAAP net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by U.S. GAAP in the United States, as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

In addition, each of Emeritus’ and Brookdale’s financial advisors used the financial forecasts, with input from management, to calculate free cash flow.

The financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Brookdale and Emeritus do not intend to update or revise the financial forecasts. The financial forecasts are forward-looking statements. For more information on factors which may cause Brookdale’s and Emeritus’ future financial results to materially vary from those projected in the financial forecasts, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 28 and “Risk Factors” beginning on page 30.

Initial Emeritus Financial Forecasts (Unaudited)

In the course of their mutual due diligence, in September of 2013, Emeritus provided Brookdale with non-public financial forecasts for the years ending December 31, 2014 through 2017, which are collectively referred to herein as the Initial Emeritus Forecasts. The Initial Emeritus Forecasts were prepared by management of Emeritus and attempted to illustrate the cash flow Emeritus would receive from operating its owned and leased senior living communities, operating its ancillary service businesses, managing its owned senior living communities and being a party to joint venture or other business arrangements that resulted in an economic impact on Emeritus. The key drivers of the forecasts included Emeritus management’s view of future occupancy, average monthly rate and expenses for each of the senior housing communities Emeritus owns and leases, as well as overall revenues and expense adjustments for Emeritus’ other business segments. Additionally, these forecasts were also impacted by assumptions regarding projected capital investments in Emeritus’ existing and projected future assets, future financings and taxes.

As described below, in connection with the ongoing evaluation of the stand-alone operations and business of Emeritus, as well as the evaluation of the Merger, in early 2014 each of Emeritus and Brookdale prepared revised financial forecasts for Emeritus.

Initial Emeritus Forecasts

($ in millions)	2014E	2015E	2016E	2017E
Consolidated Communities	494	494	494	494
Average Consolidated Total Units	44,145	44,145	44,145	44,145
Consolidated Senior Housing Occupancy	88.7%	89.7%	90.6%	91.4%
Consolidated Senior Housing Average Monthly Rent	$4,128	$4,277	$4,439	$4,615
Revenues	$2,122.2	$2,244.7	$2,383.2	$2,515.0
EBITDAR	$590.7	$652.8	$713.0	$768.4
EBITDA	$405.1	$466.2	$522.7	$572.9
Cash EBITDA	$235.9	$274.2	$317.3	$359.2
Adjusted CFFO(1)	$115.5	$146.0	$156.4	$182.7

(1)	2015, 2016 and 2017 Adjusted CFFO is impacted by the assumption of increased taxes.

Revised Emeritus Forecasts (Unaudited)

In early 2014, Emeritus’ management made adjustments to the Initial Emeritus Forecasts based on more current and available actual operating data and cash flow, which are referred to herein as the Revised Emeritus Forecasts. The Revised Emeritus Forecasts were impacted by lower than originally expected cash flow for the year ended 2013. In addition, the Revised Emeritus Forecasts also reflected, based on more recent data, Emeritus management’s updated view of future occupancy, average monthly rate and expenses for each of the senior housing communities Emeritus owns and leases, as well as overall revenues and expense adjustments for Emeritus’ other business segments. These Revised Emeritus Forecasts were provided to the Emeritus Board to assist the Emeritus Board in its evaluation of the strategic rationale for the Merger and furnished to and used by Emeritus’ financial advisors in connection with their respective financial analyses as described above under “—Opinions of Emeritus’ Financial Advisors” beginning on page 71. Other than for 2014, these forecasts were not provided to Brookdale. However, Brookdale was provided operating data and cash flow of Emeritus for 2013 that it used to prepare its own updated forecast of Emeritus.

($ in millions)	2014E	2015E	2016E	2017E
Consolidated Communities	494	493	493	493
Average Consolidated Total Units	44,434	44,377	44,377	44,377
Consolidated Senior Housing Occupancy	88.8%	89.7%	90.6%	91.4%
Consolidated Senior Housing Average Monthly Rent	$4,076	$4,215	$4,369	$4,537
Revenues	2,123.8	2,246.8	2,388.9	2,524.3
EBITDAR	582.9	634.2	687.0	739.1
EBITDA	383.8	435.4	486.4	534.8
Cash EBITDA	219.4	252.5	292.0	330.1
CFFO(1)	105.4	141.0	151.9	169.4
Adjusted CFFO(1)	108.8	143.0	153.9	171.4

(1)	2016 and 2017 CFFO and Adjusted CFFO are impacted by the assumption of increased taxes.

Brookdale-Emeritus Forecasts (Unaudited)

Brookdale’s management made adjustments to the Initial Emeritus Forecasts provided by Emeritus, which are collectively referred to herein as the Brookdale-Emeritus Forecasts, which Brookdale-Emeritus Forecasts were provided (together with the Brookdale-Emeritus Synergy Forecasts, as described below) to Emeritus and the Brookdale Board. In addition, the Brookdale-Emeritus Forecasts (together with the Brookdale-Emeritus Synergy Forecasts) were furnished to and used by Brookdale’s financial advisors in connection with their respective financial analyses as described above under “—Opinions of Brookdale’s Financial Advisors” beginning on page 52. In preparing the Brookdale-Emeritus Forecasts, the Initial Emeritus Forecasts were revised to take into consideration Brookdale’s detailed due diligence of Emeritus’ assets and its business and the more current and available actual operating data and cash flow of Emeritus for 2013. The key drivers of the Brookdale-Emeritus Forecasts included Brookdale management’s view of future occupancy, average monthly rate and expenses for each of the senior housing communities Emeritus owns and leases, as well as overall revenues and expense adjustments for Emeritus’ other business segments. Additionally, the Brookdale-Emeritus Forecasts were also impacted by Brookdale management’s assumptions regarding projected capital investments in Emeritus’ assets, future financings, asset dispositions and taxes. In light of Brookdale’s preparation and use of the Brookdale-Emeritus Forecasts, Brookdale did not rely on the Initial Emeritus Forecasts in making its decision to proceed with the Merger.

($ in millions)	2014E	2015E	2016E	2017E
Consolidated Communities	493	489	489	489
Average Consolidated Total Units	44,376	43,996	43,996	43,996
Consolidated Senior Housing Occupancy	88.8%	89.9%	91.0%	92.1%
Consolidated Senior Housing Average Monthly Rent	$4,116	$4,270	$4,426	$4,598
Revenues	$2,122.7	$2,230.1	$2,357.6	$2,479.1
Adjusted EBITDAR	$602.8	$635.0	$681.2	$742.1
Adjusted EBITDA	$423.1	$450.2	$490.3	$544.7
Cash EBITDA	$228.4	$246.4	$280.5	$328.5
CFFO(1)	$106.3	$111.5	$118.2	$149.3

(1)	2016 and 2017 CFFO is impacted by the assumption of increased taxes.

In addition, Brookdale management prepared forecasts reflecting the Brookdale-Emeritus Forecasts after giving effect to Brookdale’s views of the synergies, operating revenues and expenses in the Merger, which forecasts are referred to herein as the Brookdale-Emeritus Synergy Forecasts.

($ in millions)	2014E	2015E	2016E	2017E
Consolidated Communities	493	489	489	489
Average Consolidated Total Units	44,376	43,996	43,996	43,996
Consolidated Senior Housing Occupancy	88.8%	89.9%	91.0%	92.1%
Consolidated Senior Housing Average Monthly Rent	$4,116	$4,270	$4,426	$4,598
Revenues(1)	$2,160.6	$2,293.2	$2,446.0	$2,580.3
Net Synergies(2)	$30.8	$48.1	$54.4	$58.6
Adjusted EBITDAR	$633.6	$683.1	$735.6	$800.7
Adjusted EBITDA	$453.9	$498.3	$544.7	$603.3
Cash EBITDA	$259.2	$294.5	$334.9	$387.1
CFFO(3)	$137.6	$174.9	$213.3	$209.2

(1)	Adjusted to include incremental ancillary revenues.
(2)	Includes incremental ancillary revenues, ancillary expenses and all net synergies related to overhead and G&A costs for all business lines.
(3)	2016 & 2017 CFFO is impacted by the assumption of increased taxes.

Brookdale Financial Forecasts (Unaudited)

In the course of their mutual due diligence, in December of 2013, Brookdale provided Emeritus with non-public financial forecasts for the years ending December 31, 2014 through 2017, which forecasts are collectively referred to herein as the Brookdale Forecasts. In addition, the Brookdale Forecasts were provided to the Brookdale Board to assist the Brookdale Board in its evaluation of the strategic rationale for the Merger and were furnished to and used by Brookdale’s financial advisors in connection with their respective financial analyses as described above under “—Opinions of Brookdale’s Financial Advisors” beginning on page 52. The Brookdale Forecasts were also used by the Emeritus Board in its evaluation of the strategic rationale for the Merger and were furnished to and used by Emeritus’ financial advisors in connection with their respective financial analyses as described above under “—Opinions of Emeritus’ Financial Advisors” beginning on page 71.

The Brookdale Forecasts were prepared by management of Brookdale and attempted to illustrate the cash flow Brookdale would receive from operating its owned and leased senior living communities, operating its ancillary service businesses, managing its owned senior living communities and being a party to joint venture or other business arrangements that resulted in an economic impact on Brookdale. The key drivers of the forecasts included Brookdale management’s view of future occupancy, average monthly rate and expenses for each of the senior housing communities Brookdale owns and leases, as well as overall revenues and expense adjustments for Brookdale’s other business segments. Additionally, the Brookdale Forecasts were also impacted by assumptions regarding projected capital investments in Brookdale’s existing and projected future assets, future financings and taxes. The Brookdale Forecasts do not reflect or otherwise take into consideration the HCP Transactions, described on page 20 (see “Summary—Recent Developments”).

Brookdale Forecasts

($ in millions)	2014E	2015E	2016E	2017E
Consolidated Communities	555	555	555	555
Average Consolidated Total Units	48,741	48,741	48,741	48,741
Consolidated Senior Housing Occupancy	89.9%	90.7%	91.6%	92.5%
Consolidated Senior Housing Average Monthly Rent	$4,513	$4,650	$4,799	$4,975
Revenues(1)(2)	$2,665.0	$2,782.7	$2,900.0	$3,030.3
Adjusted EBITDAR(1)(3)	$755.9	$810.5	$870.6	$939.9
Adjusted EBITDA(1)(4)	$527.3	$565.7	$627.6	$705.0
Cash EBITDA(4)	$470.8	$510.5	$578.7	$664.5
CFFO(5)	$344.4	$378.8	$370.4	$372.4

(1)	Revenues, Adjusted EBITDAR and Adjusted EBITDA included in the Brookdale Forecasts provided to Emeritus were adjusted to include certain assumed excess cash deployment amounts and entrance fee amortization to conform to Emeritus’ forecast presentation as set forth below. EBITDA and EBITDAR were also included in the Brookdale Forecasts provided to Emeritus as set forth below.

	2014E	2015E	2016E	2017E
Revenues	$2,694.8	$2,818.5	$2,967.7	$3,137.1
Adjusted EBITDAR	$755.9	$812.8	$888.1	$976.1
Adjusted EBITDA	$527.3	$565.7	$627.6	$705.0
EBITDAR	$749.6	$803.8	$881.0	$967.6
EBITDA	$471.1	$518.0	$585.7	$662.1

(2)	Includes third party management fee revenues and excludes excess cash deployment amounts and net entry fee cash flow amounts.
(3)	Excludes certain excess cash deployment amounts and net entry cash flow amounts.
(4)	Adjusted to include net entry fee cash flow amounts.
(5)	2016 and 2017 CFFO is impacted by the assumption of increased taxes.

Governance of Brookdale Following Completion of the Merger

T. Andrew Smith will continue to serve as Chief Executive Officer and director and Mark Ohlendorf will continue as President and Chief Financial Officer of the combined company. Brookdale anticipates that certain members of Emeritus’ senior management team will continue in senior positions after the Merger. It is also anticipated that Granger Cobb will be joining the Brookdale Board, and will continue in a consulting role with the combined company.

For discussion of the material interests of directors and executive officers of Brookdale and Emeritus in the Merger that may be in addition to, or different from, their interests as shareholders, see “—Interests of Directors and Executive Officers in the Merger” below.

Headquarters

Upon completion of the Merger, Brookdale’s corporate headquarters will remain in Nashville, Tennessee.

Interests of Directors and Executive Officers in the Merger

Interests of Directors and Executive Officers of Brookdale in the Merger

In considering the recommendations of the Brookdale Board with respect to its approval of the Merger Agreement, Brookdale shareholders should be aware that Brookdale’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of the Brookdale shareholders generally. The Brookdale Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and making its recommendation that the Brookdale shareholders vote “FOR” the proposals set forth in this joint proxy statement/prospectus. See “—Rationale for the Merger” and “—Brookdale Board of Directors’ Recommendations and Its Reasons for the Merger” beginning on pages 44 and 45, respectively. These interests are described below.

None of Brookdale’s directors or executive officers is party to or participates in any Brookdale plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise related to the completion of the Merger. For a description of the letter agreement that Brookdale entered into with Mr. Granger Cobb, Emeritus’ current President and Chief Executive Officer, in connection with the Merger and for a description of the employment offer letters and retention and severance arrangements that are in the process of being developed for certain Emeritus executive officers, in each case, see “—Interests of Directors and Executive Officers of Emeritus in the Merger” below.

The information set forth above in this section is intended to comply with Item 402(t) of Regulation S-K under the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, which requires disclosure of certain information about compensation for Brookdale’s named executive officers (as identified in accordance with SEC regulations) that is based on or otherwise relates to the completion of the Merger.

In connection with entering into the Merger Agreement, Brookdale entered into the Fortress Agreement with the Fortress Shareholders. For a further discussion of the Fortress Agreement, see “The Fortress Agreement” beginning on page 130.

Interests of Directors and Executive Officers of Emeritus in the Merger

Set forth below are descriptions of the interests of each person who has been a director or executive officer of Emeritus at any time since January 1, 2013, which was the first day of its last fiscal year. These interests relate to equity or equity-based awards, change in control severance arrangements and other compensation and benefit arrangements, among others.

Treatment of Stock Options

The Merger Agreement provides that any Emeritus stock option that is outstanding immediately prior to the completion of the Merger (whether vested or unvested), including any such option held by an Emeritus director or executive officer, with an exercise price per share that is less than the “implied dollar value” (as described below) of the per share consideration to be received in the Merger will, without any action on the part of the holder of the option or Emeritus, be cancelled and converted into the right of the holder to receive a number of shares of Brookdale common stock (rounded down to the nearest whole share and net of any required withholding taxes) equal to (i) the number of shares of Emeritus common stock subject to the option immediately prior to the cancellation multiplied by (ii) the excess of the implied dollar value of the per share consideration over the exercise price per share of the option, which amount is then divided by the volume-weighted average price of Brookdale common stock over the 10 trading days immediately preceding the completion of the Merger. The shares of Brookdale common stock to be issued in respect of each such Emeritus stock option will be issued immediately following the completion of the Merger. The “implied dollar value” of the per share consideration to be received in the Merger is determined by multiplying (x) the value of Brookdale common stock at its volume-weighted average price over the 10 trading days immediately preceding the completion of the Merger, by (ii) 0.95.

The Merger Agreement further provides that any Emeritus stock option that is outstanding immediately prior to the completion of the Merger (whether vested or unvested), including any such option held by an Emeritus director or executive officer, with an exercise price that is equal to or greater than the implied dollar value of the per share consideration to be received in the Merger will terminate and cease to be outstanding as of the completion of the Merger without any further action on the part of the holder of the option, and the holder thereof will not be entitled to receive the payment of any consideration in respect of such termination.

The following table summarizes, as of April 30, 2014, the number of shares underlying outstanding vested and unvested Emeritus stock options held by Emeritus directors (including former director Raymond R. Brandstrom) and executive officers, and the aggregate dollar value of the shares of Brookdale common stock that each of them may become entitled to receive in respect of those outstanding stock options, assuming that the implied dollar value of the per share consideration to be received in the Merger is $30.34 (which represents Emeritus’ average closing market price of $30.34 over the first five business days following February 20, 2014, the date of public announcement of the Merger) and assuming the individual’s continued employment or service as a director, as applicable, through the closing of the Merger. Emeritus stock options will be cancelled and converted into the right of each holder to receive shares of Brookdale common stock as described immediately above.

Name	Shares Underlying Unvested Options (#)	Per Share Weighted Average Option Exercise Price of Unvested Options ($)	Shares Underlying Vested Options (#)	Per Share Weighted Average Option Exercise Price of Vested Options ($)	Total Value of Resulting Consideration ($)(1)
Directors H.R. Brereton Barlow	—	—	17,500	19.60	187,950
Daniel R. Baty	20,000	18.03	—	—	246,200
Stanley L. Baty	—	—	—	—	—
Raymond R. Brandstrom	—	—	67,500	24.51	393,525
Bruce L. Busby	—	—	52,500	19.47	570,675
Stuart F. Koenig	—	—	40,000	18.45	475,600
James R. Ladd	—	—	17,500	18.59	205,625
Richard W. Macedonia	—	—	32,500	16.65	444,925
Robert E. Marks	—	—	55,000	19.24	610,500

Executive Officers
Granger Cobb	20,000	18.03	650,000	24.50	4,042,200
Robert C. Bateman	11,251	18.03	123,749	17.56	1,720,012
Budgie Amparo	10,000	18.03	16,250	17.42	333,050
Christopher M. Belford	26,250	16.68	52,758	17.09	1,057,619
John Anthony Cincotta	18,750	16.68	—	—	256,125
Susan Coppola	—	—	—	—	—
Christopher R. Guay	26,250	16.68	10,639	16.36	507,308
Jim L. Hanson	11,250	16.68	26,250	22.87	349,763
Chris Hyatt	15,000	18.03	116,651	15.14	1,957,745
Terri K. Maupin	—	—	—	—	—
Eric Mendelsohn	8,750	16.87	25,000	23.21	296,113
Martin D. Roffe	8,750	16.87	—	—	117,863
Melanie Werdel	11,250	18.03	78,750	15.52	1,305,563
Mark A. Finkelstein	—	—	—	—	—
Jayne E. Sallerson	10,000	18.03	75,000	20.00	898,600
Steven C. Tarr	—	—	—	—	—

(1)	This value is based on the average closing market price of Emeritus common stock over the first five business days following February 20, 2014, which was $30.34. In connection with the Merger, Emeritus stock options will be cancelled and converted into the right to receive shares of Brookdale common stock as described above.

Treatment of Restricted Stock

The Merger Agreement provides that, immediately prior to the completion of the Merger and without any action on the part of any holder or Emeritus, each share of Emeritus restricted stock that is then outstanding and unvested, including any such restricted share held by an Emeritus director or executive officer, will become fully vested and no longer subject to forfeiture and will be entitled to receive the same consideration in the Merger as outstanding shares of Emeritus common stock generally. The Merger Agreement also provides that holders of Emeritus restricted stock will be permitted to surrender shares of Brookdale common stock that would otherwise be issued to the holder as a result of the Merger in satisfaction of any required withholding taxes.

The following table summarizes, as of April 30, 2014, the outstanding shares of Emeritus restricted stock held by Emeritus directors (including former director Raymond R. Brandstrom) and executive officers, and the aggregate value of shares of Brookdale common stock that each of them may become entitled to receive in respect of those outstanding restricted shares, assuming that the implied dollar value of the per share consideration to be received in the Merger is $30.34 (which represents Emeritus’ average closing market price of $30.34 over the first five business days following February 20, 2014, the date of public announcement of the Merger), and assuming continued employment or service as a director, as applicable, through the closing of the Merger. Shares of Emeritus restricted stock will be cancelled and converted into the right of each holder to receive shares of Brookdale common stock as described immediately above.

Name	Shares Underlying Restricted Stock (#)	Total Value of Resulting Consideration ($)
Directors H.R. Brereton Barlow	3,541	107,434
Daniel R. Baty	—	—
Stanley L. Baty	3,541	107,434
Raymond R. Brandstrom	3,541	107,434
Bruce L. Busby	3,541	107,434
Stuart F. Koenig	3,541	107,434
James R. Ladd	3,541	107,434
Richard W. Macedonia	3,541	107,434
Robert E. Marks	3,541	107,434

Executive Officers
Granger Cobb	228,896	6,944,705
Robert C. Bateman	83,656	2,538,123
Budgie Amparo	62,828	1,906,202
Christopher M. Belford	25,182	764,022
John Anthony Cincotta	17,988	545,756
Susan Coppola	9,547	289,656
Christopher R. Guay	25,182	764,022
Jim L. Hanson	10,793	327,460
Chris Hyatt	116,338	3,529,695
Terri K. Maupin	6,911	209,680
Eric Mendelsohn	10,793	327,460
Martin D. Roffe	3,270	99,212
Melanie Werdel	71,803	2,178,503
Mark A. Finkelstein	89,754	2,723,136
Jayne E. Sallerson	71,462	2,168,157
Steven C. Tarr	9,926	301,155

Cobb Employment Agreement with Emeritus

Emeritus is a party to an amended and restated employment agreement with Mr. Cobb that became effective on January 1, 2012. The agreement provides that if Mr. Cobb’s employment is terminated by Emeritus or a successor company without cause or by Mr. Cobb for good reason, Mr. Cobb will be entitled to full vesting of outstanding equity awards and a lump sum cash payment equal to two and a half times the sum of his (i) annual base salary and (ii) target annual bonus, subject to his execution of a general release and waiver of all claims against Emeritus in a form satisfactory to Emeritus.

The Cobb employment agreement contains the same terms as were in effect as of January 1, 2012, and the agreement has not been amended or otherwise modified in any respect in anticipation of, or in connection with, the transactions contemplated by the Merger Agreement, including the Merger.

As described below under “Cobb Consulting Agreement with Brookdale,” this employment agreement and Mr. Cobb’s employment with Emeritus will terminate as of the completion of the Merger and Mr. Cobb will become eligible to receive the lump sum cash severance payment referenced in his employment agreement.

Cobb Consulting Agreement with Brookdale

On February 20, 2014, Brookdale entered into a letter agreement with Mr. Cobb, which was amended and restated on May 22, 2014, and which sets forth the terms and conditions of certain matters relating to Mr. Cobb in connection with the Merger, including, as of the completion of the Merger, his termination of employment with Emeritus, his anticipated appointment to, and service as a member of, the Brookdale Board and his service as a consultant to Brookdale.

The letter agreement provides that Mr. Cobb’s employment with Emeritus will terminate effective as of the completion of the Merger, and as a result of such termination, Mr. Cobb will receive a lump sum severance payment of $4,589,938 in accordance with the terms and conditions of his employment agreement, less applicable taxes. The severance payment is subject to his execution of a release of claims and continued compliance with all of the terms and conditions of the employment agreement and the non-competition provision described below.

In addition, the letter agreement provides that Mr. Cobb will serve as a consultant to Brookdale in the role of senior advisor beginning as of the completion of the Merger and ending on the later of the third anniversary thereof or such later date as is mutually agreed between Mr. Cobb and Brookdale, provided that either Brookdale or Mr. Cobb may earlier terminate the consulting arrangement upon 90 days’ advance notice. In his role as senior advisor, Mr. Cobb will, as requested by the Brookdale Chief Executive Officer, (i) provide services and advice regarding integration and transition matters, (ii) serve as an advisor to the Brookdale Chief Executive Officer and the other members of Brookdale’s senior management team, (iii) serve as an advisory member to Brookdale’s Senior Management Executive Committee and (iv) assist with other special projects as requested. Mr. Cobb will be required to maintain a presence at Brookdale’s headquarters in the Nashville, Tennessee area as needed.

In consideration of the consulting services, Mr. Cobb will receive an annual cash consulting fee of $265,000, along with reimbursement of up to $35,000 per year for premiums paid by Mr. Cobb in respect of certain life and disability insurance arrangements. In addition, Mr. Cobb will receive a grant of Brookdale restricted stock with a grant date value of $1.0 million, which will vest in equal annual installments over the three-year period following the grant date, subject to his continued service as a consultant on the applicable vesting date.

The letter agreement further provides that, subject to Mr. Cobb being designated by Emeritus in accordance with the Merger Agreement and the reasonable approval of the Nominating and Corporate Governance Committee of the Brookdale Board, Brookdale will use reasonable best efforts to appoint him to serve as a member of the Brookdale Board in Class I, effective as of the completion of the Merger and continuing until the earlier of the expiration of his class term and his termination as a member of the Brookdale Board either voluntarily by him or for cause. Mr. Cobb will not receive any cash or equity compensation for his service on the Brookdale Board while he is also serving as a consultant to Brookdale, but he will be entitled to receive compensation as an outside director if he continues serving on the Brookdale Board following the end of the consulting period.

The letter agreement also contains provisions that restrict Mr. Cobb’s ability to compete with, or solicit the employees or clients of, Brookdale during service to Brookdale and for 30 months following the later of his termination as a consultant to Brookdale or member of the Brookdale Board and provides that the severance payment and any payments made in respect of his shares of Emeritus restricted stock are subject to recoupment upon his material breach of any of these provisions. In addition, the letter agreement contains customary confidentiality and non-disparagement provisions.

Bateman Offer Letter with Emeritus

Emeritus is a party to an offer letter with Mr. Bateman, dated November 20, 2009. The offer letter provides that in the event of a change of control, such as the Merger, or a termination without cause, Mr. Bateman is entitled to a lump sum cash payment equal to his then-current annual base salary. Accordingly, Mr. Bateman will be eligible to receive a cash payment equal to $386,250, less applicable taxes, upon the completion of the Merger if he either remains in employment through the closing of the Merger or is terminated without cause prior to the closing.

The Bateman offer letter contains the same terms as were in effect as of November 20, 2009, and the agreement has not been amended or otherwise modified in any respect in anticipation of, or in connection with, the transactions contemplated by the Merger Agreement, including the Merger.

Brandstrom Employment Agreement with Emeritus

Emeritus is party to an employment agreement with Mr. Brandstrom dated January 1, 2010, as amended on June 23, 2010. Mr. Brandstrom served as a director of Emeritus through May 29, 2013 and currently serves as a non-executive employee of Emeritus pursuant to his employment agreement. Upon termination of his employment, Mr. Brandstrom is entitled to receive from Emeritus the cost of COBRA continuation coverage for him and his family for a period of 18 months.

The Brandstrom employment agreement contains the same terms as were in effect as of June 23, 2010, and the agreement has not been amended or otherwise modified in any respect in anticipation of, or in connection with, the transactions contemplated by the Merger Agreement, including the Merger.

Other Emeritus Employment Arrangements

No other Emeritus executive officers currently have an employment agreement, offer letter or similar arrangement that provides for payments in connection with a termination of employment or a change of control.

Brookdale is in the process of developing employment arrangements for certain Emeritus executive officers. While the terms of these arrangements have not been finalized, Emeritus executive officers who become party to these arrangements may become eligible to receive cash and other non-cash benefits pursuant to these arrangements in connection with their employment with Brookdale following completion of the Merger. It is expected that approximately four individuals who have been Emeritus executive officers at any time since January 1, 2013 will be offered the ability to become a party to one of these arrangements.

Emeritus Non-Qualified Deferred Compensation Plan

Emeritus maintains a Non-Qualified Deferred Compensation Plan that allows eligible executive officers to defer receipt of eligible salary and bonuses. The executive officers receive a mandatory annual employer matching contribution of 25% of their contributions. In addition, Emeritus may make a discretionary employer matching contribution of up to an additional 75% of contributions. Each executive officer’s deferrals (and earnings thereon) are fully vested at all times. Employer matching contributions are subject to a three-year vesting schedule, which vests an executive officer in his or her matching contributions (and earnings thereon) at a rate of 1/3 each year, beginning when the executive officer first enrolls in the plan. In addition, an executive officer will become 100% vested in his or her matching contributions (and earnings thereon) upon the executive officer’s reaching age 65, the executive officer’s disability or death or upon certain terminations of employment in connection with a change in control, such as the Merger.

The Merger Agreement provides that the Non-Qualified Deferred Compensation Plan will be terminated prior to the completion of the Merger, and that each individual with an account balance in the plan, including the executive officers, will become fully vested in, and receive full payment in respect of, his or her account balance.

The following table summarizes, as of April 30, 2014, the total vested and unvested account balances of each of the executive officers in the Emeritus Non-Qualified Deferred Compensation Plan, which will be paid to the executive officers in full prior to the completion of the Merger.

Name	Vested Account Balance ($)	Unvested Account Balance ($)	Total Account Balance ($)
Granger Cobb	253,277	50,989	304,266
Robert C. Bateman	1,107,792	—	1,107,792
Budgie Amparo	68,170	17,351	85,521
Christopher M. Belford	253,281	—	253,281
John Anthony Cincotta	641,417	—	641,417
Susan Coppola	37,597	5,605	43,202
Christopher R. Guay	318,453	—	318,453
Jim L. Hanson	1,276,886	—	1,276,886
Chris Hyatt	—	—	—
Terri K. Maupin	56,241	7,458	63,699
D. Eric Mendelsohn	331,017	—	331,017
Martin D. Roffe	365,710	—	365,710
Melanie Werdel	272,668	—	272,668
Mark A. Finkelstein	—	—	—
Jayne E. Sallerson	267,225	—	267,225
Steven C. Tarr	88,021	11,760	99,781

Retention and Severance Arrangements

Emeritus and Brookdale are in the process of developing retention and severance arrangements for certain Emeritus executive officers. While the terms of these arrangements have not yet been finalized, certain of the Emeritus executive officers may become a party to one of these arrangements and could therefore become eligible to receive cash and/or non-cash benefits in respect thereof. It is expected that approximately eleven individuals who have been Emeritus executive officers at any time since January 1, 2013 will be offered the ability to become a party to one of these arrangements. Mr. Cobb, who is a party to the consulting agreement with Brookdale describe above, will not be offered the ability to enter into one of these arrangements.

Painted Post Letter Agreement

On February 20, 2014, concurrently with its entry into the Merger Agreement, Brookdale entered into a letter agreement, referred to herein as the Painted Post Letter Agreement, with Emeritus; Painted Post, LLC, a New York corporation, referred to herein as Painted Post; Painted Post Properties, Inc., a Washington corporation, referred to herein as Painted Post Properties; Mr. Granger Cobb, the sole member of Painted Post; Mr. Daniel R. Baty, an owner of 50% of the outstanding capital stock of Painted Post Properties; and Mr. Raymond R. Brandstrom, a former director of Emeritus and an owner of 50% of the outstanding capital stock of Painted Post Properties. For state regulatory reasons, Painted Post and Painted Post Properties, together referred to herein as the Painted Post Entities, have previously been engaged by Emeritus to provide certain administrative services in order to facilitate the operation of assisted living communities in the state of New York.

The Painted Post Letter Agreement provides, among other things, that Brookdale will use its reasonable best efforts to (a) cause the transfer of the equity interests of the Painted Post Entities or (b) secure the approval of the New York Department of Health for a change of operator of the facilities for which the Painted Post Entities are the licensed operators, referred to herein as the Painted Post Approval, in each case, to one or more designees of Brookdale.

The Painted Post Letter Agreement also provides that if the Painted Post Approval has not been obtained by the New York Department of Health within two years after the consummation of the Merger, then until such time as the Painted Post Approval has been approved or Mr. Brandstrom no longer holds his interest in Painted Post Properties, Brookdale will pay to Mr. Brandstrom a $50,000 annual fee, which fee will increase annually thereafter on each anniversary of the consummation of the Merger by 50%. No fees will be payable to either Mr. Cobb or Mr. Baty in connection with the Painted Post Letter Agreement.

Quantification of Potential Payments to Emeritus’ Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the Merger that may become payable or realized by each of Emeritus’ named executive officers (as identified in accordance with SEC regulations), based on their compensation levels and outstanding equity awards as of April 30, 2014, and assuming solely for illustrative purposes that the employment of each named executive officer is terminated without cause on the date that the Merger closes.

The estimated amounts below are based on multiple assumptions that may not actually occur, including assumptions described in this joint proxy statement. In addition, certain amounts will vary depending on the actual date the Merger is completed, which is presently expected to occur in the third quarter of 2014. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The disclosures in the table below and the accompanying footnotes should be read in conjunction with the narrative description of the compensation arrangements set forth above under “—Interests of Directors and Executive Officers of Emeritus in the Merger” beginning on page 92.

Golden Parachute Compensation

Name	Cash ($)		Equity ($)(1)	Pension/NQDC ($)		Total ($)(2)
Granger Cobb	4,589,938	(3)	$7,190,905	50,989	(4)	11,831,832
Robert C. Bateman	386,250	(5)	2,676,623	—		3,062,873
Chris Hyatt	—		3,714,345	—		3,714,345
Melanie Werdel	—		2,316,991	—		2,316,991
Mark A. Finkelstein	—		2,723,136	—		2,723,136

(1)

Amounts reported in this column represent the value of unvested stock options and restricted stock that will become vested upon consummation of the Merger pursuant to “single trigger” acceleration based on the outstanding awards held by each named executive officer as of April 30, 2014. For options, the amount of equity award acceleration is based on the product of (i) the number of shares subject to unvested options that will become vested in connection with the Merger and (ii) the difference between (x) Emeritus’ average closing market price of $30.34 over the first five business days following February 20, 2014, the date of public announcement of the Merger (the “average closing price”), and (y) the exercise price for the options. For restricted stock, the amount is based on the product of (i) the number of shares subject to restricted stock and (ii) the average closing price of $30.34. Pursuant to the Merger Agreement, options and restricted stock will be cancelled and converted into the right to receive shares of Brookdale common stock, as set forth above under

“—Interests of Directors and Executive Officers of Emeritus in the Merger” beginning on page 92. The amounts with respect to unvested stock options and restricted stock are set forth in the following table:

Name	Stock Options ($)	Restricted Stock ($)	Total ($)
Granger Cobb	$246,200	$6,944,705	$7,190,905
Robert C. Bateman	138,500	2,538,123	2,676,623
Chris Hyatt	184,650	3,529,695	3,714,345
Melanie Werdel	138,488	2,178,503	2,316,991
Mark A. Finkelstein	—	2,723,136	2,723,136

(2)	The amounts reported may be reduced to the extent that such amounts constitute “parachute payments” under Sections 280G and 4999 of the Code and such reduction would result in a greater net after-tax amount payable to each named executive officer. The amounts reported in the table assume that no such reductions will be made. In addition, the amounts reported do not include any cash or non-cash benefits that the named executive officers may become eligible to receive pursuant to any employment or retention and severance arrangements that Brookdale and Emeritus are in the process of developing, as described above in the “Interests of Directors and Executive Officers of Emeritus in the Merger - Other Emeritus Employment Arrangements” and “Interests of Directors and Executive Officers of Emeritus in the Merger - Retention and Severance Arrangements.”
(3)	The amount reported equals the “double trigger” lump sum cash severance payment payable to Mr. Cobb under the terms of his employment agreement in connection with termination of employment without cause in connection with the Merger, as described above in “—Interests of Directors and Executive Officers of Emeritus in the Merger” beginning on page 92. The amount equals two and a half times the sum of Mr. Cobb’s (i) 2014 annual base salary (total amount of $1,995,625) and (ii) 2014 target annual bonus (total amount of $2,594,313).
(4)	The amount reported equals the unvested portion of Mr. Cobb’s deferred compensation account balance as of April 30, 2014, under the Emeritus Non-Qualified Deferred Compensation Plan that is attributable to an employer match that will become fully vested upon the termination of the plan prior to the consummation of the Merger (a “single-trigger arrangement”).
(5)	The amount reported is “single” trigger, meaning that it is a lump sum cash payment payable solely as a result of the consummation of the Merger.

Director and Officer Indemnification

Under the Merger Agreement, certain indemnification and insurance rights exist in favor of Emeritus and its subsidiaries’ current and former directors and officers. See “The Merger Agreement—Other Covenants and Agreements—Director and Officer Indemnification and Insurance” beginning on page 127 for information about these rights.

Accounting Treatment of the Merger

Brookdale prepares its financial statements in accordance with U.S. GAAP. The Merger will be accounted for by applying the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations, or ASC 805, which requires the determination of the acquirer, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill or a bargain purchase, if any. The accounting guidance provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the fact that current Brookdale Board members will represent a majority of the directors of the Brookdale Board immediately following completion of the Merger, Brookdale shareholders will own approximately 73% of the stock of the combined company with Emeritus shareholders receiving a premium (as of the date preceding the Merger announcement) over the fair market value of their shares on such date, as well as other terms of the Merger, Brookdale is considered to be the acquirer of Emeritus for accounting purposes.

Accordingly, Brookdale will allocate the purchase price to the fair value of Emeritus’ assets and liabilities at the acquisition date. If the fair value of the assets acquired and liabilities assumed is less than the purchase price, goodwill will be recognized for the difference. If the fair value of the assets acquired and liabilities assumed exceeds the purchase price, a bargain purchase will occur with a gain recognized for the difference. Currently, the preliminary purchase price allocation indicates that goodwill will be recognized as the preliminary fair value of the identifiable assets to be acquired and liabilities to be assumed is less than the preliminary purchase price.

All unaudited pro forma condensed combined consolidated financial statements contained in this joint proxy statement/prospectus were prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the Merger is completed and after completion of an analysis to determine the estimated fair value of Emeritus’ assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any change in the net estimated fair value of the assets and liabilities of Emeritus as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have an impact on goodwill recognized related to the Merger.

Regulatory Approvals Required for the Merger

To complete the Merger, Brookdale and Emeritus must make filings with and obtain authorizations, approvals or consents from federal and state regulatory authorities, including with respect to antitrust and various state healthcare regulatory agencies. The material United States federal and state approvals, consents and filings are described below. Brookdale and Emeritus are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ completion of the Merger other than those described below. If additional approvals, consents and filings are required to complete the Merger, Brookdale and Emeritus intend to seek such consents and approvals and make such filings.

Brookdale and Emeritus expect to complete the Merger in the third quarter of 2014. Although Brookdale and Emeritus believe that they will receive the required consents and approvals described below to complete the Merger, there is no assurance as to the timing of these consents and approvals or as to Brookdale’s and Emeritus’ ultimate ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Brookdale and Emeritus. The receipt of the regulatory approvals described below is a condition to the obligation of each of Brookdale and Emeritus to complete the Merger. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Reasonable Best Efforts to Obtain Required Regulatory Approvals and Satisfy Other Closing Conditions” beginning on pages 114 and 123, respectively.

Hart-Scott-Rodino Antitrust Improvements Act

The Merger is subject to the requirements of the HSR Act, which provide that certain acquisition transactions may not be completed until required information has been furnished to the Antitrust Division of the Department of Justice, which is referred to herein as the Antitrust Division, and the Federal Trade Commission, which is referred to herein as the FTC, and until certain waiting periods have been terminated or have expired. The HSR Act required Brookdale and Emeritus to observe a 30-day waiting period after the submission of their HSR Act filings before consummating their transaction, unless the waiting period was terminated early.

On March 12, 2014, each of Brookdale and Emeritus filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC, which filings started the 30-day waiting period required by the HSR Act. The waiting period expired on April 11, 2014, thus satisfying one of the conditions to completion of the Merger.

The Antitrust Division, the FTC and U.S. state attorneys general may challenge the Merger on antitrust grounds either before or after termination of the waiting period. Private parties may also bring legal actions under the antitrust laws under certain circumstances. Accordingly, at any time before or after the completion of the Merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. Neither Brookdale nor Emeritus believes that the Merger will violate antitrust laws, and neither expects the review of the transaction to materially delay the expected consummation of the Merger. However, Brookdale and Emeritus cannot guarantee that any of the Antitrust Division, the FTC or others will not take a different position.

State Regulatory Approvals

Certain federal and state laws and regulations applicable to the senior living industry require that Brookdale and Emeritus obtain consents or approvals from governmental authorities in connection with the Merger. If the parties are not able to receive such consents and approvals or, if applicable, customary assurances that all applicable consents and approvals will be obtained following closing, then Brookdale may not be required to consummate the Merger, except as provided in the Merger Agreement. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

Treatment of Emeritus Equity Awards

Stock Options

The Merger Agreement provides that all Emeritus stock options will be treated as set forth below.

Any Emeritus stock option that is outstanding immediately prior to the completion of the Merger (whether vested or unvested) with an exercise price per share that is less than the “implied dollar value” (as defined below) of the per share consideration to be received in the Merger will, without any action on the part of the holder of the option or Emeritus, be cancelled and converted into the right of the holder to receive a number of shares of Brookdale common stock (rounded down to the nearest whole share and net of any required withholding taxes) equal to (i) the number of shares of Emeritus common stock subject to the option immediately prior to the cancellation multiplied by (ii) the excess of the implied dollar value of the per share consideration over the exercise price of the option, which amount is then divided by the volume-weighted average price of Brookdale common stock over the 10 trading days immediately preceding the completion of the Merger. The shares of Brookdale common stock to be issued in respect of these options will be issued immediately following the completion of the Merger.

Any Emeritus stock option that is outstanding immediately prior to the completion of the Merger (whether vested or unvested) with an exercise price per share that is equal to or greater than the implied dollar value of the per share consideration to be received in the Merger will terminate and cease to be outstanding as of the completion of the Merger without any further action on the part of the holder of the options, and the holder thereof will not be entitled to receive the payment of any consideration in respect of such termination.

The “implied dollar value” of the per share consideration to be received in the Merger is determined by multiplying (i) the value of Brookdale common stock at its volume-weighted average price over the 10 trading days immediately preceding the consummation of the Merger, by (ii) 0.95.

Shares of Restricted Stock

The Merger Agreement provides that, immediately prior to the completion of the Merger and without any action on the part of any holder or Emeritus, each share of Emeritus restricted stock that is then outstanding and unvested will become fully vested and no longer subject to forfeiture and will be entitled to receive the same consideration in the Merger as outstanding shares of Emeritus common stock generally. The Merger Agreement also provides that holders of Emeritus restricted stock will be permitted to surrender shares of Brookdale common stock that would otherwise be issued to the holder as a result of the Merger in satisfaction (or waiver) of any required withholding taxes.

Employee Stock Purchase Plan

The Merger Agreement provides that, with respect to the Emeritus 2009 Employee Stock Purchase Plan, (i) participation will be limited to those employees who were participants on the date of the Merger Agreement, (ii) existing participants will not be eligible to increase their payroll deductions from those in effect on the date of the Merger Agreement, (iii) the purchase period in effect on the date of the Merger Agreement will be the final purchase period under the plan and (iv) the plan will terminate as of the completion of the Merger. The purchase period that was in effect on the date of the Merger Agreement ended on March 31, 2014, and therefore no purchase period is currently in effect or will be commenced prior to the completion of the Merger.

Appraisal / Dissenters’ Rights

No Appraisal Rights for Brookdale Shareholders

Under Section 262 of the DGCL, the holders of Brookdale common stock do not have appraisal rights in connection with the Merger.

Dissenters’ Rights for Emeritus Shareholders

General

Under Chapter 23B.13 of the WBCA, holders of Emeritus common stock are entitled to dissent from, and obtain payment of the fair value of their shares in cash (together with accrued interest) in the event of, the consummation of the Merger, instead of receiving the Merger consideration they would otherwise be entitled to pursuant to the Merger Agreement. The following summarizes the material rights of holders of Emeritus common stock under Chapter 23B.13. You should read the applicable sections of Chapter 23B.13, a copy of which is attached to this proxy statement/prospectus as Annex I, and which governs dissenters’ rights. The summary below is qualified in its entirety by reference to Chapter 23B.13.

Pursuant to Chapter 23B.13, when a proposed merger is to be submitted to a vote at a meeting of shareholders, as in the case of the Emeritus special meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights and must be accompanied by a copy of Chapter 23B.13. The notice of special meeting included with this proxy statement/prospectus constitutes notice to the holders of Emeritus common stock, and a copy of Chapter 23B.13 is attached to this proxy statement/prospectus as Annex I.

If you are contemplating the possibility of exercising your dissenters’ rights in connection with the Merger, you should carefully review the text of Chapter 23B.13. If you do not fully and precisely satisfy the procedural requirements of Chapter 23B.13, you will lose your dissenters’ rights. If any holder of shares of Emeritus common stock who asserts dissenters’ rights under the WBCA withdraws or loses (through failure to perfect or otherwise) the right to obtain payment for such holder’s shares under Chapter 23B.13, then such shareholder’s shares will be converted, or will be treated as if they had been converted, into the right to receive the Merger consideration, without interest and subject to any applicable withholding of taxes. Emeritus will not provide you with any notice regarding your dissenters’ rights other than as described in this proxy statement/prospectus and the notice of special meeting included with this proxy statement/prospectus.

Requirements for Exercising Dissenters’ Rights

If you wish to assert your statutory dissenters’ rights, you must:

•	deliver to Emeritus, before the vote is taken at the Emeritus special meeting regarding the Merger proposal, written notice of your intent to demand payment for your shares of Emeritus common stock if the Merger is effected, which notice must be separate from your proxy. Your vote against the Merger proposal alone will not constitute written notice of your intent to assert your dissenters’ rights;

•	not vote your shares in favor of the Merger proposal; and

•	follow the statutory procedures for perfecting dissenters’ rights under Chapter 23B.13, which are described under “—Appraisal Procedures” below.

If you fail to comply with these requirements, and if the Merger Agreement is then approved by Emeritus’ shareholders and the Merger is completed, your shares of Emeritus common stock will be converted into the right to receive the Merger consideration, without interest and subject to any applicable withholding of taxes, and you will have no dissenters’ rights with respect to your shares of Emeritus common stock.

Written notice of your intent to assert dissenters’ rights must be delivered to Emeritus at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, Attn: Corporate Secretary.

Such written notice must be delivered before the vote on the Merger proposal is taken at the Emeritus special meeting. Your written notice to demand payment should specify your name and mailing address, the number of shares of Emeritus common stock you own, and that you intend to demand payment of the “fair value” of your shares of Emeritus common stock if the Merger Agreement is approved.

Vote

Your Emeritus shares must either not be voted at the Emeritus special meeting or must be voted against, or must abstain from voting on, the Merger proposal. A vote in favor of the Merger proposal, by proxy, via the Internet, by telephone or in person, will constitute a waiver of your dissenters’ rights in respect of the shares so voted and will nullify any previously filed written notices of your intent to assert dissenters’ rights. A proxy that is signed but does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Merger proposal. Therefore, a shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the Merger Agreement or abstain from voting on the Merger proposal.

Termination of Dissenters’ Rights

Your right to obtain payment of the fair value of your shares of Emeritus common stock under Chapter 23B.13 will terminate if:

•	the Merger is abandoned or rescinded;

•	a court having jurisdiction permanently enjoins or sets aside the Merger; or

•	your demand for payment is withdrawn with Emeritus’ written consent.

Appraisal Procedures

If the Merger proposal is approved by Emeritus’ shareholders, within ten days after the effective date of the Merger, Emeritus will send written notice regarding the proper procedures for dissenting to all shareholders who have given written notice under Chapter 23B.13 and have not voted in favor of approval of the Merger proposal. The notice will:

•	state where the demand for payment and certificates representing certificated shares of Emeritus common stock must be sent and when certificates for certificated shares must be deposited;

•	contain information for holders of uncertificated shares as to what extent transfer of the shares will be restricted after the payment demand is received;

•	include a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the Merger (which was February 20, 2014) and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of Emeritus common stock before that date;

•	indicate the date by which Emeritus must receive your payment demand, which date will not be fewer than 30 or more than 60 days after the date the written notice is delivered to you; and

•	include a copy of Chapter 23B.13.

If you wish to assert dissenters’ rights, no later than the date set forth in the notice that Emeritus sent (as described above) you must demand payment, certify whether you acquired beneficial ownership of your shares before February 20, 2014 and deposit your Emeritus share certificates in accordance with the terms of the notice. Failure to do so by the date set forth in the notice will cause you to lose the right to obtain payment for your shares under Chapter 23B.13.

If the Merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, then Emeritus will be required to return all deposited certificates and release any transfer restrictions imposed on uncertificated shares. If, after returning the deposited certificates and releasing transfer restrictions, the parties to the Merger Agreement wish to consummate the Merger, Emeritus must send a new dissenters’ rights notice and repeat the payment demand procedure.

Within 30 days after the later of the effective date of the Merger or the date the payment demand is received, Emeritus shall pay each dissenting shareholder who complied with the payment demand and related requirements of section 23B.13.230 of the WBCA the amount that Emeritus estimates to be the fair value of the shareholder’s shares, plus accrued interest (other than dissenting shareholders who acquired their shares of Emeritus common stock after February 20, 2014, if Emeritus elects to withhold payment as described below). The payment will be accompanied by:

•	financial data relating to Emeritus, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	an explanation of how Emeritus estimated the fair value of the shares;

•	an explanation of how Emeritus calculated the interest;

•	a statement of the dissenter’s right to demand supplemental payment if such shareholder believes that the amount paid is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below; and

•	a copy of Chapter 23B.13.

For dissenting shareholders who were not the beneficial owners of their shares of Emeritus common stock before February 20, 2014, Emeritus may elect to withhold payment under Chapter 23B.13. To the extent that Emeritus so elects, after consummating the Merger, Emeritus shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. Emeritus will send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of the dissenter’s shares and the amount of interest due if such dissenter believes that the amount offered is less than the fair value of the shares or under certain other circumstances enumerated in the statute and described below.

Within 30 days of the payment or offer for payment described above, dissenting shareholders may deliver notice to Emeritus in writing informing it of its own estimate of the fair value of their shares and the amount of interest due, and demand payment of this estimate, less any amount Emeritus has already paid under Chapter 23B.13, if (a) such dissenting shareholder believes that the amount paid or offered by Emeritus is less than the fair value of their shares or believes that the interest due is incorrectly calculated, (b) Emeritus fails to make payment for the dissenting shareholder’s shares within 60 days after the date set for demanding payment or (c) the Merger is not consummated and Emeritus does not return the deposited share certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. Failure to notify Emeritus of the dissenting shareholder’s demand for payment of such dissenting shareholder’s own estimate of the fair value of the shares within 30 days after Emeritus made or offered payment for the dissenter’s shares will result in a waiver of such dissenting shareholder’s rights to demand payment under Chapter 23B.13.

If any dissenting shareholder’s demand for payment of such dissenting shareholder’s own estimate of the fair value of the shares remains unsettled, Chapter 23B.13 requires that Emeritus, within 60 days after receipt by Emeritus of such shareholder’s payment demand, commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. If Emeritus does not commence the proceeding within the 60-day period, it will pay each dissenter whose demand remains unsettled the amount demanded.

The jurisdiction of the court in which the proceeding is commenced will be plenary and exclusive. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the order appointing them, or in any amendment to it. The fair value of the shares as determined by the court may be less than, equal to or greater than the value of the Merger consideration to be issued to non-dissenting shareholders for Emeritus common stock under the terms of the Merger Agreement if the Merger is consummated. Shareholders should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to, and do not address, fair value under Chapter 23B.13. Each dissenter made a party to the proceeding is entitled to a judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by Emeritus, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which Emeritus elected to withhold payment pursuant to Chapter 23B.13.

The court will also determine the costs and expenses of the court proceeding and assess them against Emeritus, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Chapter 23B.13. If the court finds that Emeritus did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the WBCA, the court may also assess against Emeritus any fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to dissenters’ rights. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Emeritus, the court may award to counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to Emeritus a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partially dissenting record shareholder are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders. Beneficial owners of Emeritus common stock who desire to assert dissenters’ rights as to shares held on the beneficial owners’ behalf (a) must submit to Emeritus the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either in a record or, if Emeritus has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and (b) must so assert dissenters’ rights with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

For purposes of Chapter 23B.13, fair value with respect to dissenters’ shares means the value of the shares of Emeritus common stock immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless that exclusion would be inequitable. Interest means interest from the effective date of the Merger until the date of payment, at a rate that is fair and equitable under the circumstances.

It is a condition to Brookdale’s obligation to complete the Merger that no more than 7.5% of the shares of Emeritus common stock are dissenting shares. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 114.

NYSE Listing of Brookdale Common Stock; Delisting and Deregistration of Emeritus Common Stock

Prior to the completion of the Merger, Brookdale has agreed to use its reasonable best efforts to cause the shares of Brookdale common stock to be issued in the Merger to be approved for listing on the NYSE. The listing of the shares of Brookdale common stock is also a condition to completion of the Merger.

If the Merger is completed, Emeritus common stock will cease to be listed on the NYSE and Emeritus common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act.

Litigation Relating to the Merger

In connection with the Merger, three purported class action lawsuits have been filed on behalf of Emeritus shareholders in the Superior Court of King County, Washington: Tampa Maritime Association/International Longshoremen’s Association Pension Fund v. Emeritus Corp., et al., Case No. 14-2-06385-7-SEA, filed February 28, 2014; Sciabacucchi v. Emeritus Corp., et al., Case No. 14-2-06946-4-SEA, filed March 6, 2014; and Ellerson v. Emeritus Corp., et al., Case No. 14-2-07502-2-SEA, filed March 14, 2014. It is possible that other related suits could subsequently be filed. Emeritus anticipates that any related cases that are subsequently filed will be consolidated and proceed as a single, consolidated case.

The allegations in the three lawsuits are similar. They purport to be brought as class actions on behalf of all shareholders of Emeritus. The complaints name as defendants Emeritus, the Emeritus Board, Brookdale and Merger Sub. The complaints allege that the Emeritus Board breached its fiduciary duties to Emeritus shareholders by, among other things, failing to maximize shareholder value in connection with the Merger or to engage in a fair sale process before approving the Merger. Specifically, the complaints allege that the Emeritus Board undervalued Emeritus in connection with the Merger and that the Emeritus Board agreed to certain deal protection mechanisms that precluded Emeritus from obtaining competing offers. The Sciabacucchi complaint also alleges that the Emeritus Board breached its fiduciary duties by failing to disclose all material information concerning the Merger to Emeritus’ shareholders. The three complaints also allege that Brookdale, Emeritus and Merger Sub aided and abetted the Emeritus Board’s alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief preventing the closing of the Merger, rescission of the Merger or an award of rescissory damages to the purported class in the event that the Merger is consummated, and damages, including counsel fees and expenses. On April 30, 2014, the court consolidated the three lawsuits, relieved all defendants of the need to respond to the three filed complaints, and ordered plaintiffs to file a consolidated and amended complaint as soon as practicable after a registration statement is filed with the SEC in connection with the Merger. The consolidated action is under new caption In re Emeritus Corp. Shareholder Litigation, No. 14-2-06385-7 SEA. On May 6, 2014, the court appointed co-lead plaintiffs and co-lead and liaison counsel for plaintiffs in the consolidated proceeding.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger generally applicable to U.S. persons and certain non-U.S. persons (as defined below) who hold Emeritus common stock. For purposes of this discussion, the term “U.S. person” means a beneficial owner which is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “non-U.S. person” means a beneficial owner other than a U.S. person.

The discussion which follows is based on the Code, Treasury regulations issued under the Code, and judicial and administrative interpretations thereof, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to shareholders who hold Emeritus common stock as a capital asset within the meaning of Section 1221 of the Code. The discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to Emeritus shareholders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	shareholders who are not citizens or residents of the United States;

•	U.S. expatriates;

•	pass-through entities or investors in such entities;

•	dealers or brokers in securities or foreign currencies;

•	shareholders who hold individual retirement or other tax-deferred accounts;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•	shareholders who actually or constructively own 5% or more of the outstanding shares of Emeritus common stock;

•	shareholders who hold Emeritus common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

•	shareholders who acquired their shares of Emeritus common stock pursuant to the exercise of employee stock options or otherwise as compensation.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, is an Emeritus shareholder, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. A partner in a partnership that is an Emeritus shareholder is strongly urged to consult with its own tax advisor regarding the tax consequences of the Merger to it.

In addition, tax consequences arising under state, local and foreign laws, the alternative minimum tax or under federal laws other than federal income tax laws are not addressed in this joint proxy statement/prospectus.

Emeritus shareholders are strongly urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

U.S. Federal Income Tax Consequences to Emeritus Shareholders

It is a condition to the obligation of Emeritus to effect the Merger that Emeritus receive a written opinion from Perkins Coie, counsel to Emeritus, dated as of the closing date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Brookdale to effect the Merger that Brookdale receive a written opinion from Skadden, dated as of the closing date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will rely on assumptions, representations and covenants, which may include assumptions regarding the absence of changes in existing facts and law and the completion of the Merger in the manner contemplated by the Merger Agreement and representations contained in representation letters of officers of Brookdale, Emeritus and Merger Sub. If any of those representations, covenants or assumptions is inaccurate, counsel may be unable to render the required opinion and the Merger may not be completed or the tax consequences of the Merger could differ from those discussed here. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service, which is referred to herein as the IRS, or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the Merger.

Accordingly, and on the basis of the foregoing opinions, as a result of the Merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes, in general:

•	an Emeritus shareholder will not recognize gain or loss as a result of such shareholder’s Emeritus common shares being exchanged in the Merger for shares of Brookdale common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Brookdale common stock;

•	an Emeritus shareholder’s aggregate tax basis in shares of Brookdale common stock received in the Merger, including any fractional share interests deemed received and exchanged as described below, will equal the aggregate tax basis of the Emeritus common stock surrendered in the Merger;

•	an Emeritus shareholder’s holding period for shares of Brookdale common stock received in the Merger will include the shareholder’s holding period for the shares of Emeritus common stock surrendered in the Merger; and

•	an Emeritus shareholder who receives cash in lieu of a fractional share of Brookdale common stock in the Merger will be treated as having received a fractional share in the Merger and then as having received the cash in exchange for such fractional share. As a result, such an Emeritus shareholder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the shareholder’s tax basis allocable to such fractional share. Any such capital gain or loss will be a long-term capital gain or loss if the holding period of the Emeritus common stock exchanged for the fractional share of Brookdale common stock is more than one year at the time of the Merger.

Emeritus shareholders who hold their Emeritus common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of Brookdale common stock received in the Merger.

Special Considerations for Certain Emeritus Shareholders who are Non-U.S. Persons

Certain Emeritus shareholders that are non-U.S. persons may be subject to U.S. federal income tax in connection with the Merger in the event that Emeritus is or has been, within the five-year period ending with the effective date of the Merger, a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although neither Emeritus nor Brookdale has made a formal determination as to whether either of them is or has been a USRPHC, each of Emeritus and Brookdale believe that they may be and may have been USRPHCs. In the event that Emeritus is a USRPHC and Brookdale is not a USRPHC, an Emeritus shareholder who is a non-U.S. person and who owns or has owned more than 5% of Emeritus’s common stock at any time during the five-year period ending with the effective date of the Merger will recognize capital gain or loss equal to the difference between the fair market value of the Brookdale common stock (together with any cash) received, and the shareholder’s tax basis in the Emeritus common stock surrendered. Any such capital gain generally would be subject to U.S. federal income tax at graduated rates and, with respect to non-U.S. shareholders that are treated as corporations for U.S. tax purposes, may also be subject to the branch profits tax under the Code. Emeritus shareholders who are non-U.S. persons and who hold, or have held, more than 5% of Emeritus’s common stock should consult their tax advisors regarding the potential U.S. federal income tax consequences of the Merger.

Information Reporting and Backup Withholding

Holders of Emeritus common stock may be subject to information reporting and backup withholding on any cash payments they receive in the Merger. Emeritus shareholders generally will not be subject to backup withholding, however, if they:

•	timely furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal that they will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against an Emeritus shareholder’s U.S. federal income tax liability, provided such shareholder timely furnishes the required information to the IRS.

The discussion of U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the Merger and does not address the tax consequences of any transaction other than the Merger.

Restrictions on Sales of Shares of Brookdale Common Stock Received in the Merger

All shares of Brookdale common stock received by Emeritus shareholders in the Merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Brookdale common stock received by any Emeritus shareholder who becomes an “affiliate” of Brookdale after completion of the Merger (such as Emeritus directors or executive officers who become directors or executive officers of Brookdale after the Merger). This joint proxy statement/prospectus does not cover resales of shares of Brookdale common stock received by any person upon completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

In addition, pursuant to the Voting Agreement, each Supporting Shareholder other than Stanley L. Baty, who are referred to herein as the Locked-up Shareholders, agreed that, subject to certain exceptions, they will not transfer any shares of Brookdale common stock they own as of the effective time of the Merger during the 60 days following the effective time of the Merger. See “The Voting Agreement—Restrictions on Transfer of Brookdale Shares” beginning on page 130.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The representations, warranties and covenants contained in each of the Merger Agreement, Voting Agreement and Fortress Agreement were made by the parties thereto only for purposes of the applicable agreement and as of specific dates; were made solely for the benefit of the parties to such agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution thereof (which disclosures include information that has been included in the Brookdale’s and Emeritus’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Brookdale or Emeritus or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the WBCA and the DGCL, upon completion of the Merger, Merger Sub will merge with and into Emeritus, with Emeritus continuing as the surviving corporation in the Merger and as a direct, wholly owned subsidiary of Brookdale.

Emeritus has also agreed that, if requested by Brookdale at least 10 business days prior to the Brookdale special meeting, it will cooperate with Brookdale with respect to the implementation of certain reorganization transactions of Emeritus prior to the effective time of the Merger and/or changes to the structure of the transactions contemplated by the Merger Agreement (including entering into appropriate amendments to the Merger Agreement), in each case, so long as such cooperation and implementation does not (i) have any adverse impact on Emeritus, (ii) alter or change the amount or kind of consideration to be issued in the Merger to holders of Emeritus common stock, (iii) adversely affect the tax consequences of the Merger to holders of Emeritus common stock or (iv) materially impede or delay consummation of the Merger.

Effect of the Merger on Capital Stock

Conversion of Emeritus Common Stock

At the effective time of the Merger, each share of Emeritus common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) any shares of Emeritus common stock held by Brookdale or any of its subsidiaries, which will be cancelled at the effective time of the Merger, (ii) any dissenting shares and (iii) except as otherwise provided with respect to fractional shares), will be automatically converted into the right to receive 0.95 of a share of Brookdale common stock. The Exchange Ratio will be adjusted appropriately to reflect the effect of any stock split, combination or other reclassification, any change of common stock into other shares, or any stock distribution with respect to the shares of either Brookdale common stock or Emeritus common stock prior to the effective time of the Merger (provided that the Exchange Ratio will not be adjusted to reflect changes in the price of Brookdale or Emeritus common stock).

Brookdale will not issue fractional shares of Brookdale common stock in the Merger. Instead, each holder of shares of Emeritus common stock who would otherwise be entitled to receive fractional shares of Brookdale common stock in the Merger (after aggregating all fractional shares of Brookdale common stock that otherwise would be received by such holder) will be entitled to receive an amount of cash, without interest, in lieu of such fractional shares equal to the product of (x) such fraction, multiplied by (y) the implied dollar value (which is determined by multiplying (i) the value of Brookdale’s common stock at its volume-weighted average price over the 10 trading days preceding the consummation of the Merger, by (ii) the Exchange Ratio).

Dissenting Shares

Emeritus shareholders who do not vote in favor of the Merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Chapter 23B.13 of the WBCA, provided they take the steps required to perfect their rights under Chapter 23B.13 of the WBCA. For more information regarding dissenters’ rights, see “The Merger—Appraisal / Dissenters’ Rights” beginning on page 103. In addition, a copy of Chapter 23B.13 of the WBCA is attached as Annex I to this joint proxy statement/prospectus.

It is a condition to Brookdale’s obligation to complete the Merger that no more than 7.5% of the shares of Emeritus common stock are dissenting shares.

Conversion of Merger Sub Common Stock

At the effective time of the Merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the Merger will remain as outstanding and will constitute the only issued and outstanding capital stock of Emeritus, as the surviving corporation in the Merger and a wholly owned subsidiary of Brookdale.

At the effective time of the Merger, the articles of incorporation of Emeritus, as the surviving corporation, will be amended in their entirety as set forth in Exhibit A to the Merger Agreement, and the bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger (and as modified to the extent required by Washington law), shall become the bylaws of the surviving corporation, in each case, until thereafter changed or amended as provided therein or by applicable law.

Procedures for Surrendering Emeritus Stock

As promptly as practicable following the effective time of the Merger (but no later than three business days thereafter), the exchange agent will mail to each Emeritus shareholder that holds stock certificates representing its Emeritus common stock a letter of transmittal and instructions for use in surrendering the holder’s certificates in exchange for the number of shares of Brookdale common stock (which will be uncertificated book-entry form unless a physical stock certificate is specifically requested) such holder is entitled to receive pursuant to the terms of the Merger Agreement (and a cash payment instead of any fractional shares of Brookdale common stock that would have been otherwise issuable to them as a result of the Merger).

As promptly as practicable following the effective time of the Merger (but no later than two business days thereafter), the exchange agent will issue to each Emeritus shareholder that holds Emeritus common stock in book-entry form the number of shares of Brookdale common stock (which will be uncertificated book-entry form) such holder is entitled to receive pursuant to the terms of the Merger Agreement (and a cash payment instead of any fractional shares of Brookdale common stock that would have been otherwise issuable to them as a result of the Merger). Emeritus shareholders that hold Emeritus common stock in book-entry form will not need to obtain stock certificates to submit for exchange to the exchange agent. However, such shareholders will need to comply with the exchange agent’s customary procedures with respect to securities held in book-entry form.

If any Emeritus stock certificate has been lost, stolen or destroyed, the exchange agent will issue in exchange for such lost, stolen or destroyed stock certificate the Merger consideration upon the delivery of an affidavit by the owner of such stock certificate claiming that such stock certificate has been lost, stolen or destroyed. However, the surviving corporation may, in its discretion and as a condition to the issuance of any shares of Brookdale common stock and/or the payment of cash in lieu of fractional shares, also require the owner of such lost, stolen or destroyed stock certificate to deliver a bond as indemnity against any claim that may be made with respect to that stock certificate against the surviving corporation.

PLEASE DO NOT SUBMIT YOUR EMERITUS STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

Treatment of Equity Awards; Employee Stock Purchase Plan

Stock Options

The Merger Agreement provides that any Emeritus stock option that is outstanding immediately prior to the completion of the Merger (whether vested or unvested) with an exercise price per share that is less than the “implied dollar value” (as defined below) of the per share consideration to be received in the Merger will, without any action on the part of the holder of the option or Emeritus, be cancelled and converted into the right of the holder to receive a number of shares of Brookdale common stock (rounded down to the nearest whole share and net of any required withholding taxes) equal to (i) the number of shares of Emeritus common stock subject to the option immediately prior to the cancellation multiplied by (ii) the excess of the implied dollar value of the per share consideration over the exercise price of the option, which amount is then divided by the volume-weighted average price of Brookdale common stock over the 10 trading days immediately preceding the completion of the Merger. The shares of Brookdale common stock to be issued in respect of such Emeritus stock options will be issued immediately following the completion of the Merger.

The Merger Agreement provides that any Emeritus stock option that is outstanding immediately prior to the completion of the Merger with an exercise price that is equal to or greater than the implied dollar value of the per share consideration to be received in the Merger will terminate and cease to be outstanding as of the completion of the Merger without any further action on the part of the holder of the option, and the holder thereof will not be entitled to receive the payment of any consideration in respect of such termination.

The “implied dollar value” of the per share consideration to be received in the Merger is determined by multiplying (i) the value of Brookdale common stock at its volume-weighted average price over the 10 trading days immediately preceding the consummation of the Merger, by (ii) 0.95.

Shares of Restricted Stock

The Merger Agreement provides that, immediately prior to the completion of the Merger and without any action on the part of any holder or Emeritus, each share of Emeritus restricted stock that is then outstanding and unvested will become fully vested and no longer subject to forfeiture and will be entitled to receive the same consideration in the Merger as outstanding shares of Emeritus common stock generally. The Merger Agreement provides that holders of Emeritus restricted stock will be permitted to surrender shares of Brookdale common stock that would otherwise be issued to the holder as a result of the Merger in satisfaction of any required withholding taxes.

Employee Stock Purchase Plan

The Merger Agreement provides that, with respect to the Emeritus 2009 Employee Stock Purchase Plan, (i) participation will be limited to those employees who were participants on the date of the Merger Agreement, (ii) existing participants will not be eligible to increase their payroll deductions from those in effect on the date of the Merger Agreement, (iii) the purchase period in effect on the date of the Merger Agreement will be the final purchase period under the plan and (iv) the plan will terminate as of the completion of the Merger. The purchase period that was in effect on the date of the Merger Agreement ended on March 31, 2014, and therefore no purchase period is currently in effect or will be commenced prior to the completion of the Merger.

Brookdale Equity Awards

The Merger will not affect Brookdale’s restricted stock, restricted stock units or other equity awards. All such awards will remain outstanding subject to the same terms and conditions that are applicable prior to the Merger.

Closing of the Merger

Unless Brookdale and Emeritus agree to another date, the parties have agreed that the closing of the Merger will be held on the second business day after satisfaction or waiver of all the conditions described under “—Conditions to Completion of the Merger” below. The Merger will be effective at the time the articles of Merger are filed with the Secretary of State of the State of Washington and the certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such other time as Brookdale and Emeritus may specify therein.

Conditions to Completion of the Merger

The obligation of Brookdale and Merger Sub, on the one hand, and Emeritus, on the other hand, to complete the Merger is subject to the satisfaction (or waiver) of the following conditions:

•	approval by Brookdale shareholders of the Charter Amendment proposal and the Share Issuance proposal;

•	approval by Emeritus shareholders of the Merger proposal;

•	the termination or expiration of any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, Merger control, antitrust or similar law;

•	absence of any law or legal restraint in effect preventing the consummation of the Merger;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order suspending the effectiveness of such registration statement and no proceedings threatened or initiated for that purpose by the SEC that have not been withdrawn;

•	authorization of the listing on the NYSE of the shares of Brookdale common stock to be issued in connection with the Merger, subject to official notice of issuance;

•	(i) the accuracy in all respects of the representations and warranties of Emeritus with respect to capital structure (subject to a de minimis exception); (ii) the accuracy in all material respects of the representations and warranties of Brookdale with respect to capital structure and the representations and warranties of Emeritus regarding certain related party transactions; and (iii) the accuracy of all other representations and warranties of the other party (disregarding any qualifications with respect to materiality or “material adverse effect” in such representations and warranties), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a “material adverse effect”; in each case, as of the date of the Merger Agreement and as of the date of completion of the Merger as though made as of the date of completion of the Merger (except with respect to any representation and warranty that is made as of a specific date in which case only as of such date);

•	the performance by the other party, in all material respects, of all of its obligations under the Merger Agreement;

•	receipt of a certificate executed by the chief executive officer and chief financial officer of the other party as to the satisfaction of the conditions described in the preceding two bullets;

•	receipt of a legal opinion of such party’s counsel, dated as of the closing date of the Merger, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the absence of a change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a “material adverse effect” on the other party since the date of the Merger Agreement.

In addition, the obligation of Brookdale and Merger Sub to complete the Merger is subject to the satisfaction (or waiver) of the following conditions:

•	the absence of any pending or threatened action by any governmental authority challenging or prohibiting the Merger, or seeking to require Brookdale to take (or refrain from taking) certain actions in order to obtain required regulatory approvals beyond those required by the Merger Agreement, and the absence of any law or legal restraint having such effect;

•	certain scheduled regulatory approvals shall have been obtained prior to closing and remain in full force and effect as of the closing, and shall in no way have been impaired, repudiated, breached or otherwise invalidated;

•	(i) the parties shall have obtained customary assurances to conclude that all consents and approvals of governmental authorities necessary for the ownership and operation of the Emeritus facilities (including facilities managed by Emeritus) following closing have been or will be issued, and all notice periods with respect thereto will have expired effective as of the closing; and (ii) any applicable lender consents shall have been obtained; provided that such conditions will be deemed satisfied unless (1) the impact of the failures of such conditions and/or the costs associated with satisfying such conditions are reasonably expected to exceed, in the aggregate, $23.5 million or (2) the failure of such conditions would, individually or in the aggregate, result in or be reasonably likely to result in a material adverse effect on Brookdale;

•	certain scheduled consents obtained on or prior to the date of the Merger Agreement shall as of the closing remain in full force and effect and shall in no way have been impaired, repudiated, breached or otherwise invalidated; and

•	no more than 7.5% of the shares of Emeritus common stock shall be dissenting shares.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of each of Brookdale and Emeritus relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the Merger.

Each of Brookdale and Emeritus has made representations and warranties relating to a number of matters, including the following:

•	corporate matters, including due organization, good standing, requisite corporate power, organizational documents and qualifications necessary to conduct business;

•	ownership of subsidiaries;

•	capital structure and equity awards;

•	corporate authority to enter into and perform the Merger Agreement, enforceability of the Merger Agreement, approval of the Merger Agreement by each party’s board of directors and approvals required by each party’s shareholders;

•	absence of conflicts with or defaults under organizational documents, contracts and applicable laws as a result of the transactions contemplated by the Merger Agreement;

•	required regulatory filings and consents and approvals of governmental authorities;

•	SEC reports and financial statements;

•	absence of undisclosed liabilities;

•	accuracy of certain information supplied for inclusion in this joint proxy statement/prospectus;

•	absence of a material adverse effect since December 31, 2012;

•	absence of certain or events and actions since September 30, 2013;

•	pending or threatened litigation;

•	matters with respect to material contracts;

•	compliance with applicable law, regulatory matters and possession and compliance with required permits;

•	employee benefit plans;

•	tax matters;

•	intellectual property matters;

•	real property matters;

•	environmental matters;

•	related party transactions;

•	brokers’ fees and expenses;

•	opinions of financial advisors;

•	residence agreements;

•	insurance matters;

•	labor and other employment matters;

•	licensing surveys;

•	resident records;

•	matters with respect to third party payor reimbursement; and

•	inapplicability of state takeover statutes.

For Brookdale and Merger Sub, the Merger Agreement also contains additional representation and warranties to the effect that (i) Merger Sub has performed no prior business activities and (ii) neither Brookdale nor Merger Sub owns any of Emeritus common stock.

The representations and warranties noted above are subject to qualifications and limitations agreed to by Brookdale and Emeritus in connection with negotiating the terms of the Merger Agreement. Many of the representations and warranties in the Merger Agreement are qualified by a “material adverse effect” standard—that is, they will not be deemed to be untrue or incorrect unless the failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a “material adverse effect.”

Material Adverse Effect

For purposes of the Merger Agreement, a “material adverse effect” means any change, effect, event, circumstance, occurrence, or state of facts that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Brookdale or Emeritus, as the case may be, and its respective subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts to the extent relating to:

•	the U.S. economy or financial markets in general;

•	the industry or industries in which Brookdale or Emeritus, as the case may be, operate in general;

•	the announcement of the Merger Agreement or the transactions contemplated thereby;

•	the failure of Brookdale or Emeritus, as the case may be, to meet its publicly announced earnings guidance for any period, in and of itself (provided that the underlying causes of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception);

•	any change in laws;

•	changes in accounting principles required by U.S. GAAP;

•	acts of war or terrorism;

•	changes in the stock trading price or volume of Brookdale or Emeritus, as the case may be (provided that the underlying causes of any such change may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded by another exception);

•	actions taken by Brookdale or Emeritus, as the case may be, as expressly required by the Merger Agreement; or

•	outbreaks of epidemics or pandemics;

provided that, in the case of the first, second, fifth, seventh and tenth bullet points above, such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) Brookdale or Emeritus, as the case may be, and its respective subsidiaries and (y) is not materially more adverse to Brookdale or Emeritus, as the case may be, and its respective subsidiaries than to other companies operating in the same industry in which such party and its subsidiaries operate.

Conduct of Business Prior to Closing

Each of Brookdale and Emeritus has undertaken customary covenants in the Merger Agreement restricting the conduct of its respective business between the date of the Merger Agreement and the effective time of the Merger.

In general, Emeritus has agreed to, and to cause its subsidiaries to, (x) carry on its and its subsidiaries’ business in the ordinary course consistent with past practice and comply with applicable laws in all material respects and (y) to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, with the intention that its goodwill and ongoing business will not be materially impaired at the effective time of the Merger. In addition, between the date of the Merger Agreement and the effective time of the Merger, Emeritus has agreed not to, and not to permit its subsidiaries to, among other things, undertake any of the following without Brookdale’s prior written consent, which consent, with respect to specified matters, cannot be unreasonably withheld, conditioned or delayed (subject in each case to exceptions specified in the Merger Agreement or set forth in the confidential disclosure letter delivered in connection with the Merger Agreement):

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property) with respect to any shares of capital stock, except dividends or distributions by a direct or indirect wholly owned subsidiary of Emeritus to its parent company;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Emeritus common stock upon the exercise of Emeritus stock options outstanding on the date of the Merger Agreement in accordance with their terms);

•	amend its articles of incorporation, bylaws or similar organizational documents of any subsidiary, or adopt a shareholders’ rights plan;

•	acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or any assets forming part of such a division or business, except in the ordinary course of business consistent with past practice and subject to an aggregate cap on the purchase price of such assets of $20 million;

•	sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any lien (other than liens permitted by the Merger Agreement) or otherwise dispose of any of its properties or other assets with a fair market value in excess of $1 million individually or $2 million in the aggregate to a third party, except as specifically contemplated by the Merger Agreement;

•	make any capital expenditure or expenditures which (i) involve the purchase of any real property or (ii) are greater than an aggregate of $6.2 million in any calendar month;

•	(i) repurchase, prepay or refinance any indebtedness, other than as required by its terms, (ii) incur indebtedness or guarantee indebtedness of a third party, (iii) issue or sell any debt securities or other rights to acquire any debt securities of Emeritus or any of its subsidiaries, (iv) enter into any “keep well” or other agreement to maintain any financial condition of another person, (v) make any loans, advances, capital contributions to, or investments in, any other person in excess of $750,000 in the aggregate, other than in Emeritus or any of its direct or indirect wholly owned subsidiaries or (vi) enter into, amend or otherwise modify, renew or terminate any contract with respect to the foregoing;

•	pay, discharge, settle or satisfy any claims (other than shareholders claims, which are addressed elsewhere in the Merger Agreement), other than (i) (a) general and professional liability matters previously disclosed on a confidential basis to Brookdale and not in excess of the estimated claim amounts previously provided and (b) insured general and professional liability matters (provided that the sum of the amounts in (a) plus the deductibles or any amounts not otherwise fully covered in (b) will not exceed $7.5 million in the aggregate), (ii) general and professional liability claims arising after February 20, 2014, for amounts not in excess of $150,000 individually or $2 million in the aggregate, and (iii) any other claims, for amounts under $1 million individually or $2 million in the aggregate, and in all cases without involving any material limitation on the conduct of Emeritus’ or its subsidiaries business;

•	(i) waive or release any right of Emeritus or any of its subsidiaries with a value in excess of $250,000, or (ii) except to the extent addressed by the restrictions in the preceding two bullets, pay, discharge, settle or satisfy any other liabilities or obligations other than in the ordinary course of business consistent with past practice;

•	(i) except for certain agreements in the ordinary course of business consistent with past practice, enter into, modify or terminate certain material contracts required to be disclosed to Brookdale pursuant to the Merger Agreement or (ii) fail to enforce any material contract rights (other than standstill provisions to the extent Emeritus previously notifies Brookdale in writing);

•	enter into, modify, amend or terminate (including by exercising any buyout, termination or similar right under) any contract with any Emeritus affiliate;

•	enter into, amend or otherwise modify, renew, terminate, allow to expire, or exercise an extension or purchase option with respect to, any lease or sublease of an Emeritus facility;

•	except as required to comply with applicable law or certain contracts as in effect as of the date of the Merger Agreement or as agreed to by Brookdale, (i) increase the compensation or fringe benefits (including the granting of any bonuses) payable or provided to any current or former directors, officers, employees or consultants, except annual or promotion raises to non-officer employees in the ordinary course of business consistent with past practice (both in timing and amounts), (ii) pay any benefit to any current or former director, officer, employee or consultant, unless the benefit is required to be paid under an existing arrangement and is paid in a manner consistent with past practice, (iii) grant any awards under any employee benefit plan, (iv) take any action to fund or secure the payment of compensation or benefits under any contract or employee benefit plan other than pursuant to a contract or employee benefit plan in effect on the date of the Merger Agreement and in a manner consistent with past practice, (v) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or employee benefit plan, (vi) materially change any actuarial or other assumption used to calculate employee benefit plan funding obligations or change how employee benefit plan contributions are made or the basis on which such contributions are determined or (vii) adopt any new employee benefit plan or amend, modify or terminate any existing employee benefit plan, in each case for the benefit of any current or former director, officer, employee or consultant, other than required by law or tax qualification requirement;

•	modify, adopt or enter into any collective bargaining agreement or other labor union contract;

•	fail to use reasonable efforts to maintain existing insurance policies or reasonably priced comparable replacement policies;

•	change its fiscal year, revalue any material assets, or make any change in financial, actuarial, reserve, statutory or tax accounting methods, principles or practices, other than as required by U.S. GAAP or applicable law;

•	make, change or rescind any material tax election or settle or compromise any material tax liability, or agree to the extension of any statute of limitations with respect to material taxes;

•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	enter into any other transaction or take any other action that would reasonably be expected to prevent or materially delay or impair Emeritus’ ability to consummate the Merger and the transactions contemplated by the Merger Agreement; or

•	authorize, commit, propose or agree to take any of the foregoing actions.

In addition, between the date of the Merger Agreement and the effective time of the Merger, Brookdale has agreed not to, and not to permit its subsidiaries to, among other things, undertake any of the following without Emeritus’ prior written consent, which consent, with respect to specified matters, cannot be unreasonably withheld, conditioned or delayed, (subject in each case to exceptions specified in the Merger Agreement or set forth in the confidential disclosure letter delivered in connection with the Merger Agreement):

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property) with respect to any shares of capital stock, except dividends or distributions by a direct or indirect wholly owned subsidiary of Brookdale to its parent company;

•	split, combine or reclassify any of its capital stock;

•	except for transactions among Brookdale and its subsidiaries or among its subsidiaries, and except in connection with any financing related to the Merger, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (i) issuances of Brookdale common stock (a) in respect of equity or equity-based awards under employee benefit plans, (b) in order to finance, or as consideration in, acquisitions permitted by the Merger Agreement, (c) in connection with financing or refinancing transactions related to, or reasonably advisable in connection with, the Merger and (d) pursuant to outstanding convertible securities, including warrants, (ii) grants of equity and equity-based awards in the ordinary course of business or (iii) pledges or other encumbrances of capital stock of a Brookdale subsidiary in the ordinary course of business and permitted by the Merger Agreement;

•	amend its certificate of incorporation (other than amendment of the Brookdale certificate of incorporation as contemplated by the Merger Agreement), bylaws or similar organizational documents of any subsidiary (other than in connection with the Merger and transactions contemplated by the Merger Agreement) if such amendment would be adverse to Brookdale or Emeritus, or holders of Emeritus common stock who receive Brookdale common stock in the Merger;

•	acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or any assets forming part of such a division or business, except in each case, as would not, or would not reasonably be expected to, prevent or materially impair the ability of Brookdale or Merger Sub to consummate the Merger before the outside termination date (as defined below);

•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	enter into any other transaction or take any other action reasonably expected to prevent or materially delay or impair Brookdale’s or Merger Sub’s ability to consummate the Merger and the transactions contemplated by the Merger Agreement; or

•	authorize, commit, propose or agree to take any of the foregoing actions.

No Solicitation of Other Offers

Subject to certain exceptions set forth in the Merger Agreement and in the confidential disclosure letter delivered in connection with the Merger Agreement, each of Brookdale and Emeritus has agreed that:

•	it will not, nor will it authorize or permit its subsidiaries or any of its or their respective directors, officers, employees or representatives to, directly or indirectly: (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal (as defined below); (ii) participate in any discussions or negotiations regarding a takeover proposal, or furnish any information in connection with or in furtherance of a takeover proposal; and

•

it will, and will cause its subsidiaries, and instruct its and their respective representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with respect to any takeover proposal and (ii) request the prompt return or destruction of all confidential information previously furnished.

A “takeover proposal” with respect to Brookdale or Emeritus, as the case may be, which is referred to herein as the subject company, means any inquiry, proposal or offer whether or not conditional, and whether or not withdrawn, (i) for a merger, consolidation, dissolution, recapitalization, or other business combination involving the subject company, (ii) for the issuance of 20% or more of the equity securities of the subject company as consideration for the assets or securities of another person or (iii) to acquire, directly or indirectly, 20% or more of the equity securities of the subject company or assets that represent 20% or more of the total consolidated assets of the subject company, other than the transactions contemplated and certain transactions expressly permitted by the Merger Agreement.

Notwithstanding the restrictions described above, prior to the subject company obtaining its shareholder approval, if the subject company receives an unsolicited bona fide, written takeover proposal made after the date of the Merger Agreement, the subject company may furnish information with respect to itself and its subsidiaries to the third party who made the takeover proposal and its representatives, and may participate in discussions and negotiations regarding the takeover proposal, if (and only if) (i) its board of directors, after consultation with a financial advisor of nationally recognized reputation and its outside counsel, determines in good faith that the takeover proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below), (ii) its board of directors, after receiving advice of its outside counsel, determines that such actions with respect to the takeover proposal are necessary in order to comply with the board of directors’ fiduciary duties to the shareholders of the subject company under applicable law, (iii) the subject company gives the other party two business days’ notice that the board of the subject company made the determination described above and (iv) prior to providing any information, it enters into a confidentiality agreement with the third party that made the takeover proposal that contains confidentiality provisions that are no less restrictive than the terms of the confidentiality agreement between Brookdale and Emeritus (except that the confidentiality agreement may exclude a standstill). All information that is provided or made available to the third party that made the takeover proposal must be made available to either Brookdale or Emeritus, as the non-subject party, as the case may be, prior to or substantially concurrent with the time such information is provided or made available to the third party that made the takeover proposal.

Notwithstanding the foregoing, the parties have agreed that nothing in the Merger Agreement precludes Brookdale from participating in any discussions or negotiations regarding, or furnishing to any person any of Brookdale’s information, or entering into any agreement with respect to any inquiry, proposal or offer that would otherwise constitute a takeover proposal (provided that the references to 20% in the definition of takeover proposal will be replaced with 50% for the purposes of determining whether a transaction is permitted under these circumstances), so long as (i) such inquiry, proposal or offer contemplates a transaction that would not require or be subject to an adverse recommendation change (as defined below) by Brookdale or a termination of the Merger Agreement and (ii) the entry into any such agreement or the consummation of the transactions contemplated by such agreement would not reasonably be expected to prevent or materially impair Brookdale’s or Merger Sub’s ability to consummate the Merger prior to the outside termination date (and the parties have agreed that the closing of any such permitted transaction may not occur prior to the closing of the Merger).

Change of Board Recommendations or Termination of Merger Agreement for Superior Proposal

Under the Merger Agreement, the Brookdale Board has agreed to recommend that Brookdale shareholders vote in favor of the Charter Amendment proposal and the Share Issuance proposal, which is referred to herein as the Brookdale Board recommendation, and the Emeritus Board has agreed to recommend that Emeritus shareholders vote in favor of the Merger proposal, which is referred to herein as the Emeritus Board recommendation. Subject to the provisions described below, the Merger Agreement provides that neither the Brookdale Board nor the Emeritus Board nor any of their respective board committees will:

•	withdraw or propose to withdraw (or modify or propose to modify in a manner adverse to the other party) the Brookdale Board recommendation or the Emeritus Board recommendation, as applicable, or recommend, adopt or approve (or propose publicly to recommend, adopt or approve) any takeover proposal (each of the foregoing actions is referred to herein as an adverse recommendation change); or

•	approve or recommend (or propose to approve or recommend), or allow the subject company or any of its subsidiaries to, execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any takeover proposal (other than a confidentiality agreement of the type described above in connection with an unsolicited takeover proposal).

Notwithstanding these restrictions, before the subject company obtains its shareholder approval, the subject company board may (subject to compliance with the procedures described below), if it determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to its shareholders under applicable law, (i) effect an adverse recommendation change in light of a superior proposal or terminate the Merger Agreement solely in order to concurrently enter into an agreement with respect to a superior proposal; or (ii) effect an adverse recommendation change solely in response to an intervening event (as defined below).

Prior to taking any of the actions described in the foregoing paragraph, the subject company shall, at least five business days prior to taking such action, provide the other party with written notice (referred to as an adverse notice) that, in the case of (i) in the paragraph above, the board has determined that the takeover proposal is a superior proposal and the board intends to effect an adverse recommendation change or terminate the Merger Agreement (and such notice shall include copies of the superior proposal), or, in the case of (ii) in the paragraph above, the board intends to make an adverse recommendation change (and such notice shall include a description of the intervening event and the reasons for the adverse recommendation change). Any change to the financial or other material terms of the superior proposal, or any changes in circumstances of the intervening event, will require the delivery of a new adverse notice and a new three day business period. During any such five (or three) day period, the subject company shall, if requested by the other party, negotiate in good faith to make such adjustments to the Merger Agreement to enable the subject company to proceed with the Merger and the other transactions contemplated by the Merger Agreement on such adjusted terms without effecting an adverse recommendation change or terminating the Merger Agreement (and in determining whether to make an adverse recommendation change or terminate the Merger Agreement, the subject company must take into account any such proposed changes to the terms of the Merger Agreement).

A “superior proposal” means a bona fide written offer made by a third party that, if consummated, would result in such person (or its shareholders) owning, directly or indirectly, 50% or more of the shares of common stock of the subject company then outstanding or all or substantially all of the total consolidated assets of the subject company (i) on terms which the subject company board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances) to be more favorable to the shareholders of the subject company from a financial point of view than the transactions contemplated by the Merger Agreement, (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal, and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed or reasonably determined to be available by the subject company board of directors.

An “intervening event” means a material event, circumstance, change or effect that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the subject company board on the date of the Merger Agreement, which event, circumstance, change or effect (including any change in probability or magnitude of consequences) becomes known to the subject company board before the subject company shareholder approval is obtained; provided that the following will not be intervening events of the subject company: (i) any action taken by either party in compliance with the affirmative covenants set forth in the Merger Agreement (see “—Reasonable Best Efforts to Obtain Required Regulatory Approvals and Satisfy Other Closing Conditions”

beginning on page 123); (ii) the receipt, existence of or terms of a takeover proposal for the subject company or any inquiry relating thereto or the consequence thereof; and (iii) any decline in the market price or trading volume of the securities of the other party.

Notwithstanding the restrictions described above, the Merger Agreement does not prohibit the subject company or its board of directors from (i) complying with its obligations under Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any required disclosure to its shareholders if, in the good faith judgment of its board of directors (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable law; provided that any such disclosure relating to a takeover proposal or intervening event (other than a “stop, look and listen” statement in compliance with Rule 14d-9 under the Exchange Act) shall be deemed an adverse recommendation change unless the subject company board reaffirms its recommendation and declaration of advisability of the Merger Agreement and the Merger.

Reasonable Best Efforts to Obtain Required Shareholder Approvals

Each of Brookdale and Emeritus has agreed to duly give notice of, convene and use its reasonable best efforts to hold as soon as reasonably practicable after the Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective under the Securities Act, a meeting of its shareholders solely for the purpose of obtaining the Brookdale shareholder approval and the Emeritus shareholder approval, as applicable. Subject to their rights under the Merger Agreement to change their recommendation, each of Brookdale and Emeritus has agreed to recommend to its shareholders that they give the Brookdale shareholder approval and the Emeritus shareholder approval, as applicable, and to use its reasonable best efforts to obtain such approval.

Reasonable Best Efforts to Obtain Required Regulatory Approvals and Satisfy Other Closing Conditions

Brookdale and Emeritus are required under the terms of the Merger Agreement to use their reasonable best efforts to take (or cause to be taken) all actions and to do (or cause to be done, and to assist and cooperate with the other party in doing) all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) take all acts necessary to cause the conditions to the closing to be satisfied as promptly as practicable, (ii) obtain necessary all actions or nonactions, waivers, consent and approvals from governmental authorities, make all necessary registrations and filings and take all steps necessary to obtain an approval or waiver from, or to avoid all an action or proceeding by any governmental authority, (iii) obtain all necessary consents, waivers and approvals from third parties and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement, except that (x) with respect to applicable lender consents and approvals of state regulatory authorities, Brookdale will not be required to incur any amounts in excess of $23.5 million for the purposes of obtaining such consents and approvals and (y) with respect to antitrust approvals, Brookdale will not be required to (and Emeritus will not without Brookdale’s prior written consent) divest any assets, agree to restrictions on its business or agree to maintain any facilities or operations following the closing, except as would not reasonably be expected to (a) be materially adverse to Brookdale and its subsidiaries (including Emeritus) taken as a whole, (b) materially diminish the expected benefits of the Merger to Brookdale, (c) result in costs, expenses, diminution in value, lost profits, concessions, loss on sale or other liability exceeding $37.5 million and (d) involve divested assets valued at over $200 million.

The Merger Agreement requires Brookdale and Emeritus to file the pre-Merger notification under the HSR Act as promptly as practicable (and in any event within 20 days) after the date of the Merger Agreement. On March 12, 2014, each of Brookdale and Emeritus filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC, which filings started the 30-day waiting period required by the HSR Act. The waiting period expired on April 11, 2014, thus satisfying one of the conditions to completion of the Merger.

Employee Benefits Matters

The Merger Agreement generally provides that, for one year following completion of the Merger, Brookdale will provide Emeritus employees who remain employed with Brookdale or any of its subsidiaries during such period with compensation and benefits that are no less favorable in the aggregate than those provided to such employees immediately prior to the completion of the Merger. Brookdale has also generally agreed to recognize under all Brookdale benefit plans (other than any defined benefit pension plan, retiree medical program or other retiree welfare benefit program) all of the service of such employees with Emeritus prior to the completion of the Merger for purposes of eligibility, vesting and benefit accrual, level and entitlement, in each case to the same extent that such service was taken into account under the corresponding Emeritus benefit plan for such purposes, except that such recognition will not apply to the extent that it results in a duplication of benefits.

With respect to any Brookdale welfare plan in which Emeritus employees are eligible to participate after the completion of the Merger, Brookdale has generally agreed to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied (or not applicable) under Emeritus welfare plans prior to the completion of the Merger and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the completion of the Merger and in the applicable plan year in which the completion of the Merger occurs in satisfying any analogous deductible or out-of-pocket requirements.

The Merger Agreement provides that, as of the date immediately preceding the completion of the Merger, Emeritus will terminate (i) all 401(k) plans sponsored by Emeritus and any of its subsidiaries and (ii) its non-qualified deferred compensation plan. Each Emeritus employee employed by Brookdale or any of its subsidiaries following completion of the Merger who is participating in a 401(k) plan sponsored by Emeritus and any of its subsidiaries at the time such 401(k) plan is terminated will become eligible to participate in a 401(k) plan sponsored by Brookdale. In addition, such Brookdale 401(k) plan will accept a direct rollover of any eligible rollover distribution, including any portion thereof that constitutes a loan to such employee, made on behalf of such employee from any 401(k) plan sponsored by Emeritus and any of its subsidiaries.

The Merger Agreement further provides that nothing in the Merger Agreement will be treated as an amendment of, or undertaking to amend, any benefit plan, and the provisions of the Merger Agreement are intended solely for the benefit of the respective parties to such agreement. In addition, nothing in the Merger Agreement will confer on any Emeritus employee or any other person who is not a party to the agreement any rights or remedies, including any right to employment or to any compensation or benefits.

Financing Cooperation

Emeritus has agreed, if reasonably requested by Brookdale, (i) to cooperate in Brookdale’s efforts to obtain any financing in connection with the Merger, form on or prior to the closing new wholly owned subsidiaries, and at the closing, execute any documents and agreements and take such other actions reasonably requested by Brookdale in connection with such financing, all in such form and substance as reasonably requested by Brookdale, and (ii) as promptly as practicable, use its reasonable best efforts to assist Brookdale in complying with its obligations under the Brookdale Shareholders Agreement to register and sell “Registrable Securities” under that agreement; provided that in each case such cooperation will not, prevent or materially impede or delay consummation of the Merger, unreasonably interfere with the ongoing business operations of Emeritus, require Emeritus or its subsidiaries to expend any material amount of money, violate any contract to which Emeritus or any of its subsidiaries is a party, violate any Emeritus permit or law or subject Emeritus to any liability, encumbrance or obligation (not reimbursed or otherwise indemnified by Brookdale) if the Merger is not consummated.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to completion of the Merger, whether before or after the receipt of the Brookdale shareholder approval or the Emeritus shareholder approval, as specified below:

•	by mutual written consent of Brookdale and Emeritus;

•	by either Brookdale or Emeritus:

•	if the Merger has not been completed on or before the nine-month anniversary of the date of the Merger Agreement; provided that each of Brookdale or Emeritus has the right to extend such date for one additional 60-day period (such applicable date is referred to herein as the outside termination date) if (a) the only conditions to completion of the Merger that have not been satisfied (other than those conditions that by their nature are to be satisfied at the closing) at the time of such extension are those regarding the receipt of certain regulatory and third party approvals and consents or any pending or threatened action by any governmental authority challenging or prohibiting the Merger, or seeking Brookdale to take (or refrain from taking) certain actions in order to obtain required regulatory approvals beyond those required by the Merger Agreement, and (b) Brookdale or Emeritus, as applicable, in good faith believes those conditions are reasonably capable of being satisfied within the 60-day period; provided further that this termination right will not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be completed prior to the outside termination date;

•	if any law or legal restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger has been issued, is in effect and has become final and nonappealable;

•	if the Brookdale shareholders do not approve the Charter Amendment proposal and the Share Issuance proposal at the Brookdale shareholder meeting (or at any adjournment or postponement thereof);

•	if the Emeritus shareholders do not approve the Merger proposal at the Emeritus shareholder meeting (or at any adjournment or postponement thereof);

•	upon a breach or failure to perform by the other party of any of its representations, warranties, covenants or agreements in the Merger Agreement that would result in the failure to satisfy the applicable conditions to the terminating party’s obligation to consummate the Merger, and such breach or failure to perform is incapable of being cured or has not been cured within 30 days after written notice of such breach is received by the terminating party;

•	if (i) the other party’s board of directors effects an adverse recommendation change or (ii) within 10 business days after any takeover proposal has been made or communicated to such party, its board failed to publicly confirm its recommendation and declaration of advisability of the Merger Agreement and the Merger; provided that the terminating party exercises its termination right within 10 business days of the failure; or

•	if the board of the terminating party exercises its right to terminate the Merger Agreement in order to enter into an agreement for a superior proposal, in full compliance with the non-solicitation provisions of the Merger Agreement, including the notice provisions and the payment of the termination fee as described in “—No Solicitation of Other Offers” beginning on page 120.

Effect of Termination; Termination Fees and Shareholder Termination Payment

If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect, without liability or obligation of any party, except that certain specified provisions of the Merger Agreement (including with respect to the payment of certain termination payments, as described below) will survive termination and no party is relieved of liability arising out of any material breach of the Merger Agreement.

The Merger Agreement requires Emeritus to pay Brookdale a termination fee of $53.0 million and Brookdale to pay Emeritus a termination fee of $143.0 million if the Merger Agreement is terminated under certain specified circumstances described below.

Emeritus will be required to pay Brookdale a termination fee of $53.0 million under the following circumstances:

•	if (A) the Merger Agreement is terminated (1) by either party because the Merger has not been consummated on or before the outside termination date, (2) by Brookdale because Emeritus has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or (3) by either party because the Emeritus shareholders have failed to approve the Merger proposal, and (B) (i) after the date of the Merger Agreement but before the termination date, Emeritus or its shareholders have received a takeover proposal and (ii) within 12 months after such termination, Emeritus has reached a definitive agreement to consummate, or has consummated, a takeover proposal (provided that the references to 20% in the definition of takeover proposal will be replaced with 50% for the purposes of determining whether a termination fee is due and payable under these circumstances);

•	if the Emeritus Board exercises its termination right to concurrently enter into an agreement with respect to a superior proposal (and has complied with the applicable provisions of the Merger Agreement in connection therewith); or

•	if the Merger Agreement is terminated by Brookdale because (i) the Emeritus Board made an adverse recommendation change or (ii) within 10 business days of the date any takeover proposal with respect to Emeritus was made or communicated to Emeritus, the Emeritus Board failed to publicly confirm its recommendation and declaration of advisability of the Merger Agreement and the Merger, and such termination right is exercised within 10 business days of such failure.

Brookdale will be required to pay Emeritus a termination fee of $143 million under the following circumstances:

•	if (A) the Merger Agreement is terminated (1) by either party because the Merger has not been consummated on or before the outside termination date, (2) by Emeritus because Brookdale has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or (3) by either party because the Brookdale shareholders have failed to approve the Charter Amendment proposal and the Share Issuance proposal, and (B) (i) after the date of the Merger Agreement but before the termination date, Brookdale or its shareholders have received a takeover proposal and (ii) within 12 months after such termination, Brookdale has reached a definitive agreement to consummate, or has consummated, a takeover proposal (provided that the references to 20% in the definition of takeover proposal will be replaced with 50% for the purposes of determining whether a termination fee is due and payable under these circumstance);

•	if the Brookdale Board exercises its termination right to concurrently enter into an agreement with respect to a superior proposal (and has complied with the applicable provisions of the Merger Agreement in connection therewith); or

•	if the Merger Agreement is terminated by Emeritus because (i) the Brookdale Board made an adverse recommendation change or (ii) within 10 business days of the date any takeover proposal with respect to Brookdale was made or communicated to Brookdale, the Brookdale Board failed to publicly confirm its recommendation and declaration of advisability of the Merger Agreement and the Merger, and such termination right is exercised within 10 business days of such failure.

Other Covenants and Agreements

The Merger Agreement contains additional agreements relating to, among other matters:

Access to Information; Confidentiality

Prior to the effective time of the Merger or the termination of the Merger Agreement, each of Brookdale and Emeritus will afford the other party and its representatives reasonable access on certain conditions to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records. Each of Brookdale and Emeritus has agreed to continue to keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement between Brookdale and Emeritus.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that all rights to indemnification and exculpation for acts or omissions occurring at or prior to the effective time of the Merger, existing in favor of the current or former directors or officers of Emeritus and its subsidiaries, will survive the Merger and continue in full force and effect for a period of six years after the effective time of the Merger. In addition, Brookdale has agreed to maintain in effect Emeritus’ current directors’ and officers’ liability insurance or purchase “tail” directors’ and officers’ liability and fiduciary liability insurance policies which will provide coverage for a period of six years from completion of the Merger for its existing and former directors and officers on substantially the same terms and conditions as the policies currently maintained by Emeritus, with aggregate premiums not to exceed 250% of the premium paid by Emeritus for such insurance policies in its last fiscal year. In the event that the requisite coverage is not available for aggregate premiums less than or equal to 250% of such prior year premium amount, Brookdale is nevertheless obligated to provide such coverage as may be obtained for such 250% amount.

Shareholder Litigation

The Merger Agreement requires each of Emeritus and Brookdale to promptly advise the other of any shareholder litigation against it and/or its directors relating to the Merger, to keep the other party reasonably informed regarding any such shareholder litigation and give the other the opportunity to consult regarding the defense or settlement thereof. Additionally, Emeritus may not settle any shareholder litigation without Brookdale’s prior written consent unless:

•	the resolution of all such litigation does not require payment from Emeritus or its subsidiaries in excess of an amount set forth in the confidential disclosure letter delivered in connection with the Merger Agreement;

•	the settlement does not impose any remedy or restriction on Emeritus, Brookdale or any of their subsidiaries other than monetary damages and other than revisions to disclosures that would not reasonably be expected to be adverse in any material respect to Emeritus, Brookdale or any of their subsidiaries;

•	the settlement releases Emeritus, Brookdale and their subsidiaries and representatives from all liability; and

•	the settlement does not require Emeritus, Brookdale or any of their subsidiaries or representatives to admit any wrongdoing as part of the settlement.

Board Representation

Brookdale and Emeritus have agreed to take all actions necessary so that at the closing, the Brookdale Board shall have appointed one individual designated by Emeritus who is serving on the Emeritus Board immediately prior to the effective time of the Merger and is reasonably acceptable to the Nominating and Corporate Governance Committee of the Brookdale Board (such director is referred to as the Emeritus Designee). The Emeritus Designee will serve on the Brookdale Board in such class as Brookdale may determine in its sole discretion, provided that the term of such class does not expire prior to February 20, 2017. If the Emeritus Designee is unable to serve on the Brookdale Board, for any reason, at the effective time of the Merger, Emeritus has the right to designate a substitute designee to the Brookdale Board.

Section 16 Matters

Each of Brookdale and Emeritus has agreed to take, prior to the effective time of the Merger, all steps necessary to exempt, under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Emeritus common stock or acquisitions of Brookdale common stock by each of Brookdale’s and Emeritus’ respective officers or directors pursuant to the Merger.

Public Announcements

Subject to certain exceptions, Brookdale and Emeritus have agreed to consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Merger Agreement, and further agree not to issue any press release or make any public statement prior to such consultation, except as may be required by applicable law, legal process or stock exchange rule.

Stock Exchange Listing

Brookdale has agreed to use reasonable best efforts to cause the Brookdale common stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the closing.

Expenses

Each of Brookdale and Emeritus has agreed to pay its own fees and expenses incurred in connection with the Merger Agreement, except that each party has agreed to pay 50% of the costs and expenses incurred in connection with (i) the filing of pre-Merger notification and report forms under the HSR Act and (ii) the filing, printing and mailing of this joint proxy statement/prospectus and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

Specific Enforcement

In addition to any other remedy that may be available to it, in law or in equity, each of Brookdale and Emeritus is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Amendment

Any provision of the Merger Agreement may be amended by the parties by an instrument in writing at any time whether before or after Brookdale or Emeritus obtains its shareholder approval of the applicable Merger-Related proposal(s). However, after any such approvals have been obtained, no amendment may be made that by law requires further approval by the shareholders of the applicable party without such approval having been obtained.

Governing Law; Jurisdiction

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of Brookdale, Emeritus and Merger Sub has agreed that any proceeding relating to the Merger Agreement will be brought in a federal court or state court located in the State of Delaware.

THE VOTING AGREEMENT

On February 20, 2014, the Supporting Shareholders entered into the Voting Agreement with Brookdale. As of February 20, 2014, the Supporting Shareholders beneficially owned approximately 12.1% of the outstanding shares of Emeritus common stock. The following summary describes certain material provisions of the Voting Agreement and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached to this proxy statement/prospectus as Annex C and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that may be important to you. You are encouraged to read the Voting Agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Each Supporting Shareholder has agreed, while the Voting Agreement remains in effect, to vote or execute consents, as applicable, with respect to their shares of capital stock of Emeritus:

•	in favor of the approval of the Merger Agreement and in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement;

•	against any takeover proposal (as defined in the Merger Agreement; see “The Merger Agreement—No Solicitation of Other Offers” beginning on page 120);

•	against any action, proposal, transaction or agreement that would reasonably be expected to result in (i) a breach of any representation, warranty, covenant or agreement of Emeritus contained in the Merger Agreement, or (ii) a breach of any representation, warranty, covenant or other agreement or obligation of such Supporting Shareholder contained in the Voting Agreement; and

•	against any amendment of the Emeritus organizational documents (other than the amendments of the Emeritus organizational documents resulting from the Merger), which amendment would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Emeritus common stock.

In consideration of Brookdale entering into the Voting Agreement and the Merger Agreement and to secure its performance under the Voting Agreement, each Supporting Shareholder irrevocably appointed Brookdale and Brookdale’s duly authorized designee, as such Supporting Shareholder’s true and lawful attorneys in fact, agents and proxies to vote or execute all voting and related rights, with respect to all shares of Emeritus common stock beneficially owned by such Supporting Shareholder. Each Supporting Shareholder affirmed that the irrevocable proxy was coupled with an interest and that until the termination of the Voting Agreement such proxy could not be revoked.

The Voting Agreement also provides that each Supporting Shareholder is prohibited from taking any action that would make any representation or warranty of such Supporting Shareholder untrue or incorrect in any respect or would reasonably be expected to have the effect of preventing or impeding or interfering with or adversely affecting the performance by such Supporting Shareholder of its obligations under or contemplated by the Voting Agreement. In addition, each Supporting Shareholder agrees that it will not, and will cause its affiliates and representatives not to, take any action or actions in respect of solicitation of takeover proposals that Emeritus and its subsidiaries are otherwise prohibited from taking pursuant to the Merger Agreement. See “The Merger Agreement—No Solicitation of Other Offers” beginning on page 120.

The Voting Agreement does not limit or affect any actions taken by Daniel R. Baty in his capacity as Chairman of Emeritus or Stanley L. Baty in his capacity as a director of Emeritus.

Restrictions on Transfer of Emeritus Shares

While the Voting Agreement remains in effect, each Supporting Shareholder agreed not to transfer any shares or beneficial ownership or other interest in Emeritus shares that are subject to the Voting Agreement (or to deposit any Emeritus shares that are subject to the Voting Agreement into a voting trust or enter into a voting agreement or arrangement or grant any proxy with respect to any such shares), except:

•

by using Emeritus shares to (i) pay the exercise price upon the exercise of an Emeritus stock option or (ii) satisfy any tax withholding obligation arising from the exercise of an Emeritus stock option or any

Emeritus restricted stock, in each case as permitted pursuant to the terms of any Emeritus employment benefits plan;

•	transferring shares of Emeritus common stock to affiliates, immediate family members, a trust established for the benefit of such Supporting Shareholder and/or for the benefit of one or more members of the Supporting Shareholder’s immediate family or charitable organizations or upon the death of the Supporting Shareholder, in each case, provided that, as a condition to such transfer, the recipient agrees to be bound by the Voting Agreement and delivers a joinder to the Voting Agreement in a form reasonably acceptable to Brookdale; or

•	transferring shares of Emeritus common stock with Brookdale’s prior written consent.

Restrictions on Transfer of Brookdale Shares

The Voting Agreement also provides that each Locked-up Shareholder may not transfer any shares of Brookdale common stock they own as of the effective time of the Merger during the 60 days following the effective time of the Merger. A Locked-up Shareholder, however, may transfer their shares of Brookdale common stock to affiliates, immediate family members, a trust established for the benefit of such Locked-up Shareholder and/or for the benefit of one or more members of the Locked-up Shareholder’s immediate family or charitable organizations or upon the death of the Locked-up Shareholder, so long as such transferee agrees to be bound by the Voting Agreement and delivers a joinder to the Voting Agreement.

Termination

The Voting Agreement will terminate upon the earliest to occur of:

•	the termination of the Voting Agreement by the mutual written consent of Brookdale and the Supporting Shareholders;

•	the effective time of the Merger (except that the provisions relating to the transfer of shares of Brookdale common stock will survive the Merger);

•	the date of valid termination of the Merger Agreement in accordance with its terms; or

•	the entering into or effectiveness of any amendment, modification, supplement or waiver under the Merger Agreement which amendment, modification, supplement or waiver would (i) reduce the Exchange Ratio or form of or composition of the per share Merger consideration payable in the Merger, (ii) extend the outside termination date of the Merger Agreement, or (iii) materially and adversely impact the Supporting Shareholder in his capacity as a holder of Emeritus common stock.

THE FORTRESS AGREEMENT

In connection with entering into the Merger Agreement, Brookdale entered into the Fortress Agreement with the Fortress Shareholders. Pursuant to the Fortress Agreement, the Fortress Shareholders agreed to vote all shares of Brookdale common stock to the extent held by them as of the record date for Brookdale’s special meeting in favor of the transactions contemplated by the Merger Agreement.

On June 2, 2014, the Fortress Shareholders completed the Fortress Sale. Notwithstanding the Fortress Sale, in accordance with the Fortress Agreement, the Fortress Shareholders have agreed to vote the shares held by them as of the applicable record date in favor of the Merger-Related proposals.

In addition, the Fortress Agreement provides that during the 30-day period following the completion of the Fortress Sale, Brookdale will not issue any Brookdale equity securities, subject to certain exceptions.

Immediately following the completion of the Fortress Sale, and in accordance with the Fortress Agreement, Wesley R. Edens and Randal A. Nardone, each a designee of the Fortress Shareholders to the Brookdale Board, resigned as directors of the Brookdale Board.

INFORMATION ABOUT THE COMPANIES

Brookdale

Brookdale is the largest operator of senior living communities in the United States based on total capacity, with 647 communities in 36 states and the ability to serve approximately 66,000 residents. Brookdale offers its residents access to a full continuum of services across the most attractive sectors of the senior living industry. As of March 31, 2014, Brookdale operated in six business segments: retirement centers, assisted living, continuing care retirement communities (“CCRCs”)—rental, CCRCs—entry fee, Brookdale Ancillary Services (formerly Innovative Senior Care) and management services.

As of March 31, 2014, Brookdale operated 74 retirement center communities with 14,256 units, 440 assisted living communities with 22,483 units, 26 rental CCRC communities with 6,527 units, 15 entry fee CCRC communities with 6,062 units and 92 communities with 16,996 units where Brookdale provides management services for third parties or joint ventures in which Brookdale has an ownership interest.

For the three months ended March 31, 2014 and year ended December 31, 2013, Brookdale had total revenues of approximately $747.3 million and $2.9 billion and a net loss of approximately $2.3 million and $3.6 million, respectively.

Brookdale’s principal offices are located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, and its telephone number is (615) 221-2250. Brookdale common stock is listed on the NYSE, trading under the symbol “BKD.”

Emeritus

Emeritus is one of the largest and fastest-growing senior living service providers in the United States, focused on operating residential style communities. Emeritus’ assisted living and memory care communities provide a residential housing alternative for senior citizens who need help with the activities of daily living, with an emphasis on assisted living and personal care services. Many of Emeritus’ communities offer independent living alternatives and, to a lesser extent, skilled nursing care. Emeritus also offers a range of outpatient therapy and home health services in Florida, Arizona and Texas.

As of March 31, 2014, Emeritus operated 508 senior living communities in 45 states. The communities consisted of approximately 46,000 residential rooms or suites with a resident capacity for approximately 54,000 residents.

For the three months ended March 31, 2014 and the year ended December 31, 2013, Emeritus had total revenues of approximately $521.8 million and $2.0 billion and a net loss attributable to Emeritus shareholders of approximately $48.4 million and $152.6 million, respectively.

Emeritus’ principal offices are located at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and its telephone number is (206) 298-2909. Emeritus common stock is listed on the NYSE, trading under the symbol “ESC.”

Merger Sub

Merger Sub, a wholly owned subsidiary of Brookdale, is a Delaware corporation formed on February 14, 2014 for the purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.

BROOKDALE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting of Brookdale shareholders will be held on July 10, 2014 at 10:00 a.m., Central Time, at 111 Westwood Place, Brentwood, Tennessee 37027. On or about [            ], 2014, Brookdale commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Brookdale special meeting.

Matters to be Considered at the Brookdale Special Meeting

At the Brookdale special meeting, Brookdale shareholders will be asked to:

•	consider and vote upon an amendment to Brookdale’s amended and restated certificate of incorporation to increase the number of authorized shares of Brookdale’s common stock from 200 million to 400 million (the “Charter Amendment” proposal) (Item 1 on the Brookdale Proxy Card);

•	consider and vote upon the proposal to approve the issuance of Brookdale common stock, par value $0.01 per share, in the Merger (the “Share Issuance” proposal) (Item 2 on the Brookdale Proxy Card); and

•	consider and vote upon the proposal to approve any motion to adjourn the Brookdale special meeting to another time or place, if necessary or appropriate, to solicit additional proxies (“Brookdale Adjournment” proposal) (Item 3 on the Brookdale Proxy Card).

Brookdale shareholder approval of both the Charter Amendment proposal and the Share Issuance proposal is required to complete the Merger.

Recommendations of the Brookdale Board of Directors

The Brookdale Board has unanimously determined that the Merger is advisable and in the best interests of Brookdale and its shareholders and unanimously recommends that Brookdale shareholders vote:

•	“FOR” the Charter Amendment proposal;

•	“FOR” the Share Issuance proposal; and

•	“FOR” the Brookdale Adjournment proposal.

See “The Merger—Rationale for the Merger” beginning on page 44 and “The Merger—Brookdale Board of Directors’ Recommendations and Its Reasons for the Merger” beginning on page 45.

Brookdale Record Date; Shares Entitled to Vote

Only Brookdale shareholders of record at the close of business on May 12, 2014, which is referred to as the Brookdale record date, will be entitled to notice of, and to vote at, the Brookdale special meeting or any adjournments or postponements thereof.

As of the Brookdale record date, there were 124,816,713 shares of Brookdale common stock outstanding and entitled to vote at the Brookdale special meeting (excludes unvested restricted shares with respect to which the holders have no voting rights). Each share of Brookdale common stock outstanding on the Brookdale record date entitles the holder thereof to one vote on each proposal to be considered at the Brookdale special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Brookdale special meeting.

A complete list of shareholders entitled to vote at the Brookdale special meeting will be available for examination by any Brookdale shareholder at Brookdale’s principal executive offices, for purposes pertaining to the Brookdale special meeting, during normal business hours for a period of ten days before the Brookdale special meeting and at the Brookdale special meeting.

Quorum

The presence at the Brookdale special meeting, in person or by proxy, of the holders of a majority of the shares of Brookdale common stock issued and outstanding on the record date for the Brookdale special meeting will constitute a quorum for the transaction of business. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum. Broker non-votes will not be treated as shares that are present for purposes of determining the presence of a quorum. If a quorum is not present, the special meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the special meeting until a quorum has been obtained.

Required Vote

Required Vote to Adopt the Charter Amendment Proposal (Item 1 on the Brookdale Proxy Card)

The affirmative vote of a majority of the outstanding shares of Brookdale common stock entitled to vote on such proposal is required to approve the Charter Amendment proposal.

Required Vote to Approve the Share Issuance Proposal (Item 2 on the Brookdale Proxy Card)

The affirmative vote of a majority of the votes cast by Brookdale shareholders is required to approve the Share Issuance proposal.

Required Vote to Approve the Brookdale Adjournment Proposal (Item 3 on the Brookdale Proxy Card)

The affirmative vote of a majority of the shares of Brookdale common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Brookdale Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Brookdale special meeting, an abstention occurs when a Brookdale shareholder attends the Brookdale special meeting, either in person or by proxy, but abstains from voting.

•	For the Charter Amendment proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposal.

•	For the Share Issuance proposal, if a Brookdale shareholder present in person at the Brookdale special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” such proposal. If a Brookdale shareholder is not present in person at the Brookdale special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal.

•	For the Brookdale Adjournment proposal, if a Brookdale shareholder present in person at the Brookdale special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Brookdale shareholder is not present in person at the Brookdale special meeting and does not respond by proxy, it will have no effect on the vote count for such proposal (assuming a quorum is present).

Voting of Proxies; Incomplete Proxies

Giving a proxy means that a Brookdale shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Brookdale special meeting in the manner it directs. A Brookdale shareholder of record may vote by proxy or in person at the meeting. To vote by proxy, a Brookdale shareholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or

•	Mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Brookdale requests that Brookdale shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to Brookdale as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Brookdale stock represented by it will be voted at the Brookdale special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of Brookdale common stock represented by the proxy will be voted as recommended by the Brookdale Board. Unless a Brookdale shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Brookdale special meeting.

If a Brookdale shareholder’s shares are held in “street name,” through a broker, bank or other nominee, that institution will send the shareholder separate instructions describing the procedure for voting such shareholder’s shares. “Street name” Brookdale shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Every Brookdale shareholder’s vote is important. Accordingly, each Brookdale shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Brookdale shareholder plans to attend the Brookdale special meeting in person.

Shares Held in Street Name

If you are a Brookdale shareholder and your shares are held in “street name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to Brookdale or by voting in person at the Brookdale special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Brookdale common stock on behalf of their customers may not give a proxy to Brookdale to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Brookdale shareholder whose shares are held in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Charter Amendment proposal, which will have the same effect as a vote cast “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the Share Issuance proposal, which broker non-votes will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may not vote your shares on the Brookdale Adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Revocability of Proxies and Changes to a Brookdale Shareholder’s Vote

A Brookdale shareholder of record has the power to change its vote at any time before its shares are voted at the Brookdale special meeting by:

•	notifying Brookdale’s Corporate Secretary in writing at 111 Westwood Place, Brentwood, Tennessee 37027 that the shareholder is revoking its proxy;

•	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or on the Internet; or

•	voting in person at the Brookdale special meeting (although attendance at the Brookdale special meeting will not in and of itself constitute a revocation of a proxy).

If you are a Brookdale shareholder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received prior to the start of the Brookdale special meeting, although you may also revoke your proxy by attending the Brookdale special meeting and voting in person. However, if a Brookdale shareholder has shares held through a broker, bank or other nominee, the shareholder may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from Brookdale shareholders is made on behalf of the Brookdale Board. Brookdale and Emeritus will generally share equally the cost and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. Brookdale will pay the costs of soliciting and obtaining proxies from Brookdale shareholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Brookdale officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Brookdale has engaged the firm of Morrow & Co., LLC to assist Brookdale in the distribution and solicitation of proxies for an estimated fee of $25,000 plus certain disbursements and expenses. Emeritus will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Emeritus special meeting.

Voting by Brookdale Directors and Executive Officers

On the Brookdale record date, directors and executive officers of Brookdale and their affiliates owned and were entitled to vote 22,770,676 shares of Brookdale common stock (which number does not include 1,161,641 unvested restricted shares with respect to which the holders have no voting rights), representing approximately 18.2% of the shares of Brookdale common stock outstanding on that date. Brookdale currently expects that its directors and executive officers will vote their shares in favor of the Merger proposal, although other than pursuant to the Fortress Agreement, none of them has entered into any agreements obligating them to do so.

The Fortress Agreement

In connection with entering into the Merger Agreement, the Fortress Shareholders entered into the Fortress Agreement with Brookdale, pursuant to which the Fortress Shareholders’ agreed to vote all of the shares of Brookdale common stock to the extent held by them as of the applicable record date for Brookdale’s special meeting in favor of the transactions contemplated by the Merger Agreement.

On June 2, 2014, the Fortress Shareholders completed the Fortress Sale. Pursuant to the Fortress Agreement, and based on the Fortress Shareholders’ ownership of such shares on the record date for Brookdale’s special meeting, the Fortress Shareholders are required to vote in favor of the Merger-Related proposals.

See “The Fortress Agreement” beginning on page 130.

Attending the Brookdale Special Meeting

Subject to space availability, all Brookdale shareholders as of the Brookdale record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., Central Time.

If you hold shares of Brookdale common stock in “street name” through a broker, bank or other nominee and you wish to attend the Brookdale special meeting, you need to bring a copy of a brokerage or bank statement to the Brookdale special meeting reflecting your stock ownership as of the Brookdale record date. “Street name” shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

BROOKDALE PROPOSALS

Item 1.	The Charter Amendment Proposal

(Item 1 on Brookdale Proxy Card)

Brookdale’s amended and restated certificate of incorporation currently provides that the total number of shares of Brookdale stock which Brookdale has authority to issue is 250 million shares, consisting of (i) 200 million shares of common stock and (ii) 50 million shares of preferred stock.

In connection with the issuance contemplated by the Merger Agreement, Brookdale has proposed to increase the authorized common stock from 200 million shares of common stock to 400 million shares of common stock. Brookdale expects to issue approximately 47 million shares of Brookdale common stock in the Merger. After giving effect to the Merger and the Charter Amendment, Brookdale expects to have approximately 228 million shares of authorized but unissued shares of common stock immediately following the effective time of the Merger.

In connection with its approval of the Merger Agreement, the Brookdale Board had initially approved an amendment to increase the authorized common stock to 500 million shares. After further consideration (and following consultation with Emeritus), the Brookdale Board is submitting for consideration and approval by the Brookdale stockholders an amendment to increase the maximum number of authorized shares to 400 million. Brookdale intends to file the amendment, if approved, with the Secretary of State of Delaware prior to the effectiveness of the Merger. The full text of the form of proposed amendment is attached as Annex A to this joint proxy statement/prospectus.

The affirmative vote of a majority of the outstanding shares of Brookdale common stock entitled to vote on such proposal is required to approve the Charter Amendment proposal. Approval of the Charter Amendment proposal is required for completion of the Merger.

The Brookdale Board recommends a vote “FOR” the Charter Amendment proposal (Item 1).

Item 2.	The Share Issuance Proposal

(Item 2 on Brookdale Proxy Card)

It is a condition to completion of the Merger that Brookdale issue shares of Brookdale common stock in the Merger. When the Merger becomes effective, each share of Emeritus common stock outstanding immediately before the Merger will be converted into the right to receive 0.95 of a share of Brookdale common stock. This Exchange Ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing.

Under the NYSE Listed Company Manual, a company listed on the NYSE is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Merger is completed, it is currently estimated that Brookdale will issue approximately 47 million shares of Brookdale common stock in connection with the Merger, including shares of Brookdale common stock issuable in exchange for outstanding Emeritus stock options and restricted shares. The aggregate number of shares of Brookdale common stock to be issued in the Merger will exceed 20% of the shares of Brookdale common stock outstanding before such issuance, and for this reason Brookdale must obtain the approval of Brookdale shareholders for the issuance of shares of Brookdale common stock to Emeritus shareholders in connection with the Merger.

The affirmative vote of a majority of the votes cast by Brookdale shareholders is required to approve the Share Issuance proposal. Brookdale is asking its shareholders to approve the Share Issuance proposal. The issuance of these securities to Emeritus shareholders is necessary to effect the Merger, and the approval of the Share Issuance proposal is required for completion of the Merger.

The Brookdale Board recommends a vote “FOR” the Share Issuance proposal (Item 2).

Item 3.	The Brookdale Adjournment Proposal

(Item 3 on Brookdale Proxy Card)

The Brookdale special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the Charter Amendment or Share Issuance proposals.

If, at the Brookdale special meeting, the number of shares of Brookdale common stock present or represented and voting in favor of the Charter Amendment proposal or Share Issuance proposal is insufficient to approve such proposal, Brookdale intends to move to adjourn the Brookdale special meeting in order to enable the Brookdale Board to solicit additional proxies for approval of the Charter Amendment proposal or Share Issuance proposal.

In the Brookdale Adjournment proposal, Brookdale is asking its shareholders to authorize the holder of any proxy solicited by the Brookdale Board to vote in favor of granting discretionary authority to the proxyholders, and each of them individually, to adjourn the Brookdale special meeting to another time and place for the purpose of soliciting additional proxies. If the Brookdale shareholders approve the Brookdale Adjournment proposal, Brookdale could adjourn the Brookdale special meeting and any adjourned session of the Brookdale special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Brookdale shareholders who have previously voted. The affirmative vote of a majority of the shares of Brookdale common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Brookdale Adjournment proposal.

The Brookdale Board recommends a vote “FOR” the Brookdale Adjournment proposal (Item 3).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the special meeting by Brookdale, and Brookdale does not know of any matters to be brought before the Brookdale special meeting by others. If, however, any other matters properly come before the Brookdale special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

EMERITUS SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting of Emeritus shareholders will be held on July 10, 2014 at 2:00 p.m., Pacific Time, at the North Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104. On or about [            ], 2014, Emeritus commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Emeritus special meeting.

Matters to be Considered at the Emeritus Special Meeting

At the Emeritus special meeting, Emeritus shareholders will be asked to:

•	consider and vote upon the proposal to approve the Merger Agreement (the “Merger” proposal) (Item 1 on Emeritus proxy card);

•	consider and vote upon the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements of Emeritus’ named executive officers in connection with the Merger (the “Merger-Related Compensation” proposal) (Item 2 on Emeritus proxy card); and

•	consider and vote upon the proposal to approve any motion to adjourn the Emeritus special meeting to another time or place, if necessary or appropriate, to solicit additional proxies (the “Emeritus Adjournment” proposal) (Item 3 on Emeritus proxy card).

Emeritus shareholder approval of the Merger proposal is required to complete the Merger.

Recommendations of the Emeritus Board of Directors

The Emeritus Board has unanimously determined that the Merger is advisable and in the best interests of Emeritus and its shareholders and unanimously recommends that Emeritus shareholders vote:

•	“FOR” the Merger proposal;

•	“FOR” the Merger-Related Compensation proposal; and

•	“FOR” the Emeritus Adjournment proposal.

See “The Merger—Rationale for the Merger” beginning on page 44 and “The Merger—Emeritus Board of Directors’ Recommendations and Its Reasons for the Merger” beginning on page 48.

Emeritus Record Date; Shares Entitled to Vote

Only Emeritus shareholders of record at the close of business on May 27, 2014, which is referred to as the Emeritus record date, will be entitled to notice of, and to vote at, the Emeritus special meeting or any adjournments or postponements thereof.

As of the Emeritus record date, there were 49,023,109 shares of Emeritus common stock outstanding and entitled to vote at the Emeritus special meeting. Each share of Emeritus common stock outstanding on the Emeritus record date entitles the holder thereof to one vote on each proposal to be considered at the Emeritus special meeting, in person or by proxy through the Internet or by telephone or by a properly executed and delivered proxy with respect to the Emeritus special meeting.

A complete list of shareholders entitled to vote at the Emeritus special meeting will be available for examination by any Emeritus shareholder at Emeritus’ principal executive offices, for purposes pertaining to the Emeritus special meeting, during normal business hours for a period of ten days before the Emeritus special meeting and at the Emeritus special meeting.

Quorum

A quorum, consisting of a majority of the shares entitled to vote as of the record date for the Emeritus special meeting, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum. Broker non-votes will not be treated as shares that are present for purposes of determining the presence of a quorum. If a quorum is not present, the special meeting may be adjourned by the vote of a majority of the shares present in person or represented by proxy at the special meeting until a quorum has been obtained.

Required Vote

Required Vote to Approve the Merger Proposal (Item 1 on the Proxy Card)

Approval of the Merger proposal requires the affirmative vote of not less than a majority of the shares entitled to vote on such proposal at the Emeritus special meeting.

Required Vote to Approve the Merger-Related Compensation Proposal (Item 2 on the Proxy Card)

Approval of the Merger-Related Compensation proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal. Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either Emeritus or Brookdale. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Emeritus’ shareholders.

Required Vote to Approve the Emeritus Adjournment Proposal (Item 3 on the Proxy Card)

If a quorum is not present at the Emeritus special meeting, the approval of the Emeritus Adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Emeritus common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. If a quorum is present at the Emeritus special meeting, approval of the Emeritus Adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Emeritus special meeting, an abstention occurs when an Emeritus shareholder attends the Emeritus special meeting, either in person or by proxy, but abstains from voting.

•	For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” such proposal.

•	Abstentions are not counted as votes “for” or “against” the Merger-Related Compensation proposal and therefore have no effect on this proposal. If an Emeritus shareholder is not present in person at the Emeritus special meeting and does not respond by proxy, it will have no effect on such proposal (assuming a quorum is present).

•	If a quorum is not present at the Emeritus special meeting, an abstention will have the same effect as a vote “AGAINST” the Emeritus Adjournment proposal. If a quorum is present at the Emeritus special meeting, abstentions will have no effect on the vote count for such proposal.

Voting of Proxies; Incomplete Proxies

Giving a proxy means that an Emeritus shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the Emeritus special meeting in the manner it directs. An Emeritus shareholder of record may vote by proxy or in person at the meeting. To vote by proxy, an Emeritus shareholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;

•	Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or

•	Mail, by completing, signing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Emeritus requests that Emeritus shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to Emeritus as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Emeritus stock represented by it will be voted at the Emeritus special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of Emeritus common stock represented by the proxy will be voted as recommended by the Emeritus Board. Unless an Emeritus shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Emeritus special meeting.

If an Emeritus shareholder’s shares are held in “street name,” through a broker, bank or other nominee, that institution will send the shareholder separate instructions describing the procedure for voting such shareholder’s shares. “Street name” Emeritus shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Every Emeritus shareholder’s vote is important. Accordingly, each Emeritus shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Emeritus shareholder plans to attend the Emeritus special meeting in person.

Shares Held in Street Name

If you are an Emeritus shareholder and your shares are held in “street name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank or other nominee. You may not vote shares held in “street name” by returning a proxy card directly to Emeritus or by voting in person at the Emeritus special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Emeritus common stock on behalf of their customers may not give a proxy to Brookdale to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an Emeritus shareholder whose shares are held in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the Merger-Related Compensation proposal, which broker non-votes will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may not vote your shares on the Emeritus Adjournment proposal. Broker non-votes will have no effect on the vote count for such proposal.

Revocability of Proxies and Changes to an Emeritus Shareholder’s Vote

An Emeritus shareholder of record has the power to change its vote at any time before its shares are voted at the Emeritus special meeting by:

•	notifying Emeritus’ Corporate Secretary in writing at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121 that the shareholder is revoking its proxy;

•	executing and delivering a later dated proxy card or submitting a later dated vote by telephone or on the Internet; or

•	voting in person at the Emeritus special meeting (although attendance at the Emeritus special meeting will not in and of itself constitute a revocation of a proxy).

If you are an Emeritus shareholder of record, revocation of your proxy or voting instructions through the Internet, by telephone or by mail must be received prior to the start of the Emeritus special meeting, although you may also revoke your proxy by attending the Emeritus special meeting and voting in person. However, if an Emeritus shareholder has shares held through a broker, bank or other nominee, the shareholder may revoke its instructions only by informing the custodian in accordance with any procedures it has established.

Solicitation of Proxies

The solicitation of proxies from Emeritus shareholders is made on behalf of the Emeritus Board. Emeritus and Brookdale will generally share equally the cost and expenses of printing and mailing this joint proxy statement/prospectus and all fees paid to the SEC. Emeritus will pay the costs of soliciting and obtaining proxies from Emeritus shareholders, including the cost of reimbursing brokers, banks and other financial institutions for forwarding proxy materials to their customers. Proxies may be solicited, without extra compensation, by Emeritus officers and employees by mail, telephone, fax, personal interviews or other methods of communication. Emeritus has engaged the firm of Georgeson Inc. to assist Emeritus in the distribution and solicitation of proxies for an estimated fee of $20,000 plus reasonable out-of-pocket expenses for its services. Brookdale will pay the costs of soliciting and obtaining its proxies and all other expenses related to the Brookdale special meeting.

Voting by Emeritus Directors and Executive Officers

On the Emeritus record date, directors and executive officers of Emeritus and their affiliates owned and were entitled to vote 5,596,595 shares of Emeritus common stock, representing approximately 11.4% of the shares of Emeritus common stock outstanding on that date. Emeritus currently expects that its directors and executive officers will vote their shares in favor of the Merger-Related proposals, although other than pursuant to the Voting Agreement, none of them has entered into any agreements obligating them to do so.

The Voting Agreement

In connection with entering into the Merger Agreement, the Supporting Shareholders entered into the Voting Agreement with Brookdale, pursuant to which the Supporting Shareholders agreed to, among other things, vote their shares of Emeritus common stock (i) in favor of the Merger, Merger Agreement and transactions contemplated by the Merger Agreement and (ii) against any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement. In addition, the Supporting Shareholders agreed not to directly or indirectly transfer their respective shares of Emeritus common stock during the term of the Voting Agreement, subject to certain limited exceptions. See “The Voting Agreement” beginning on page 128.

Attending the Emeritus Special Meeting

Subject to space availability, all Emeritus shareholders as of the Emeritus record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 1:30 p.m., Pacific Time.

If you hold shares of Emeritus common stock in “street name” through a broker, bank or other nominee and you wish to attend the Emeritus special meeting, you need to bring a copy of a brokerage or bank statement to the

Emeritus special meeting reflecting your stock ownership as of the Emeritus record date. “Street name” shareholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

EMERITUS PROPOSALS

Item 1.	The Merger Proposal

(Item 1 on Emeritus Proxy Card)

As discussed throughout this joint proxy statement/prospectus, Emeritus is asking its shareholders to approve the Merger proposal. Holders of Emeritus common stock should read carefully this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of Emeritus common stock are directed to the Merger Agreement, a copy of which is attached as Annex B to this joint proxy statement/prospectus. Approval of the Merger proposal is required for completion of the Merger.

The affirmative vote of the holders of not less than a majority of the outstanding shares of Emeritus common stock entitled to vote on such proposal is required to approve the Merger proposal.

The Emeritus Board recommends a vote “FOR” the Merger proposal (Item 1).

Item 2.	Merger-Related Compensation Proposal

(Item 2 on Emeritus Proxy Card)

As required by Section 14A of the Exchange Act of 1934 and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Emeritus is required to submit a proposal to Emeritus shareholders for a non-binding, advisory vote to approve the payment by Emeritus of certain compensation to the named executive officers of Emeritus that is based on or otherwise relates to the Merger. This proposal, commonly known as the “say-on-golden parachute” proposal and which Emeritus refers to as the Merger-Related Compensation proposal, gives Emeritus shareholders the opportunity to vote on a non-binding, advisory basis on the compensation that Emeritus’ named executive officers may be entitled to receive from Emeritus that is based on or otherwise relates to the Merger.

The compensation that Emeritus’ named executive officers may be entitled to receive from Emeritus that is based on or otherwise relates to the Merger is summarized and included in the section entitled “The Merger—Quantification of Potential Payments to Emeritus’ Named Executive Officers in Connection with the Merger” beginning on page 99. That summary includes all compensation and benefits that may be paid or become payable to Emeritus’ named executive officers by Emeritus that is based on or otherwise relate to the Merger.

The Emeritus Board encourages you to review carefully the named executive officer Merger-Related Compensation information disclosed in this joint proxy statement/prospectus.

The Emeritus Board recommends that Emeritus’ shareholders approve the following resolution:

“RESOLVED, that the shareholders of Emeritus approve, on a non-binding, advisory basis, the compensation that will or may become payable to Emeritus’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled ‘The Merger—Quantification of Potential Payments to Emeritus’ Named Executive Officers in Connection with the Merger.’”

Because the vote on the Merger-Related Compensation proposal is advisory only, it will not be binding on either Emeritus or Brookdale. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Emeritus’ shareholders.

A number of votes cast in favor of such proposal exceeding the number of votes cast against such proposal is required to approve the Merger-Related Compensation proposal.

The Emeritus Board recommends a vote “FOR” the Merger-Related Compensation proposal (Item 2).

Item 3.	The Emeritus Adjournment Proposal

(Item 3 on Emeritus Proxy Card)

The Emeritus special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies to obtain additional votes in favor of the Merger proposal.

If, at the Emeritus special meeting, the number of shares of Emeritus common stock present or represented and voting in favor of the Merger proposal is insufficient to approve such proposal, Emeritus intends to move to adjourn the Emeritus special meeting in order to enable the Emeritus Board to solicit additional proxies for approval of the Merger proposal.

In the Emeritus Adjournment proposal, Emeritus is asking its shareholders to authorize the holder of any proxy solicited by the Emeritus Board to vote in favor of granting discretionary authority to the proxyholders, and each of them individually, to adjourn the Emeritus special meeting to another time and place for the purpose of soliciting additional proxies. If Emeritus shareholders approve the Emeritus Adjournment proposal, Emeritus could adjourn the Emeritus special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Emeritus shareholders who have previously voted.

If a quorum is not present at the Emeritus special meeting, the approval of the Emeritus Adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Emeritus common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. If a quorum is present at the Emeritus special meeting, approval of the Emeritus Adjournment proposal requires that the votes cast in favor of such proposal exceed the votes cast against such proposal.

The Emeritus Board recommends a vote “FOR” the Emeritus Adjournment proposal (Item 3).

Other Matters to Come Before the Meeting

No other matters are intended to be brought before the special meeting by Emeritus, and Emeritus does not know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the Emeritus special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On February 20, 2014, Brookdale entered into the Merger Agreement with Emeritus. The Merger Agreement provides that, in the Merger, each issued and outstanding share of Emeritus common stock (including each restricted share of Emeritus common stock, but not including any shares (x) held by Brookdale or Emeritus or any of Brookdale’s or Emeritus’ wholly owned subsidiaries or (y) Dissenting Shares), will be automatically converted into the right to receive the Exchange Ratio.

On April 23, 2014, Brookdale entered into the Master Agreement with HCP. At the Master Agreement Closing, Brookdale and HCP will enter into the HCP Transactions, including the CCRCs JV, the RIDEA JV and the NNN-Leased Portfolio transactions (in each case, as described in “Summary—Recent Developments”).

The following unaudited pro forma condensed consolidated financial information sets forth:

•	The historical consolidated financial information of Brookdale as of and for the three months ended March 31, 2014, derived from Brookdale’s unaudited consolidated financial statements, and the historical consolidated statement of operations of Brookdale for the year ended December 31, 2013, derived from Brookdale’s audited consolidated financial statements;

•	The historical consolidated financial information of Emeritus as of and for the three months ended March 31, 2014, derived from Emeritus’ unaudited condensed consolidated financial statements, and the historical consolidated statement of operations of Emeritus for the year ended December 31, 2013, derived from Emeritus’ audited consolidated financial statements;

•	Pro forma adjustments to give effect to Brookdale’s acquisition of Emeritus on Brookdale’s consolidated balance sheet as of March 31, 2014, as if the Merger closed on March 31, 2014;

•	Pro forma adjustments to give effect to Brookdale’s acquisition of Emeritus on Brookdale’s consolidated statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013, as if the Merger closed on January 1, 2013;

•	Pro forma adjustments to give effect to Emeritus’ 2013 leasing activity on Emeritus’ consolidated statement of operations for the year ended December 31, 2013, as if these transactions occurred on January 1, 2013;

•	Pro forma adjustments to give effect to the HCP Transactions and Brookdale’s related investments in unconsolidated ventures on Brookdale’s consolidated balance sheet as of March 31, 2014, as if the HCP Transactions closed on March 31, 2014; and

•	Pro forma adjustments to give effect to the HCP Transactions and Brookdale’s related investments in unconsolidated ventures on Brookdale’s consolidated statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013, as if the HCP Transactions closed on January 1, 2013.

These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Brookdale’s management; however, they are not necessarily indicative of what Brookdale’s consolidated financial condition or results of operations actually would have been assuming the transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. These unaudited pro forma condensed consolidated financial statements do not include the impact of any synergies that may be achieved in the transactions or any strategies that management may consider in order to continue to efficiently manage Brookdale’s operations. This pro forma condensed consolidated financial information should be read in conjunction with:

•	Brookdale’s unaudited condensed consolidated financial statements and the related notes thereto as of and for the three months ended March 31, 2014 included in Brookdale’s Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on May 12, 2014, which is incorporated by reference in this joint proxy statement/prospectus;

•	Brookdale’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2013 included in Brookdale’s Annual Report on Form 10-K for the year then ended, filed with the SEC on March 3, 2014, which is incorporated by reference in this joint proxy statement/prospectus;

•	Emeritus’ unaudited condensed consolidated financial statements and the related notes thereto as of and for the three months ended March 31, 2014 included in Emeritus’ Quarterly Report on Form 10-Q for the quarter then ended, filed with the SEC on May 8, 2014, which is incorporated by reference in this joint proxy statement/prospectus; and

•	Emeritus’ audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2013 included in Emeritus’ Annual Report on Form 10-K for the year then ended, filed with the SEC on February 20, 2014, which is incorporated by reference in this joint proxy statement/prospectus.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger and HCP Transactions, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2014 and for the year ended December 31, 2013, give effect to the Merger and HCP Transactions as if they occurred on January 1, 2013 and the unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 gives effect to the Merger and HCP Transactions as if they had occurred on March 31, 2014.

As described in the accompanying notes, the pro forma financial statements have been prepared using the acquisition method of accounting under U.S. GAAP and the regulations of the SEC. Brookdale is the acquirer in the Merger for accounting purposes. The purchase price will be allocated to Emeritus’ assets and liabilities based upon their estimated fair values as of the date of completion of the Merger. The allocation is dependent on certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of Emeritus’ assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets of Emeritus that exist as of the date of completion of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma financial information presented herein. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and Brookdale’s future results of operations and financial position.

Brookdale has been identified to have significant influence over the Ventures, but does not maintain the power to determine the major decisions of the Ventures and thus is accounting for the Ventures under the equity method of accounting. Pursuant to the HCP Transactions, Brookdale, contemporaneously with or following the Merger, will contribute a combination of real estate properties, in-the-money purchase options held on communities currently subject to leases, and cash in exchange for membership interests in the Ventures. The closing of the HCP Transactions, including the contributions of the real estate, purchase options and cash, are contingent upon the closing of the Merger. The pro forma adjustments for the HCP Transactions are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial information presented herein. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and Brookdale’s future results of operations and financial position.

BROOKDALE SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2014

(In thousands)	Brookdale Historical	Emeritus Historical (A)	Merger Pro Forma Adjustments (B)			Brookdale Pro Forma for the Merger	HCP Transactions (N)	Total Pro Forma
Assets:
Current assets	$287,382	$264,041	$—			$551,423	$(50,833)	$500,590
Property, plant, and equipment and leasehold intangibles, net	3,886,391	3,840,932	1,598,345	(C	)	9,325,668	(855,818)	8,469,850
Investment in unconsolidated ventures	44,064	2,571	—			46,635	280,356	326,991
Goodwill	109,553	189,382	143,695	(D	)	442,630	—	442,630
Other intangible assets, net	158,203	121,743	165,234	(E	)	445,180	(226,709)	218,471
Other assets, net	234,015	122,905	(28,904)	(F	)	328,016	(34,662)	293,354

Total assets	$4,719,608	$4,541,574	$1,878,370			$11,139,552	$(887,666)	$10,251,886

Liabilities and equity:
Current portion of long-term debt	$31,819	$141,848	$23,429	(G	)	$197,096	$23,417	$220,513
Current portion of capital and financing lease obligation	33,426	35,671	—			69,097	(17,364)	51,733
Refundable entrance fees and deferred revenue	398,300	59,003	(26,349)	(H	)	430,954	(332,335)	98,619
Other current liabilities	246,572	166,882	—			413,454	(15,087)	398,367

Total current liabilities	710,117	403,404	(2,920)			1,110,601	(341,369)	769,232
Long-term debt, less current portion	2,284,561	1,336,672	48,525	(G	)	3,669,758	(129,880)	3,539,878
Capital and financing lease obligation, less current portion	259,601	2,479,631	40,497	(I	)	2,779,729	(264,146)	2,515,583
Line of credit	25,000	—	65,550	(J	)	90,550	—	90,550
Deferred tax liability	81,299	61,909	270,900	(K	)	414,108	—	414,108
Other liabilities	332,361	173,724	75,794	(L	)	581,879	(146,781)	435,098

Total liabilities	3,692,939	4,455,340	498,346			8,646,625	(882,176)	7,764,449
Stockholders’ equity	1,026,669	84,447	1,380,024	(M	)	2,491,140	(5,490)	2,485,650
Noncontrolling interest	—	1,787	—			1,787	—	1,787

Total liabilities and stockholders’ equity	$4,719,608	$4,541,574	$1,878,370			$11,139,552	$(887,666)	$10,251,886

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

BROOKDALE SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2014

(In thousands, except for per share amounts)	Brookdale Historical	Emeritus Historical (O)	Merger Pro Forma Adjustments (P)		Brookdale Pro Forma for the Merger	HCP Transactions		Total Pro Forma
Revenue
Resident fees	$650,310	$513,817	$—		$1,164,127	$(132,933)	(X)	$1,031,194
Management fees	7,402	703	—		8,105	6,647	(Y)	14,752
Reimbursed costs incurred on behalf of managed communities	89,563	7,310	—		96,873	69,125	(Y)	165,998

Total revenue	747,275	521,830	—		1,269,105	(57,161)		1,211,944
Expense
Facility operating expense	429,870	351,716	—		781,586	(96,076)	(X)	685,510
General and administrative expense	55,509	40,010	(20,916)	(Q)	74,603	—		74,603
Facility lease expense	69,869	52,225	(2,505)	(R)	119,589	(18,695)	(X)	100,894
Depreciation and amortization	70,316	46,228	16,020	(S)	132,564	(15,964)	(X)	116,600
Asset impairment	—	1,023	—		1,023	—		1,023
Costs incurred on behalf of managed communities	89,563	7,310	—		96,873	69,125	(Y)	165,998

Total operating expenses	715,127	498,512	(7,401)		1,206,238	(61,610)		1,144,628

Income from operations	32,148	23,318	7,401		62,867	4,449		67,316

Interest income	321	109	—		430	—		430
Interest expense:
Debt	(29,998)	(69,664)	(1,936)	(T)	(101,598)	3,198	(X)	(98,400)
Amortization of deferred financing costs and debt (discount) premium, net	(4,018)	(705)	6,562	(U)	1,839	142	(X)	1,981
Change in fair value of derivatives	(847)	(71)	—		(918)	(126)	(X)	(1,044)
Loss on extinguishment of debt	—	—	—		—	—		—
Equity in earnings (loss) of unconsolidated ventures	636	(131)	—		505	1,214	(Z)	1,719
Other non-operating income	465	370	—		835	—		835

Loss from continuing operations before income taxes	(1,293)	(46,774)	12,027		(36,040)	8,877		(27,163)
(Provision) benefit for income taxes	(1,006)	(695)	14,056	(V)	12,355	(3,462)	(AA)	8,893

Loss from continuing operations	$(2,299)	$(47,469)	$26,083		$(23,685)	$5,415		$(18,270)

Basic and diluted loss from continuing operations per share	$(0.02)	N/A	N/A		$(0.14)	N/A		$(0.11)

Weighted average shares used in computing basic and diluted loss from continuing operations per share	124,478	N/A	46,676	(W)	171,154	N/A		171,154

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

BROOKDALE SENIOR LIVING INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(In thousands, except for per share amounts)	Brookdale Historical	Emeritus Historical (O)	Merger Pro Forma Adjustments (P)			Emeritus 2013 Transactions Adjustments (AB)	Brookdale Pro Forma for the Merger	HCP Transactions			Total Pro Forma
Revenue
Resident fees	$2,515,033	$1,927,071	$—			$112,106	$4,554,210	$(518,462)	(X	)	$4,035,748
Management fees	31,125	2,650	—			—	33,775	25,923	(Y	)	59,698
Reimbursed costs incurred on behalf of managed communities	345,808	30,897	—			—	376,705	269,600	(Y	)	646,305

Total revenue	2,891,966	1,960,618	—			112,106	4,964,690	(222,939)			4,741,751
Expense
Facility operating expense	1,671,945	1,322,641	—			64,304	3,058,890	(375,034)	(X	)	2,683,856
General and administrative expense	184,548	122,800	—			—	307,348	—			307,348
Facility lease expense	276,729	152,216	(10,027)	(R	)	36,000	454,918	(71,916)	(X	)	383,002
Depreciation and amortization	268,757	181,483	556,617	(S	)	—	1,006,857	(128,615)	(X	)	878,242
Asset impairment	12,891	8,227	—			—	21,118	—			21,118
Costs incurred on behalf of managed communities	345,808	30,897	—			—	376,705	269,600	(Y	)	646,305

Total operating expenses	2,760,678	1,818,264	546,590			100,304	5,225,836	(305,965)			4,919,871

Income from operations	131,288	142,354	(546,590)			11,802	(261,146)	83,026			(178,120)
Interest income	1,339	462	—			—	1,801	—			1,801
Interest expense:
Debt	(121,325)	(284,363)	(7,745)	(T	)	—	(413,433)	12,250	(X	)	(401,183)
Amortization of deferred financing costs and debt (discount) premium, net	(17,054)	(3,026)	26,455	(U	)	—	6,375	608	(X	)	6,983
Change in fair value of derivatives	980	(6)	—			—	974	(587)	(X	)	387
Loss on extinguishment of debt	(1,265)	—	—			—	(1,265)	—			(1,265)
Equity in earnings (loss) of unconsolidated ventures	1,484	(125)	—			—	1,359	(10,505)	(Z	)	(9,146)
Other non-operating income	2,725	3,473	—			—	6,198	—			6,198

Loss from continuing operations before income taxes	(1,828)	(141,231)	(527,880)			11,802	(659,137)	84,792			(574,345)
(Provision) benefit for income taxes	(1,756)	(639)	261,666	(V	)	(4,603)	254,668	(33,069)	(AA	)	221,599

Loss from continuing operations	$(3,584)	$(141,870)	$(266,214)			$7,199	$(404,469)	$51,723			$(352,746)

Basic and diluted loss from continuing operations per share	$(0.03)	N/A	N/A			N/A	$(2.37)	N/A			$(2.07)

Weighted average shares used in computing basic and diluted loss from continuing operations per share	123,671	N/A	46,676	(W	)	N/A	170,347	N/A			170,347

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

BROOKDALE SENIOR LIVING INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—BASIS OF PRO FORMA PRESENTATION

On February 20, 2014, Brookdale announced that it had entered into an Agreement and Plan of Merger to acquire Emeritus in a stock-for-stock transaction (Note 2).

The unaudited pro forma condensed consolidated financial information is prepared and presented pursuant to the rules and regulations of the SEC regarding pro forma financial information. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2014 includes financial information from Brookdale’s and Emeritus’ historical consolidated balance sheets as of March 31, 2014 and has been prepared in order to illustrate the effect of the Merger and HCP Transactions as if they had occurred on March 31, 2014. The 2013 unaudited pro forma condensed consolidated statement of operations includes financial information from Brookdale’s and Emeritus’ audited historical consolidated statements of operations for the year ended December 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2014 includes financial information from Brookdale’s and Emeritus’ unaudited historical consolidated statements of operations. The unaudited pro forma condensed consolidated statements of operations have been prepared in order to illustrate the effect of the Merger and HCP Transactions as if they had occurred on January 1, 2013. Brookdale’s and Emeritus’ historical financial information is prepared in accordance with U.S. GAAP and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the consolidated results. The accompanying unaudited pro forma financial information does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or synergies expected to result from the Merger.

The Merger will be accounted for using the acquisition method of accounting with Brookdale considered the acquirer of Emeritus.

Fair Value Adjustments

The unaudited pro forma financial information reflects the preliminary assessment of fair values in accordance with the provisions of ASC 805 – Business Combinations and useful lives assigned to the assets acquired and the liabilities assumed. Fair value estimates were determined based on preliminary valuation data and due diligence, information available in public filings, and discussions between management of Brookdale and Emeritus. Significant assets and liabilities are subject to preparation of valuation studies which are currently ongoing to determine final fair value adjustments for property, plant and equipment, identifiable intangible assets, litigation reserves, insurance liabilities, and debt and lease obligations. Changes to the fair values of these assets and liabilities will also result in changes to the deferred tax position.

Purchase Price

The unaudited pro forma condensed consolidated balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed and the excess of the consideration paid over these fair values is recorded to goodwill. The fair value of consideration paid, or purchase price, in the unaudited pro forma financial information is approximately $3.0 billion, including the assumption of debt. This amount was derived based on the outstanding shares of Emeritus common stock at May 9, 2014, the exchange ratio and a price per share of Brookdale common stock of $30.86, which represents the closing price on May 9, 2014. As discussed in Note 2, the actual number of shares issued to Emeritus stockholders upon closing of the Merger will be based on the actual number of shares of Emeritus stock outstanding at the time the Merger closes, and the valuation of those shares will be based on the trading price of Brookdale common stock at that time.

The tables below present the preliminary purchase price as if the Merger had closed on March 31, 2014, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed (in millions, except per share amounts):

Fair Value of Brookdale Common Stock Issued
Outstanding shares of Emeritus common stock on May 9, 2014	49
Share exchange ratio	0.95

Shares of Brookdale common stock to be issued	47
Price per share of Brookdale common stock on May 9, 2014	$30.86

Fair value of Brookdale common stock issued	$1,440

Preliminary Allocation of Purchase Price
Cash and cash equivalents	$59
Other current assets	205
Property, plant and equipment and leasehold intangibles	5,439
Goodwill	333
Other intangible assets	287
Other noncurrent assets	97
Other current liabilities	(200)
Long-term debt, including current portion	(1,550)
Capital and financing lease obligations, including current portion	(2,556)
Deferred income tax liabilities	(398)
Other liabilities	(276)

Fair value of Brookdale common stock issued	$1,440

Upon completion of the fair value assessment following the Merger, Brookdale anticipates the ultimate fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTE 2—ISSUANCE OF BROOKDALE COMMON STOCK

Pursuant to the Merger, Brookdale will issue shares of Brookdale common stock having an aggregate value of approximately $1.4 billion, with the exact number of shares to be calculated by multiplying each share of Emeritus common stock outstanding immediately before the Merger by a fixed exchange ratio of 0.95 shares. Brookdale will also issue shares of Brookdale common stock to holders of Emeritus stock options based on the net value of such options. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing. Brookdale currently estimates it will issue approximately 47 million shares in the acquisition of outstanding Emeritus common stock and Emeritus stock options.

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A)	Reflects historical financial condition of Emeritus as of March 31, 2014. Certain amounts have been reclassified to conform to Brookdale’s presentation.

(B)	Reflects adjustments to record the acquisition of Emeritus by Brookdale based upon the purchase price of approximately $3.0 billion, including the assumption of debt. The calculation of the estimated purchase price to be allocated is as follows (in millions, except per share amounts):

Equity to be issued (47 million shares of Brookdale common stock at $30.86 per share)(1)	$1,440
Assumption of debt, at fair value	1,550

Estimated purchase price	$2,990

(1)	Per share price is the closing price of Brookdale common stock on May 9, 2014. Purchase price will be adjusted based on the price of Brookdale common stock at closing consistent with the requirements of ASC 805, Business Combinations.

(C)	Reflects adjustment to record the estimated increase over Emeritus’ historical property, plant, and equipment and leasehold intangibles based upon the preliminary estimated fair value for the tangible and intangible real estate assets to be acquired. These estimated values are as follows (in millions):

Land	$304
Buildings and improvements	1,972
Furniture and equipment	115
Resident and leasehold operating intangibles	536
Assets under capital and financing leases	2,512

Estimated fair value of property, plant, and equipment and leasehold intangibles	$5,439

(D)	Reflects incremental goodwill resulting from adjustments to record the Merger.

(E)	Reflects adjustment to record the estimated fair values of Emeritus’ identifiable intangible assets. The primary assets include purchase options on real estate properties currently under lease, trade names, health care licenses, and other based on preliminary estimated fair value. These estimated values are as follows (in millions):

Community purchase options	$196
Trade names	65
Health care licenses and other	26

Estimated fair value of identifiable intangible assets	$287

(F)	Reflects the write-off of Emeritus’ historical deferred financing costs, which were not assigned any value in the preliminary purchase price allocation.

(G)	Reflects adjustment to record the estimated fair values of Emeritus’ long-term debt.

(H)	Reflects adjustment to eliminate historical deferred revenue of Emeritus that was not assigned any value in the preliminary purchase price allocation.

(I)	Reflects adjustment to record the estimated fair values of Emeritus’ capital and financing lease obligations.

(J)	Reflects borrowings on Brookdale’s credit facility to pay estimated transaction costs.

(K)	Reflects an adjustment to record the tax effect at a combined federal and state effective tax rate of 39% of the purchase price adjustments exclusive of goodwill, and an adjustment to reverse the majority of the valuation allowance ($65 million) against Brookdale’s deferred tax assets. This determination to reverse the valuation allowance was made by considering various factors, including the reversal of existing temporary differences, tax planning strategies and estimates of future taxable income exclusive of the reversal of temporary differences subsequent to the Merger.

(L)	Reflects the recording of approximately $131.2 million of above market operating lease intangibles, net of adjustments to other historical liabilities of Emeritus, primarily the write-off of Emeritus’ lease liability on straight-line lease expense, based on preliminary fair value calculations.

(M)	Represents the issuance of 47 million shares of Brookdale common stock, which was valued at a price of $30.86 per common share based upon the closing stock price as of May 9, 2014, net of the write-off of Emeritus’ historical equity. Additionally, the adjustment includes a reduction of stockholders’ equity for $35 million of estimated transaction costs to be paid by Brookdale related to the Emeritus acquisition, as well as the reversal of the valuation allowance of $65 million against Brookdale’s deferred tax assets (as described further in (K)).

(N)	Reflects adjustments to assets and liabilities as a result of the HCP Transactions as follows:

(in millions)	CCRCs JV (1)	RIDEA JV (2)	NNN – Leased Portfolio (3)	Pro Forma Adjustments
Assets
Property, plant and equipment and leasehold intangibles, net	$(744)	$(478)	$366	$(856)
Current and other assets, net	(51)	(34)	—	(85)
Intangible assets, net	(58)	—	(169)	(227)
Investments in unconsolidated ventures	212	68	—	280

Total assets	$(641)	$(444)	$197	$(888)

Liabilities
Other current liabilities	$(15)	$—	$—	$(15)
Refundable entrance fees and deferred revenues	(332)	—	—	(332)
Long-term debt	(175)	68	—	(107)
Capital and financing lease obligations	(32)	(458)	208	(282)
Other long-term liabilities	(82)	(54)	(11)	(147)
Stockholders’ equity	(5)	—	—	(5)

Total liabilities and stockholders’ equity	$(641)	$(444)	$197	$(888)

(1)	Brookdale and HCP will enter into a joint venture with respect to 14 continuing care retirement / entrance fee communities currently owned by HCP or Brookdale and leased and/or operated by Brookdale. Brookdale will own a 51% ownership interest, and HCP will own a 49% ownership interest in the CCRCs JV. Brookdale will contribute a combination of real estate properties and in-the-money purchase options held on communities currently subject to leases in exchange for membership interests in the CCRCs JV. Brookdale determined that the members of the CCRCs JV share power under the provisions of ASC 810 – Consolidation. Accordingly, Brookdale will account for its ownership interest in the CCRCs JV under the equity method of accounting at the historical carrying value of the net assets contributed. Additionally, for presentation purposes the payment of $9 million of estimated transaction costs (net of tax effects) and the release of $10 million of deposits and reserves posted by Brookdale and Emeritus and held by HCP in connection with existing leases between the parties were reflected in the CCRCs JV adjustments.
(2)	Brookdale and HCP will enter into a joint venture with respect to 49 communities currently owned by HCP and leased and operated by Emeritus. Pursuant to the terms of the Master Agreement, Brookdale will pay to HCP a lease termination fee of $34 million to terminate the existing leases on these 49 communities. The fee approximates the fair value of the existing lease agreements, as reflected in the pro forma adjustments for the Merger. HCP will contribute the 49 communities to the RIDEA JV. Pursuant to the terms of the Master Agreement, HCP will make a loan to Brookdale in the original principal amount of approximately $68 million to fund Brookdale’s initial capital contribution to the joint venture, which will be accounted for under the equity method of accounting. Brookdale will own a 20% ownership interest and HCP will own an 80% ownership interest in the RIDEA JV.
(3)	In connection with the NNN-Leased Portfolio transactions, Brookdale and HCP will amend and restate certain triple net leases between Emeritus and affiliates of HCP in respect of 153 communities. The terms of these leases will average approximately fifteen years. The amended and restated leases will include lower future rent payments and escalations compared to the existing leases and in return Brookdale and HCP have also agreed that, at the Closing, Brookdale will waive the purchase option rights granted by HCP to Emeritus pursuant to the existing Emeritus leases.

NOTE 4—ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(O)	Reflects historical financial results of operations of Emeritus for the three months ended March 31, 2014 or for the year ended December 31, 2013. Certain amounts have been reclassified to conform to Brookdale’s presentation.

(P)	Reflects incremental adjustments to record the impact of the Merger in the statements of operations for the three months ended March 31, 2014 or for the year ended December 31, 2013.

(Q)	Reflects adjustments to the historical financial results of operations of Brookdale and Emeritus for the three months ended March 31, 2014 to remove direct incremental transaction costs related to the Merger.

(R)	Adjustment to reflect a reduction in facility lease expense on operating leases and an increase in interest expense on capital leases under ASC 840 – Leases primarily related to lease modifications to be made in connection with the Merger.

(S)	Represents incremental depreciation expense on the adjusted asset values calculated on a straight line basis based on the purchase price allocation and using an average 30-year life for buildings and permanent structural improvements, an eight-year life for furniture and equipment, and an average 12-year life for land improvements. Additionally, the purchase price allocation includes $489 million of resident lease intangibles, which will be amortized over the average remaining life of these resident leases (approximately one year). Additionally, assets under capital and financing leases will be depreciated over the shorter of the lease term or asset useful life.

(T)	Adjustment to reflect a reduction in facility lease expense on operating leases and an increase in interest expense on capital leases under ASC 840 – Leases primarily related to lease modifications to be made in connection with the Merger. Additionally, reflects adjustments to interest expense related to the estimated fair values of Emeritus’ capital and financing lease obligations.

(U)	Reflects the amortization of the estimated fair market value of debt adjustment of $6 million and $23 million for the three months ended March 31, 2014 and for the year ended December 31, 2013, respectively, and the elimination of the amortization of Emeritus’ historical deferred financing costs, which were not assigned any value in the preliminary purchase price allocation.

(V)	Adjustment to reflect the income tax impact from the Merger at a statutory rate of 39%, adjusted for certain state taxes.

(W)	Reflects the issuance of approximately 47 million shares of Brookdale common stock upon consummation of the Merger.

(X)	Reflects the elimination of or adjustments to revenues and expenses as a result of the HCP Transactions as follows (as described further in (N)):

For the three months ended March 31, 2014:

(in millions)	CCRCs JV	RIDEA JV	NNN – Leased Portfolio	Pro Forma Adjustments
Resident fees revenue	$(68)	$(65)	$—	$(133)
Facility operating expense	(49)	(47)	—	(96)
Facility lease expense	(1)	(9)	(9)	(19)
Depreciation and amortization	(13)	(7)	4	(16)
Interest expense	(2)	(8)	7	(3)

For the year ended December 31, 2013:

(in millions)	CCRCs JV	RIDEA JV	NNN –Leased Portfolio	Pro Forma Adjustments
Resident fees revenue	$(264)	$(254)	$—	$(518)
Facility operating expense	(191)	(184)	—	(375)
Facility lease expense	(3)	(37)	(32)	(72)
Depreciation and amortization	(53)	(93)	17	(129)
Interest expense	(10)	(30)	28	(12)

(Y)	Reflects adjustments to record management fees and reimbursed costs incurred on behalf of communities contributed to the Ventures, which will be managed by Brookdale.

(Z)	Reflects an estimate of Brookdale’s share of net income (loss) of the Ventures under the equity method of accounting. Amounts are inclusive of the incremental depreciation and amortization expense on the adjusted asset values of the communities in the Ventures.

(AA)	Adjustment to reflect the income tax provision at a statutory rate of 39% of the operating results of the HCP Transactions.

(AB)	Reflects the effect on Emeritus’ historical consolidated statements of operations as if Emeritus had consummated its significant 2013 transactions on January 1, 2013. These adjustments primarily relate to the recording of operating activity specific to its lease of 38 communities pursuant to an operating lease that began in September 2013.

DESCRIPTION OF BROOKDALE COMMON STOCK

This section of the joint proxy statement/prospectus summarizes the material terms of Brookdale’s capital stock. You are encouraged to read Brookdale’s amended and restated certificate of incorporation and bylaws, which are incorporated by reference into the registration statement of which this joint proxy statement/prospectus forms a part, as well as the form of certificate of amendment to the Brookdale amended and restated certificate of incorporation which will become effective if the proposed Charter Amendment proposal is approved, upon filing of the Charter Amendment with the Secretary of State of the State of Delaware, the complete text of which is attached as Annex A to this joint proxy statement/prospectus, for greater detail on the provisions that may be important to you. All references within this section to common stock mean the common stock of Brookdale unless otherwise noted.

Authorized Capital Stock of Brookdale

Brookdale’s amended and restated certificate of incorporation provides that the total number of shares of capital stock which may be issued by Brookdale is 250 million, consisting of 200 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share. If the Charter Amendment proposal is approved by Brookdale shareholders at the Brookdale special meeting, upon filing of the Charter Amendment with the Secretary of State of the State of Delaware, the number of authorized shares of common stock shall be 400 million.

Brookdale Common Stock

As of June 2, 2014, there were 125,393,366 shares of Brookdale common stock outstanding. All outstanding shares of Brookdale common stock are fully paid and nonassessable. The number of outstanding shares of Brookdale common stock will be increased if Brookdale shareholders approve the Share Issuance proposal and the Merger is completed in accordance with the terms of the Merger Agreement. See “Brookdale Proposals—Item 2. The Share Issuance Proposal” beginning on page 136.

Brookdale Preferred Stock

As of June 2, 2014, there were no shares of Brookdale’s preferred stock issued and outstanding.

Description of Brookdale Common Stock

Voting Rights

Each holder of Brookdale common stock is entitled to one vote on all matters submitted to a vote at any meeting of Brookdale shareholders for each share of common stock held as of the record date for the meeting.

Generally, in order to approve a matter (other than the election of directors), the affirmative vote of the holders of a majority of the total number of votes of Brookdale’s capital stock represented (in person or by proxy) at a meeting and entitled to vote on such matter is required.

Brookdale’s amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes represented (in person or by proxy) at each annual meeting of Brookdale’s shareholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Liquidation Rights

In the event that Brookdale is liquidated, dissolved or wound up, the holders of Brookdale common stock will be entitled to share ratably in all assets remaining after the payment of Brookdale’s liabilities, subject to any rights of holders of Brookdale preferred stock, if any such shares are outstanding, to prior distribution.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, if any such shares are outstanding, the holders of Brookdale common stock are entitled to dividends when, as and if declared by the Brookdale Board out of funds legally available for that purpose.

No Preemptive Rights

The common stock has no preemptive rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to the common stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Brookdale common stock is American Stock Transfer & Trust Company, LLC.

Anti-takeover Provisions

Some provisions of Delaware law and Brookdale’s amended and restated certificate of incorporation and bylaws could discourage or make more difficult a change in control of Brookdale without the support of the Brookdale Board. A summary of these provisions follows.

“Blank Check” Preferred Stock

Pursuant to the Brookdale amended and restated certificate of incorporation, Brookdale has authorized 50 million shares of “blank check” preferred stock, par value $0.01 per share. The Brookdale Board has the authority, without action by its shareholders, to create one or more classes or series of preferred stock, to issue shares of preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible into, or exchangeable for, shares of any other class or classes of Brookdale capital stock. The rights with respect to a series or class of Brookdale preferred stock may be greater than the rights attached to Brookdale common stock. The issuance of such shares of preferred stock could be used, among other uses, to delay or prevent a change of control of Brookdale.

Meetings and Elections of Directors

Shareholder Action by Written Consent. The Brookdale amended and restated certificate of incorporation provides that at any time after the “Significant Shareholders” and their respective affiliates cease, collectively, to beneficially own at least 50% of the outstanding voting shares, then no action required or permitted by the DGCL to be taken at a shareholders’ meeting may be taken without a meeting or without prior notice. “Significant Shareholders” is defined as FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust, Fortress Brookdale Investment Fund LLC, and Health Partners, and, in each case, certain of their respective subsidiaries. Following the Fortress Sale, the Significant Shareholders and their respective affiliates held none of the outstanding voting shares.

Special Meetings of Shareholders. Brookdale’s amended and restated certificate of incorporation provides that a special meeting of shareholders may be called by (i) the chairman of the Brookdale Board, if there is one, (ii) the chief executive officer, or (iii) the Brookdale Board. Brookdale’s amended and restated certificate of incorporation also provides that (i) for so long as the Significant Shareholders and their respective affiliates beneficially own at least 50% of the outstanding voting shares, then any authorized officer may call a special meeting at the request in writing of the shareholders holding a majority of the voting power of the outstanding voting shares and (ii) at any time after the Significant Shareholders and their respective affiliates cease to beneficially own at least 50% of the outstanding voting shares, then the ability of the Brookdale shareholders to call a special meeting of shareholders is denied. Because the Significant Shareholders and their respective affiliates hold none of the outstanding Brookdale shares following the Fortress Sale, Brookdale shareholders have no right to call a special meeting of shareholders.

Classification of Directors. Directors of Brookdale are currently divided into three classes of directors (Class I, Class II and Class III) with each director serving a three-year term. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings to be held in 2014, 2016 and 2015, respectively.

Removal of Directors. Any director, or the entire Brookdale Board, may be removed, but only for cause, by the affirmative vote by written ballot of at least 80% in voting interest of the shareholders of record of Brookdale entitled to vote, given at an annual meeting or at a special meeting of shareholders called for that purpose.

Vacancies. A vacancy on the Brookdale Board caused by a removal of a director shall be filled by the shareholders at the meeting at which such director was removed or, if not so filled, by a majority of directors remaining in office (even if less than a quorum). Any vacancy on the Brookdale Board that results from any newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office (provided that a quorum is present), and any other vacancies may be filled by a majority of directors remaining in office (even if less than a quorum), or by a sole remaining director.

Amendments

Amendment of Amended and Restated Certificate of Incorporation. In order to amend the Brookdale amended and restated certificate of incorporation, the Brookdale Board shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the Brookdale shareholders entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the Brookdale shareholders. The amendment must then be approved by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class, if any, entitled to vote thereon as a class.

Amendment of Amended and Restated Bylaws. Brookdale’s amended and restated bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by the shareholders at a regular or special meeting or by the Brookdale Board. All such amendments must be approved by either the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then issued and outstanding Brookdale shares that are entitled to vote generally in the election of directors or by a majority of the whole Brookdale Board then in office; provided, that only Brookdale shareholders may amend or repeal any new bylaws adopted by such shareholders. In addition, any provision of Brookdale’s amended and restated bylaws requiring a supermajority vote of holders of greater than sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then issued and outstanding shares of Brookdale stock that are entitled to vote generally in the election of directors may only be altered, amended or repealed by the same supermajority vote required to act under such provision.

Notice Provisions Relating to Shareholder Proposals and Nominees

Brookdale’s amended and restated bylaws also impose certain procedural requirements on shareholders who wish to make nominations in the election of directors or propose any other business to be brought before an annual or special meeting of shareholders.

Specifically, a shareholder may (i) bring a proposal before an annual meeting of shareholders, (ii) nominate a candidate for election to the Brookdale Board at an annual meeting of shareholders, or (iii) nominate a candidate for election to the Brookdale Board at a special meeting of shareholders that has been called for the purpose of electing directors, only if such shareholder delivers timely notice to Brookdale’s corporate secretary. The notice must be in writing and must include certain information and comply with the delivery requirements as set forth in Brookdale’s amended and restated bylaws.

To be timely, a shareholder’s notice must be received at the principal executive offices of Brookdale:

•	in the case of a nomination of directors or the bringing of other business in connection with an annual meeting of shareholders, not less than 90 days nor more than the 120 days prior to the first anniversary of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; or

•	in the case of a nomination of directors in connection with a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.

Delaware Anti-takeover Law

Brookdale has elected not to be subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation will not engage in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder unless:

•	prior to such time, the Brookdale Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the Brookdale Board and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested shareholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of Brookdale’s voting stock.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF BROOKDALE AND EMERITUS

Brookdale is incorporated under the laws of the State of Delaware and, accordingly, the rights of Brookdale shareholders are governed by the DGCL. Emeritus is incorporated under the laws of the State of Washington, and accordingly, the rights of Emeritus shareholders are currently governed by the WBCA. The combined company will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL. Upon completion of the Merger, the Emeritus shareholders will become Brookdale shareholders, and the rights of the former Emeritus shareholders will therefore be governed by the DGCL and by Brookdale’s amended and restated certificate of incorporation, as amended, and Brookdale’s amended and restated bylaws.

Subject to the approval of the Charter Amendment proposal by the Brookdale shareholders, Brookdale’s current amended and restated certificate of incorporation will be amended immediately prior to the completion of the Merger as described under “Brookdale Proposals—Item 1. The Charter Amendment Proposal” beginning on page 136.

The following description summarizes the material differences between the rights of the shareholders of Brookdale and Emeritus, but is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Shareholders should read carefully the relevant provisions of the DGCL and WBCA and the amended and restated certificate of incorporation and amended and restated bylaws of Brookdale and the restated articles of incorporation and restated bylaws of Emeritus. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 172.

All references within this section to (i) Brookdale’s charter means the amended and restated certificate of incorporation, (ii) Brookdale’s bylaws means the amended and restated bylaws of Brookdale, (iii) Emeritus’ charter means the restated articles of incorporation of Emeritus and (iv) Emeritus’ bylaws means restated bylaws of Emeritus, unless otherwise noted.

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
Authorized Capital Stock

The authorized capital stock of Brookdale consists of 200 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share. If the Charter Amendment proposal is adopted by Brookdale shareholders, then upon filing of the Charter Amendment with the Secretary of State of the State of Delaware, Brookdale’s charter will be amended to increase the number of authorized common shares to 400 million.	The authorized capital stock of Emeritus consists of 100 million shares of common stock, $0.0001 par value per share, and 20 million shares of preferred stock, $0.0001 par value per share.

Special Meetings of Shareholders

The DGCL provides that a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Brookdale’s charter also provides that (i) for so long as the Significant Shareholders and their respective affiliates beneficially own at least 50% of the outstanding voting shares, then any authorized officer may call a special meeting at the request in writing of the shareholders holding a majority of the voting power of the outstanding voting shares and	The WBCA provides that a special meeting of shareholders may be called by the board of directors, any other person authorized to do so in the articles of incorporation or bylaws or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Emeritus’ charter and Emeritus’ bylaws provide that a special meeting of shareholders may be called by the chairman of the Emeritus

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
(ii) at any time after the Significant Shareholders and their respective affiliates cease to beneficially own at least 50% of the outstanding voting shares, then the ability of the Brookdale shareholders to call a special meeting of shareholders is denied. Because the Significant Shareholders and their respective affiliates hold none of the outstanding Brookdale shares following the Fortress Sale, Brookdale shareholders have no right to call a special meeting of shareholders.	Board, the president, a majority of the Emeritus Board or at least 25% of shareholders who are entitled to vote on any issue proposed to be considered at such special meeting.

Notice of Shareholder Meetings

The DGCL and Brookdale’s bylaws provide that written notice of any meeting must be given not less than 10 or more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting, unless otherwise required by law.	The WBCA and Emeritus’ bylaws provide that written notice shall be given not less than 10 nor more than 60 days before the meeting date, except that notice shall be given not less than 20 nor more than 60 days before the shareholder meeting in the case of a meeting to act on an amendment to the articles of incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the corporation’s assets other than in the regular course of business or the dissolution of the corporation.

Shareholder Proposals and Nominations of Candidates for Election to the Board of Directors

Brookdale’s bylaws allow shareholders to propose business to be brought before an annual meeting and allow shareholders who are entitled to vote in the election of directors to nominate candidates for election to the Brookdale Board.

Such proposals and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to Brookdale’s secretary prior to the meeting.

Shareholders desiring to nominate directors or bring business before a shareholders meeting must provide notice which, to be timely, must be received at the principal executive offices of Brookdale: (i) in the case of a nomination of directors or the bringing of other business in connection with an annual meeting of shareholders, not less than 90 days nor more than the 120 days prior to the first anniversary of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the 10th day

Emeritus’ bylaws allow shareholders to propose business to be brought before an annual meeting and allow shareholders who are entitled to vote in the election of directors to nominate candidates for election to the Emeritus Board.

Such proposals and nominations, however, may only be brought by a shareholder who has given timely notice in proper written form to Emeritus’ corporate secretary prior to the meeting.

In connection with an Emeritus annual meeting, to be timely, notice of such proposals must be delivered to or mailed and received by Emeritus’ corporate secretary by not less than 60 days nor more than 90 days prior to the year’s annual meeting of shareholders (such annual meeting must take place each year within 90 to 180 days after the fiscal year end); provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the annual meeting is given or made to the shareholders, not later than the 10th day

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; or (ii) in the case of a nomination of directors in connection with a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.	following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made.

Shareholder Action by Written Consent

The DGCL provides that unless otherwise provided in the certificate of incorporation, shareholders may act by written consent of the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of shareholders at which all shares entitled to vote were present and voted.

Brookdale’s charter and Brookdale’s bylaws both provide that, for so long as the Significant Shareholders, collectively, beneficially own at least 50% of the then issued and outstanding shares of all capital stock of Brookdale that are entitled to vote generally in the election of directors, any action required or permitted by the DGCL to be taken at any annual or special meeting of shareholders of Brookdale may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and delivered to the corporation.

At any time after the Significant Shareholders and their respective affiliates cease, collectively, to beneficially own at least 50% of the then issued and outstanding shares of Brookdale common stock entitled to vote, then no action required or permitted by the DGCL to be taken at a shareholders’ meeting may be taken without a meeting or without prior notice. Because the Significant Shareholders and their respective affiliates hold none of the outstanding shares of Brookdale common stock following the Fortress Sale, Brookdale shareholders have no right to take any action without a meeting and without prior notice.

Under the WBCA, shareholder action with respect to a public company may be taken without a meeting only if written consents setting forth such action are signed by all shareholders entitled to vote on the action.

Emeritus’ bylaws provide that any action that could be taken at a meeting of the shareholders may be taken without a meeting if one or more written consents setting forth the action so taken are signed by all shareholders entitled to vote on the action and are delivered to the corporation.

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
Cumulative Voting

The DGCL provides that a corporation may provide in its certificate of incorporation for cumulative voting by shareholders in the election of directors.

Brookdale’s charter is silent with respect to cumulative voting by shareholders in the election of directors.

The WBCA provides that, unless otherwise provided in the articles of incorporation, shareholders have cumulative voting rights in the election of directors.

Emeritus’ charter provides that the right to cumulate votes in the election of directors will not exist with respect to shares of Emeritus common stock.

Appraisal and Dissenters’ Rights

The DGCL provides that appraisal rights are available in certain circumstances for shares of a constituent corporation in a merger. As Brookdale is not a constituent corporation in the Merger, Brookdale shareholders do not have appraisal rights in connection with the Merger.	The WBCA provides that shareholders are entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, specified corporate actions. One such action is a plan of merger, which has become effective, to which the corporation is a party if shareholder approval was required for the merger and the shareholder was entitled to vote on the merger. Accordingly, Emeritus shareholders entitled to vote on the Merger have the right to dissent from, and obtain payment of the “fair value” of the shareholder’s shares in the Merger. See “The Merger—Appraisal / Dissenters’ Rights” beginning on page 103.

Number of Directors

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by or in the manner provided in the corporation’s bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number may be made only by an amendment to the certificate of incorporation.

Brookdale’s charter and bylaws provide that the number of directors constituting the Brookdale Board will be not less than three or more than nine. The number of directors which will constitute the whole Brookdale Board will be determined from time to time by resolution adopted by a majority of the Brookdale Board then in office.

The WBCA provides that the board of directors of a Washington corporation must consist of one or more directors as specified in or fixed in accordance with the corporation’s articles of incorporation or bylaws.

Emeritus’ charter provides that the number of directors will be determined in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided therein.

Emeritus’ bylaws provide that the number of directors constituting the entire Emeritus Board will not be less than two nor more than thirteen, the specific number to be set by resolution of the Emeritus Board. The number may be changed from time to time by amendment to the bylaws.

Election of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The WBCA provides that, unless the articles of incorporation provide otherwise, directors elected are those receiving the largest numbers of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected by such shares.

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
Brookdale’s charter provides that each director will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at any annual or special meeting of shareholders.	Emeritus’ bylaws provide that at each election of directors, the persons receiving the greatest number of votes will be the directors.

Removal of Directors

The DGCL provides in relevant part that any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors except that, unless the certificate of incorporation provides otherwise, if the corporation has a classified board, shareholders may effect such removal only for cause.

Brookdale’s charter and bylaws provide that any director or the whole Brookdale Board may be removed, but only for cause, at any time, by the affirmative vote by written ballot of at least 80% in voting interest of the shareholders of record of Brookdale entitled to vote, given at an annual meeting or at a special meeting of shareholders called for that purpose.

The WBCA provides that the shareholders may remove one or more directors with or without cause unless a corporation’s articles of incorporation provide that directors may be removed only for cause. A director may be removed by the shareholders only at a special meeting called for such purpose, with the notice stating that the purpose, or one of the purposes, is the removal of the director.

Emeritus’ charter provides that directors may be removed only for cause by the holders of not less than two-thirds of the shares entitled to elect the director or directors whose removal is sought in the manner provided in the bylaws.

The Emeritus’ bylaws provide that directors may be removed at a meeting of shareholders called expressly for that purpose, with or without cause (unless the articles of incorporation permit removal for cause only) by the holders of the shares entitled to elect the director or directors whose removal is sought if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.

Vacancies on the Board of Directors

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the corporation has a classified board, any directors chosen as provided above, shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

Brookdale’s bylaws provide that a vacancy on the Brookdale Board caused by a removal of a director shall be filled by the shareholders at the meeting at which

The WBCA provides that, unless a corporation’s articles of incorporation provide otherwise, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by the shareholders, by the board of directors, or if the directors in office constitute fewer than a quorum, by the affirmative vote of a majority of all the directors in office.

Emeritus’ bylaws provide that, unless the articles of incorporation provide otherwise, any vacancy on the board may be filled by the shareholders, by the board of directors, or if the directors in office constitute fewer than a

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
such director was removed or, if not so filled, by a majority of directors remaining in office (even if less than a quorum). Any vacancy on the Brookdale Board that results from newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class will hold office for a term that will coincide with the remaining term of that class and until such director’s successor is elected and qualified, unless sooner displaced. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of such director’s predecessor and until such director’s successor is elected and qualified, unless sooner displaced.	quorum, by the affirmative vote of a majority of the remaining directors. A director elected to fill a vacancy shall serve only until the next election of directors by the shareholders.

Transactions with Officers or Directors

The DGCL provides that certain contracts or transactions in which one or more of a corporation’s directors or officers has an interest are not void or voidable solely because of such interest if either: (i) the shareholders or a majority of the disinterested members of the board of directors approve in good faith any such contract or transaction after full disclosure of the material facts; or (ii) the contract or transaction is “fair” as to the corporation at the time it was approved.

The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors, but no fewer than two, after any required disclosure; (ii) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the shareholders; or (iii) at the time of commitment, the transaction is established to have been fair to the corporation.

For purposes of this provision, a “qualified director” is one who does not have either: (1) a conflicting interest respecting the transaction; or (2) a familial, financial, professional, or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director’s judgment when voting on the transaction.

“Qualified shares” are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director, or an affiliate of the director, who has a conflicting interest respecting the transaction.

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
Classified Board

Directors of Brookdale are currently divided into three classes of directors, with each director serving a three year term. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings to be held in 2014, 2016 and 2015, respectively.	Directors of Emeritus are currently divided into three classes of directors with each director serving a three year term. The directors’ current terms expire in 2014 for Class III directors, 2015 for Class I directors, and 2016 for Class II directors.
Indemnification of Directors and Officers

The DGCL generally permits a Delaware corporation to indemnify directors and officers against expenses, judgments, fines and amounts paid in settlement of any action or suit for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful. Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Brookdale’s charter provides that Brookdale shall indemnify its directors and officers to the fullest extent authorized or permitted by law.

Brookdale’s bylaws provide that Brookdale shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding by reason of the fact that such person is or was a director or officer of Brookdale, or is or was a director or officer of Brookdale serving at the request of Brookdale as a director or officer, employee or agent of another corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Brookdale, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The DGCL and Brookdale’s certificate of incorporation and bylaws permit Brookdale to purchase and maintain

The WBCA generally permits indemnification of a director or officer made party to a proceeding because the individual is or was a director or officer against liability if the director or officer acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Indemnification is permissible under Washington law, except that, unless limited by its articles of incorporation, a corporation must indemnify a present or former director or officer who is wholly successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses, including attorney’s fees, actually and reasonably incurred in connection therewith.

Emeritus’ bylaws provide that each person who was, is or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that such person is or was a director, officer or employee of Emeritus or having been such a director, officer or employee of Emeritus, he or she is or was serving at the request of an executive officer of Emeritus as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, whether the basis of a proceeding is alleged action in an official capacity as such a director, officer, partner, trustee, employee or agent or in any other capacity while serving as such a director, officer, partner, trustee, employee or agent, shall be indemnified and held harmless by Emeritus against all expense, liability and loss actually and reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director,

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders

insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of Brookdale against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not Brookdale would have the power to indemnify him or her against such liability, and whether or not Brookdale would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

officer, partner, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

The WBCA and Emeritus’ bylaws permit Emeritus to maintain insurance, at its expense, or enter into contracts, to protect itself and any director, officer, partner, trustee, employee or agent of Emeritus or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not Emeritus would have the power to indemnify such person against such expense, liability or loss under the WBCA.

Limitation on Liability of Directors

The DGCL provides that a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director may be eliminated or limited in the corporation’s certificate of incorporation, except that it may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for conduct violating the DGCL pertaining to unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

Brookdale’s charter provides that no director shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Brookdale or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for conduct violating the DGCL pertaining to unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The WBCA provides that the articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for acts or omissions by a director that involve intentional misconduct or a knowing violation of the law; (ii) for conduct violating the WBCA pertaining to unlawful distributions; or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Emeritus’ charter provides that, to the fullest extent permitted by the WBCA (as it presently exists or as it may be amended from time to time), directors shall not be liable to Emeritus or its shareholders for monetary damages for conduct as a director.

Amendments to Certificate/Articles of Incorporation

The DGCL provides that an amendment to the certificate of incorporation requires (i) the approval of the board of directors, (ii) the approval of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a	The WBCA provides with respect to a public company that an amendment to the articles of incorporation requires (i) the recommendation by the board to the shareholders unless the board of directors determines that it should make no

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders

majority of the outstanding stock of each class entitled to vote thereon as a class.

Brookdale’s charter provides that the charter may be amended as prescribed therein or by the laws of the State of Delaware.

recommendation due to a conflict of interest or other special circumstances and (ii) the approval of the holders of a majority of the outstanding voting stock unless a greater percentage is required by the articles of incorporation.

Emeritus’ charter provides that it can be amended or repealed by the affirmative vote of the holders of a majority of the outstanding Emeritus shares provided that the amendment or repeal of Article 5 (Directors), Article 6 (Bylaws), Article 7 (Amendments to Articles of Incorporation), Article 9 (Special Meetings of Shareholders) or Article 10 (Special Voting Requirements) require the affirmative vote of the holders of two-thirds of the outstanding shares.

Amendments to Bylaws

The DGCL provides that bylaws may be adopted, amended or repealed by the shareholders entitled to vote. The DGCL provides that directors may adopt, amend or repeal a corporation’s bylaws only if the certificate of incorporation confers such power upon the directors.

Brookdale’s charter provides that the Brookdale Board is authorized to make, alter, amend or repeal Brookdale’s bylaws by the affirmative vote of a majority of the total number of directors then in office. Furthermore, Brookdale shareholders may adopt, amend, alter or repeal the Brookdale bylaws by an affirmative vote of at least 66 2/3% of the voting power of the then outstanding shares of Brookdale entitled to vote in the election of directors. Brookdale’s bylaws further provide that only shareholders may amend or repeal any new bylaws adopted by such shareholders and that any bylaws requiring a supermajority shareholder vote, may only be amended by such supermajority vote.

The WBCA provides that a corporation’s bylaws may be amended or repealed by its shareholders or by its board of directors, unless the corporation’s articles of incorporation or Washington law reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending, repealing or adopting a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw.

Emeritus’ charter provides that the Emeritus Board may adopt, amend or repeal the bylaws, subject to approval by a majority of the Continuing Directors (as defined below); provided, however, the Board may not repeal or amend any bylaw that the shareholders have expressly provided may not be amended or repealed by the Board. The shareholders also have the power to adopt, amend or repeal the bylaws by the affirmative vote of the holders of not less than two-thirds of the outstanding shares and, to the extent, if any, provided by resolution or resolutions of the Board providing for the issuance of a series of common or preferred stock, not less than two-thirds of the outstanding shares entitled to vote thereon, voting as a class.

“Continuing Directors” are defined as directors who were members of the Emeritus Board on September 26, 1995 or who were elected to the Emeritus Board after September 26, 1995 upon the recommendation of a majority of such directors at any regular or special meeting of the Emeritus Board called for that purpose.

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
Approval of Certain Fundamental Transactions

The DGCL provides that, unless otherwise specified in a corporation’s certificate of incorporation or unless certain provisions of the DGCL are applicable, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote on the matter. Under the DGCL, a merger may also become effective without the approval of the surviving corporation’s shareholders if certain requirements are met.

Brookdale’s charter does not include any contrary provisions.

The WBCA provides that a merger or share exchange must be approved by the affirmative vote of a majority of directors when a quorum is present and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another percentage is specified in the articles of incorporation (which percentage may not be below a majority of all votes entitled to be cast by such voting group). The sale of all or substantially all of a corporation’s assets other than in the regular course of business or a vote to dissolve the corporation must be approved by the affirmative vote of a majority of directors when a quorum is present and by two-thirds of all votes entitled to be cast on the proposal unless another percentage is specified in the articles of incorporation (which percentage may not be below a majority of all votes entitled to be cast by such voting group). Under the WBCA, a merger may also become effective without the approval of the surviving corporation’s shareholders if certain requirements are met.

Subject to certain exceptions noted below, Emeritus’ charter provides that the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote thereon shall be required for the adoption or authorization of a Business Combination (as defined therein).

However, if such a Business Combination is approved by a majority of the Continuing Directors (as defined above), and if such Business Combination is otherwise required to be approved by Emeritus’ shareholders pursuant to the provisions of the WBCA or Emeritus’ charter, then the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote thereon and shall be required for the adoption or authorization of such Business Combination.

Certain Business Combinations

Section 203 of the DGCL prohibits a Delaware corporation from engaging in certain “business combinations” with any “interested shareholder” for a three-year period following the time that the shareholder became an interested shareholder unless (i) prior to such time, the board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; (ii)	The WBCA prohibits public corporations from engaging in any “Significant Business Transaction” (defined to include mergers or consolidations, certain sales, and other specified transactions) with a person or group that beneficially owns 10% or more of a corporation’s outstanding voting stock (an “acquiring person”) for a period of five years after such person or group becomes an acquiring person, unless the

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders

upon becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding certain shares; or (iii) at or subsequent to that time, the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder. For these purposes, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an “interested shareholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of Brookdale’s voting stock.

Delaware corporations can opt-out of this provision under certain circumstances. Brookdale’s charter provides that Brookdale has expressly elected not to be governed by the DGCL Section 203.

Significant Business Transaction or the acquisition by which such person became an acquiring person is approved prior to the time the person became an acquiring person by a majority vote of the board of directors, or the Significant Business Transaction is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by the acquiring person). After the five-year period, certain Significant Business Transactions still may not occur unless they comply with certain fair price provisions of the statute or are approved by the disinterested shareholders.

Shareholder Rights Plan

Brookdale does not have a shareholder rights plan.	Emeritus does not have a shareholder rights plan.

Proxies

The DGCL provides that each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may grant a proxy, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, the appointment is coupled with an interest sufficient in law to support an irrevocable power.

Brookdale’s bylaws provide that no proxy shall be voted or acted upon after three years from its date, unless such proxy shall provide for a longer period. Each proxy will be revocable unless expressly provided therein to be irrevocable and unless otherwise made irrevocable by law.

The WBCA provides that a proxy is valid for eleven months after receipt of the appointment form, unless the form provides for a longer period. The proxy is revocable unless it states that it is irrevocable and the appointment is coupled with an interest.

Emeritus’ bylaws provide that a proxy shall become invalid 11 months after the date of its execution, unless otherwise provided in the proxy and a proxy with respect to a specified meeting shall entitle the holder thereof to vote at any reconvened meeting following adjournment of such meeting but will not be valid after the final adjournment thereof.

Preemptive Rights

The DGCL provides that no shareholder will have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants these rights.

Brookdale’s charter does not grant shareholders any preemptive rights.

The WBCA provides that shareholders have preemptive rights (subject to certain restrictions) unless the corporation’s articles of incorporation provide otherwise.

Emeritus’ charter expressly provides that no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of Emeritus.

Rights of Brookdale Shareholders	Rights of Emeritus Shareholders
Dividends

The DGCL provides that a board of directors may declare and pay dividends out of “surplus” (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Brookdale’s bylaws provide that, subject to the requirements of the DGCL and Brookdale’s charter, the Brookdale Board may declare dividends on capital stock at any regular or special meeting of the Brookdale Board (or duly authorized action by written consent in lieu thereof). Dividends may be paid in cash, in property, or in shares of the capital stock of Brookdale.

The WBCA provides that a board of directors may declare and pay dividends only to the extent that: (i) such distribution does not leave the corporation unable to pay its liabilities as they become due in the usual course of business; and (ii) after the distribution, the corporation’s total assets would not be less than the sum of its total liabilities plus, unless the articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

LEGAL MATTERS

The validity of the Brookdale common stock will be passed upon for Brookdale by Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Brookdale, and certain U.S. federal income tax matters relating to the Merger will be passed upon for Brookdale by Skadden, Arps, Slate, Meagher & Flom LLP and for Emeritus by Perkins Coie LLP.

EXPERTS

The consolidated financial statements of Brookdale appearing in Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein), and the effectiveness of Brookdale’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Brookdale management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Emeritus and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Brookdale

In order for a shareholder proposal to be considered for inclusion in Brookdale’s Proxy Statement for this year’s annual meeting, Brookdale’s Corporate Secretary must have received the proposal no later than the close of business on December 31, 2013, which was the 120th day prior to the first anniversary of the date on which the proxy statement was first released to Brookdale shareholders in connection with the 2013 annual meeting of Brookdale shareholders. If Brookdale changes the date of the 2014 annual meeting of shareholders by more than 30 days from the anniversary of the 2013 annual meeting, shareholder proposals must be received a reasonable time before Brookdale begins to print and mail the proxy materials for the 2014 annual meeting in order to be considered for inclusion in Brookdale’s proxy statement. Proposals must be sent via registered, certified, or express mail (or other means that allows the shareholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, Brookdale, 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Proposals must contain the information required under Brookdale’s bylaws, a copy of which is available upon request to Brookdale’s Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials.

Alternatively, shareholders intending to present a proposal or nominate a director for election at the 2014 annual meeting without having the proposal or nomination included in Brookdale’s proxy statement must comply with the requirements set forth in Brookdale’s bylaws. Consistent with Brookdale’s bylaws, Brookdale’s Corporate Secretary must have received the proposal no earlier than the close of business on February 13, 2014, which was the 120th day prior to the first anniversary of the date of the 2013 annual meeting of Brookdale shareholders, and no later than the close of business on March 15, 2014, which was the 90th day prior to the first anniversary of the date of the 2013 annual meeting of Brookdale shareholders. However, if Brookdale changes the date of the 2014 annual meeting of shareholders by more than 25 days from the anniversary of the 2013 annual meeting, shareholder proposals must be received no later than the close of business on the 10th day following the day on which notice of this year’s annual meeting is mailed or publicly disclosed, whichever occurs first. Proposals must contain the information required under Brookdale’s bylaws, a copy of which is available upon request to Brookdale’s Corporate Secretary.

Emeritus

Emeritus held its 2013 annual meeting of shareholders on May 29, 2013. If the Merger is completed, Emeritus does not expect to hold an annual meeting of shareholders in 2014. In that case, shareholder proposals must be submitted to the Corporate Secretary of Brookdale in accordance with the procedures described above.

If the Merger is not completed, Emeritus will hold a 2014 annual meeting of shareholders. In order for shareholder proposals submitted under Rule 14a-8 of the Exchange Act to be presented at Emeritus’ 2014 annual meeting of shareholders (if such meeting were to be held within 30 days of the anniversary date of Emeritus’ 2013 annual meeting of shareholders (in other words, no later than June 28, 2014)) and included in its proxy statement and form of proxy relating to that meeting, the proposals must have been received by December 16, 2013 by the Emeritus’ corporate secretary via delivery or mail to Emeritus at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. If, as may become necessary, Emeritus holds an annual meeting at some later time, Emeritus will inform its shareholders of the new date and the deadline for shareholders to submit proposals under Rule 14a-8 of the Exchange Act that will be eligible for consideration for inclusion in Emeritus’ proxy materials, which deadline will be a reasonable time before Emeritus begins to print and send its proxy materials to shareholders.

For other business to be properly brought or nominations of persons for election to Emeritus’ board to be properly made at the time of the 2014 annual meeting of shareholders, notice must be received no less than 60 days and no more than 90 days prior to the annual meeting by Emeritus’ Corporate Secretary via mail or delivery at the address listed above. If, however, less than 60 days’ notice or public disclosure of the annual meeting is delivered or made available by Emeritus to shareholders, a shareholder’s notice of proposal and/or nomination must be delivered no later than the 10th day after notice of the annual meeting was delivered or made available. Proposals must contain the information required under Emeritus’ restated bylaws, as amended, a copy of which is available upon request to Emeritus’ corporate secretary and the notice must comply with the requirements of Emeritus’ bylaws.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Brookdale and Emeritus will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Brookdale Senior Living Inc., Attention: Investor Relations, 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, (615) 221-2250 or to Emeritus Corporation, Attention: Investor Relations, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, (206) 298-2909.

WHERE YOU CAN FIND MORE INFORMATION

Brookdale and Emeritus file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Brookdale and Emeritus, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Brookdale has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Brookdale common stock to be issued to Emeritus shareholders in connection with the Merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Brookdale and Emeritus, respectively. The rules and regulations of the SEC allow Brookdale and Emeritus to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Brookdale and Emeritus to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Brookdale and Emeritus have previously filed with the SEC. They contain important information about the companies and their financial condition.

Brookdale SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2013, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2013 filed on April 30, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed on May 12, 2014;

•	Current Reports on Form 8-K filed on February 21, 2014, April 23, 2014, April 25, 2014, May 27, 2014, June 2, 2014 and June 3, 2014 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•	The description of Brookdale’s common stock set forth in Brookdale’s registration statement on Form 8-A filed on October 11, 2005, and any amendment or report filed for the purpose of updating such description.

Emeritus SEC Filings

•	Annual Report on Form 10-K for the year ended December 31, 2013, as amended by the Annual Report on Form 10-K/A for the year ended December 31, 2013 filed on April 30, 2014;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2014 filed on May 8, 2014; and

•	Current Reports on Form 8-K filed on February 21, 2014 and April 17, 2014 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Brookdale and Emeritus incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Brookdale special meeting and the Emeritus special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Brookdale or Emeritus, as applicable, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

By Mail:	By Mail:
Brookdale Senior Living Inc.	Emeritus Corporation
111 Westwood Place, Suite 400	3131 Elliott Avenue, Suite 500
Brentwood, Tennessee 37027	Seattle, Washington 98121
Telephone: (615) 221-2250	Telephone: (206) 298-2909

These documents are available from Brookdale or Emeritus, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about Brookdale and Emeritus at their Internet websites at www.brookdale.com and www.emeritus.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Morrow & Co., LLC, Brookdale’s proxy solicitor, or Georgeson Inc., Emeritus’ proxy solicitor, at the following addresses and telephone numbers:

For Brookdale Shareholders:	For Emeritus Shareholders:
Morrow & Co., LLC	Georgeson Inc.
470 West Avenue	480 Washington Boulevard,
Stamford, CT 06902	26th Floor Jersey City, NJ 07310
(800) 662-5200 (toll-free)	(866) 277-8239 (toll-free)
(203) 658-9400 (collect)	(781) 575-2137 (collect)
brookdale@morrowco.com	emeritus@georgeson.com

If you are a shareholder of Emeritus or Brookdale and would like to request documents, please do so by July 2, 2014 to receive them before your respective company’s special meeting. If you request any documents from Brookdale or Emeritus, Brookdale or Emeritus will mail them to you by first class mail, or another equally prompt means, within one business day after Brookdale or Emeritus, as the case may be, receives your request.

This joint proxy statement/prospectus is a prospectus of Brookdale and is a joint proxy statement of Brookdale and Emeritus for the Brookdale special meeting and the Emeritus special meeting. Neither Brookdale nor Emeritus has authorized anyone to give any information or make any representation about the Merger or Brookdale or Emeritus that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Brookdale or Emeritus has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BROOKDALE SENIOR LIVING INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Brookdale Senior Living Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:    The first sentence of Article Four, Part A, Section 1 of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended to read in its entirety as set forth below:

“The total number of shares of Capital Stock (as defined below) which the Corporation has authority to issue is 450,000,000 shares, consisting of:

a.         400,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

b.         50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND:    The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (“DGCL”) at a special meeting of the stockholders of the Corporation that was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of this amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name by the undersigned duly authorized officer as of this          day of         , 2014.

By:
Name: Title:

Annex B

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 20, 2014

BY AND AMONG

BROOKDALE SENIOR LIVING INC.,

BROADWAY MERGER SUB CORPORATION

AND

EMERITUS CORPORATION

i

EXHIBITS

Exhibit A – Articles of Incorporation
Exhibit B – Closing Regulatory Consents
Exhibit C – Voting Agreement

TABLE OF DEFINED TERMS

Adverse Notice	54
Adverse Recommendation Change	53
Affected Employees	59
Affiliate	69
Agreement	1
Applicable Closing Price	69
Articles of Merger	1
Book-Entry Share	3
Case Estimate List	90
Certificate	3
Certificate of Merger	1
Closing	1
Closing Date	1
COBRA	18
Code	7
Committee	61
Company	1
Company 401(k) Plan	60
Company Board	8
Company Bylaws	8
Company Charter	8
Company Common Stock	3
Company Designee	61
Company Disclosure Letter	8
Company Employees	17
Company ERISA Affiliate	18
Company ESPP	6
Company Facilities	23
Company Intellectual Property	22
Company Lease	23
Company Management Agreement	24
Company Management Properties	24
Company Material Adverse Effect	10
Company Owned Real Property	25
Company Permits	15
Company Plans	17
Company Preferred Stock	9
Company Recommendation	10

Company Residence Agreement	28
Company Resident	28
Company Restricted Stock	6
Company SEC Documents	11
Company Shareholder Approval	9
Company Shareholder Termination Payment	66
Company Shareholders Meeting	56
Company Stock Options	6
Company Stock Plan	7
Company Stock Plans	7
Confidentiality Agreement	56
Contract	10
Copyrights	22
Cost Maximum	70
Delaware Secretary of State	1
DGCL	1
Dissenting Shares	7
Effective Time	1
Environmental Laws	27
Environmental Liabilities	27
ERISA	17
Exchange Act	11
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
Filed Company SEC Documents	8
Filed Parent SEC Documents	30
Financing	60
Form S-4	11
Fractional Shares Cash Amount	3
GAAP	12
Government Programs	30
Governmental Authority	11
Hazardous Material	27
Health Care Laws	70
HSR Act	11
Indebtedness	70
Indemnified Parties	58
Intellectual Property	22

Intervening Event	54
In-the-Money Company Stock Option	6
IP Licenses	22
IRS	20
Joint Proxy Statement	11
Joint Venture	70
Knowledge	70
Laws	15
Lender Costs	63
Letter of Transmittal	4
Licensing Surveys	29
Liens	8
Medicaid	30
Medicare	30
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
Multiemployer Plan	18
NYSE	11
Other Party	53
Parent	1
Parent Board	32
Parent Bylaws	31
Parent Charter	31
Parent Charter Amendment	32
Parent Common Stock	3
Parent Convertible Notes	31
Parent Disclosure Letter	30
Parent Employees	37
Parent ERISA Affiliate	38
Parent Facilities	43
Parent Intellectual Property	41
Parent IP Licenses	41
Parent Lease	43
Parent Management Agreement	43
Parent Management Properties	43
Parent Material Adverse Effect	33
Parent Owned Real Property	43
Parent Permits	35
Parent Plans	38
Parent Preferred Stock	31

Parent Recommendation	32
Parent Residence Agreement	45
Parent Resident	45
Parent SEC Documents	34
Parent Shareholder Approval	47
Parent Shareholder Termination Payment	67
Parent Shareholders Meeting	56
Patents	22
Permitted Liens	70
Permitted Transaction	52
person	71
Policies	28
Privacy Laws	16

Related Person	27
Release	27
Representatives	52
Restraints	61
Sarbanes-Oxley	16
SEC	11
Securities Act	11
Security Interest	24
Software	22
Stock Issuance	32
Subject Company	53
Subject Company Board	53
Subject Company Shareholder Approval	53
Subsidiary	71
Substitute Designee	61
Superior Proposal	53

Surviving Corporation	1
Takeover Proposal	52
tax returns	22
taxes	21
Termination Date	64
Termination Fee	67
Trade Secrets	22
Trademarks	22
Voting Agreement	1
VWAP of Parent Common Stock	71
WARN Act	29
Washington Secretary of State	1
WBCA	1

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 20, 2014, is by and among Brookdale Senior Living Inc., a Delaware corporation (“Parent”), Broadway Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Emeritus Corporation, a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, Parent and certain shareholders of the Company have entered into a Voting Agreement, a copy of which is attached hereto as Exhibit C (the “Voting Agreement”), pursuant to which such shareholders have agreed to vote all shares of Company Common Stock held by them in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act (the “WBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the WBCA and the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another date or place is agreed to in writing by the parties hereto.

Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Washington (the “Washington Secretary of State”) and a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), each executed in accordance with the relevant provisions of the WBCA and the

[AGREEMENT AND PLAN OF MERGER]

1

DGCL, respectively, and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the WBCA and the DGCL. The Merger shall become effective at such time as the Articles of Merger and Certificate of Merger are duly filed with the Washington Secretary of State and the Delaware Secretary of State, respectively, or at such other time as Parent and the Company shall agree and shall specify in the Articles of Merger and the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”). This Agreement together with Exhibit A hereto but excluding the other Exhibits and Schedules to this Agreement shall be deemed the “plan of merger” under Chapter 11 of the WBCA and shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of the WBCA.

Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCA and the DGCL.

Section 1.05 Charter; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended in their entirety as set forth in Exhibit A to this Agreement, and as so amended shall become the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by the WBCA or other applicable Law (as defined herein).

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and as modified to the extent required by the WBCA, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

Section 1.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.08 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.

Section 1.09 Transaction Structure. The Company shall, if requested by Parent at least ten (10) business days prior to the Company Shareholders Meeting, (a) agree to, and cooperate in the implementation of, certain reorganization transactions by the Company prior to the Effective Time, (b) agree to, and cooperate in the implementation of, any changes to the structure of the transactions contemplated by this Agreement, including adding new parties to the Agreement, and (c) cooperate with Parent with respect to any other reasonable changes regarding the structure of the transactions contemplated herein (in the case of each of the foregoing clauses (a) through (c), such cooperation shall include entering into appropriate amendments to this Agreement and the Company Disclosure Letter); provided, however, that such cooperation and implementation contemplated by this Section 1.09 shall not (w) have any adverse impact on the Company, (x) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock, (y) adversely affect the tax consequences of the Merger to holders of Company Common Stock, or (z) materially impede or delay consummation of the Merger.

[AGREEMENT AND PLAN OF MERGER]

2

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

Section 2.01 Effect on Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any securities of the Company, Parent or Merger Sub:

(a) Cancellation of Company Securities. Each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Subsidiary of the Company, by Parent or by any Subsidiary of Parent, and each share of Company Common Stock held by the Company, shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a) and Dissenting Shares and except as provided in Section 2.01(e) with respect to fractional shares) shall automatically be converted into the right to receive 0.95 of a share (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “Parent Common Stock”), of Parent, subject to adjustment as provided in Section 2.01(d) (the “Merger Consideration”). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive the Merger Consideration in accordance with Section 2.02 or Fractional Shares Cash Amount in accordance with Section 2.01(e).

(c) Treatment of Merger Sub Common Stock. All common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain as outstanding and shall constitute the only issued and outstanding capital stock of the Surviving Corporation.

(d) Adjustments. Without limiting the other provisions of this Agreement and subject to Section 5.01, if at any time during the period between the date of this Agreement and the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, then (without limiting any other rights of Parent or Merger Sub hereunder), the Exchange Ratio shall be ratably adjusted to reflect any such change. Without limiting the other provisions of this Agreement and subject to Section 5.01, if at any time during the period between the date of this Agreement and the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, then the Exchange Ratio shall be ratably adjusted to reflect any such change.

(e) Fractional Shares. No certificate or scrip representing a fraction of a share of Parent Common Stock will be issued upon the surrender for exchange of Certificates or Book Entry Shares by virtue of the Merger or pursuant to this Agreement (it being understood that such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent), and in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall be entitled to receive in lieu thereof, upon surrender of such holder’s shares of Company Common Stock in the manner set forth in Section 2.02, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the Applicable Closing Price (the “Fractional Shares Cash Amount”).

[AGREEMENT AND PLAN OF MERGER]

3

Section 2.02 Exchange Fund; Exchange Agent.

(a) Prior to the dissemination of the Joint Proxy Statement to Parent’s stockholders and the Company’s shareholders, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration as provided in Section 2.01(b). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) such number of shares of Parent Common Stock sufficient to pay the Merger Consideration and (ii) by wire transfer of immediately available funds, an amount in cash sufficient to pay the aggregate Fractional Shares Cash Amount (such shares of Parent Common Stock and cash as deposited with the Exchange Agent, the “Exchange Fund”), in each case, for the benefit of the holders of shares of Company Common Stock. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.01, Parent shall promptly deposit, or cause to be deposited, additional shares of Parent Common Stock or cash (by wire transfer of immediately available funds), as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration and the Fractional Shares Cash Amount out of the Exchange Fund in accordance with this Agreement and the Articles of Merger and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose.

(b) Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, persons who held shares of Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Effective Time, any Certificates or other shares of Company Common Stock presented to the Exchange Agent or the Surviving Corporation for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(c) Exchange Procedures.

(i) As promptly as practicable following the Effective Time (but in no event later than three (3) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate (x) a letter of transmittal in customary form (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, and (z) the method of payment of such holder’s Fractional Shares Cash Amount, if applicable.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (which shall be in uncertificated book entry form unless a physical certificate is requested) for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article II, to be mailed or made available for collection by hand, within two (2) business days following the later to occur of (A) the Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) and if applicable, the Fractional Shares Cash Amount, and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may

[AGREEMENT AND PLAN OF MERGER]

4

impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration and if applicable, the Fractional Shares Cash Amount as contemplated by this Article II. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(iii) As promptly as practicable following the Effective Time (but in no event later than two (2) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to issue to each holder of Book-Entry Shares that number of uncertificated whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.01(b) in respect of such Book-Entry Shares and pay to such holder the Fractional Shares Cash Amount, as applicable, without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent (provided that the holder of the Book-Entry Shares otherwise complies with the Exchange Agent’s customary procedures with respect to securities in book-entry form), and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Merger Consideration payable in respect of the Book-Entry Shares.

(iv) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 2.02(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the person requesting such payment shall have paid any transfer taxes and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Merger Consideration or Fractional Shares Cash Amount to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation for payment of their claims with respect thereto (without any interest thereon).

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.03 Company Stock Options; Company Restricted Stock; ESPP.

(a) Treatment of Company Stock Options.

(i) Treatment of In-the-Money Company Stock Options. At the Effective Time, without any action on the part of any holder or the Company, each In-the-Money Company Stock Option that is outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into the right of the holder to receive a number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to (A) the product of (i) the total number of shares of Company

[AGREEMENT AND PLAN OF MERGER]

5

Common Stock subject to such In-the-Money Company Stock Option immediately prior to such cancellation and (ii) the excess of the Applicable Closing Price over the exercise price per share of Company Common Stock of such In-the-Money Company Stock Option, divided by (B) the VWAP of Parent Common Stock, less (C) that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) with a fair market value (as determined by using the VWAP of Parent Common Stock) equal to the minimum amount of any required withholding taxes. For purposes of this Agreement, “In-the-Money Company Stock Option” means each stock option granted under the Company Stock Plans (whether vested or unvested) that is outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Applicable Closing Price. If any adjustments are made to the Exchange Ratio pursuant to Section 2.01(d), the parties shall determine in good faith adjustments to the Applicable Closing Price to reflect any such changes; provided, that any such adjustments made to the Applicable Closing Price between the date of this Agreement and the Effective Time shall be made in a manner intended to comply with Section 409A of the Code. Parent will issue (or cause to be issued) a holder’s shares of Parent Common Stock determined in accordance with this Section 2.03(a)(i) to such holder immediately following the Effective Time.

(ii) Treatment of Other Company Stock Options. All stock options granted under the Company Stock Plans (the “Company Stock Options”) that are outstanding immediately prior to the Effective Time (whether vested or unvested) and that are not In-the-Money Company Stock Options will terminate and cease to be outstanding at the Effective Time without any further action by the holder thereof in accordance with the terms of the Company Stock Plans or any agreement evidencing such Company Stock Options, as applicable, without the payment of any consideration in respect thereof.

(b) Treatment of Company Restricted Stock. Immediately prior to the Effective Time, without any action on the part of any holder or the Company, each share of restricted stock granted pursuant to the Company Stock Plans that is then outstanding and unvested (the “Company Restricted Stock”) shall become fully vested and no longer subject to forfeiture and will be treated as a share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time for purposes of Section 2.01(b). At the Effective Time, there shall be no shares of Company Restricted Stock outstanding. Each holder of Company Restricted Stock shall be permitted to surrender shares of Parent Common Stock that otherwise would be issued to such holder pursuant to Section 2.01(b) in satisfaction of any required withholding taxes.

(c) Treatment of ESPP. With respect to the Company’s 2009 Employee Stock Purchase Plan (the “Company ESPP”), (i) participation shall be limited to those employees who are participants in the Company ESPP on the date of this Agreement; (ii) no new Purchase Period (as defined in the Company ESPP), other than the Purchase Period in effect as of the date of this Agreement, shall be authorized, continued or commenced on or after the date of this Agreement; (iii) participants in the Company ESPP may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; (iv) if the Closing Date occurs prior to the end of the Purchase Period in effect on the date of this Agreement, then the Purchase Date (as defined in the Company ESPP) with respect to such Purchase Period shall be the business day immediately preceding the Closing Date and each then-outstanding purchase right under the Company ESPP shall be used to purchase from the Company shares of Company Common Stock at the applicable price determined under the terms of the Company ESPP (subject to such other pro-rata adjustments as may be necessary to reflect any shortening of the Purchase Period but otherwise treating such Purchase Period as a fully effective and completed Purchase Period for all purposes under the Company ESPP) and such shares of Company Common Stock shall be entitled to receive the Merger Consideration and, with respect to any resulting fractional shares, the Fractional Shares Cash Amount; and (v) the Company ESPP shall terminate, effective upon the Closing Date.

(d) Required Actions. Prior to the Effective Time, the Company will (i) take all actions necessary or desirable to provide for and give effect to the transactions contemplated by this Section 2.03, including, (x) providing notice to each holder of a Company Stock Option and each holder of a share of Company

[AGREEMENT AND PLAN OF MERGER]

6

Restricted Stock, in a form reasonably acceptable to Parent, to the treatment of such Company Stock Option or share of Company Restricted Stock as provided in this Section 2.03, and (y) satisfying all applicable requirements of Rule 16b-3(e) promulgated under the Exchange Act and (ii) if requested by Parent, take all actions necessary to terminate the Company’s Amended and Restated 1995 Stock Incentive Plan, the Company’s 2006 Amended and Restated Equity Incentive Plan and/or the Company’s Amended and Restated Stock Option Plan for Non-Employee Directors (each, a “Company Stock Plan” and together, the “Company Stock Plans”) effective as of the Effective Time. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required or desirable to give effect to the provisions of this Section 2.03.

Section 2.04 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, Book-Entry Share, Company Stock Option or Company Restricted Stock or any participant in the Company ESPP, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share, Company Stock Option or Company Restricted Stock or participant in the Company ESPP, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent.

Section 2.05 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

Section 2.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who has neither voted in favor of the Merger nor consented thereto in writing and who has properly exercised such shareholder’s appraisal rights in compliance with the provisions of Chapter 23B.13 of the WBCA (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost such shareholder’s right to appraisal under the WBCA. By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and the holders of such Dissenting Shares shall thereafter be entitled only to such rights with respect to such Dissenting Shares as are provided under Chapter 23B.13 of the WBCA; provided, however, that notwithstanding the foregoing, all Dissenting Shares held by a shareholder who shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Company Common Stock held by such shareholder without any interest thereon, in the case of Certificates, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in this Article II. The Company shall give Parent prompt notice of any notices or demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the WBCA and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in the WBCA, and Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.

[AGREEMENT AND PLAN OF MERGER]

7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), or (b) as disclosed in the Company SEC Documents filed or furnished by the Company after January 1, 2013 and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Company SEC Document filed prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect (as defined herein). The Company has, prior to the date hereof, made available to Parent complete and correct copies of its Restated Articles of Incorporation (the “Company Charter”) and Amended and Restated Bylaws (the “Company Bylaws”) and the charter and bylaws (or comparable organizational documents) of each of its material Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent correct and complete copies of the minutes of all meetings of shareholders of the Company, the board of directors of the Company (the “Company Board”) and each committee of the Company Board and the board of directors of each of its material Subsidiaries held since December 31, 2010, except for such portions of the minutes of the Company Board or any committee of the Company Board with respect to the consideration by such directors of the possible acquisition of the Company.

Section 3.02 Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Except for Permitted Liens and as set forth on Section 3.02 of the Company Disclosure Letter, all the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and those equity interests described on Section 3.02 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

[AGREEMENT AND PLAN OF MERGER]

8

Section 3.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). At the close of business on February 18, 2014, (i) 48,572,673 shares of Company Common Stock were issued and outstanding (none of which were owned by the Company (as treasury stock or otherwise)), (ii) 5,160,032 shares of Company Common Stock were reserved for issuance in respect of current or future awards pursuant to the Company Stock Plans (of which 3,520,326 shares of Company Common Stock were subject to outstanding Company Stock Options and 1,088,934 were shares of Company Restricted Stock), (iii) 169,490 shares of Company Common Stock were reserved for issuance in respect of current or future awards pursuant to the Company ESPP, and (iv) no shares of Company Preferred Stock were issued or outstanding.

(b) The Company has delivered to Parent a correct and complete list, as of the close of business on February 18, 2014, of all outstanding Company Stock Options and shares of Company Restricted Stock and other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto (assuming target performance, if applicable), the vesting schedule, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. The Company will no later than two (2) business days prior to the anticipated Closing Date, provide an updated list to Parent to reflect any changes thereto, which such list shall be correct and complete as of three (3) business days prior to the anticipated Closing Date. Except as set forth above in this Section 3.03 (or as otherwise provided to Parent pursuant to this Section 3.03(b)), at the close of business on February 18, 2014, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03 (or as otherwise provided to Parent pursuant to this Section 3.03(b)), there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans and the Company ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.03 (or as otherwise provided to Parent pursuant to Section 3.03(b)), (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth on Section 3.03(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

Section 3.04 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery

[AGREEMENT AND PLAN OF MERGER]

9

of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) determining that this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company’s shareholders, (ii) approving and adopting this Agreement and the Voting Agreement and approving the Merger and the other transactions contemplated by this Agreement, (iii) directing that the approval of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommending that the shareholders of the Company approve this Agreement (this clause (iv), the “Company Recommendation”). Other than the Company Shareholder Approval, no other vote of the holders of any class or series of Company capital stock is necessary to approve this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby.

(b) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the transactions contemplated by the Voting Agreement) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Charter or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) except as set forth on Section 3.04(b) of the Company Disclosure Letter, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit (other than a permit with a Governmental Authority) or license (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) the U.S. economy or financial markets in general, (ii) the industry in which the Company and its Subsidiaries operate in general, (iii) the announcement of this Agreement or the transactions contemplated hereby (provided that, for the avoidance of doubt, the exclusion set forth in this clause (iii) and clause (ix) shall not apply to Section 3.04(b), Section 3.05, Section 3.11(a), Section 3.12(i), or Section 3.14(e)(viii) hereof or for purposes of Section 7.02(a) with respect to such provisions); (iv) the failure of the Company to meet its publicly announced earnings guidance for any period, in and of itself (but not the underlying causes thereof); (v) changes in Laws; (vi) changes in accounting principles required by GAAP (as defined herein); (vii) acts of war or terrorism;

[AGREEMENT AND PLAN OF MERGER]

10

(viii) changes in the trading price or volume of Company Common Stock (but not the underlying cause for the change), (ix) actions taken by the Company as expressly required by this Agreement; or (x) outbreaks of epidemics or pandemics; provided, that with respect to clauses (i), (ii), (v), (vii) and (x), such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (y) is not materially more adverse to the Company and its Subsidiaries than to other companies operating in the industry in which the Company and its Subsidiaries operate.

Section 3.05 Governmental Approvals. Except as set forth on Section 3.05 of the Company Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the filing with the SEC of such reports under, and other compliance with, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (c) the filing with the SEC of such reports under, and other compliance with, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Washington and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any Medicare or other required license-related filings including healthcare licenses, all of which (other than “Change in Ownership” transaction notifications or filings, in each case, as required by 42 C.F.R. Section 424.516(e)) are set forth on Section 3.05(e) of the Company Disclosure Letter, (f) a joint proxy statement in preliminary and definitive form to be filed with the SEC relating to the Company Shareholders Meeting and the Parent Shareholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, (g) such filings with, and approvals of, the New York Stock Exchange (the “NYSE”) as are required to permit the consummation of the Merger and the listing of the Merger Consideration, (h) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 3.06 Company SEC Documents; No Undisclosed Liabilities.

(a) Except as set forth on Section 3.06(a) of the Company Disclosure Letter, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company since December 31, 2010 (such documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in

[AGREEMENT AND PLAN OF MERGER]

11

any Company SEC Document has been corrected by a later-filed Company SEC Document that was filed prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied by the Company on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(b) Except (i) as set forth in the financial statements included in the Company’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2012 and the Company’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarterly period ended September 30, 2013 or on Section 3.06(b) of the Company Disclosure Letter or (ii) as incurred in the ordinary course of business since September 30, 2013, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Section 3.06(b) of the Company Disclosure Letter sets forth a description of all Indebtedness of the Company and its Subsidiaries outstanding as of December 31, 2013. Since December 31, 2013 until the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any Indebtedness or entered into any guarantee or capital lease that is not reflected on Section 3.06(b) of the Company Disclosure Letter, or modified the terms of any contract or agreement relating to any Indebtedness described on Section 3.06(b) of the Company Disclosure Letter.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of the Company and of Parent, at the time of the Company Shareholders Meeting and the Parent Shareholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act or the Securities Act, as applicable and each such document required to be filed with any Governmental Authority (other than the SEC) in connection with the transactions contemplated herein will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 3.08 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in Filed Company SEC Documents until the date of this Agreement, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company’s financial and legal advisors, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.08 of the Company Disclosure Letter, since

[AGREEMENT AND PLAN OF MERGER]

12

the date of the most recent interim financial statements included in Filed Company SEC Documents until the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would violate the provisions of Section 5.01(a) had such provisions been applicable to the Company and its Subsidiaries as of such date.

Section 3.09 Litigation. Except as set forth on Section 3.09 of the Company Disclosure Letter, there is no suit, action, claim, or proceeding pending or, to the Knowledge of the Company, threatened, and the Company has received no written notice of any investigation pending or threatened, in each case, against the Company or any of its Subsidiaries that (x) individually involves an amount in controversy in excess of $750,000, or (y) in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 3.10 Contracts.

(a) Except as set forth on Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has, prior to the date hereof, made available to Parent correct and complete copies (including all material amendments, modifications, extensions, renewals or guaranties) of the following:

(i) all Contracts of the Company or any of its Subsidiaries (A) involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis or (B) involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis and which may not be terminated by the Company without cause within one year without penalty;

(ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Corporation and its Subsidiaries) to compete in any business or with any person or in any geographic area or which prohibits the Company or any of its Subsidiaries from soliciting suppliers anywhere in the world;

(iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) in which the amount involved exceeds $120,000 on an annual basis;

(iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, (B) other license (other than real estate) by the Company or any of its Subsidiaries, in either case of (A) and (B) involving payments of more than $750,000 on an annual basis, and (C) other IP License that is material to the Company and its Subsidiaries, taken as a whole (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $75,000 in the aggregate for all such related Contracts);

[AGREEMENT AND PLAN OF MERGER]

13

(v) all confidentiality agreements of the Company or any of its Subsidiaries (other than in the ordinary course of business or with respect to potential strategic transactions involving a direct or indirect sale of the Company), agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries;

(vi) any Contract of the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

(vii) all joint venture, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party;

(viii) any Contract of the Company or any of its Subsidiaries with a Governmental Authority;

(ix) all material outsourcing Contracts of the Company or any of its Subsidiaries;

(x) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that (i) is not material to the Company or any of its Subsidiaries and (ii) was entered into in the ordinary course of business;

(xi) all Contracts pursuant to which any Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred (except for such Indebtedness the aggregate principal amount of which does not exceed $750,000);

(xii) all Company Management Agreements;

(xiii) all Contracts of the Company or any of its Subsidiaries with hospice providers, home health providers and therapy providers, (i) not terminable upon 120 days’ notice or less and without cost or penalty, (ii) involving annual amounts exceeding $4,000,000 or (iii) otherwise material to the Company and its Subsidiaries, taken as a whole;

(xiv) all Contracts of the Company or any of its Subsidiaries with a third party payor or in connection with a Government Program regarding the provision of health care services by the Company or any of its Subsidiaries involving annual amounts exceeding $2,500,000 for any particular Company Facility or otherwise material to the Company and its Subsidiaries, taken as a whole;

(xv) all Contracts to which the Company or any of its Subsidiaries is a party relating to the construction or development of, any addition to, or any material improvement project with respect to, any Company Facility or Company Management Property or with respect to any real property that, upon completion, will be a facility owned, leased, subleased and/or operated by the Company and/or any of its Subsidiaries (including, without limitation, pursuant to any management agreement with a third party); and

(xvi) all leases, subleases, licenses or other occupancy agreements pursuant to which the Company or any of its Subsidiaries uses or occupies real property (other than any Company Lease) involving annual amounts exceeding $750,000 or otherwise material to the Company and its Subsidiaries, taken as a whole.

(c) Except as set forth on Section 3.10(c) of the Company Disclosure Letter, (i) none of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under any Contract to which it is a party or any of its properties or other assets is subject, (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract, and (iii) each such Contract is in full force and effect and is a legal, valid and binding agreement of,

[AGREEMENT AND PLAN OF MERGER]

14

and enforceable against, the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto, except for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or failures to be in full force and effect or to be legal, valid, binding or enforceable, covered by clauses (i), (ii) or (iii) above that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) Except as set forth on Section 3.11 of the Company Disclosure Letter, the Company and each of its Subsidiaries has been since December 31, 2010, and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority (collectively, and including, for the avoidance of doubt, Health Care Laws, “Laws”) applicable to it, its properties or other assets or its business or operations, except for such violations or noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have in effect all material permits, licenses, registrations, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Company Permits”) necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit, except for such violation, defaults, terminations, amendments or cancellations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or adverse modification of any such Company Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all notices or consents listed on Section 3.05(e) of the Company Disclosure Letter are made or obtained, the execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of the Company or any of its Subsidiaries under, any such Company Permit.

(b) Since December 31, 2010, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any third party service provider acting on behalf of the Company or any of its Subsidiaries, has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority that (x) alleges or relates to any material violation or noncompliance (or that the Company or any of its Subsidiaries or any such third party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law or (y) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Company Permit and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its material noncompliance with, or violation of, any applicable Law.

(c) Except as set forth on Section 3.06(a) of the Company Disclosure Letter, since December 31, 2010, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

[AGREEMENT AND PLAN OF MERGER]

15

(d) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to ensure that its agents and employees are in material compliance with all applicable Laws, including Laws, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

(e) The Company and each of its officers and directors are in compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company and its officers and employees, including the Company’s chief executive officer and chief financial officer, to the Company Board or any committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(f) The records, systems, controls, data and information of the Company and its Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or a Subsidiary of the Company or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the Company’s system of internal accounting controls. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including adopting policies and procedures that: (1) provide reasonable assurance that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in accordance with GAAP; (3) provide reasonable assurance that the records of the Company and its Subsidiaries are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (4) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the financial statements of the Company and its Subsidiaries. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act that are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of Sarbanes-Oxley, none of the Company or any of its Subsidiaries has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(g) The Company and its Subsidiaries have complied, in all material respects, with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996 and all applicable state privacy Laws, and with all applicable regulations promulgated under any such legislation (collectively, “Privacy Laws”). To the Knowledge of the Company, the

[AGREEMENT AND PLAN OF MERGER]

16

Company and its Subsidiaries, and their respective agents or employees, have been and continue to be in material compliance with the Privacy Laws.

(h) The Company and its Subsidiaries have reported to the Centers for Medicare and Medicaid Services all material information that is required to be reported regarding the current ownership and operation of the Company and its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of its or its Subsidiaries’ current directors, employees, officers or independent contractors (i) has been convicted of any material violation of any Health Care Laws; (ii) has been threatened overtly in writing to be charged with or has been given written notice of any material violation or default of, any Health Care Law, including an actual, pending or threatened formal adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g); (iii) has been excluded or suspended from participation in any federal healthcare programs, as such term is defined in 42 U.S.C. § 1320a-7b(f); or (iv) has been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Authority implementing a federal healthcare program.

(j) As applicable, each of the Company and its Subsidiaries is certified for participation in the Medicare or Medicaid program, or other Government Programs, has a current and valid provider contract and provider number(s) with such program, and is in material compliance with the conditions of participation in such program.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other material employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including material bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, incentive and other equity or equity-based compensation, or deferred compensation arrangements, retirement, pension, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs (i) maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute for current or former employees of the Company or any of its Subsidiaries (the “Company Employees”) or directors or former directors thereof or to which the Company or any of its Subsidiaries is a party or (ii) with respect to which the Company or any of its Subsidiaries may have direct or indirect liability (collectively, the “Company Plans”).

(b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have prior to the date hereof, been delivered or made available to Parent by the Company, to the extent applicable: (i) the plan document (or a written summary if the Company Plan is not reduced to writing), any material amendments thereto and related trust documents, insurance contracts or other funding arrangements, in each case, as currently in effect; (ii) the most recent Form 5500 and all schedules attached thereto filed with respect to such Company Plan, and the most recent actuarial report and financial statements, if any, prepared with respect to such Company Plan; (iii) the most recent IRS determination letter, if any; and (iv) the most recent summary plan description (and all summaries of material modifications related thereto) distributed to participants in such Company Plan.

(c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any of its Subsidiaries to incur any

[AGREEMENT AND PLAN OF MERGER]

17

liability for any material amount. Neither the Company (or any of its Subsidiaries) nor, to the Knowledge of the Company, any other fiduciary of any Company Plan has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of the assets of any Company Plan.

(d) Each of the Company Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. Nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the tax-exemption of any trust related thereto.

(e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (a “Company ERISA Affiliate”) (or was so treated at any time during the six years immediately prior to the date of this Agreement) has (or, in the case of any former Company ERISA Affiliate during the last six years, had at the time it was a Company ERISA Affiliate) any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”).

(f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where failure to do so has not resulted and would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

(g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or, to the Knowledge of the Company, against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form a reasonable basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except (i) as may be required under applicable Law, including, without limitation, Section 4980B of the Code (“COBRA”) and which are provided at the sole expense of the participant or the participant’s beneficiary, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) the right to convert from group coverage to an individual policy that will be maintained at the sole expense of the participant or the participant’s beneficiary. Each of the Company and any Company ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i) Except as set forth on Section 3.12(i) of the Company Disclosure Letter or as is required to comply with Section 2.03 and Section 6.08, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either by themselves or when combined with any other event), will

[AGREEMENT AND PLAN OF MERGER]

18

(i) result in any payment becoming due to any Company Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan, except to the extent required by Section 411(d)(3) of the Code in respect of the termination of the Company 401(k) Plans, or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2013, the Company, including, for purposes of this sentence, the Company Board, any committee thereof, any committee administering a Company Plan and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any Company Employee, which increase may be directly or indirectly, partially or wholly, related to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either by themselves or when combined with any other event).

(j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement or as necessary to conform a Company Plan to applicable Law.

(k) Except as set forth on Section 3.12(k) of the Company Disclosure Letter, each Company Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and the Company and its Subsidiaries have, since January 1, 2009, complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Company Employee for any tax incurred by such Company Employee, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(l) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for Federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(m) Except as set forth in Section 3.12(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

(n) The Company has delivered to Parent a correct and complete list, as of the close of business on February 14, 2014, containing the name of each individual with an account balance in the Company’s Non-Qualified Deferred Compensation Plan and the amount of each such individual’s account balance. The Company will (i) no later than three (3) business days prior to the anticipated Closing Date, provide an updated list to Parent to reflect any changes thereto, which such list shall be correct and complete as of five (5) business days prior to the anticipated Closing Date, and (ii) immediately prior to the Closing Date, provide an additional updated list to Parent effective as of immediately prior to the Closing Date.

Section 3.13 Taxes.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income, franchise and other material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be

[AGREEMENT AND PLAN OF MERGER]

19

paid by the Company or any of its Subsidiaries, have been timely paid. Section 3.13(a) of the Company Disclosure Letter lists each material income or franchise tax return filed with respect to the Company and its Subsidiaries for the preceding three taxable years.

(b) Except as set forth on Section 3.13(b) of the Company Disclosure Letter, all taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries (in accordance with GAAP) for all periods covered by such financial statements. No material written deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The United States federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the Internal Revenue Service (the “IRS”) (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through 2008. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax allocation or tax sharing agreement or arrangement with any person pursuant to which it may have any obligation to make any payments after the Closing.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) Since January 1, 2006, neither the Company nor any of its Subsidiaries has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date hereof, and the Company and each of its Subsidiaries that is taxable as a corporation for Federal income tax purposes currently file Federal income tax returns on a consolidated basis with the “affiliated group” (within the meaning of Section 1504 of the Code) of which the Company is the common parent. Neither the Company nor any of its Subsidiaries has any liability for the taxes of any other person (other than the Company or any of its Subsidiaries) under any state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

(g) Except as set forth on Section 3.13(g) of the Company Disclosure Letter, no audits, investigations or other administrative or court proceedings are pending with any taxing authority or court with respect to any Federal, state or local income, franchise or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries. To the Knowledge of the Company, no issue has been raised by any taxing authority in any tax audit within the past five years that is reasonably likely to be material to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income, franchise or other material taxes.

(h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) The Company has, prior to the date hereof, made available to Parent correct and complete copies of (i) all income, franchise and other material tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit reports issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income, franchise or other material taxes of the Company or any of its Subsidiaries.

[AGREEMENT AND PLAN OF MERGER]

20

(j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(k) All material taxes required to be withheld by the Company or any of its Subsidiaries (including withholding of taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provision under any foreign Laws) have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable tax information reporting Laws.

(l) With respect to any taxable years ending on or before the Closing Date, neither the Company nor any of its Subsidiaries is required to include in income any material adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign Law) by reason of a voluntary change in accounting method requested prior to the Closing Date, and the IRS has not proposed any such material adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, other than any such amount received in the ordinary course of business consistent with past practice, or (iii) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(m) Except as set forth on Section 3.13(m) of the Company Disclosure Letter, there is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date hereof.

(n) Except as set forth on Section 3.13(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(o) Except as set forth on Section 3.13(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has applied for, received, or has pending any request for a ruling or determination with respect to taxes or commenced negotiations or entered into a closing agreement or other similar agreement relating to taxes with any Governmental Authority.

(p) Except as set forth on Section 3.13(p) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b). Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the economic effect of providing a guarantee of tax benefits (including a tax indemnity from a seller or lessee of property, or insurance protection with respect to tax treatment) with respect to any transaction, or formal tax opinion relating to the Company or any of its Subsidiaries.

(q) As of the date of this Agreement, to the Knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) For purposes of this Agreement, (i) “taxes” shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, escheat, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign, and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any

[AGREEMENT AND PLAN OF MERGER]

21

affiliated, consolidated, combined, unitary or similar group and (ii) “tax returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to, filed or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.14 Intellectual Property; Software.

(a) As used herein: (i) “Intellectual Property” means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”); (c) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); and (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); (ii) “IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and (iv) “Company Intellectual Property” means the Intellectual Property and Software held for use or used in the business of the Company or its Subsidiaries as presently conducted.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights, and Copyright applications and registrations.

(c) The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

(d) All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Letter:

(i) to the Knowledge of the Company, no unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company and its Subsidiaries infringes, misappropriates or dilutes any Intellectual Property rights of any third party;

[AGREEMENT AND PLAN OF MERGER]

22

(ii) to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate or dilute any Intellectual Property rights of any third party, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(iii) to the Knowledge of the Company, no third party is infringing, misappropriating or diluting any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Company’s or any Subsidiary’s rights in and to any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(v) the Company and its Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to “click wrap” or “shrink wrap” agreements or agreements contained in “off the shelf” Software or the terms of use or service for any Web site) other than pursuant to the IP Licenses;

(vi) to the Knowledge of the Company, there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, by the other party thereto, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

(vii) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets; and

(viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ rights to own or use any of the Company Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

Section 3.15 Real Property.

(a) Section 3.15(a) of the Company Disclosure Letter lists: (a) each of the facilities owned, leased, subleased or operated (excluding facilities operated by the Company or any Subsidiary of the Company pursuant to a Company Management Agreement) by the Company and its Subsidiaries (the “Company Facilities”) and whether such Company Facilities are owned, leased or subleased by the Company and its Subsidiaries, (b) the street address of each such Company Facility, and (c) the landlord and owner of each such Company Facility (each lease or sublease pursuant to which the Company or any of its Subsidiaries lease all or part of a Company Facility, a “Company Lease”). The Company has, prior to the date hereof, made available to Parent complete and accurate copies of the Company Leases (including all amendments, modifications and supplements thereto), information regarding the licensed capacity of each such Company Facility, along with, to the extent in the Company’s possession and control and relating to Leased Company Facilities: any title insurance policies; surveys; environmental assessment and similar reports, and any subleases, licenses or agreements (including any material amendments or modifications thereto) providing for payments in excess of $250,000 on an annual basis and granting to any other party the right of use, management or occupancy of any portion of the real property and improvements that are the subject of such Company Lease. Except as set forth in Section 3.15(a) of the Company

[AGREEMENT AND PLAN OF MERGER]

23

Disclosure Letter, neither the Company nor any of its Subsidiaries, pursuant to any agreement or other arrangement under which payments exceed $250,000 on an annual basis, leases, subleases or otherwise permits the occupancy by any third party (other than the Company Residents) of all or any portion of any of the Company Facilities.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries operates or manages any real property on behalf of any party other than the Company or any of its Subsidiaries (each agreement required to be set forth in Section 3.15(b)(i) of the Company Disclosure Letter, a “Company Management Agreement”). Section 3.15(b)(ii) of the Company Disclosure Letter sets forth a list of the common name and address of each facility that is the subject of a Company Management Agreement as of the date of this Agreement (such facilities, the “Company Management Properties”). Neither the Company nor any Subsidiary of the Company is in receipt of any fees under any Company Management Agreement paid more than 30 days before such fees are due and payable.

(c) With respect to each Company Lease, except as set forth in Section 3.15(c) of the Company Disclosure Letter or except as would not reasonably be expected to result in, individually or in the aggregate, material costs or liabilities to, or other material negative impact on, the Company and its Subsidiaries, taken as a whole:

(i) such Company Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar Laws now or hereafter in effect relating to creditor’s rights generally or to general principles of equity;

(ii) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party, is in material breach or violation of, or material default under, any such Company Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Company Lease;

(iii) all leased Company Facilities are supplied with utilities and other services adequate for the operation of said leased Company Facilities and are in good repair and working order sufficient for normal operation of the Company’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

(iv) to the Knowledge of the Company, each of the leased Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

(v) to the Knowledge of the Company, no mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law) (collectively, “Security Interest”), easement, covenant or other restriction or title matter applicable to the real property subject to any such lease, other than Permitted Liens, would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(vi) there are no material disputes, oral agreements or forbearance programs between the Company or the applicable Subsidiary and the lessor with respect to such Company Lease;

(vii) there are no outstanding options or rights of any party (other than the Company or its Subsidiaries) to terminate such Company Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event);

(viii) to the Knowledge of the Company, all material components of all improvements located on or included with any real property subject to such Company Lease, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical,

[AGREEMENT AND PLAN OF MERGER]

24

mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects, adequate for the operation of such buildings and improvements for the purposes for which they are presently being used and the Company has maintained or caused to be maintained the same substantially in accordance with the terms of the Company Lease;

(ix) no portion of any real property or improvements located thereon that is the subject of such Company Lease has, during the term of such Company Lease, suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of such Company Lease except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such leased Company Facility for the purposes for which they are presently being used; and

(x) there are no (i) to the Knowledge of the Company, pending or threatened condemnation proceedings relating to the real property that is the subject of such Company Lease, or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Company Lease or the real property and/or improvements that are the subject thereof.

(d) With respect to each parcel of real property owned by the Company and its Subsidiaries (each, a “Company Owned Real Property”), except as set forth on Section 3.15(d) of the Company Disclosure Letter or except as would not reasonably be expected to result in, individually or in the aggregate, material costs or liabilities to, or other material negative impact on, the Company and its Subsidiaries, taken as a whole:

(i) the Company or the Subsidiary that is the record owner thereof has good and clear record and marketable title to such Company Owned Real Property, free and clear of any Security Interest, easement, covenant or other restriction or title matter applicable to such Company Owned Real Property, other than Permitted Liens, which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto;

(ii) all owned Company Facilities are supplied with utilities and other services adequate for the operation of said owned Company Facilities and are in good repair and working order sufficient for normal operation of the Company’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

(iii) to the Knowledge of the Company, each of the owned Company Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

(iv) there are no (i) pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Company Owned Real Property or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Company Owned Real Property;

(v) except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the use or operation of the Company Owned Real Property or the business conducted or proposed to be conducted at the Company Owned Real Property, the existing buildings and improvements located on such Company Owned Real Property are located entirely within the boundary lines of such Company Owned Real Property or on permanent easements on adjoining land benefiting such Company Owned Real Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance, or as a grandfathered use) for the purposes for which they are presently being used, and such Company Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained;

[AGREEMENT AND PLAN OF MERGER]

25

(vi) there are no outstanding options or rights of first refusal to purchase such Company Owned Real Property, or any portion thereof or interest therein;

(vii) neither the Company nor any Subsidiary has received written notice of any, and to the Knowledge of the Company there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Company Owned Real Property;

(viii) to the Knowledge of the Company, the material improvements and mechanical and utility systems, including, without limitation, the roofs and structural elements of any buildings or structures and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water and parking systems and facilities serving the buildings and other improvements located on such Company Owned Real Property, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects adequate for the operation of such buildings and improvements for the purposes for which they are presently being used;

(ix) such Company Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;

(x) no portion of such Company Owned Real Property has, during the Company’s or the applicable Subsidiary’s ownership, suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such Company Owned Real Property for the purposes for which they are presently being used;

(xi) such Company Owned Real Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Company Owned Real Property; and

(xii) the Company has made available to Parent complete and accurate copies of all of the following materials relating to such Company Owned Real Property, to the extent in the Company’s possession or control: title insurance policies; deeds; surveys; environmental assessment and similar reports, and leases, subleases, licenses or agreements (including any material amendments or modifications thereto) granting to any other party the right of use or occupancy of any portion of such Company Owned Real Property and providing for payments in excess of $250,000 on an annual basis.

(e) Except as set forth on Section 3.15(e) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has engaged any party other than the Company or any of its Subsidiaries to operate or manage any of the Company Facilities pursuant to any agreement that remains in effect as of the date hereof.

Section 3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect in the case of clauses (b), (c) and (d) below (it being agreed that clause (a) below shall not be qualified by a Company Material Adverse Effect), (a) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no material action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no facts, circumstances or conditions relating

[AGREEMENT AND PLAN OF MERGER]

26

to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; and (d) with respect to any real property currently owned or leased by the Company or its Subsidiaries or, to the Knowledge of the Company, formerly owned or leased by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a claim against the Company or its Subsidiaries.

As used in this Agreement, the term “Environmental Laws” means all Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the protection of the environment or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials.

As used in this Agreement, the term “Environmental Liabilities” with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

As used in this Agreement, the term “Hazardous Material” means all substances or materials regulated or designated as hazardous, toxic, explosive, dangerous, flammable, radioactive, solid or hazardous waste, or a pollutant or contaminant under any Environmental Law, or which may result in liability arising from injury to persons, property or natural resources, including petroleum, asbestos, polychlorinated biphenyls, mold, and radon.

As used in this Agreement, the term “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

Section 3.17 Transactions with Related Parties.

(a) Except as set forth on Section 3.17(a) of the Company Disclosure Letter, since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed (and were not disclosed) under Item 404 of Regulation S-K promulgated under the Securities Act.

(b) Section 3.17(b) of the Company Disclosure Letter lists each Contract between or among the Company or any of its Subsidiaries, on the one hand, and any Related Person, on the other hand, (i) pursuant to which the Company or any of its Affiliates has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) to a Related Person or (ii) otherwise provides for any payments to be received by a Related Person. A “Related Person” shall mean (i) Daniel R. Baty, Stanley L. Baty or Brandon D. Baty or (ii) any immediate family member or Affiliate of any of the foregoing persons.

Section 3.18 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Wells Fargo Securities, LLC and Moelis & Company, the fees and expenses of which will be paid by

[AGREEMENT AND PLAN OF MERGER]

27

the Company in accordance with the Company’s agreements with such firms (complete copies of which have heretofore been made available to Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries. Section 3.18 of the Company Disclosure Letter sets forth, as of the date of this Agreement, the Company’s good faith estimate of the out-of-pocket fees and expenses it will incur to its financial, legal and other advisors in connection with this Agreement and the transactions contemplated hereby.

Section 3.19 Opinions of Financial Advisors. The Company Board has received the separate opinions of Wells Fargo Securities, LLC and Moelis & Company to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders (other than Parent, Merger Sub and their respective Affiliates) of shares of Company Common Stock, and complete copies of such written opinions will be made available to Parent, solely for informational purposes, as soon as practicable after the date of this Agreement.

Section 3.20 Company Residence Agreements. Except as set forth on Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in default under, nor to the Company’s Knowledge is any Company Resident in default, or is there any dispute under or with respect to, any agreement (each such agreement, a “Company Residence Agreement”) between any person currently residing at a Company Facility (each, a “Company Resident”) and the owner, lessee or operator of such Company Facility, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of representative forms of Company Residence Agreements currently used in each of the Company Facilities have been made available to Parent prior to the date hereof. Except as set forth on Section 3.20 of the Company Disclosure Letter or as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Residents of the Company Facilities have executed Company Residence Agreements and all Company Residence Agreements do not vary in any material respect from the forms of the applicable specimen agreements made available to Parent, and were entered into on an arms’ length basis.

Section 3.21 Insurance. Section 3.21 of the Company Disclosure Letter lists each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any Subsidiary is currently a party (the “Policies”). Except as set forth on Section 3.21 of the Company Disclosure Letter, correct and complete copies of all Policies have been provided to Parent prior to the date hereof. All Policies are in full force and effect, and, to the Knowledge of the Company, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.21 of the Company Disclosure Letter sets forth the premium paid by the Company and its Subsidiaries for directors and officers liability insurance for fiscal year 2013.

Section 3.22 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since December 31, 2010, there has not been any such action. Except as set forth on Section 3.22 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of the Company or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by the Company or any of its Subsidiaries. Except as set forth on Section 3.22 of the Company Disclosure Letter, none of the employees of the Company or any of its Subsidiaries is represented by any labor organization in connection with their employment with the Company

[AGREEMENT AND PLAN OF MERGER]

28

or any of its Subsidiaries. Except as set forth on Section 3.22 of the Company Disclosure Letter, no representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of the Company or any of its Subsidiaries has been served on the Company or any of its Subsidiaries within the past three years, nor, to the Knowledge of the Company, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of the Company, threatening organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) is, and has been since December 31, 2010, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and (ii) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). The Company and its Subsidiaries have not, at any time prior to the date that is 90 days before the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

Section 3.23 Licensing Surveys. The Company is periodically subject to monitoring, inspections or survey reports, waivers of deficiencies, plans of correction, and other investigation reports or certifications by Governmental Authorities (collectively, “Licensing Surveys”). Except as set forth on Section 3.23 of the Company Disclosure Letter or except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no deficiencies or violations noted in any Licensing Surveys, and the Company or its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no violations or deficiencies with respect to any of the licenses issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Company Facilities and the Company Management Properties or the operation of the business of the Company and the Subsidiaries.

Section 3.24 Resident Records. Except as set forth on Section 3.24 of the Company Disclosure Letter or except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of Company or any of the Subsidiaries has received written notice: (a) that Company Resident records, or records of residents at Company Management Properties, used or developed in connection with the business conducted at the Company Facilities or the Company Management Properties, respectively, have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) of any deficiency in the Company Resident records, or records of residents at Company Management Properties, used or developed in connection with the operation of the business conducted at the Company Facilities or the Company Management Properties, respectively.

Section 3.25 Third Party Payor Reimbursement. All billing practices of the Company and its Subsidiaries with respect to the Company Facilities and the Company Management Properties, including the Government Programs (as defined below) and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs, except where any failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.25 of the Company Disclosure Letter, since December 31, 2010, (i) none of the Company or any of its Subsidiaries has received written notice that the

[AGREEMENT AND PLAN OF MERGER]

29

Company or any of its Subsidiaries has billed or received any payment or reimbursement that exceeds the amounts permitted by applicable Law by more than $10,000 individually, or $100,000 in the aggregate, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction and except for settling allowed amounts in ordinary course of business; (ii) none of the Company or any of its Subsidiaries has received written notice regarding a violation of or failure to comply with the requirements of a Government Program; and (iii) there is no pending, nor to the Knowledge of the Company, any threatened, proceeding or investigation under the Medicare or Medicaid program involving either the Company or any of its Subsidiaries, or any person who is an officer or director of the Company or any of its Subsidiaries, except in the case of (ii) and (iii) where any violation or failure to be in compliance, or the result of such proceeding or investigation, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Government Programs” shall refer to Title XVIII (“Medicare”) and Title XIX (“Medicaid”) of the Social Security Act, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the above.

Section 3.26 State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.27, the Company Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Voting Agreement the restrictions on business combinations contained in Chapter 23B.19 of the WBCA. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law is applicable to the Merger Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), or (b) as disclosed in Parent SEC Documents filed or furnished by Parent after January 1, 2013 and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), but excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature; provided, that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Parent SEC Document filed prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a

[AGREEMENT AND PLAN OF MERGER]

30

Parent Material Adverse Effect (as defined herein). Parent has, prior to the date hereof, made available to the Company complete and correct copies of its Certificate of Incorporation (the “Parent Charter”) and Bylaws (the “Parent Bylaws”) and the charter and bylaws (or comparable organizational documents) of each of its material Subsidiaries, in each case as amended to the date of this Agreement.

Section 4.02 Capital Structure of Merger Sub; Subsidiaries.

(a) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. All of the issued and outstanding shares of Merger Sub Common Stock are owned, directly or indirectly, by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any shares of Merger Sub Common Stock to any person.

(b) Except for Permitted Liens and except as set forth on Section 4.02(b) of the Parent Disclosure Letter, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and those equity interests described on Section 4.02(b) of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 4.03 Capital Structure.

(a) The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on February 18, 2014, (i) 126,782,404 shares of Parent Common Stock were issued and outstanding (2,428,401 of which were owned by Parent (as treasury stock or otherwise), (ii) 4,380,794 shares of unvested restricted stock were issued, (iii) 1,218,008 shares of Parent Common Stock were reserved for issuance in respect of current or future awards pursuant to Parent’s Omnibus Stock Incentive Plan, (iv) 6,850 restricted stock units were outstanding, (v) 1,383,449 shares of Parent Common Stock were reserved for future issuance in respect of current or future awards pursuant to Parent’s Associate Stock Purchase Plan, (vi) 85,472 shares of Parent Common Stock were reserved for issuance in respect of current or future awards pursuant to Parent’s Director Stock Purchase Plan, (vii) 13,749,980 shares of Parent Common Stock were reserved for issuance upon conversion of Parent’s Convertible Senior Notes Due 2018 (the “Parent Convertible Notes”), (viii) 21,568,632 shares of Parent Common Stock were reserved for issuance upon conversion of outstanding warrants related to the Parent Convertible Notes, and (ix) no shares of Parent Preferred Stock were issued or outstanding.

(b) Except as set forth above in Section 4.03(a), there are no outstanding stock appreciation rights, rights to receive shares of Parent Common Stock on a deferred basis or other rights that are linked to the value of Parent Common Stock granted under the Parent Plans or otherwise. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to the Parent Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c) Except as set forth above in Section 4.03(a), there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above in Section 4.03(a), (i) there are not issued, reserved for issuance or outstanding (A) any securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or any of its Subsidiaries or (B) any warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or any obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting

[AGREEMENT AND PLAN OF MERGER]

31

securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or any of its Subsidiaries and (ii) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth on Section 4.03(c) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

Section 4.04 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Parent Shareholder Approval and the adoption of this Agreement by Parent as sole stockholder of Merger Sub, to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, to receipt of the Parent Shareholder Approval and the adoption of this Agreement by Parent as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(b) As of the date hereof, the board of directors of Parent (the “Parent Board”), at a meeting duly called and held at which all the directors of Parent were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and Parent’s shareholders, (ii) approving and adopting this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement, and authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the Merger and the other transactions contemplated hereby, (iii) directing that the approval of the issuance (the “Stock Issuance”) of shares of Parent Common Stock in connection with the Merger be submitted to a vote at the Parent Shareholders Meeting and recommending that Parent’s shareholders vote in favor of the Stock Issuance, and (iv) approving and declaring the advisability of an amendment to the Parent Charter to increase the authorized number of shares of Parent Common Stock to 500,000,000 (the “Parent Charter Amendment”), directing that the Parent Charter Amendment be submitted to a vote at the Parent Shareholders Meeting and recommending that Parent’s shareholders vote in favor of the Parent Charter Amendment (the recommendation referred to in clause (iii) and (iv), the “Parent Recommendation”). As of the date hereof, the board of directors of Merger Sub duly and unanimously adopted resolutions by written consent (i) determining that it is in the best interest of Merger Sub and Parent, as its sole stockholder, and declaring it advisable, to enter into this Agreement, (ii) authorizing and approving the execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the Merger and the other transactions contemplated hereby, (iii) submitting the adoption of the Agreement to Parent as Merger Sub’s sole stockholder, and (iv) recommending that Parent, as Merger Sub’s sole stockholder, adopt this Agreement.

(c) The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement (including, for the avoidance of doubt, the transactions contemplated by the Voting Agreement) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under,

[AGREEMENT AND PLAN OF MERGER]

32

or result in the creation of any Lien in or upon any of the properties or other assets of Parent or any of its Subsidiaries under, (i) the Parent Charter or the Parent Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) except as set forth on Section 4.04(c) of the Parent Disclosure Letter, any Contract, to which Parent or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.05, any Law applicable to Parent or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(d) For purposes of this Agreement, “Parent Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts to the extent relating to (i) the U.S. economy or financial markets in general; (ii) the industry in which Parent and its Subsidiaries operate in general; (iii) the announcement of this Agreement or the transactions contemplated hereby (provided that, for the avoidance of doubt, the exclusion set forth in this clause (iii) and clause (ix) shall not apply to Section 4.04(b), Section 4.05, Section 4.11(a), Section 4.12(g), or Section 4.14(d)(vii) hereof or for purposes of Section 7.03(a) with respect to such provisions); (iv) the failure of Parent to meet its publicly announced earnings guidance for any period, in and of itself (but not the underlying causes thereof); (v) changes in Laws; (vi) changes in accounting principles required by GAAP; (vii) acts of war or terrorism; (viii) changes in the trading price or volume of Parent Common Stock (but not the underlying cause for the change), (ix) actions taken by Parent as expressly required by this Agreement; or (x) outbreaks of epidemics or pandemics; provided that with respect to clauses (i), (ii), (v), (vii) and (x), such change, effect, event, circumstance, occurrence or state of facts (x) does not specifically relate to (or have the effect of specifically relating to) Parent and its Subsidiaries and (y) is not materially more adverse to Parent and its Subsidiaries than to other companies operating in the industry in which Parent and its Subsidiaries operate.

Section 4.05 Governmental Approvals. Except as set forth in Section 4.05 of the Parent Disclosure Letter, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except (a) the premerger notification and report form under the HSR Act, (b) the filing with the SEC of such reports under, and other compliance with, the Securities Act, (c) the filing with the SEC of such reports under, and other compliance with, the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Articles of Merger to be filed with the Secretary of State of the State of Washington and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any Medicare or other required license-related filings including healthcare licenses, (f) the Joint Proxy Statement and the Form S-4, and declaration of effectiveness of the Form S-4, (g) such filings with, and approvals of, the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration, (h) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

[AGREEMENT AND PLAN OF MERGER]

33

Section 4.06 Parent SEC Documents; No Undisclosed Liabilities.

(a) Parent has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed or furnished by Parent since December 31, 2010 (such documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected by a later-filed Parent SEC Document that was filed prior to the date hereof. The financial statements of Parent included in Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied by Parent on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(b) Except (i) as set forth in the financial statements included in Parent’s Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2012 and Parent’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarterly period ended September 30, 2013 or (ii) as incurred in the ordinary course of business since September 30, 2013, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of the Company and of Parent, at the time of the Parent Shareholders Meeting and the Company Shareholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Subsidiary of Parent or other information supplied by or on behalf of Parent or any Subsidiary of Parent for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act or the Securities Act, as applicable, and each such document required to be filed with any Governmental Authority (other than the SEC) in connection with the transactions contemplated herein will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Filed Parent SEC Documents until the date of this Agreement, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company and to

[AGREEMENT AND PLAN OF MERGER]

34

Parent’s financial and legal advisors, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. Since the date of the most recent interim financial statements included in the Filed Parent SEC Documents until the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action that would violate the provisions of Section 5.01(b) had such provisions been applicable to Parent and its Subsidiaries as of such date.

Section 4.09 Litigation. Except as set forth on Section 4.09 of the Parent Disclosure Letter, there is no suit, action, claim, or proceeding pending or, to the Knowledge of Parent, threatened, and Parent has received no written notice of any investigation pending or threatened, in each case, against Parent or any of its Subsidiaries that (x) individually involves an amount in controversy in excess of $750,000, or (y) individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

Section 4.10 Contracts.

(a) Except as set forth on Section 4.10(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Parent SEC Documents.

(b) (i) None of Parent or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under or (y) has waived or failed to enforce any rights or benefits under any Contract to which it is a party or any of its properties or other assets is subject, (ii) to the Knowledge of Parent, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract, and (iii) each such Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, Parent or its Subsidiary, and, to the Knowledge of Parent, each other party thereto, except for violations, breaches, defaults, waivers or failures to enforce rights or benefits, or failures to be in full force and effect or to be legal, valid, binding or enforceable, covered by clauses (i), (ii) or (iii) above that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Compliance with Laws.

(a) Except as set forth on Section 4.11 of the Parent Disclosure Letter, Parent and each of its Subsidiaries has been since December 31, 2010 and is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except for such violations or noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries have in effect all material permits, licenses, registrations, variances, exemptions, authorizations, operating certificates, franchises, orders, approvals, and similar rights issued by or obtained from all Governmental Authorities (collectively, “Parent Permits”) necessary to carry on their businesses as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit, except for such violation, default, terminations, amendments or cancellations that, individually or in the aggregate, would not reasonably be expected to be material to Parent and its

[AGREEMENT AND PLAN OF MERGER]

35

Subsidiaries, taken as a whole. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the termination, revocation, cancellation, nonrenewal or adverse modification of any such Parent Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect. Assuming all notices or consents contemplated by Section 4.05 are made or obtained, the execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any properties or other assets of Parent or any of its Subsidiaries under, any such Parent Permit.

(b) Since December 31, 2010, (i) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any third party service provider acting on behalf of Parent or any of its Subsidiaries, has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority that (x) alleges or relates to any material violation or noncompliance (or that Parent or any of its Subsidiaries or any such third party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law or (y) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Parent Permit; and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its material noncompliance with, or violation of, any applicable Law.

(c) Parent and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and regulatory authorities and any applicable Federal regulatory authorities, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings or payments would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(d) Parent and its Subsidiaries have implemented policies, procedures and/or programs designed to ensure that its agents and employees are in material compliance with all applicable Laws, including Laws, directives and opinions of Governmental Authorities relating to advertising, licensing and sales practices.

(e) Parent and each of its officers and directors are in compliance with, and have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(f) The records, systems, controls, data and information of Parent and its Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or a Subsidiary of Parent or its accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on Parent’s system of internal accounting controls. Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including adopting policies and procedures that: (1) provide reasonable assurance that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and directors of Parent; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements of Parent and its Subsidiaries in accordance with GAAP; (3) provide reasonable assurance that the records of Parent and its Subsidiaries are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions

[AGREEMENT AND PLAN OF MERGER]

36

of the assets of Parent and its Subsidiaries; and (4) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on the financial statements of Parent and its Subsidiaries. Parent’s principal executive officer and its principal financial officer have disclosed to the Parent’s auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has established and maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act that are designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Since the enactment of Sarbanes-Oxley, none of Parent or any of its Subsidiaries has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(g) Parent and its Subsidiaries have complied, in all material respects, with all applicable security and privacy standards regarding protected health information under all applicable Privacy Laws. To the Knowledge of Parent, Parent and its Subsidiaries, and their respective agents or employees, have been and continue to be in material compliance with the Privacy Laws.

(h) Parent and its Subsidiaries have reported to the Centers for Medicare and Medicaid Services all material information that is required to be reported regarding the current ownership and operation of Parent and its Subsidiaries.

(i) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of its or its Subsidiaries’ current directors, employees, officers or independent contractors (i) has been convicted of any material violation of any Health Care Laws; (ii) has been threatened overtly in writing to be charged with or has been given written notice of any material violation or default of, any Health Care Law, including an actual, pending or threatened formal adverse action, as that term is defined in 42 U.S.C. § 1320a-7e(g); (iii) has been excluded or suspended from participation in any federal healthcare programs, as such term is defined in 42 U.S.C. § 1320a-7b(f); or (iv) has been debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded by any Governmental Authority implementing a federal healthcare program.

(j) As applicable, each of Parent and its Subsidiaries is certified for participation in the Medicare or Medicaid program, or other Government Programs, has a current and valid provider contract and provider number(s) with such program, and is in material compliance with the conditions of participation in such program.

Section 4.12 Parent Benefit Plans.

(a) All “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other material employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive and other equity or equity-based compensation, or deferred compensation arrangements, retirement, pension, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs (i) maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute for current or former employees of Parent or any of its Subsidiaries (the “Parent Employees”) or directors or former directors thereof or to which Parent or any of its

[AGREEMENT AND PLAN OF MERGER]

37

Subsidiaries is a party, or (ii) with respect to which Parent or any of its Subsidiaries may have direct or indirect liability (collectively, the “Parent Plans”) have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither Parent (or any of its Subsidiaries) nor, to the Knowledge of Parent, any “party in interest” or “disqualified person” with respect to the Parent Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause Parent or any of its Subsidiaries to incur any liability for any material amount. Neither Parent (or any of its Subsidiaries) nor, to the Knowledge of Parent, any other fiduciary of any Parent Plan has any material liability for breach of fiduciary duty or any other failure to act or comply with applicable Law in connection with the administration or investment of assets of any Parent Plan.

(b) Each of the Parent Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter as to its qualified status under the Code or is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued to the sponsor of such prototype or volume submitter plan. Nothing has occurred since the date of any such letter that would reasonably be expected to adversely affect the qualified status of any such Parent Plan or the tax-exemption of any trust related thereto.

(c) None of Parent, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (a “Parent ERISA Affiliate”) (or was so treated at any time during the six years immediately prior to the date of this Agreement) has (or, in the case of any former Parent ERISA Affiliate during the last six years, had at the time it was a Parent ERISA Affiliate) any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or (ii) any Multiemployer Plan.

(d) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), except where failure to do so has not resulted and would not reasonably be expected to result in any material liability to Parent or any of its Subsidiaries.

(e) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Parent Plans, the assets of any of the trusts under the Parent Plans or the sponsor or administrator of any of the Parent Plans, or, to the Knowledge of Parent, against any fiduciary of the Parent Plans with respect to the operation of any of the Parent Plans (other than routine benefit claims), nor does Parent have any Knowledge of facts that could form a reasonable basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(f) Except as set forth on Section 4.12(f) of the Parent Disclosure Letter, none of the Parent Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except (i) as may be required under applicable Law, including, without limitation, COBRA, and which are provided at the sole expense of the participant or the participant’s beneficiary, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) the right to convert from group coverage to an individual policy that will be maintained at the sole expense of the participant or the participant’s beneficiary. Each of Parent and any Parent ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

[AGREEMENT AND PLAN OF MERGER]

38

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either by themselves or when combined with any other event), will (i) result in any payment becoming due to any Parent Employee, (ii) increase any benefits otherwise payable under any Parent Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Parent Plan or (iv) result in any obligation to any trust or other arrangement with respect to compensation or benefits under a Parent Plan. Since January 1, 2013, Parent, including, for purposes of this sentence, the Parent Board, any committee thereof, any committee administering a Parent Plan and any officer of Parent, has not taken any action to increase the compensation or benefits payable after the date hereof to any Parent Employee, which increase may be directly or indirectly, partially or wholly, related to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either by themselves or when combined with any other event).

(h) Neither Parent nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Parent Plan or to modify any existing Parent Plan, except as required by applicable Law or tax qualification requirement or as necessary to conform a Parent Plan to applicable Law.

(i) Each Parent Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance with, and Parent and its Subsidiaries have, since January 1, 2009, complied in practice and operation with, all applicable requirements of Section 409A of the Code. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Parent Employee for any tax incurred by such Parent Employee, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(j) Any individual who performs services for Parent or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of Parent or any of its Subsidiaries for Federal income tax purposes by Parent or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 4.12(a) hereof (without regard to any materiality or Parent Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Taxes.

(a) Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all income, franchise and other material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by Parent or any of its Subsidiaries, have been timely paid.

(b) All taxes due and payable by Parent and its Subsidiaries have been adequately provided for in the financial statements of Parent and its Subsidiaries (in accordance with GAAP) for all periods covered by such financial statements. No material written deficiency with respect to taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

(c) The United States federal income tax returns of Parent and each of its Subsidiaries have been examined by and settled with (or received a “no change” letter from) the IRS (or, to the Knowledge of Parent, the applicable statute of limitations has expired) for all years through 2008. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d) Neither Parent nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any tax allocation or tax sharing agreement or arrangement with any person pursuant to which it may have any obligation to make any payments after the Closing.

[AGREEMENT AND PLAN OF MERGER]

39

(e) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) Since January 1, 2006, neither Parent nor any of its Subsidiaries has been a member of any consolidated, combined or unitary group other than each such group of which it is a member on the date hereof, and Parent and each of its Subsidiaries that is taxable as a corporation for Federal income tax purposes currently file Federal income tax returns on a consolidated basis with the “affiliated group” (within the meaning of Section 1504 of the Code) of which Parent is the common parent. Neither Parent nor any of its Subsidiaries has any liability for the taxes of any other person (other than Parent or any of its Subsidiaries) under any state, local or foreign Law, as a transferee or successor, by contract, or otherwise.

(g) No audits, investigations or other administrative or court proceedings are pending with any taxing authority or court with respect to any Federal, state or local income, franchise or other material taxes of Parent or any of its Subsidiaries, and no written notice thereof has been received by Parent or any of its Subsidiaries. To the Knowledge of Parent, no issue has been raised by any taxing authority in any tax audit within the past five years that is reasonably likely to be material to Parent or any of its Subsidiaries for any period after the Effective Time. Neither Parent nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income, franchise or other material taxes.

(h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file tax returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i) Parent has, prior to the date hereof, made available to the Company correct and complete copies of (i) all income, franchise and other material tax returns of Parent and its Subsidiaries for the preceding three taxable years and (ii) any audit reports issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income, franchise or other material taxes of Parent or any of its Subsidiaries.

(j) No Liens for taxes exist with respect to any properties or other assets of Parent or any of its Subsidiaries, except for Permitted Liens.

(k) All material taxes required to be withheld by Parent or any of its Subsidiaries (including withholding of taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provision under any foreign Laws) have been withheld, have been or will be duly and timely paid to the proper taxing authority, and have been or will be reported pursuant to applicable tax information reporting Laws.

(l) With respect to any taxable years ending on or before the Closing Date, neither Parent nor any of its Subsidiaries is required to include in income any material adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or foreign Law) by reason of a voluntary change in accounting method requested prior to the Closing Date, and the IRS has not proposed any such material adjustment or change in accounting method. Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, other than any such amount received in the ordinary course of business consistent with past practice, or (iii) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(m) There is no power of attorney given by or binding upon Parent or any of its Subsidiaries with respect to taxes for any period for which the applicable statute of limitations (including any waivers and extensions) has not expired as of the date hereof.

[AGREEMENT AND PLAN OF MERGER]

40

(n) Neither Parent nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(o) Neither Parent nor any of its Subsidiaries has applied for, received, or has pending any request for a ruling or determination with respect to taxes or commenced negotiations or entered into a closing agreement or other similar agreement relating to taxes with any Governmental Authority.

(p) Neither Parent nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b). Neither Parent nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of tax benefits or any other arrangement that has the economic effect of providing a guarantee of tax benefits (including a tax indemnity from a seller or lessee of property, or insurance protection with respect to tax treatment) with respect to any transaction, or formal tax opinion relating to Parent or any of its Subsidiaries.

(q) As of the date of this Agreement, to the Knowledge of Parent there is no fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section  368(a) of the Code.

Section 4.14 Intellectual Property; Software.

(a) As used herein (i) “Parent Intellectual Property” means the Intellectual Property and Software held for use or used in the business of Parent or its Subsidiaries as presently conducted and (ii) “Parent IP Licenses” means all Contracts (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site) pursuant to which Parent and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which Parent and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue.

(b) Parent, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Parent Intellectual Property, free and clear of all Liens (other than Permitted Liens), except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Parent and its Subsidiaries, taken as a whole.

(c) All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by Parent and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of Parent or its Subsidiaries, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

(d) Except as set forth on Section 4.14(d) of the Parent Disclosure Letter:

(i) to the Knowledge of Parent, no unresolved claims or threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against Parent or any of its Subsidiaries related to the use in the conduct of the businesses of Parent and its Subsidiaries that the Parent Intellectual Property or the conduct of the business of Parent and its Subsidiaries infringes, misappropriates or dilutes any Intellectual Property rights of any third party;

(ii) to the Knowledge of Parent, the conduct of the businesses of Parent and its Subsidiaries does not infringe, misappropriate or dilute any Intellectual Property rights of any third party, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Parent and its Subsidiaries, taken as a whole;

[AGREEMENT AND PLAN OF MERGER]

41

(iii) to the Knowledge of Parent, no third party is infringing, misappropriating or diluting any Parent Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Parent and its Subsidiaries, taken as a whole;

(iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict Parent’s or any Subsidiary’s rights in and to any Parent Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Parent and its Subsidiaries, taken as a whole;

(v) to the Knowledge of Parent, there is no default under any of the Parent IP Licenses by Parent or any of its Subsidiaries or, by the other party thereto, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Parent and its Subsidiaries, taken as a whole;

(vi) Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets; and

(vii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of Parent’s and its Subsidiaries’ rights to own or use any of the Parent Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Parent Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, Parent and its Subsidiaries, taken as a whole.

Section 4.15 Real Property.

(a) With respect to each Parent Lease, except as set forth in Section 4.15 of the Parent Disclosure Letter or except as would not reasonably be expected to result in, individually or in the aggregate, material costs or liabilities to, or other material negative impact on, Parent and its Subsidiaries, taken as a whole:

(i) such Parent Lease is legal, valid, binding, enforceable and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratoriums or similar laws now or hereafter in effect relating to creditor’s rights generally or to general principles of equity;

(ii) neither Parent nor any Subsidiary nor, to the Knowledge of Parent, any other party, is in material breach or violation of, or material default under, any such Parent Lease, and no event has occurred, is pending or, to the Knowledge of Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Parent or any Subsidiary or, to the Knowledge of Parent, any other party under such Parent Lease;

(iii) all leased Parent Facilities are supplied with utilities and other services adequate for the operation of said leased Parent Facilities and are in good repair and working order sufficient for normal operation of Parent’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

(iv) to the Knowledge of Parent, each of the leased Parent Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

(v) to the Knowledge of Parent, no Security Interest, easement, covenant or other restriction or title matter applicable to the real property subject to any such lease, other than Permitted Liens, would reasonably be expected to materially impair the current uses or the occupancy by Parent or a Subsidiary of the property subject thereto;

[AGREEMENT AND PLAN OF MERGER]

42

(vi) there are no material disputes, oral agreements or forbearance programs between Parent or the applicable Subsidiary and the lessor with respect to such Parent Lease;

(vii) there are no outstanding options or rights of any party (other than Parent or its Subsidiaries) to terminate such Parent Lease prior to the expiration of the term thereof (except for termination rights following a casualty, condemnation, default or similar event);

(viii) to the Knowledge of Parent, all material components of all improvements located on or included with any real property subject to such Parent Lease, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects, adequate for the operation of such buildings and improvements for the purposes for which they are presently being used and Parent has maintained or caused to be maintained the same substantially in accordance with the terms of the Parent Lease;

(ix) no portion of any real property or improvements located thereon that is the subject of such Parent Lease has, during the term of such Parent Lease, suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of such Parent Lease except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such leased Parent Facility for the purposes for which they are presently being used; and

(x) there are no (i) to the Knowledge of Parent, pending or threatened condemnation proceedings relating to the real property that is the subject of such Parent Lease or (ii) pending or, to the Knowledge of the Company, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Parent Lease or the real property and/or improvements that are the subject thereof.

For purpose of this Agreement, “Parent Facilities” shall mean each of the facilities owned, leased, subleased and operated (excluding facilities operated by Parent or any Subsidiary of Parent pursuant to a Parent Management Agreement) by Parent and its Subsidiaries.

For purpose of this Agreement, “Parent Lease” shall mean each lease pursuant to which Parent or any of its Subsidiaries lease all or part of a Parent Facility.

For purpose of this Agreement, “Parent Management Agreement” shall mean any agreement pursuant to which Parent or any Subsidiary of Parent operates or manages any real property for any party other than Parent or any Subsidiary of Parent.

For purpose of this Agreement, “Parent Management Properties” shall mean each facility that is the subject of a Parent Management Agreement.

(b) With respect to each parcel of real property owned by Parent and its Subsidiaries (each, a “Parent Owned Real Property”), except as set forth on Section 4.15(b) of the Parent Disclosure Letter or except as would not reasonably be expected to result in, individually or in the aggregate, material costs or liabilities to, or other material negative impact on, Parent and its Subsidiaries, taken as a whole:

(i) Parent or the Subsidiary that is the record owner thereof has good and clear record and marketable title to such Parent Owned Real Property, free and clear of any Security Interest, easement, covenant or other restriction or title matter applicable to such Parent Owned Real Property, other than Permitted Liens, which would reasonably be expected to materially impair the current uses or the occupancy by Parent or a Subsidiary of the property subject thereto;

[AGREEMENT AND PLAN OF MERGER]

43

(ii) all owned Parent Facilities are supplied with utilities and other services adequate for the operation of said owned Parent Facilities and are in good repair and working order sufficient for normal operation of Parent’s business, subject to normal wear and tear, and adequate and suitable for the purposes for which they are presently being used;

(iii) to the Knowledge of Parent, each of the owned Parent Facilities has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Authority;

(iv) there are no (i) pending or, to the Knowledge of Parent, threatened condemnation proceedings relating to such Parent Owned Real Property or (ii) pending or, to the Knowledge of Parent, threatened litigation, claims, actions, suits, proceedings, investigations or administrative actions relating to such Parent Owned Real Property;

(v) except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the use or operation of the Parent Owned Real Property or the business conducted or proposed to be conducted at the Parent Owned Real Property, the existing buildings and improvements located on such Parent Owned Real Property are located entirely within the boundary lines of such Parent Owned Real Property or on permanent easements on adjoining land benefiting such Parent Owned Real Property and may lawfully be used under applicable zoning and land use laws (either as of right, by special permit or variance, or as a grandfathered use) for the purposes for which they are presently being used, and such Parent Owned Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses, if any, necessary to the use thereof have not been obtained;

(vi) there are no outstanding options or rights of first refusal to purchase such Parent Owned Real Property, or any portion thereof or interest therein;

(vii) neither Parent nor any Subsidiary has received written notice of any, and to the Knowledge of Parent there is no, proposed or pending proceeding to change or redefine the zoning classification of all or any portion of such Parent Owned Real Property;

(viii) to the Knowledge of Parent, the material improvements and mechanical and utility systems, including, without limitation, the roofs and structural elements of any buildings or structures and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water and parking systems and facilities serving the buildings and other improvements located on such Parent Owned Real Property, are, in all material respects, in good working condition and order (ordinary wear and tear excepted) and free from material structural or other material defects adequate for the operation of such buildings and improvements for the purposes for which they are presently being used;

(ix) such Parent Owned Real Property is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels;

(x) no portion of such Parent Owned Real Property has, during Parent’s or the applicable Subsidiary’s ownership, suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to materially interfere with the use of such Parent Owned Real Property for the purposes for which they are presently being used; and

(xi) such Parent Owned Real Property is in material compliance with the terms and provisions of any restrictive covenants, easements, or agreements affecting such Parent Owned Real Property.

Section 4.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect in the case of clauses (b), (c) and (d) below (it being agreed that

[AGREEMENT AND PLAN OF MERGER]

44

clause (a) below shall not be qualified by a Parent Material Adverse Effect), (a) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no material action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of Parent or any of its Subsidiaries, threatened by any person against, Parent, any of its Subsidiaries or any person whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) Parent and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws; (c) Parent and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of Parent or any of its Subsidiaries, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by Parent or its Subsidiaries or operations thereon or (ii) any person whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; and (d) with respect to any real property currently owned or leased by Parent or its Subsidiaries, or, to the Knowledge of Parent, formerly owned or leased by Parent or its Subsidiaries, there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a claim against Parent or its Subsidiaries.

Section 4.17 Transactions with Related Parties. Since January 1, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed (and were not disclosed) under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.18 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than CSCA Capital Advisors, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), the fees and expenses of which will be paid by Parent in accordance with Parent’s agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.

Section 4.19 Opinions of Financial Advisors. Parent has received the opinions of CSCA Capital Advisors, LLC and BofA Merrill Lynch to the effect that, as of the date of this Agreement and based on and subject to the assumptions and qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent, and complete copies of such written opinions will be made available to the Company, solely for informational purposes, as soon as practicable after the date of this Agreement.

Section 4.20 Parent Residence Agreements. Except as set forth on Section 4.20 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is in default under, nor to Parent’s Knowledge is any Parent Resident in default, or is there any dispute under or with respect to, any agreement (each such agreement, a “Parent Residence Agreement”) between any person currently residing at a Parent Facility (each, a “Parent Resident”) and the owner, lessee or operator of such Parent Facility, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.21 Insurance. All insurance policies (including policies providing casualty, liability, medical and workers compensation coverage) to which Parent or any Subsidiary is currently a party are in full force and effect, and, to the Knowledge of Parent, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

[AGREEMENT AND PLAN OF MERGER]

45

Section 4.22 Labor Matters. No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of Parent or any of its Subsidiaries is pending, or to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, since December 31, 2010, there has not been any such action. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of Parent or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by Parent or any of its Subsidiaries. Except as set forth on Section 4.22 of the Parent Disclosure Letter, none of the employees of Parent or any of its Subsidiaries is represented by any labor organization in connection with their employment with Parent or any of its Subsidiaries. No representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of Parent or any of its Subsidiaries has been served on Parent or any of its Subsidiaries within the past three years, nor, to the Knowledge of Parent, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of Parent, threatening organizational efforts with respect to any employees of Parent or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries (i) is, and has been since December 31, 2010, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and (ii) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). Parent and its Subsidiaries have not, at any time prior to the date that is 90 days before the Closing Date, without fully complying with the notice and other requirements of the WARN Act, effectuated (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

Section 4.23 Licensing Surveys. Parent is periodically subject to Licensing Surveys. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no deficiencies or violations noted in any Licensing Surveys, and Parent or its Subsidiaries have remedied, discharged and complied in all material respects (or are in the process of so complying) with all applicable plans of correction, such that there are no violations or deficiencies with respect to any of the licenses issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of Parent Facilities and the Parent Management Properties or the operation of the business of Parent and the Subsidiaries.

Section 4.24 Resident Records. Except as otherwise would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent or any of the Subsidiaries has received written notice: (a) that Parent Resident records, or records of residents at Parent Management Properties, used or developed in connection with the business conducted at Parent Facilities or the Parent Management Properties, respectively, have not been maintained in accordance with any applicable federal, state or local laws or regulations governing the preparation, maintenance of confidentiality, transfer and/or destruction of such records, and (b) of any deficiency in the Parent Resident records, or records of residents at Parent Management Properties, used or developed in connection with the operation of the business conducted at Parent Facilities or the Parent Management Properties, respectively.

Section 4.25 Third Party Payor Reimbursement. All billing practices of Parent and its Subsidiaries with respect to Parent Facilities, including the Government Programs (as defined below) and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and Government Programs, except where any failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth on

[AGREEMENT AND PLAN OF MERGER]

46

Section 4.25 of the Parent Disclosure Letter, since December 31, 2010, (i) none of Parent or any of its Subsidiaries has received written notice that Parent or any of its Subsidiaries has billed or received any payment or reimbursement that exceeds the amounts permitted by applicable Law by more than $10,000 individually, except to the extent cured or corrected and all penalties or interest discharged in connection with such cure or correction and except for billing and settling allowed amounts in ordinary course of business, (ii) none of Parent or any of its Subsidiaries has received written notice regarding a material violation of or failure to comply with the requirements of a Government Program; and (iii) there is no pending, nor to the Knowledge of Parent, any threatened, material proceeding or investigation under the Medicare or Medicaid program involving either Parent or any of its Subsidiaries, or any person who is an officer or director of Parent or any of its Subsidiaries, except in the case of (ii) and (iii) where any violation or failure to be in compliance, or the result of such proceeding or investigation, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.26 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.27 Ownership of Company Common Stock. None of Parent, Merger Sub or any other Subsidiary of Parent is, nor at any time during the last two years has been, an “acquiring person” of the Company as defined in Chapter 23B.19 of the WBCA.

Section 4.28 Required Vote of Parent Shareholders. (a) The approval of the Stock Issuance by a majority of the votes cast on such proposal at the Parent Shareholders Meeting (provided, that the total votes cast on such proposal represent over 50% in interest of all securities entitled to vote on such proposal), as required by Section 312.03 and 312.07 of the NYSE Listed Company Manual, is the only vote of holders of securities of Parent which is required to approve the Stock Issuance and (b) the approval and adoption of the Parent Charter Amendment by the affirmative vote of the holders of a majority of the outstanding stock of Parent entitled to vote on the Parent Charter Amendment is the only vote of securities of Parent which is required to adopt the Parent Charter Amendment (the approvals referred to in clauses (a) and (b) collectively, the “Parent Shareholder Approval”) and no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Stock Issuance, adopt the Parent Charter Amendment or to approve this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and comply with all applicable Laws in all material respects, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants (provided that the Company shall not have any requirement to pay stay or retention bonuses or similar arrangements without Parent agreement to reimburse the Company, it being agreed that Parent shall not be required to reimburse the Company for any such arrangements permitted by this Agreement but not expressly requested by Parent) and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as provided on Section 5.01(a) of the Company Disclosure Letter and except as expressly

[AGREEMENT AND PLAN OF MERGER]

47

contemplated by this Agreement or required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (in the case of clauses (v), (vi), (vii)(D) to the extent in the ordinary course of business consistent with past practice such consent not to be unreasonably withheld, conditioned or delayed, and in the case of clause (ix), and, solely with respect to the foregoing clauses in this parenthetical, (xix), such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof in accordance with their terms on the date hereof);

(iii) amend the Company Charter or the Company Bylaws or the comparable charter or organizational documents of any of its Subsidiaries or adopt a shareholders’ rights plan (i.e., “poison pill”);

(iv) except in the ordinary course of business consistent with past practice, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business; provided, however, that in no event shall the Company and its Subsidiaries be permitted to acquire any such assets that have a purchase price in excess of $20,000,000 in the aggregate;

(v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or other assets with a fair market value in excess of $1,000,000 individually or $2,000,000 in the aggregate to a third party, except for Company Residence Agreements or leases or subleases by the Company as lessor or sublessor with respect to commercial leases for space used for purposes ancillary to the operation of the Company Facility entered into in the ordinary course of business consistent with past practices (but excluding any such leases or subleases with home health providers or therapy providers not terminable upon 60 days’ notice or less and without cost or penalty);

(vi) make capital expenditures which (1) involve the purchase of any real property or (2) are greater than an aggregate of $6,200,000 in any calendar month;

(vii) (A) repurchase, prepay or refinance any Indebtedness except as required by the terms of such Indebtedness; (B) incur any Indebtedness or guarantee any such Indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing; (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $750,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly owned Subsidiary of the Company; or (D) except as set forth in Section 5.01(a)(vii) of the Company Disclosure Letter, enter into, amend or otherwise modify, renew or terminate any Contract in respect of any of the foregoing;

[AGREEMENT AND PLAN OF MERGER]

48

(viii) (A) pay, discharge, settle or satisfy any claims (other than claims of shareholders, which are addressed by Section 6.07), other than, (1)(a) with respect to general liability or professional liability matters that are set forth on the Case Estimate List, amounts not in excess of the estimated amount set forth on the Case Estimate List for the applicable claim, individually, and (b) with respect to general liability or professional liability matters for which the Company is insured; provided, however, that the sum of (x) the payments or settlements in (1)(a) above and (y) the deductibles or any amounts not otherwise fully covered by insurance applicable to the settled or resolved matters in (1)(b) above shall not exceed $7,500,000, in the aggregate, (2) solely with respect to general liability or professional liability matters arising after the date of this Agreement, for amounts not in excess of $150,000 individually, or $2,000,000, in the aggregate, (3) solely with respect to any other claim not included in (1) or (2) above, for amounts not in excess of $1,000,000 individually and $2,000,000, in the aggregate, and, in all cases, only if not involving any material limitation on the conduct of the business of the Company or its Subsidiaries, (B) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $250,000 or (C) other than to the extent addressed in (A) or (B) above, pay, discharge, settle or satisfy any liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business consistent with past practice, (A) modify, amend or terminate any Contract (i) that by its terms is required to be disclosed pursuant to Section 3.10(b), or (ii) that would be required, as so amended or modified, to be disclosed pursuant to Section 3.10(b) or (B) enter into any Contract which if in effect on the date hereof would be required to be disclosed pursuant to Section 3.10(b); provided, that the Company shall not, without the prior written consent of Parent, (x) enter into any Contract which if in effect on the date hereof would be required to be disclosed pursuant to Section 3.10(b) pursuant to Section 3.10(b)(ii) or which would require consent of or notice to a third party in the event of or with respect to the Merger, or (y) fail to enforce any material rights under any Contract (other than any standstill provision, in which case, the Company shall give Parent written notice prior to waiving such standstill provision);

(x) enter, modify, amend or terminate (including by exercising any buyout, termination or similar right under) any Contract with any Affiliate of the Company;

(xi) except as set forth in Section 5.01(a)(xi) of the Company Disclosure Letter, enter into, amend or otherwise modify, renew, terminate, allow to expire, or exercise an extension or purchase option with respect to, any Company Lease (it being understood and agreed that, with respect to a Company Lease, in no event shall Parent withhold its consent to both (x) permitting the expiration of such Company Lease and (y) permitting the renewal of, or the exercise of an extension or purchase option with respect to, such Company Lease);

(xii) except as required to comply with applicable Law or any Contract disclosed in Section 3.12 of the Company Disclosure Letter or as agreed upon with Parent, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (other than annual or promotion raises to non-officer employees in the ordinary course of business consistent with past practice (both in timing and amounts)), (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan as in effect on the date hereof and in a manner consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan other than pursuant to the terms of such Contract or Company Plan as in effect on the date hereof and in a manner consistent with past practice, (E) exercise any discretion to accelerate the vesting or payment of any

[AGREEMENT AND PLAN OF MERGER]

49

compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than as required by applicable Law or tax qualification requirement;

(xiii) modify, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

(xiv) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xv) change its fiscal year, revalue any of its material assets, or make any changes in financial, actuarial, reserving, statutory or tax accounting methods, principles or practices, except in each case as required by GAAP or applicable Law;

(xvi) make, change or rescind any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes;

(xvii) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xviii) enter into any other transaction or take any other action that would reasonably be expected to prevent or materially delay or impair the Company’s ability to consummate the Merger and the other transactions contemplated by this Agreement; or

(xix) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as provided on Section 5.01(b) of the Parent Disclosure Letter and except as expressly contemplated by this Agreement or required by applicable Laws, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (in the case of clause (ii) and (solely with respect to the foregoing clause) (vii), such consent not to be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (B) split, combine or reclassify any of its capital stock;

(ii) except for transactions among Parent and one or more of its Subsidiaries or among one or more of Parent’s Subsidiaries, and except in connection with any financing related to the Merger and the other transactions contemplated by this Agreement, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units; provided, however, that Parent may (A) issue shares of Parent Common Stock (1) in respect of any current or future equity or equity based awards under the Parent Plans, (2) in order to finance, or as consideration in, acquisitions otherwise permitted by this Agreement, (3) in connection with financing or refinancing transactions related to, or reasonably advisable in connection with, this Agreement and the transactions contemplated hereby (including to fund fees and expenses) and (4) pursuant to outstanding convertible securities, including warrants, (B) grant equity and equity-based awards in the ordinary course of business or (C) pledge or otherwise

[AGREEMENT AND PLAN OF MERGER]

50

encumber or subject to any Liens shares of capital stock of a Subsidiary of Parent in connection with financing or refinancing transactions in the ordinary course of business and permitted by this Agreement;

(iii) amend the Parent Charter (other than the Parent Charter Amendment) or the Parent Bylaws or the comparable charter or organizational documents of any of its Subsidiaries (other than in connection with the Merger and the other transactions contemplated by this Agreement) if such amendment would be adverse to Parent or the Company, or holders of Company Common Stock who receive Parent Common Stock in the Merger;

(iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business; except in each case, that would not, or would not reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Termination Date;

(v) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(vi) enter into any other transaction or take any other action that would reasonably be expected to prevent or materially delay or impair Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated by this Agreement; or

(vii) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

(c) No Control. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified by materiality or Company Material Adverse Effect as the case may be, becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied.

(e) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide, to the extent not publicly available, the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

[AGREEMENT AND PLAN OF MERGER]

51

Section 5.02 No Solicitation.

(a) The Subject Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers, employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Subject Company or any Subsidiary in connection with the transactions contemplated by this Agreement (in each case, in its or their capacity as such) (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or furnish to any person any information in connection with or in furtherance of any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Subject Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Subject Company. The Subject Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and, except as provided in Section 5.02(a) of the Company Disclosure Letter, request the prompt return or destruction of all confidential information previously furnished. Notwithstanding any of the foregoing in this Section 5.02(a), at any time prior to obtaining the Subject Company Shareholder Approval (and in no event after obtaining such Subject Company Shareholder Approval), in response to an unsolicited bona fide written Takeover Proposal made after the date hereof that the Subject Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, the Subject Company may, if the Subject Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Subject Company under applicable Law, and subject to compliance with Section 5.02(c), and after giving the Other Party two (2) business days written notice of such determination, (A) furnish information with respect to the Subject Company and its Subsidiaries to the person (and its Representatives) making such Takeover Proposal pursuant to a customary confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (the parties agreeing that the confidentiality agreement may exclude a standstill), provided, that all such oral or written information (to the extent that such information has not been previously provided to the Other Party) is provided or made available to the Other Party, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal. Notwithstanding the foregoing, nothing in this Agreement shall preclude Parent from considering, participating in any discussions or negotiations regarding, or furnishing to any person any of Parent’s information in connection with or in furtherance of, or entering into any agreement providing for or in connection with, any inquiry, proposal or offer that would otherwise constitute a Takeover Proposal, so long as (i) such inquiry, proposal or offer contemplates a transaction that would not require or be subject an Adverse Recommendation Change by Parent or a termination of this Agreement and (ii) with respect to the entry into any such agreement or the consummation of the transactions contemplated by such agreement, such entry or consummation would not reasonably be expected to prevent or materially impair Parent’s or Merger Sub’s ability to consummate the Merger and the other transactions contemplated by this Agreement prior to the Termination Date (“Permitted Transaction”); provided however that the closing of the transactions contemplated by such agreement shall in no event occur prior to the Closing; provided further that for purposes of the definition of “Permitted Transaction,” references in the term “Takeover Proposal” to “20%” shall be deemed to be references to “50%”. For the avoidance of doubt, nothing in this Section 5.02(a) shall relieve any party from its obligations under Section 6.03 of this Agreement.

For purposes of this Agreement, “Takeover Proposal” shall mean, with respect to the Subject Company, any inquiry, proposal or offer, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Subject Company, (b) for the issuance of 20% or more of the equity securities of the Subject Company as consideration for the assets or

[AGREEMENT AND PLAN OF MERGER]

52

securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Subject Company or assets (including equity securities of any Subsidiary of the Subject Company) that represent 20% or more of the total consolidated assets of the Subject Company, other than the transactions contemplated by this Agreement or any Permitted Transaction.

For purposes of this Agreement, “Other Party” shall mean (a) Parent and Merger Sub, when used with respect to any Takeover Proposal for the Company, and (b) the Company, when used with respect to any Takeover Proposal for Parent or any Permitted Transaction.

For purposes of this Agreement, “Subject Company” shall mean (a) the Company, when used with respect to any Takeover Proposal for, or Intervening Event of, the Company, and (b) Parent, when used with respect to any Takeover Proposal for, or Intervening Event of, Parent or any Permitted Transaction.

For purposes of this Agreement, “Subject Company Board” shall mean (a) the Company Board, when the context refers to the Company as the Subject Company, and (b) the Parent Board, when the context refers to Parent as the Subject Company.

For purposes of this Agreement, “Subject Company Shareholder Approval” shall mean the Company Shareholder Approval or the Parent Shareholder Approval, as the case may be.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its shareholders) owning, directly or indirectly, 50% or more of the shares of Company Common Stock or Parent Common Stock, as the case may be, then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Subject Company (i) on terms which the Subject Company Board determines in good faith (after receiving advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement) to be more favorable to the shareholders of the Subject Company from a financial point of view than the transactions contemplated by this Agreement, (ii) which is reasonably likely to be completed, taking into account any financing and approval requirements and all other financial, legal, regulatory and other aspects of such proposal and (iii) for which financing, if a cash transaction (in whole or part), is then fully committed or reasonably determined to be available by the Subject Company Board.

(b) Neither the Subject Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Other Party), or propose to withdraw (or modify in a manner adverse to the Other Party), the Company Recommendation, where the Company is the Subject Company, or the Parent Recommendation, where Parent is the Subject Company, (it being understood that taking a neutral position or no position with respect to a Takeover Proposal, other than a “stop, look and listen” statement in compliance with Rule 14d-9 promulgated under the Exchange Act, shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Subject Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)). Notwithstanding the foregoing, the Subject Company Board may, prior to obtaining the Subject Company Shareholder Approval (and in no event after obtaining such applicable Subject Company Shareholder Approval), if the Subject Company Board determines in good faith (after receiving advice of its outside counsel) that it is necessary to do so in order to comply with its fiduciary duties to the shareholders of the Subject Company under applicable Law, (x) effect an Adverse Recommendation Change in light of a Superior Proposal or terminate this Agreement solely in order to concurrently enter into an agreement with respect to a Superior

[AGREEMENT AND PLAN OF MERGER]

53

Proposal or (y) effect an Adverse Recommendation Change solely in response to an Intervening Event, but, in each case, only at a time that is after the fifth business day following the Other Party’s receipt of written notice from the Subject Company (an “Adverse Notice”) advising the Other Party that the Subject Company Board has determined, in the case of the preceding clause (x), that a Takeover Proposal is a Superior Proposal, that the Subject Company Board intends to make such Adverse Recommendation Change or to terminate this Agreement and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Superior Proposal, (it being agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Adverse Notice and a new three business day period), and, in the case of the preceding clause (y), that the Subject Company Board intends to make such Adverse Recommendation Change, a description of the Intervening Event and the reasons for the Adverse Recommendation Change (it being agreed that changes in circumstances shall require a new Adverse Notice and a new three business day period). In determining whether to make an Adverse Recommendation Change or to terminate this Agreement in response to a Superior Proposal, the Subject Company Board shall take into account any changes to the terms of this Agreement in a bona fide written proposal by the Other Party (in response to an Adverse Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal. In determining whether to make an Adverse Recommendation Change in response to an Intervening Event, the Subject Company Board shall take into account any changes to the terms of this Agreement in a bona fide written proposal by the Other Party (in response to an Adverse Notice or otherwise) in determining whether an Adverse Recommendation Change ceases to be necessary in order to comply with the Subject Company Board’s fiduciary duties to the shareholders of the Subject Company under applicable Law. In all cases, during the five (or three) business day period following delivery of an Adverse Notice, the Subject Company and its Representatives shall, if requested by the Other Party, negotiate in good faith with the Other Party and the Other Party’s Representatives to make such adjustments in the terms of this Agreement as would enable the Other Party to proceed with the Merger and the other transactions contemplated hereby on such adjusted terms without effecting an Adverse Recommendation Change or terminating this Agreement, as applicable.

For purposes of this Agreement, “Intervening Event” shall mean a material event, circumstance, change or effect that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Subject Company Board on the date of this Agreement, which event, circumstance, change or effect (including any change in probability or magnitude of consequences) becomes known to the Subject Company Board before the Subject Company Shareholder Approval is obtained; provided, that in no event shall (i) any action taken by either party pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, and the consequences of any such action, constitute an Intervening Event, (ii) the receipt, existence of or terms of a Takeover Proposal for the Subject Company or any inquiry relating thereto or the consequences thereof constitute an Intervening Event of the Subject Company and (iii) any decline in the market price or trading volume of the securities of the Other Party constitute an Intervening Event of the Subject Company. For the avoidance of doubt, Parent’s entry into a definitive agreement providing for a Permitted Transaction may constitute an “Intervening Event” as to the Company or Parent.

(c) In addition to the obligations of the Subject Company set forth in paragraphs (a) and (b) of this Section 5.02, the Subject Company shall promptly advise the Other Party orally and in writing of any request for information or other inquiry that the Subject Company reasonably believes could lead to any Takeover Proposal or Permitted Transaction, the financial and other material terms and conditions of any such request, Takeover Proposal, Permitted Transaction or inquiry (including any changes thereto), the identity of the person making any such request, Takeover Proposal, Permitted Transaction or inquiry, and copies of any written offer, proposal or other documentation in respect of such request, Takeover Proposal, Permitted Transaction or inquiry. The Subject Company shall promptly keep the Other Party reasonably informed of the status and material details (including any change to the financial and other material terms thereof) of any such request, Takeover Proposal, Permitted Transaction or inquiry.

[AGREEMENT AND PLAN OF MERGER]

54

(d) Nothing contained in this Section 5.02 shall prohibit the Subject Company or the Subject Company Board from (i) complying with the Subject Company’s obligations required under Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making any required disclosure to the shareholders of the Subject Company if, in the good faith judgment of the Subject Company Board (after consultation with outside counsel), failure to so disclose would constitute a violation of applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal or Intervening Event (other than a “stop, look and listen” statement in compliance with Rule 14d-9 under the Exchange Act) shall be deemed an Adverse Recommendation Change unless the Subject Company Board reaffirms its recommendation and declaration of advisability of this Agreement and the Merger.

(e) Except as permitted by this Section 5.02, the Company will not approve a Takeover Proposal or Superior Proposal for purposes of Chapter 23B.19 of the WBCA.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Form S-4; Shareholder Meetings.

(a) As soon as practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement and (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall respond promptly to any comments from the SEC or the staff of the SEC on the Joint Proxy Statement, and Parent shall respond promptly to any comments from the SEC with respect to the Form S-4. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement, or responding to any comments of the SEC with respect thereto, shall be made by the Company or Parent, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company and Parent. The parties shall notify each other promptly of the receipt of any comments from the SEC

[AGREEMENT AND PLAN OF MERGER]

55

or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, and as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold, a meeting of its shareholders (the “Company Shareholders Meeting”) solely for the purpose of obtaining the Company Shareholder Approval. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of the Company and to hold the Company Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Shareholder Approval.

(c) Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, and as soon as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold, a meeting of its shareholders (the “Parent Shareholders Meeting”) solely for the purpose of obtaining the Parent Shareholder Approval. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent and to hold the Parent Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Subject to Section 5.02(b), Parent shall, through the Parent Board, recommend to its shareholders that they give the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval.

(d) The Company and Parent will use their respective reasonable best efforts to hold the Company Shareholders Meeting and the Parent Shareholders Meeting on the same date and as soon as practicable after the Form S-4 is declared effective under the Securities Act.

Section 6.02 Access to Information; Confidentiality. Each party shall afford to the other party and its Representatives reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by such party during such period and not publicly available pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning the party and its Subsidiaries’ business, properties and personnel as the other party or any of its Representatives may reasonably request; provided, however, that such party may restrict the foregoing access to the extent that any Law or treaty of any Governmental Authority applicable to it, or any Contract to which it is a party, or in order to maintain attorney-client privilege requires it to restrict access to any properties or information (provided that in any such case, the parties shall cooperate to seek to provide for access in a manner that does not violate any such Law, treaty or Contract or attorney-client privilege). Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of February 15, 2013, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with and otherwise subject to the Confidentiality Agreement. No investigation pursuant to this Section 6.02 or information provided, made available or delivered pursuant to this Agreement will affect any of the representations or warranties of the Company or Parent contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

[AGREEMENT AND PLAN OF MERGER]

56

Section 6.03 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (but in the case of the consents and approvals contemplated by Sections 7.02(e) and 7.02(f) and notwithstanding any other provision of this Agreement, subject in all cases to the conditions described in Section 7.02(e) (it being understood and agreed that Parent shall not be required to pay any amounts in excess of the Cost Maximum for the purposes of obtaining such consents and approvals)). In connection with and without limiting the first sentence of this Section 6.03(a), each of the Company and the Company Board and Parent and the Parent Board shall (i) take no action to cause any state takeover statute or similar statute or regulation to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b) In connection with and without limiting the foregoing, each of Parent and the Company shall make or cause to be made, as promptly as practicable, and no later than twenty (20) days after the date hereof, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority and to any requests for additional information at the earliest practicable date, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Such information can be shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing party. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit Representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority. Each party shall use its reasonable best efforts to avoid the entry of any judgment that would restrain, prevent or delay the Closing.

(c) Notwithstanding the foregoing or anything else to the contrary in this Agreement, in the case of the consents and approvals contemplated by Section 7.01(b), Parent will not be required to (and the Company shall not without Parent’s prior written consent) (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their respective Affiliates may carry on business in any part of the world or (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the

[AGREEMENT AND PLAN OF MERGER]

57

Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses or otherwise take or agree to take any action except in the case of (A), (B), (C) and (D) in the aggregate as would not, or as would not reasonably be expected to, (i) be materially adverse to Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole, following the Effective Time; (ii) materially and adversely diminish the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement; (iii) without duplication, result in the incurrence (on a net basis) of any cost (including any breakage cost), expense, fee, judgment, settlement, penalty (including any prepayment penalty), or diminution in value or lost profit (but not revenue) (calculated for any such diminution in value or lost profit on a net present value basis), loss (including any loss on the sale of any asset relative to the fair market value thereof), concession (including any payments made to or received by a third party or that results from any entry into, or amendment or modification to, any Contract), or other liability in the aggregate in excess of $37,500,000 (including, for the avoidance of doubt, and without limiting the proviso at the end of this Section 6.03(c), as a result of a breach of, or default or cross-default under, any Contract); provided, however, that notwithstanding any other provision of this Agreement, in no event shall Parent or any of its Subsidiaries or the Company or its Subsidiaries be required to take any action that would, directly or indirectly, result in or reasonably be expected to result in any breach of, or default or cross-default under, any Contract (including any lease or management contract), with the understanding and agreement that, subject in all cases to the express limitations set forth in clauses (i) through (iv) of this paragraph, Parent and the Company shall take, and shall cause their Subsidiaries to take, all reasonable measures to avoid any such breaches, defaults or cross-defaults, which measures shall include, but not be limited to, with respect to any Governmental Authority or any third party (such as lessors, landlords, lenders, management companies and other counterparties), making reasonable requests, negotiating to reach acceptable resolutions, requesting waivers, engaging third party managers, substituting collateral, substituting leased assets, entering into a sublease or other assignment arrangement, and other commercially reasonable actions; or (iv) involve the divestiture of assets valued in the aggregate at a gross fair market value as determined in good faith by Parent in excess of $200,000,000.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter or the Company Bylaws (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years after the Effective Time.

(b) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering the Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor a tail policy or policies of Parent containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 250% of the amount paid by the Company in its last full fiscal year, it being understood and agreed that, in the event that the requisite coverage is not available for aggregate premiums less than or equal to 250% of such prior year premium amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 250% amount.

(c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

[AGREEMENT AND PLAN OF MERGER]

58

Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and Joint Proxy Statement and (b) the filing fees for the premerger notification and report forms under the HSR Act.

Section 6.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.07 Shareholder Litigation. Each party to this Agreement shall promptly advise the other parties orally and in writing of any shareholder litigation against the party and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep the other party reasonably informed regarding any such shareholder litigation. Each party shall give the other parties the opportunity to consult with the party regarding the defense or settlement of any such shareholder litigation, shall give due consideration to the other party’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration provided, however, that the Company further will not, without Parent’s prior written consent, settle any shareholder litigation unless (a) the resolution of all such litigation requires direct or indirect payment from the Company or any of its Subsidiaries in an amount not to exceed the amount set forth in Section 6.07 of the Company Disclosure Letter; (b) the settlement does not involve or have the effect of imposing any remedy or restriction upon the Company, Parent or any of their respective Subsidiaries other than monetary damages and other than revisions to disclosures that would not reasonably be expected to be adverse in any material respect to the Company, Parent or any of their respective Subsidiaries; (c) the settlement provides that Company, Parent and their respective Subsidiaries and Representatives are released from all liability in connection therewith; and (d) none of Parent, Merger Sub, the Company, and their respective Subsidiaries and Representatives are required to admit any wrongdoing as part of the settlement.

Section 6.08 Employee Matters.

(a) Except as set forth in Section 6.08(a) of the Company Disclosure Letter, for a period of one year immediately following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed thereafter by the Surviving Corporation, Parent or any of Parent’s Subsidiaries (the “Affected Employees”), compensation and employee benefits no less favorable in the aggregate than those provided to such Affected Employees immediately prior to the Effective Time.

(b) For purposes of eligibility, vesting and benefit accrual, level and entitlement, with respect to any benefit plan, program or arrangement (other than any defined benefit pension plan, retiree medical program or other retiree welfare benefit program), Parent shall, and shall cause the Surviving Corporation to, recognize (or with respect to any insured arrangement, use commercially reasonable efforts to recognize) the service of the Affected Employees with the Company and its Subsidiaries prior to the Effective Time to the same extent as such service was taken into account under the corresponding Company Plan for those purposes; provided, however, that such recognition shall not result in a duplication of benefits.

[AGREEMENT AND PLAN OF MERGER]

59

(c) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied (or not applicable) under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time and in the applicable plan year in which the Closing occurs in satisfying any analogous deductible or out-of-pocket requirements.

(d) Prior to the Effective Time, the Company shall terminate (i) all 401(k) plans sponsored by the Company or any of its Subsidiaries (each, a “Company 401(k) Plan”) and (ii) the Company’s Non-Qualified Deferred Compensation Plan, in each case, as of the date immediately preceding the Closing Date. All resolutions, notices or other documents issued, adopted or executed in connection with such terminations shall be subject to Parent’s reasonable prior review and comment. Each Affected Employee participating in (or eligible to participate in) a Company 401(k) Plan at the time such plan is terminated shall become eligible to participate at the Effective Time in a 401(k) plan sponsored by Parent or one of its Subsidiaries. Parent shall cause such Parent or Parent Subsidiary 401(k) plan to accept a direct rollover of any eligible rollover distribution (as defined in Section 402(c)(4) of ERISA), including any portion thereof that constitutes a loan to the participant, made on behalf of an Affected Employee from a Company 401(k) Plan.

(e) Nothing in this Section 6.08 shall be treated as an amendment of, or undertaking to amend, any benefit plan. The provisions of this Section 6.08 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.08, express or implied, shall confer upon any Affected Employee, or legal representative or beneficiary thereof or any other person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other person under a Company Plan that such employee or beneficiary or other person would not otherwise have under the terms of that Company Plan.

Section 6.09 Cooperation. Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

Section 6.10 Financing; Secondary Sale. The Company shall, if reasonably requested by Parent (a) in connection with Parent’s efforts to obtain any financing in connection with the transactions contemplated by this Agreement (“Financing”), cooperate in good faith with Parent, form or cause its Subsidiaries to form, on or prior to the Closing, new wholly owned Subsidiaries, and, at the Closing execute any documents, agreements and instruments and take such other actions as may be reasonably requested by Parent in connection with the Financing, all in such order, form and substance as reasonably requested by Parent and (b) as promptly as practicable, use its reasonable best efforts to assist Parent in complying with its obligations under Section 5.6 of the Stockholders Agreement, dated as of November 28, 2005 (as subsequently amended on or prior to the date of this Agreement), by and among Parent and the stockholders party thereto, to register and sell “Registrable Securities” under that agreement; provided that, in each case, such cooperation shall not prevent or materially impede or delay consummation of the Merger, unreasonably interfere with the ongoing business operations of the Company, require the expenditure of any material amount of money by the Company or any of its Subsidiaries (to the extent not reimbursed by Parent), violate any contract to which the Company or any of its Subsidiaries is a party, or violate any Company Permit or Law or subject the Company to any liability, encumbrance or obligation (not reimbursed or otherwise indemnified by Parent) if the Merger is not consummated.

[AGREEMENT AND PLAN OF MERGER]

60

Section 6.11 Certain Tax Matters. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein. Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.12 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Board Representation. The parties shall take all actions necessary to provide that at the Closing, the Parent Board shall have appointed one (1) individual serving on the Company Board immediately prior to the Effective Time that is designated by the Company and reasonably acceptable to the Nominating and Corporate Governance Committee (the “Committee”) of the Parent Board (the “Company Designee”) to serve on the Parent Board in such class as Parent may determine in its sole discretion, provided that the term of such class does not expire prior to the third anniversary of the date hereof, initially, until the expiration of such Company Designee’s class term. The Company and Parent agree that in the event that the Company Designee is unable to serve, for any reason, as a director of Parent at the Effective Time, the Company shall have the right to designate another individual serving on the Company Board as of immediately prior to the Effective Time to serve as a director of Parent, and to become the Company Designee, in place of the Company Designee originally designated (the “Substitute Designee”); provided that such Substitute Designee shall likewise be reasonably acceptable to the Committee.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approvals. Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other Law, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

[AGREEMENT AND PLAN OF MERGER]

61

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that have not been withdrawn.

(e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 3.03 and 3.17(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 3.03 shall be true and correct in all respects (subject to de minimis exceptions for breaches involving discrepancies of no more than 40,000 shares of Company Common Stock or stock options covering shares of Company Common Stock and subject to changes that result from the exercise of stock options after the date of this Agreement) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. The representations and warranties of the Company set forth in Section 3.17(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing three sentences.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending or overtly threatened in writing any suit, action or proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Corporation) by Parent or Merger Sub or (ii) seeking to require Parent (A) to take the actions or refrain from the actions set forth in Section 6.03(c) or (B) to incur any amount in excess of the amounts specified in Section 7.02(e).

(d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

(e) Regulatory and Lender Consents. The Company and Parent shall have obtained (i) such customary assurances as are customarily obtained under local custom and practice, if any (which, if applicable, may be satisfied by the mere expiry of a notice period without objection by the relevant governing authority), to allow a reasonable person, acting in good faith, to conclude that (A) all consents and approvals of federal or state Governmental Authorities necessary for the ownership, operation and management of each of the Company Facilities and the Company Management Properties following Closing have been issued or will be issued, as applicable, in the ordinary course and effective as of Closing and (B) all notice periods with respect to federal or

[AGREEMENT AND PLAN OF MERGER]

62

state Governmental Authorities necessary for the ownership, operation and management of each such Company Facility and Company Management Property in such manner shall have expired (other than, in the case of (A) and (B), the consents, approvals and notice periods contemplated by Section 7.01(b)), and (ii) the lender consents set forth in Section 7.02(e) of the Parent Disclosure Letter, and any other consents of any lender to the Company or its Subsidiaries or any lender to a lessor under any Company Lease required in connection with the consummation of the transactions contemplated by this Agreement, and the Company shall have delivered copies thereof to Parent; provided, however, that such conditions will be deemed to be satisfied, in each case, unless (1) the sum of (x) any actual out-of-pocket losses (other than filing costs and legal or other consulting or professional advisor fees) to Parent, the Company and their respective Subsidiaries reasonably expected to, individually or in the aggregate, result from one or more failures existing with respect to such condition in clause (i), plus (y) any Lender Costs with respect to the condition in clause (ii), exceeds the Cost Maximum (it being understood and agreed that Parent shall be required to pay or incur all such amounts up to, but not in excess of, the Cost Maximum for the purposes of satisfying this condition) or (2) one or more failures of such conditions would, individually or in the aggregate, result or be reasonably likely to result, in a material adverse effect on Parent.

For purposes of this Agreement, “Lender Costs” shall mean all costs (including the cost of capital with respect to any additional required collateral), expenses, damages, liabilities, concessions, fees, penalties and other charges reasonably expected to be paid to (or on behalf of) the lenders set forth in Section 7.02(e) of the Parent Disclosure Letter and any other lender to the Company or its Subsidiaries or any lender to a lessor under any Company Lease in connection with the consummation of the transactions contemplated by this Agreement, including in connection with any prepayment or defeasance of the applicable obligations and any application relating to the foregoing and the cost of any financing or refinancing of any such indebtedness; provided that costs, expenses, damages, liabilities, concessions, fees, penalties and other charges will in all cases exclude principal and interest payments pursuant to the terms of such indebtedness in effect as of the date hereof.

(f) Closing Regulatory Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit B hereto, other than those consents, authorizations, orders, permits and approvals that are required to be made, obtained or given after the Effective Time, shall have been obtained and shall be in full force and effect and shall in no way have been impaired, repudiated, breached or otherwise invalidated.

(g) Pre-Signing Consents. Each of the consents listed on Section 7.02(g) of the Parent Disclosure Letter, obtained on or prior to the date of this Agreement, shall as of the Closing remain in full force and effect and shall in no way have been impaired, repudiated, breached or otherwise invalidated.

(h) Section 368 Opinion. Parent shall have received the written opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

(i) Dissenting Shares. No more than 7.5% of the Company Common Stock shall be Dissenting Shares.

(j) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

[AGREEMENT AND PLAN OF MERGER]

63

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent set forth in Section 4.03) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties of Parent set forth in Section 4.03 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect of the foregoing two sentences.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Section 368 Opinion. The Company shall have received a written opinion of its counsel, Perkins Coie LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it.

(d) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the nine month anniversary of the date of this Agreement; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 7.02(c), (d), (e), or (f)), such date may be extended by either Parent or the Company by written notice to the other party, for one additional sixty (60) day period following such nine month anniversary (such applicable date, the “Termination Date”) if Parent or the Company, as applicable, in good faith believes those conditions are reasonably capable of being satisfied within the (60) day

[AGREEMENT AND PLAN OF MERGER]

64

period; and provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (ii) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent or Merger Sub, as the case may be, within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform;

(e) by Parent, if (i) the Company Board (or any committee thereof) shall have made an Adverse Recommendation Change or (ii) within ten (10) business days of the date any Takeover Proposal with respect to the Company shall have been made or communicated to the Company, the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger; provided that Parent exercises its termination right within ten (10) Business Days of the failure;

(f) by the Company, if the Company Board shall have exercised its termination rights set forth in Section 5.02(b); provided, that in order for the termination of this Agreement pursuant to this Section 8.01(f) to be deemed effective, the Company shall have complied with all provisions of Section 5.02, including the notice provisions therein, and paid the amounts required by Section 8.02;

(g) by the Company, if (i) the Parent Board (or any committee thereof) shall have made an Adverse Recommendation Change or (ii) within ten (10) business days of the date any Takeover Proposal with respect to Parent shall have been made or communicated to Parent, the Parent Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger; provided that the Company exercises its termination right within ten (10) Business Days of the failure; or

(h) by Parent, if the Parent Board shall have exercised its termination rights set forth in Section 5.02(b); provided, that in order for the termination of this Agreement pursuant to this Section 8.01(h) to be deemed effective, Parent shall have complied with all provisions of Section 5.02, including the notice provisions therein, and paid the amounts required by Section 8.02.

[AGREEMENT AND PLAN OF MERGER]

65

Section 8.02 Termination Fee and Shareholder Termination Payment.

(a) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) after the date of this Agreement but before the Termination Date a Takeover Proposal with respect to the Company shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%;

(ii) this Agreement is terminated by the Company pursuant to Section 8.01(f);

(iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) after the date of this Agreement but before the date of such termination a Takeover Proposal with respect to the Company shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%; or

(iv) this Agreement is terminated by Parent pursuant to Section 8.01(e),

then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i) or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, (2) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 8.02(a), on the date of such termination, or (3) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date that is two business days after the date of such termination, pay Parent a fee equal to the Termination Fee by wire transfer of same-day funds. Notwithstanding the foregoing sentence, any termination of this Agreement under Section 8.01(b)(i) by the Company shall be deemed to be a termination of this Agreement under Section 8.01(c) or Section 8.01(e) if Parent would be entitled to terminate this Agreement under Section 8.01(c) or Section 8.01(e) (or would have been entitled to terminate this Agreement but for Parent’s inability to terminate this Agreement as a result of any applicable waiting or notice period as prescribed in such provisions), respectively, at the time of such termination by the Company. In case of the termination of this Agreement by the Company or Parent pursuant to Section 8.01(b)(iii), then the Company shall pay Parent an amount equal to $13,500,000 (the “Company Shareholder Termination Payment”) (which amount is intended as compensation for transaction expenses); provided that the Company would not have been entitled to terminate this Agreement pursuant to Section 8.01(b)(iv) or Section 8.01(d). In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee. In the event that either party terminates this Agreement pursuant to Section 8.01(b)(iii) and (A) after the date of this Agreement but before the Company Shareholder Meeting a Takeover Proposal with respect to the Company shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal, then the Company shall, upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, pay Parent the Termination Fee, less any portion of the Company Shareholder Termination Payment previously paid by the Company to Parent pursuant to this Section 8.02, by wire transfer of same-day funds; provided that for purposes of clause (B) of this sentence, all references in the definition of Takeover Proposal to 20% shall instead refer to 50%. Notwithstanding anything to the contrary contained in this Agreement, the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.

[AGREEMENT AND PLAN OF MERGER]

66

“Termination Fee” (the “Termination Fee”) means a fee equal to $53,000,000 if payable by the Company to Parent, and $143,000,000 if payable by Parent to the Company.

(b) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) after the date of this Agreement but before the Termination Date a Takeover Proposal with respect to Parent shall have been made or communicated to Parent or shall have been made directly to the shareholders of Parent generally and (B) within twelve (12) months after such termination Parent shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided that for purposes of this clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%;

(ii) this Agreement is terminated by Parent pursuant to Section 8.01(h);

(iii) this Agreement is terminated by the Company pursuant to Section 8.01(d) and (A) after the date of this Agreement but before the date of such termination a Takeover Proposal with respect to Parent shall have been made or communicated to Parent or shall have been made directly to the shareholders of Parent generally and (B) within twelve (12) months after such termination Parent shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal; provided, that for purposes of this clause (B) all references in the definition of Takeover Proposal to 20% shall instead refer to 50%; or

(iv) this Agreement is terminated by the Company pursuant to Section 8.01(g),

then Parent shall (1) in the case of a Termination Fee payable pursuant to clauses (i) or (iii) of this Section 8.02(b), upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, (2) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 8.02(b), on the date of such termination, or (3) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(b) on the date that is two business days after the date of such termination, pay the Company the Termination Fee by wire transfer of same-day funds. Notwithstanding the foregoing sentence, any termination of this Agreement under Section 8.01(b)(i) by Parent shall be deemed to be a termination of this Agreement under Section 8.01(d) or Section 8.01(g) if the Company would have been entitled to terminate this Agreement under Section 8.01(d) or Section 8.01(g) (or would have been entitled to terminate this Agreement but for the Company’s inability to terminate this Agreement as a result of any applicable waiting or notice period as prescribed in such provisions), respectively, at the time of such termination by Parent. In case of the termination of this Agreement by the Company or Parent pursuant to Section 8.01(b)(iv), then Parent shall pay the Company an amount of $13,500,000 (the “Parent Shareholder Termination Payment”) (which amount is intended as compensation for transaction expenses); provided that Parent would not have been entitled to terminate this Agreement pursuant to Section 8.01(b)(iii) or Section 8.01(c). In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(b), the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to the Company relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee. In the event that either party terminates this Agreement pursuant to Section 8.01(b)(iv) and (A) after the date of this Agreement but before the Parent Shareholder Meeting a Takeover Proposal with respect to Parent shall have been made or communicated to Parent or shall have been made directly to the shareholders of the Parent generally and (B) within twelve (12) months after such termination Parent shall have reached a definitive agreement to consummate, or shall have consummated a Takeover Proposal, then Parent shall, upon the earlier of the date of such definitive agreement and such consummation of a Takeover Proposal, pay the Company the Termination Fee, less any portion of the Parent Shareholder Termination Payment previously paid by Parent to the Company pursuant to this Section 8.02, by wire transfer of same-day funds; provided that for purposes of clause (B) of this sentence, all references in the definition of Takeover Proposal to 20% shall instead refer to 50%.

[AGREEMENT AND PLAN OF MERGER]

67

Notwithstanding anything to the contrary contained in this Agreement, Parent in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination.

(c) The parties acknowledge and agree that the agreements contained in Section 8.02(a) and Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails promptly to pay the amount due pursuant to Section 8.02(a), in the case of the Company, or Section 8.02(b), or in the case of Parent, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the non-paying party for the Termination Fee, the non-paying party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02, Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any material breach hereof.

Section 8.04 Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Shareholder Approval or the Parent Shareholder Approval; provided, however, that after any such approvals have been obtained, there shall be made no amendment that by Law requires further approval by the shareholders of the applicable party without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or, with respect to any amendment of this Agreement pursuant to Section 8.04, the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

[AGREEMENT AND PLAN OF MERGER]

68

Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), by e-mail of a pdf attachment (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

Facsimile No.: (615) 564-8204

Attention: Chad C. White, Vice President, Co-General Counsel and Secretary – CWhite@brookdaleliving.com with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Facsimile No.: (212) 735-2000
Attention:	Joseph A. Coco – Joseph.Coco@skadden.com Peter D. Serating – Peter.Serating@skadden.com if to the Company, to:

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, WA, 98112

Facsimile No.: (206) 204-6706

Attention: Mark A. Finkelstein, EVP–Corporate Development, General Counsel & Corporate Secretary – Mark.Finkelstein@emeritus.com with a copy to:

Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, Washington 98101 Facsimile No.: (206) 359-9577
Attention:	Andrew Bor – ABor@perkinscoie.com

Section 9.03 Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Applicable Closing Price” means an amount equal to VWAP of Parent Common Stock, multiplied by 0.95 (or 95%).

(c) “Case Estimate List” means the list of amounts estimated by Company management for purposes of settlement as of the date of this Agreement, which list has been provided to Parent prior to the date of this Agreement.

[AGREEMENT AND PLAN OF MERGER]

69

(d) “Cost Maximum” means $23,500,000.

(e) “Health Care Laws” means (i) all rules and regulations of the Medicare and Medicaid programs, including any formal regulatory interpretation of such rules and regulations, the Federal Employee Health Benefit Program, and any other federal health care program; (ii) all federal laws, rules, regulations and applicable formal regulatory interpretation of such laws, rules and regulations relating to health care fraud and abuse, including, without limitation: (A) the Anti-Kickback Law, 42 U.S.C. § 1320a-7b, 42 C.F.R. § 1001.952, (B) the federal false coding statute, 42 U.S.C. § 1320a-7a, (C) the federal physician self-referral prohibition, 42 U.S.C. § 1395nn, 42 C.F.R. § 411.351 et seq., and (D) the false claims act, 31 U.S.C. § 3729 et seq.; (iii) any and all state laws relating to health care fraud and abuse; (iv) state laws relating to Medicaid or any other state health care or health insurance programs; (v) federal or state laws related to billing or claims for reimbursement submitted to any third party payor; (vi) any other federal or state laws relating to fraudulent, abusive or unlawful practices connected with the provision of health care items or services provided to a beneficiary of any state, federal or other governmental health care or health insurance program or any private payor; and (vii) any and all federal and state laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements and the like.

(f) “Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) accruals for payroll and other liabilities accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such person of Indebtedness of others (excluding guarantees of Indebtedness in favor of the Company or any of its Subsidiaries), (g) all capital lease obligations of such person, (h) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor.

(g) a “Joint Venture” of any person means a person that is not a Subsidiary of such first person in which such first person or any of its Subsidiaries holds an equity interest.

(h) “Knowledge” of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the individuals listed in Section 9.03(h) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the individuals listed in Section 9.03(h) of the Parent Disclosure Letter;

(i) “Permitted Liens” means (i) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the use or value of the property subject thereto, (v) licenses of Intellectual Property in the ordinary course of business consistent with past practice, and (vi) any Liens described in, set forth in, or securing the Parent Leases or the Company Leases, as the case may be, or the Contracts described in Section 3.10(b) of the Company Disclosure Letter or the Contracts of Parent or any of its Subsidiaries;

[AGREEMENT AND PLAN OF MERGER]

70

(j) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(k) a “Subsidiary” of any person means (i) another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, (ii) another person of which such first person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent and (iii) a Joint Venture of such person. In this Agreement, the term “Subsidiary” when used with respect to Parent, shall include Merger Sub.

(l) “VWAP of Parent Common Stock” shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and are not intended to confer upon any person other than the parties any rights, benefits or remedies.

Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[AGREEMENT AND PLAN OF MERGER]

71

Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion any of or all its rights, interests and obligations under this Agreement to any direct or indirect, wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder (except in the case of any such request). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware and (d) irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in a Federal court located in the State of Delaware or of any state court located in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature page follows]

[AGREEMENT AND PLAN OF MERGER]

72

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BROOKDALE SENIOR LIVING INC.

By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Chief Executive Officer

BROADWAY MERGER SUB CORPORATION

By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Chief Executive Officer

EMERITUS CORPORATION

By:	/s/ Mark A. Finkelstein
	Name:	Mark A. Finkelstein
	Title:	General Counsel & Corporate Secretary

[AGREEMENT AND PLAN OF MERGER]

Exhibit A

Articles of Incorporation

EXHIBIT A

[AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

AMENDED ARTICLES OF INCORPORATION

OF

EMERITUS CORPORATION

ARTICLE 1. NAME

The name of this corporation is Emeritus Corporation.

ARTICLE 2. SHARES

This corporation shall have authority to issue [                ] shares of Common Stock having a par value of [                 per share].

ARTICLE 3. PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into or exercisable for shares of stock of this corporation.

ARTICLE 4. CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

ARTICLE 5. DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE 6. LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE 7. SHAREHOLDER APPROVAL BY CONSENT IN LIEU OF MEETING

So long as this corporation is not a public company, corporate action required or permitted to be approved by a shareholder vote at a meeting of shareholders may be taken without a meeting or a vote if the corporate action is approved by a single shareholder consent or multiple counterpart shareholder consents executed by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted.

ARTICLE 8. AUTHORITY TO AMEND ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.

Exhibit B

Closing Regulatory Consents

See Section 3.05(e) of the Company Disclosure Letter.

EXHIBIT B

[AGREEMENT AND PLAN OF MERGER]

Exhibit C

Voting Agreement

EXHIBIT C

[AGREEMENT AND PLAN OF MERGER]

Annex C

VOTING AGREEMENT

VOTING AGREEMENT, dated as of February 20, 2014 (this “Agreement”), by and among Brookdale Senior Living Inc., a Delaware corporation (“Parent”), and the undersigned shareholders (“Shareholders”) of Emeritus Corporation, a Washington corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Broadway Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Company, are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”), and each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, as of the date of this Agreement, each Shareholder beneficially owns (as defined under Rule 13d-3 of the Exchange Act) and is entitled to vote the number of outstanding shares of Company Common Stock set forth opposite such Shareholder’s name on Schedule 1 hereto (the “Existing Shares”);

WHEREAS, each Shareholder other than Stanley L. Baty (each such Shareholder, a “Locked-Up Shareholder”) has also agreed to certain limitations on their ability to offer, sell, contract to sell or otherwise dispose of the shares of Parent Common Stock received by them in the Merger for 60 days following the Effective Time, as set forth herein; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent has required that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.

Accordingly, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a) “Affiliate” shall have the meaning set forth in Rule 12b–2 promulgated under the Exchange Act, provided, that no Shareholder shall be deemed an Affiliate of any other holder of common stock of the Company solely by reason of any investment in the Company.

(b) “Covered Shares” means the Existing Shares that are beneficially owned by the Shareholders, together with any other shares of Company Common Stock or other voting capital stock of the Company that the Shareholders acquire beneficial ownership of during the period from the date of this Agreement through the Termination Date.

(c) “Existing Shareholders Agreement” means the Amended and Restated Shareholders Agreement, dated as of March 29, 2007, by and among the Company and the shareholders party thereto, as amended.

(d) “Lock-up Period” means the period commencing on the Effective Time and ending 60 days after the Effective Time.

(e) “Parent Covered Shares” means all shares of Parent Common Stock beneficially owned by the Shareholders as of the Effective Time.

(f) “Transfer” means, directly or indirectly, to sell, exchange, transfer, assign, lease, encumber, hypothecate, pledge or otherwise transfer or dispose of, with or without consideration, including, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntary or by operation of law, by merger, by tendering into any tender or exchange offer, by testamentary disposition, or otherwise, or to enter into any contract, option or other agreement with respect to any sale, exchange, transfer, assignment, lease, encumbrance, hypothecation, pledge or similar transfer or disposition.

ARTICLE II

VOTING

Section 2.1 Agreement to Vote. Each Shareholder hereby agrees that during the term of this Agreement (as described in Section 5.1), at the Company Shareholders Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, and in connection with any written consent of the shareholders of the Company, it shall, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if applicable) covering, all of its Covered Shares (i) in favor of the approval of the Merger Agreement, (ii) in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement, (iii) against any action, proposal, transaction or agreement that would reasonably be expected to result in (A) a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or (B) a breach of any representation, warranty, covenant or other agreement or obligation of such Shareholder contained in this Agreement; (iv) against any Takeover Proposal with respect to the Company; and (v) against any amendment of the Company’s organizational documents (other than the amendments of the Company’s organizational documents resulting from the Merger), which amendment would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of Company Common Stock (collectively, “Frustrating Transactions”). Each Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

Section 2.2 Granting of Irrevocable Proxy and Voting Instructions. In connection with the execution of this Agreement, to facilitate the agreements referred to in Section 2.1, each Shareholder hereby appoints Parent and a designee of Parent, or any one of them, the true and lawful attorneys in fact, agents and proxies of the Shareholder to represent the Shareholder at any meeting of the shareholders of the Company, or action by written consent, at which the Merger is being considered, and at any postponements and adjournments of such meeting. Each Shareholder affirms that the irrevocable proxy is coupled with an interest and is granted in order to secure the Shareholder’s performance under this Agreement and also in consideration of Parent entering into this

2

Agreement and the Merger Agreement, and that until the termination of this Agreement such proxy may not be revoked. If the Shareholder fails for any reason to be counted as present, consent or vote the Covered Shares in accordance with the requirements of Section 2.1(a) and (b) above (or anticipatorily breaches such section), then Parent shall have the right to cause to be present, consent or vote the Covered Shares in accordance with the provisions of Section 2.1(a) and (b). The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement. Parent or its designee may not exercise this irrevocable proxy on any matter except as provided in this Article II, and each Shareholder may vote the Covered Shares on all other matters to the extent not inconsistent with this Agreement.

ARTICLE III

OTHER COVENANTS

Section 3.1 Prohibition on Transfers of Covered Shares, Other Actions. Except as otherwise permitted under this Agreement (including in the case of Section 3.3, except as otherwise restricted by Section 3.3):

(a) Each Shareholder hereby agrees not to:

(i) Transfer any of the Covered Shares or Transfer beneficial ownership or any other interest in any of the Covered Shares, except (A) by using Covered Shares (or effecting a “net exercise” of a Company Stock Option) either to pay the exercise price upon the exercise of a Company Stock Option or to satisfy the Shareholder’s tax withholding obligation upon the exercise of a Company Stock Option or Restricted Stock or to satisfy the Shareholder’s tax withholding obligation upon the exercise of a Company Stock Option or Restricted Stock, in each case as permitted pursuant to the terms of any Company Plan, (B) transferring Covered Shares to Affiliates, immediate family members, a trust established for the benefit of Shareholder and/or for the benefit of one or more members of Shareholder’s immediate family or charitable organizations or upon the death of Shareholder, provided that, as a condition to such Transfer, the recipient (a “Permitted Transferee”) agrees to be bound by this Agreement and delivers a joinder to this Agreement in a form reasonably acceptable to Parent, or (C) with Parent’s prior written consent,

(ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement,

(iii) take any action that would reasonably be expected to restrict or otherwise affect the Shareholder’s power, authority and right to comply with and perform its covenants and obligations under this Agreement or (iv) discuss, negotiate, make an offer or enter into an agreement, contract, commitment or other arrangement with respect to any matter related to this Agreement.

Any Transfer in violation of this Section 3.1 shall be void ab initio and of no force or effect. No Shareholder shall deposit (or cause or permit the deposit of) any Covered Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Covered Shares.

(b) Each Shareholder agrees that it shall not, and shall cause each of its Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that the Shareholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with or supporting the opposition or competition with the transactions contemplated by the Merger Agreement.

3

(c) Each Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any respect or would reasonably be expected to have the effect of preventing or impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under or contemplated by this Agreement.

(d) Each Shareholder hereby directs the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Covered Shares (and that this Agreement places limits on the voting and Transfer of such Covered Shares) and shall ensure that an appropriate legend is affixed to the certificates representing the Covered Shares.

Section 3.2 Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or if any stock dividend or stock distribution is declared, in each case affecting the Covered Shares, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. Each Shareholder hereby agrees, while this Agreement is in effect, promptly to notify Parent of the number of any new shares of Company Common Stock with respect to which beneficial ownership is acquired by such Shareholder, if any, after the date hereof and before the Effective Time. Any such shares shall automatically become subject to the terms of this Agreement as Covered Shares as though owned by the Shareholder as of the date hereof.

Section 3.3 No Solicitation. Each Shareholder hereby agrees that during the term of this Agreement, it shall not, and shall cause its Affiliates and Representatives not to, take any action that the Company and any of its Subsidiaries are otherwise prohibited from taking under Section 5.02 of the Merger Agreement. Each Shareholder agrees to promptly (and in any event within 24 hours) advise Parent orally and in writing of any Takeover Proposal or Frustrating Transaction or inquiry made to the Shareholder with respect to, or that is reasonably likely to lead to, any Takeover Proposal or Frustrating Transaction, on the timing and with the same amount of detail as is required under the Merger Agreement with respect to any Takeover Proposal received by the Company.

Section 3.4 Prohibition on Transfer of Parent Covered Shares.

(a) Neither a Locked-Up Shareholder nor any of its Permitted Transferees may Transfer any of its Parent Covered Shares, or Transfer beneficial ownership or any other interest in any of its Parent Covered Shares, during the Lock-up Period.

(b) Notwithstanding Section 3.4(a), at any time a Locked-Up Shareholder may Transfer Parent Covered Shares to a Permitted Transferee so long as such Permitted Transferee executes a joinder to this Agreement at the time of such Transfer providing that such person shall be bound by, and shall fully comply with, the terms of this Agreement, and thereupon such Permitted Transferee shall become a Locked-Up Shareholder hereunder.

(c) Any attempted Transfer of Parent Covered Shares by a Locked-Up Shareholder or its Permitted Transferee not in compliance with this Section 3.4 shall be void and shall not be recognized or registered upon the books of Parent. Each Locked-Up Shareholder or its Permitted Transferee, shall notify Parent immediately upon the occurrence of an involuntary Transfer of its Parent Covered Shares during the Lock-up Period.

Section 3.5 Appraisal Rights. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have (including under Chapter 23B.13 of the WBCA).

Section 3.6 Further Assurances. From time to time at the request of Parent, and without further consideration, each Shareholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

4

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. Such Shareholder, if an entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed (except to the extent the “good standing” concept is not applicable in such jurisdiction) and has all requisite power and authority to carry on its business as now being conducted. Such Shareholder, if an entity, is duly qualified or licensed to do business and is in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) Authority; Noncontravention.

(i) Each Shareholder has all requisite corporate or individual, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated by this Agreement have been duly authorized by all necessary action (corporate or otherwise) on the part of the Shareholder, and no other corporate or other proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity).

(ii) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Shareholder under, (A) the Shareholder’s organizational documents (if applicable), (B) any Contract to which the Shareholder is a party or any of its properties or other assets is subject or (C) any Law applicable to the Shareholder or its properties or other assets.

(c) Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by the Shareholder in connection with the execution and delivery of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(d) Ownership. Such Shareholder is the owner of record (or the controlling Person of the owner of record) and beneficial owner of such Shareholder’s Existing Shares, free and clear of any Lien, other than any Liens pursuant to this Agreement and except as identified in Schedule I attached hereto. As of the date of this Agreement, such Shareholder’s Existing Shares constitute all of the shares of Company Common Stock beneficially owned or owned of record by such Shareholder. Such Shareholder (directly or through wholly owned Subsidiaries) is the sole beneficial owner and has and will have at all times through the Closing sole beneficial ownership, sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such

5

Shareholder’s Existing Shares and with respect to all of the Covered Shares beneficially owned by such Shareholder at all times through the Closing.

(e) Acknowledgement. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

(f) Existing Shareholders Agreement. Such Shareholder understands and acknowledges that effective as of the Effective Time, it shall own no shares of Company Common Stock and the Existing Shareholders Agreement shall terminate in accordance with its terms as of the Effective Time.

(g) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by such Shareholder (in its capacity as such).

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. This Agreement shall automatically terminate on the earliest to occur of (such date, the “Termination Date”) (i) the termination of this Agreement by the mutual written consent of Parent and the Shareholders, (ii) the Effective Time, (iii) the date of valid termination of the Merger Agreement in accordance with its terms and (iv) the entering into or effectiveness of any amendment, modification, supplement or waiver under the Merger Agreement which amendment, modification, supplement or waiver would (a) reduce the exchange ratio or form of or composition of the per share merger consideration payable in the Merger, (b) extend the Termination Date, or (c) materially and adversely impact the Shareholder in the Shareholder’s capacity as a holder of Common Stock of the Company, and after the occurrence of any such applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of Section 3.4 and Article V shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit the liability of any party for any breach of this Agreement occurring prior to such termination.

Section 5.2 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed), by e-mail of a pdf attachment (for which a confirmation email is obtained), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

Facsimile No.: (615) 564-8204

Attention: Chad C. White

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile No.: (212) 735-2000

Attention: Joseph A. Coco

         Peter D. Serating

6

If to any Shareholder: to such Shareholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

Section 5.3 Interpretation; Certain Definitions. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 5.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 5.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all Exhibits and Annexes hereto) and the Merger Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties any rights, benefits or remedies.

Section 5.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 5.7 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

7

Section 5.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.9 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware and (d) and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement in a Federal court located in the State of Delaware or of any state court located in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 5.11 Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent and each Shareholder.

Section 5.12 Extension; Waiver. At any time before the termination of this Agreement, Parent, on the one hand, and the Shareholders, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.13 No Ownership Interest. Except as expressly provided herein or in the Merger Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Parent shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

8

Section 5.14 Fees and Expenses. All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.15 Shareholder Capacity. Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Shareholder are made solely with respect to such Shareholder and the Covered Shares. Each Shareholder is entering into this Agreement solely in its capacity as the beneficial owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Company Subsidiary) in his or her capacity as a director, board committee member or officer of the Company (or a Subsidiary of the Company), including participating in his or her capacity as a director of the Company or a Subsidiary of the Company in any discussions or negotiations in accordance with Section 5.02 of the Merger Agreement. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

[Signature page follows]

9

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

BROOKDALE SENIOR LIVING INC.

By:	/s/ T. Andrew Smith
	Name:	T. Andrew Smith
	Title:	Chief Executive Officer

/s/ Daniel R. Baty
Daniel R. Baty

/s/ Stanley L. Baty
Stanley L. Baty

/s/ Stanley L. Baty
Stanley L. Baty, as Co-Trustee of the Baty 2014
Grantor Retained Annuity Trust

/s/ Brandon D. Baty
Brandon D. Baty, as Co-Trustee of the Baty 2014
Grantor Retained Annuity Trust

B.F., LIMITED PARTNERSHIP

By:	COLUMBIA-PACIFIC GROUP, INC.,
General Partner

	By:	/s/ Brandon D. Baty
Brandon D. Baty, President

[Signature Page to Voting Agreement]

Schedule I

SHAREHOLDER INFORMATION

Name and Contact Information	Shares of Company Common Stock

Daniel R. Baty 1910 Fairview Ave E, Suite 500 Seattle, WA 98102	1,167,915	[1]

Baty 2014 Grantor Retained Annuity Trust Stan and Brandon Baty, Co-Trustees 1910 Fairview Ave E, Suite 500 Seattle, WA 98102	1,657,504	[1]

B.F., Limited Partnership 1910 Fairview Ave E, Suite 500 Seattle, WA 98102	2,951,920	[1]

Stanley L. Baty 1910 Fairview Ave E, Suite 500 Seattle, WA 98102	117,400

Counsel for the above listed Shareholders:

Edward A. Harley Foster Pepper PLLC 1111 Third Ave., Ste. 3400 Seattle, WA 98101-3299 Fax: 206-749-2031

[1]	Certain of these shares are pledged as collateral as part of such shareholder’s overall personal financial planning.

Annex D

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, New York 10105

February 20, 2014

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

Letter Agreement

Re: Stockholders Agreement

Reference is made to (i) the Stockholders Agreement, dated as of November 28, 2005 (as amended, the “Stockholders Agreement”), by and among Brookdale Senior Living Inc. (the “Company”), FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II and Health Partners, and (ii) the Agreement and Plan of Merger, dated as of February 20, 2014 (the “Merger Agreement”), by and among the Company, Broadway Merger Sub Corporation and Emeritus Corporation. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement or the Merger Agreement, as applicable.

The holders of shares of Common Stock party to the Stockholders Agreement (together with their Affiliates that hold shares of Common Stock, the “Stockholders”) agree that they will not exercise their registration rights under the Stockholders Agreement in connection with any Underwritten Offering of shares of Common Stock following the execution of the Merger Agreement until the earlier of (x) the date the Form S-4 is filed with the SEC or (y) the date the Merger Agreement is terminated. The Company hereby acknowledges and agrees that it shall not take any action pursuant to, or exercise any rights under, Section 5.3(d) of the Stockholders Agreement in connection with any sale or distribution of shares of Common Stock by any Stockholder following the Form S-4 being filed and prior to the Closing (such period, the “Offering Period”). The Company hereby further acknowledges and agrees that (1) it shall not conduct any sale or distribution, including any Public Offering (other than pursuant to the Form S-4 or any Registration Statement on Form S-8), of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such equity securities (all such securities, “Equity Securities”) following the date of this letter agreement and until the expiration of a period of 30 consecutive days following the filing of the Form S-4 during which the financial information set forth in the Form S-4 and Shelf Registration Statement is not “stale” (such 30 day period, the “Restricted Period”) and, (2) if any Stockholder or group of Stockholders conducts a sale or distribution of shares of Common Stock during the Restricted Period of at least 5,000,000 shares in the aggregate, then the Company shall not conduct any sale or distribution, including any Public Offering (other than pursuant to the Form S-4 or any Registration Statement on Form S-8), of Equity Securities, for at least 30 days following the completion of such sale or distribution by the Stockholder. In the event that the Company conducts any sale or distribution, including any Public Offering, of Equity Securities, the Company acknowledges and agrees that notwithstanding anything to the contrary in Section 5.5 of the Stockholders Agreement, the Stockholders shall not be required to refrain from effecting any public sale or distribution of Equity Securities for a period in excess of 30 days following the completion of such sale or distribution by the Company.

The Company further acknowledges and agrees that it shall comply with its obligations under Section 6.01(a) of the Merger Agreement and shall use its reasonable best efforts to cause Emeritus Corporation to comply with its obligations under Sections 6.01(a) and 6.10 of the Merger Agreement, in each case as such sections of the Merger Agreement are in effect on the date hereof.

Notwithstanding anything in the Stockholders Agreement to the contrary, in the event that at any time the Stockholders have Beneficial Ownership of (i) less than 10% of the Voting Power of the Company in the aggregate, then FIG LLC shall cause one director designated by it to immediately resign from the Company Board and (ii) less than 5,000,000 shares of Common Stock in the aggregate, then (a) FIG LLC shall cause the remaining director designated by it to immediately resign from the Company Board; (b) the provisions of Section 5.5 of the Stockholders Agreement shall no longer be applicable; and (c) (1) if any Stockholder exercises its rights under Section 5.2(a) of the Stockholders Agreement in connection with a Piggyback Registration and (2) Section 5.2(b) of the Stockholders Agreement applies to such Piggyback Registration, then, notwithstanding Section 5.2(b)(i) of the Stockholders Agreement, the Company will include in the registration statement applicable to such Piggyback Registration all of the Registrable Securities sought to be registered by the Stockholders which exercised their rights under Section 5.2(a) of the Stockholders Agreement before it includes any securities sought to be included by the Company or any other person.

If and to the extent that a Stockholder holds shares of Common Stock as of the record date for the Parent Shareholders Meeting and is entitled to vote such shares at the Parent Shareholders Meeting (such shares of Common Stock, the “Subject Shares”), such Stockholder shall (i) appear at the Parent Shareholders Meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted) all of its Subject Shares in favor of (x) the approval of the Stock Issuance and (y) the approval and adoption of the Parent Charter Amendment. The Stockholders’ obligations set forth in this paragraph shall terminate upon the making of any waiver, amendment or other modification of the Merger Agreement that (i) increases the amount or value of, or changes the type of, consideration payable to the holders of shares of Company Common Stock or (ii) is otherwise adverse to holders of shares of Common Stock.

The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this letter agreement, without regard to conflicts of law doctrines. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO DISPUTES HEREUNDER.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS LETTER AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS LETTER AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH IN THE STOCKHOLDERS AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS LETTER AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

The invalidity, illegality or unenforceability of one or more of the provisions of this letter agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this letter agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Each party hereto acknowledges and agrees that a violation of any of the terms of this letter agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available. Therefore, the

2

parties agree that each party shall be entitled to, an injunction, restraining order, specific performance or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of this letter agreement.

Except as expressly set forth herein, the Stockholders Agreement remains in full force and effect and shall not be deemed to have been further amended by this letter agreement.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same letter agreement.

[Remainder of page left blank intentionally]

3

IN WITNESS WHEREOF, each of the parties has caused this letter agreement to be duly executed on its behalf as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:	/s/ T. Andrew Smith
Name: T. Andrew Smith
Title: Chief Executive Officer

[Signature Page to Letter Agreement]

FORTRESS INVESTMENT FUND IV (FUND A) L.P.
FORTRESS INVESTMENT FUND IV (FUND B) L.P.
FORTRESS INVESTMENT FUND IV (FUND C) L.P.
FORTRESS INVESTMENT FUND IV (FUND D) L.P.
FORTRESS INVESTMENT FUND IV (FUND E) L.P.
FORTRESS INVESTMENT FUND IV (FUND F) L.P.
FORTRESS INVESTMENT FUND IV (FUND G) L.P.
FORTRESS INVESTMENT FUND IV (COINVESTMENT FUND A) L.P.
FORTRESS INVESTMENT FUND IV (COINVESTMENT FUND B) L.P.
FORTRESS INVESTMENT FUND IV (COINVESTMENT FUND C) L.P.
FORTRESS INVESTMENT FUND IV (COINVESTMENT FUND D) L.P.
FORTRESS INVESTMENT FUND IV (COINVESTMENT FUND F) L.P.
FORTRESS INVESTMENT FUND IV (COINVESTMENT FUND G) L.P.

By	its General Partner Fortress Fund IV GP L.P.

By	its General Partner Fortress Fund IV GP Holdings Ltd.

By:	/s/ John Morrissey
Name: John Morrissey
Title: Chief Financial Officer

[Signature Page to Letter Agreement]

FORTRESS RIC COINVESTMENT FUND LP

By its General Partner RIC Coinvestment Fund GP LLC

By:	/s/ John Morrissey
Name: John Morrissey
Title: Chief Financial Officer

[Signature Page to Letter Agreement]

WESLEY EDENS (as Permitted Transferee of PRIN 2 HOLDING LLC)

By:	/s/ Wesley Edens
Name: Wesley Edens

[Signature Page to Letter Agreement]

RANDAL NARDONE (as Permitted Transferee of PRIN 3N HOLDING LLC)

By:	/s/ Randal Nardone
Name: Randal Nardone

[Signature Page to Letter Agreement]

DBD BKD LLC (as Permitted Transferee of Drawbridge Special Opportunities Fund LP)

By:	/s/ David N. Brooks
Name: David N. Brooks

[Signature Page to Letter Agreement]

DBO BKD LLC (as Permitted Transferee of Drawbridge Special Opportunities Fund Ltd.)

By:	/s/ David N. Brooks
Name: David N. Brooks

[Signature Page to Letter Agreement]

FIG LLC

By:	/s/ David N. Brooks
Name: David N. Brooks

[Signature Page to Letter Agreement]

Annex E

CONFIDENTIAL

February 20, 2014

The Board of Directors

Brookdale Senior Living Inc.

111 Westwood Place

Suite 400

Brentwood, Tennessee 37037

Ladies and Gentlemen:

CSCA Capital Advisors, LLC, the broker dealer subsidiary of CS Capital Advisors, LLC (collectively “CSCA”) understands that Brookdale Senior Living Inc., a Delaware corporation (the “Company”), intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”), to be dated February 20, 2014, among the Company, Broadway Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Emeritus Corporation, a Washington corporation (“Emeritus”). Pursuant to the terms, conditions and adjustments set forth in the Merger Agreement, the parties thereto propose to effect a merger (the “Transaction”) pursuant to which, at the Effective Time, (i) Merger Sub will be merged with and into Emeritus, whereupon the separate existence of Merger Sub shall cease, and Emeritus shall continue as the surviving entity, and (ii) each outstanding share of common stock, par value $0.0001 per share (the “Emeritus Common Stock”), of Emeritus, other than certain shares as specified in the Merger Agreement, will be converted into the right to receive 0.95 of a share of common stock, par value $0.01 per share (the “Company Common Stock”), of Parent (the “Exchange Ratio”), subject to adjustment as provided in Section 2.01(d) of the Merger Agreement and subject to the right to receive cash in lieu of fractional shares of Company Common Stock, if any, into which such shares of Emeritus Common Stock have been converted (collectively, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In accordance with the terms of our engagement letter dated February 18, 2014 (the “Engagement Letter”), you have requested that CSCA render an opinion to you (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the Exchange Ratio to the Company.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things:

(i)	Review of certain publicly available financial statements and other publicly available business, financial and other information relating to the Company and Emeritus;

(ii)	Review of certain internal non-public financial due diligence information and operating data, including (i) a draft, each delivered on February 19, 2014, of the annual report on Form 10-K for the fiscal year ended December 31, 2013 of each of the Company and Emeritus and (ii) historical and projected financial information relating to the business, earnings, cash flow, assets, liabilities, capitalization and future results of each of the Company, as prepared by management of the Company (“Company Forecasts”), and Emeritus, as prepared by management of Emeritus (“Emeritus Forecasts”);

(iii)	Review of an alternative version of the Emeritus Forecasts incorporating certain adjustments thereto made by the management of the Company (the “Company-Emeritus Forecasts” and, together with the Company Forecasts and the Emeritus Forecasts, the “Forecasts”) and discussed with management of the Company its assessment as to the relative likelihood of achieving the future financial results reflected in the Company-Emeritus Forecasts;

(iv)	Review of certain estimates as to the amount and timing of the net cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of the Company to result from the Transaction;

(v)	Review of the Merger Agreement, dated February 20, 2014, and the Voting Agreement, dated February 20, 2014, each provided to us by management and the legal advisors of the Company;

(vi)	Review of terms of certain agreements of the Company and Emeritus and related amendments, waivers and consents that CSCA deemed relevant to its analysis;

(vii)	Discussions with (a) the senior management of the Company and Emeritus concerning the historical and current business, operations, financial condition and prospects of Emeritus and (b) the senior management of the Company concerning the historical and current business, operations, financial condition and prospects of the Company and such other matters as CSCA deemed relevant;

(viii)	Review of the trading histories of shares of the Company Common Stock and shares of the Emeritus Common Stock, and comparisons of such trading histories with each other and with the trading histories of other companies as CSCA deemed relevant;

(ix)	Comparison of certain financial and stock market information of the Company and Emeritus with similar information of other companies as CSCA deemed relevant;

(x)	Review of the financial terms, to the extent available, of certain unrelated acquisition transactions, and comparisons of such terms with the Transaction, as CSCA deemed relevant to its analysis;

(xi)	Performance of various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies;

(xii)	Review of the relative forecasted financial contributions of the Company and Emeritus to the future financial performance of the combined company on a pro forma basis; and

(xiii)	Performance of such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of the healthcare services and real estate industries, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, at the direction of the Company, that the terms of the Transaction will conform in all material respects with those set forth in the Merger Agreement, dated February 20, 2014, provided to CSCA. CSCA has also assumed that all of the agreements provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Transaction and all related transactions described in or contemplated by the Merger Agreement occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the Company and each other party to any agreement entered into in connection with the Transaction will be true and correct, that the Company and each other party to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Transaction will be satisfied without any modification or waiver thereof. CSCA has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transaction will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on the Company, Emeritus or the contemplated Transaction, except as provided by the Merger Agreement. We have assumed, at the direction of the Company, that the

Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In preparing this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by CSCA and the financial statements and Forecasts as provided by the management and/or representatives of the Company and/or Emeritus. With respect to financial information, the Forecasts, the Synergies and other information provided to or otherwise discussed with CSCA, CSCA has assumed and was advised by the management of the Company that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of the Company) on a basis that reflects the best currently available estimates and good faith judgment of the management of the Company as to the historical and expected future financial performance of the Company or Emeritus, (ii) such projections provide a reasonable basis for this Opinion and (iii) there has been no material adverse change in the assets, financial condition, business or prospects of the Company or Emeritus. CSCA expresses no opinion as to the Forecasts or the assumptions on which they were made. CSCA has also relied, at the direction of the Company, on the assessments of management of the Company as to the Company’s ability to achieve the Synergies and has been advised by the Company, and has assumed, that the Synergies will be realized in the amounts and at the times projected.

CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of the Company and Emeritus that they are not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading with regard to the Company or Emeritus. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any properties, of either the Company or Emeritus and did not attempt to assess or value any of the intangible assets of the Company or Emeritus (including goodwill), nor has CSCA obtained or been furnished with any such appraisals. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Company, Emeritus or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters.

In performing its analyses, CSCA made numerous assumptions with respect to the healthcare services and real estate industries and general business and economic conditions that are beyond the control of those managing and operating the Company or Emeritus. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

CSCA was not engaged to and did not review, nor is it expressing any opinion with respect to, any alternative to the Transaction, financing transaction or other strategic alternatives that may be available to the Company with respect to Emeritus or otherwise. CSCA’s opinion also does not address the merits of the          underlying decision by the Company to engage in the Transaction. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, legal and accounting matters relating to the Merger Agreement, the Transaction or the consequences of the Transaction on the Company or any stockholder of the Company. This Opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Transaction, or class of such persons, relative to the Exchange Ratio.

This Opinion is necessarily based on economic, market, financial and other conditions and circumstances as in effect on, and the information made available to CSCA, as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

CSCA is an investment banking firm providing corporate advisory, capital raising and restructuring services to a wide range of companies, real estate investment trusts and investors in the health care and commercial real estate industries and related service sectors from which conflicting interests or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a non-contingent fee from the Company for its services pursuant to the Engagement Letter, payable at the time it renders this Opinion. CSCA will also receive a significant success fee from the Company, which fee is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of its engagement. In the two years preceding the date of this Opinion, CSCA has performed various investment banking services for each of the Company and Emeritus unrelated to the Transaction and has received customary fees for such services. CSCA has in the past and may in the future provide investment banking and advisory services to the Company and certain of the Company’s lessors, lenders, joint venture partners and stockholders for which it has received and may in the future receive customary fees and expenses.

This Opinion was approved by a fairness committee consisting of senior members of management of CSCA.

It is understood that this Opinion is solely for the use of the Company’s Board of Directors in its consideration of the Transaction and may not be used for any other purpose. This Opinion does not constitute a recommendation to the Company’s Board of Directors on whether or not to approve the Transaction or to take any other action in connection with the Transaction or otherwise, including how any member of the Board of Directors should vote with respect to the Transaction. CSCA has not been requested to opine as to, and this Opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. Furthermore, CSCA expresses no view as to the price or trading range for shares of the Company Common Stock or Emeritus Common Stock following the consummation of the Transaction. CSCA also has not been requested to opine as to, nor has CSCA undertaken to opine or recommend, how any stockholder should vote or act in connection with the Transaction or any related matter.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by the Company with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by the Company with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.

Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ CSCA CAPITAL ADVISORS, LLC

CSCA CAPITAL ADVISORS, LLC

Annex F

Merrill Lynch, Pierce, Fenner & Smith Incorporated

February 20, 2014

The Board of Directors

Brookdale Senior Living Inc.

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

Members of the Board of Directors:

We understand that Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), proposes to enter into an Agreement and Plan of Merger, dated as of February 20, 2014 (the “Agreement”), among Brookdale, Broadway Merger Sub Corporation, a Delaware corporation and a direct wholly owned subsidiary of Brookdale (“Merger Sub”), and Emeritus Corporation, a Washington corporation (“Emeritus”), pursuant to which, among other things, Merger Sub will merge with and into Emeritus (the “Transaction”) and each outstanding share of the common stock, par value $0.0001 per share, of Emeritus (“Emeritus Common Stock”), other than Dissenting Shares (as defined in the Agreement), fractional shares and shares of Emeritus Common Stock owned by Emeritus or its wholly-owned Subsidiaries (as defined in the Agreement) or Brookdale or any of its Subsidiaries (as defined in the Agreement), shall automatically be converted into the right to receive 0.95 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Brookdale (“Brookdale Common Stock”), subject to adjustment as provided in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to Brookdale of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Emeritus and Brookdale;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Emeritus furnished to or discussed with us by the management of Emeritus, including certain financial forecasts relating to Emeritus prepared by the management of Emeritus (such forecasts, the “Emeritus Forecasts”);

(3)	reviewed an alternative version of the Emeritus Forecasts incorporating certain adjustments thereto made by the management of Brookdale (the “Brookdale-Emeritus Forecasts”) and discussed with the management of Brookdale its assessments as to the relative likelihood of achieving the future financial results reflected in the Emeritus Forecasts and the Brookdale-Emeritus Forecasts;

(4)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Brookdale furnished to or discussed with us by the management of Brookdale, including certain financial forecasts relating to Brookdale prepared by the management of Brookdale (such forecasts, the “Brookdale Forecasts”);

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Brookdale Senior Living Inc.

(5)	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, including the related costs (collectively, the “Synergies”) anticipated by the management of Brookdale to result from the Transaction;

(6)	discussed the past and current business, operations, financial condition and prospects of Emeritus with members of senior managements of Emeritus and Brookdale, and discussed the past and current business, operations, financial condition and prospects of Brookdale with members of senior management of Brookdale;

(7)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Brookdale, including the potential effect on Brookdale’s estimated cash from facility operations per share;

(8)	reviewed the trading histories for Emeritus Common Stock and Brookdale Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(9)	compared certain financial and stock market information of Emeritus and Brookdale with similar information of other companies we deemed relevant;

(10)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(11)	reviewed the relative financial contributions of Emeritus and Brookdale to the future financial performance of the combined company on a pro forma basis;

(12)	reviewed the Agreement; and

(13)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Brookdale and Emeritus that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Emeritus Forecasts, we have been advised by Emeritus, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Emeritus as to the future financial performance of Emeritus. With respect to the Brookdale-Emeritus Forecasts, the Brookdale Forecasts and the Synergies, we have assumed, at the direction of Brookdale, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Brookdale as to the future financial performance of Emeritus and Brookdale and the other matters covered thereby and, based on the assessments of the management of Brookdale as to the relative likelihood of achieving the future financial results reflected in the Emeritus Forecasts and Brookdale-Emeritus Forecasts, we have relied, at the direction of Brookdale, on the Brookdale-Emeritus Forecasts for purposes of our opinion. We have relied, at the direction of Brookdale, on the assessments of the management of Brookdale as to Brookdale’s ability to achieve the Synergies and have been advised by Brookdale, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Emeritus or Brookdale, nor have we made any physical inspection of the properties or assets of Emeritus or Brookdale. We have not evaluated the solvency or

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Brookdale Senior Living Inc.

fair value of Emeritus or Brookdale under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Brookdale, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. We have assumed, at the direction of Brookdale, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. We also are not expressing any view or opinion with respect to, and have relied, with the consent of Brookdale, upon the assessments of representatives of Brookdale regarding, legal, regulatory, accounting, tax and similar matters relating to Emeritus, Brookdale, any related entity and the Transaction (including the contemplated benefits thereof) as to which we understand that Brookdale obtained such advice as it deemed necessary from qualified professionals. Our opinion is limited to the fairness, from a financial point of view, to Brookdale of the Exchange Ratio provided for in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to Brookdale or in which Brookdale might engage or as to the underlying business decision of Brookdale to proceed with or effect the Transaction. We are not expressing any opinion as to what the value of Brookdale Common Stock actually will be when issued or the prices at which Brookdale Common Stock or Emeritus Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Brookdale in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Brookdale has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Brookdale, Emeritus and certain of their respective affiliates, including Fortress Investment Group LLC (“Fortress”), an affiliate of Brookdale, and certain of its affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Brookdale, Fortress and certain of its affiliates and portfolio companies, and have received or in the future may receive compensation for the rendering

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

The Board of Directors

Brookdale Senior Living Inc.

of these services, including (i) having acted or acting as lender under certain term loans, letters of credit and credit facilities for Brookdale, (ii) having acted as an administrative agent and/or a bookrunner and arranger for, and a lender (including in some instances a letter of credit or swing line lender) under, certain term loans, letters of credit and other credit facilities and arrangements of Fortress and certain of its affiliates and portfolio companies, (iii) having provided or providing certain treasury and trade management services and products to Brookdale, Fortress and certain of its affiliates and portfolio companies, (iv) having acted or acting as financial advisor to an affiliate of Fortress in connection with an M&A transaction, (v) having acted as a joint bookrunner for a convertible debt offering by Brookdale and as a bookrunner for various equity and/or debt (including convertible debt) offerings undertaken by Fortress and certain of its affiliates and portfolio companies, and (vi) having provided or providing certain equity, derivatives and foreign exchange trading services to Fortress and certain of its affiliates and portfolio companies.

We further note that, in connection with Brookdale’s issuance of $316,250,000 principal amount of 2.75% convertible senior notes due 2018 (the “Notes”), Brookdale entered into separate convertible bond hedge and warrant transactions (collectively, the “Call Spread Transaction”) with three banks, with 25% of the notional amount of the Call Spread Transaction being entered into with our affiliate, Bank of America, N.A. (“BANA”), acting as principal for its own account. The Call Spread Transaction consisted of the purchase by Brookdale of call options with respect to the number of shares of Brookdale Common Stock initially underlying the Notes and the sale by Brookdale of warrants with respect to the same number of shares of Brookdale Common Stock. If the Transaction is consummated, the value to BANA of the Call Spread Transaction may increase or decrease in value.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Emeritus and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as sole bookrunner on an equity follow-on offering by Emeritus.

It is understood that this letter is for the benefit and use of the Board of Directors of Brookdale (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Brookdale.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Merrill Lynch, Pierce, Fenner and Smith Incorporated

One Bryant Park, New York, NY 10036

Annex G

[LETTERHEAD OF WELLS FARGO SECURITIES, LLC]

February 20, 2014

The Board of Directors

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

The Board of Directors:

The Board of Directors (the “Board”) of Emeritus Corporation, a Washington corporation (“Emeritus”), has asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise it with respect to the fairness, from a financial point of view, to holders of the common stock, par value $0.0001 per share, of Emeritus (“Emeritus Common Stock”), other than as specified below, of the Exchange Ratio (defined below) provided for pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Emeritus, Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”), and Broadway Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Brookdale (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Emeritus (the “Merger”), with Emeritus as the surviving entity of the Merger, and each outstanding share of Emeritus Common Stock will be converted into the right to receive 0.95 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share, of Brookdale (“Brookdale Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft, dated February 20, 2014, of the Merger Agreement, including the financial terms thereof;

•	Reviewed certain publicly available business, financial and other information regarding Emeritus and Brookdale, including information set forth in their respective annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2010, 2011 and 2012 and quarterly reports on Form 10-Q for the period ended September 30, 2013;

•	Reviewed certain other business and financial information regarding Emeritus and Brookdale furnished to us by and discussed with the managements of Emeritus and Brookdale, including financial forecasts and estimates relating to Emeritus for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Emeritus and financial forecasts and estimates relating to Brookdale for the fiscal years ending December 31, 2013 through December 31, 2017 prepared by the management of Brookdale;

•	Discussed with the managements of Emeritus and Brookdale the operations and prospects of Emeritus and Brookdale, including the historical financial performance and trends in the results of operations of Emeritus and Brookdale;

•	Discussed with the managements of Emeritus and Brookdale the strategic rationale for the Merger and financial and strategic benefits anticipated by the managements of Emeritus and Brookdale to result from the Merger;

•	Participated in discussions and negotiations among representatives of Emeritus, Brookdale and their respective advisors regarding the proposed Merger;

•	Reviewed reported prices and trading activity for Emeritus Common Stock and Brookdale Common Stock;

•	Compared certain financial data of Emeritus and Brookdale with similar data of certain publicly traded companies that we deemed relevant in evaluating Emeritus and Brookdale;

The Board of Directors

Emeritus Corporation

February 20, 2014

•	Compared the proposed financial terms of the Merger with the financial terms of certain business combinations and other transactions that we deemed relevant in evaluating the Merger;

•	Analyzed the estimated present value of the future cash flows of Emeritus and Brookdale based upon the financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Emeritus and Brookdale;

•	Reviewed the relative financial contributions of Emeritus and Brookdale to the financial performance of the pro forma combined company based upon financial forecasts and estimates referred to above and assumptions relating thereto discussed with and confirmed as reasonable by the managements of Emeritus and Brookdale; and

•	Considered such other information, such as financial studies and analyses, as well as financial, economic and market criteria, and made such other inquiries, as we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the financial and other information provided, discussed with or otherwise made available to us, including all accounting, tax, regulatory and legal information, and we have not made (and have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the managements of Emeritus and Brookdale that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts, estimates and other information relating to Emeritus and Brookdale utilized in our analyses, we have been advised by the respective managements of Emeritus and Brookdale and, at the direction of the Board, we have assumed that they have been reasonably prepared and reflect the best currently available estimates, judgments and assumptions as to the future financial performance of Emeritus and Brookdale, as the case may be, the potential pro forma financial effects of, and potential synergies that may result from, the Merger, the potential net operating loss carryforwards expected to be utilized by Emeritus and Brookdale both on a standalone and pro forma basis, and the other matters covered thereby. We assume no responsibility for, and express no view as to, such forecasts, estimates or other information or the judgments or assumptions upon which they are based. We also have assumed that there have been no meaningful changes in the condition (financial or otherwise), results of operations, businesses or prospects of Emeritus or Brookdale since the respective dates of the most recent financial statements and other information provided to us. We have relied, at the direction of the Board, upon the assessments of the managements of Emeritus and Brookdale as to (i) business trends and prospects for, and governmental and regulatory policies and matters affecting, the senior and assisted living and broader healthcare industry, including, without limitation, changes in laws and regulations relating to Medicare and Medicaid and other healthcare reform, and the potential impact thereof on Emeritus and Brookdale, (ii) the potential impact on Emeritus and Brookdale of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, (iii) existing and proposed lease terms and other arrangements or agreements relating to the properties of Emeritus and Brookdale and (iv) the ability to integrate the businesses of Emeritus and Brookdale. We have assumed, with the Board’s consent, that there will be no developments with respect to any such matters that would have an adverse effect on Emeritus, Brookdale or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have not conducted physical inspections of the properties or assets of Emeritus, Brookdale or any other entity, nor have we made or been provided with any evaluations or appraisals of the properties, assets or liabilities (contingent or otherwise) of Emeritus, Brookdale or any other entity. We also have not evaluated the solvency or fair value of Emeritus, Brookdale or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

The Board of Directors

Emeritus Corporation

February 20, 2014

In rendering our opinion, we have assumed, at the direction of the Board, that the final form of the Merger Agreement, when signed by the parties thereto, will not differ from the draft Merger Agreement reviewed by us in any respect meaningful to our analyses or opinion, that the Merger will be consummated in accordance with the terms described in the Merger Agreement and in compliance with all applicable laws and other requirements without amendment or waiver of any material terms or conditions and that, in the course of obtaining any necessary legal, regulatory or third party consents, approvals or agreements for the Merger, no delay, limitation or restriction will be imposed or action will be taken that would have an adverse effect on Emeritus, Brookdale or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, at the direction of the Board, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, any reorganization transaction, including a holding company structure, that may be implemented by Emeritus prior to consummation of the Merger or changes to the structure of the Merger as permitted under the terms of the Merger Agreement will not be meaningful in any respect to our analyses or opinion.

We are not expressing any opinion as to what the value of Brookdale Common Stock actually will be when issued pursuant to the Merger or the prices at which Emeritus Common Stock or Brookdale Common Stock will trade at any time. Our opinion is necessarily based on economic, market, financial and other conditions existing, and information made available to us, as of the date hereof. As the Board is aware, the credit, financial and stock markets have experienced significant volatility and we express no opinion or view as to any potential effects of such volatility on Emeritus, Brookdale or the Merger. Although subsequent developments may affect the matters set forth in this opinion, we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on or consider any such events occurring or coming to our attention after the date hereof.

Our opinion only addresses the fairness, from a financial point of view and as of the date hereof, to holders of Emeritus Common Stock (other than Brookdale, Merger Sub and their respective affiliates) of the Exchange Ratio provided for pursuant to the Merger Agreement to the extent expressly specified herein, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any pre-closing reorganization or any voting agreement or other agreement, arrangement or understanding entered into in connection with or contemplated by the Merger or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Our opinion does not address the merits of the underlying decision by Emeritus to enter into the Merger Agreement or the relative merits of the Merger compared with other business strategies or transactions available or that have been or might be considered by the management of Emeritus or the Board or in which Emeritus might engage. We also are not expressing any view or opinion with respect to, and with the Board’s consent have relied upon the assessments of representatives of Emeritus regarding, accounting, tax, regulatory, legal or similar matters as to which we understand that Emeritus obtained such advice as it deemed necessary from qualified professionals.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged as financial advisor to Emeritus in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and the principal portion of which is contingent upon consummation of the Merger. Emeritus has agreed to reimburse certain of Wells Fargo Securities’ expenses and to indemnify us and certain related parties against certain liabilities that may arise out of our engagement. Wells Fargo Securities and our affiliates provide a full range of investment banking and financial advisory, securities trading, brokerage and lending services in the ordinary course of business for which we and such affiliates receive customary fees. Wells Fargo Securities and our affiliates in the past have provided, currently are

The Board of Directors

Emeritus Corporation

February 20, 2014

providing, and in the future may provide banking and other financial services to Emeritus, Brookdale and their respective affiliates for which Wells Fargo Securities and our affiliates have received and expect to receive fees, including having provided or providing certain lending or credit services to Emeritus, Brookdale and/or certain of their respective affiliates. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade, hold or otherwise effect transactions in the securities or financial instruments (including bank loans or other obligations) of Emeritus, Brookdale and their respective affiliates for our and our affiliates’ own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board (in its capacity as such) in its evaluation of the Merger. Our opinion does not constitute a recommendation to the Board or any other person or entity in respect of the Merger, including as to how any shareholder should vote or act in connection with the Merger or any other matters.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to holders of Emeritus Common Stock (other than Brookdale, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Wells Fargo Securities, LLC

WELLS FARGO SECURITIES, LLC

Annex H

February 20, 2014

Board of Directors

Emeritus Corporation

3131 Elliott Avenue Suite 500

Seattle, WA 98121

United States

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (“Company Common Stock”), of Emeritus Corporation, a Washington corporation (the “Company”), of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Brookdale Senior Living Inc., a Delaware corporation (the “Acquiror”), and Broadway Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive 0.95 (the “Exchange Ratio”) of a share of the common stock, par value $0.01 per share (“Acquiror Common Stock”), of the Acquiror, subject to adjustments as specified in the Agreement (as to which we express no opinion).

We have been engaged by the Company to render this opinion and will receive a fee upon delivery of this opinion, which fee is not contingent upon either the conclusion expressed in this opinion or successful consummation of the Transaction. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. In the past two years, we have not been engaged and received compensation to provide investment banking and other services to the Company or the Acquiror. In the future we may be engaged to provide investment banking or other services to the combined company formed by the Transaction and may receive compensation for such services.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction or any other matter. The Company has advised us that the Company received another proposal for a potential transaction. At your direction, we do not express any opinion herein as to such transaction or any potential transactions considered by the Company or any proposals regarding a potential transaction received by the Company, other than the Transaction, nor do we express any opinion herein as to the fairness of the Exchange Ratio in the Transaction relative to the consideration proposed in any other transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Exchange Ratio to the extent expressly specified herein. Our opinion relates to the relative values of the Company and the Acquiror. With your consent, we express no opinion as to what the value of Acquiror Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Acquiror Common Stock may trade at any time. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters.

In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms and that the parties to the Agreement will comply with all the material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company, the Acquiror or the Transaction. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a reorganization for federal income tax purposes. Although we understand that the Company and its financial advisor have solicited indications of interest in a possible transaction with the Company, we have not been authorized to solicit and have not solicited indications of interest in a possible transaction with the Company from any party. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company and the Acquiror; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to us by the management of the Company; (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror furnished to us by the Acquiror, including financial forecasts provided to us by the management of the Acquiror and which the Company directed us to use for purposes of this opinion; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the “Expected Synergies”) furnished to us by the Company and certain other pro forma effects of the Transaction, which were derived from the financial forecasts provided to us by the Company and the Acquiror and discussed with the management of the Company and which the Company directed us to use in our analysis; (v) conducted discussions with members of the senior managements and representatives of the Company and the Acquiror concerning the information described in clauses (i) – (iv) of this paragraph, as well as the businesses and prospects of the Company and the Acquiror generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) considered the results of efforts by or on behalf of the Company to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (viii) reviewed the financial terms of certain other transactions that we deemed relevant; (ix) reviewed a draft, dated February 20, 2014, of the Agreement; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluation or appraisal. We have assumed, at your direction, that (i) the financial forecasts and other information relating to the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company, (ii) the financial forecasts and other information relating to the Acquiror and the Expected Synergies and other pro forma financial effects referred to above, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Acquiror and the Company as to the future performance of the Acquiror, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. We also have assumed, at your direction, that the future financial results of the Acquiror reflected in such forecasts and other information, such Expected Synergies

(including the amount, timing and achievability thereof) and such other pro forma financial effects will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of the managements of the Company and the Acquiror as to the Acquiror’s ability to integrate the businesses of the Company and the Acquiror.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Exchange Ratio from a financial point of view to the holders of Company Common Stock. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

MOELIS & COMPANY LLC

Annex I

Chapter 23B.13 RCW

DISSENTERS’ RIGHTS

23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

[1989 c 165 § 140.]

23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary and the plan of merger provided for the merger of the subsidiary with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation;

(e) Any action described in RCW 23B.25.120; or

(f) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

[2013 c 97 § 1. Prior: 2009 c 189 § 41; 2009 c 188 § 1404; 2003 c 35 § 9; 1991 c 269 § 37; 1989 c 165 § 141.]

**Effective June 12, 2014, this Section 23B.25.020 shall be amended to add a new subsection (g) which shall read as follows:

(g) A plan of entity conversion in the case of a conversion of a domestic corporation to a foreign corporation, which has become effective, to which the domestic corporation is a party as the converting entity, if: (i) The shareholder was entitled to vote on the plan; and (ii) the shareholder does not receive shares in the surviving entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding shares of the surviving entity as the shares held by the shareholder before the conversion.

23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either

(i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

[2002 c 297 § 35; 1989 c 165 § 142.]

23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

[2009 c 189 § 42; 2002 c 297 § 36; 1989 c 165 § 143.]

23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

[2009 c 189 § 43; 2002 c 297 § 37; 1989 c 165 § 144.]

23B.13.220

Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (5) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (5) of this section.

(3) In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(a)(ii), the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders of the subsidiary other than the parent a notice in compliance with subsection (5) of this section.

(4) In the case of proposed corporate action creating dissenters’ rights under RCW 23B.13.020(1)(d) that, pursuant to RCW 23B.10.020(4)(b), is not required to be approved by the shareholders of the corporation, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders entitled to dissent under RCW 23B.13.020(1)(d) a notice in compliance with subsection (5) of this section.

(5) Any notice under subsection (1), (2), (3), or (4) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1), (2), (3), or (4) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

[2013 c 97 § 2; 2009 c 189 § 44; 2002 c 297 § 38; 1989 c 165 § 145.]

23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(5)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

[2013 c 97 § 3; 2002 c 297 § 39; 1989 c 165 § 146.]

23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

[2009 c 189 § 45; 1989 c 165 § 147.]

23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

[1989 c 165 § 148.]

23B.13.260

Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

[2009 c 189 § 46; 1989 c 165 § 149.]

23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

[2009 c 189 § 47; 1989 c 165 § 150.]

23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

[2009 c 189 § 48; 2002 c 297 § 40; 1989 c 165 § 151.]

23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

[1989 c 165 § 152.]

23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

[1989 c 165 § 153.]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its shareholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Brookdale’s amended and restated certificate of incorporation provides that no director shall be liable to Brookdale or any of its shareholders for monetary damages for breach of fiduciary duty as director, except for breaches of the duty of loyalty, and for acts or omissions in bad faith or involving intentional misconduct or knowing violation of law. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, Brookdale’s amended and restated certificate of incorporation authorizes Brookdale to indemnify any and all persons whom Brookdale has the power to indemnify under the law.

Brookdale’s amended and restated bylaws provide that Brookdale will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director or officer of Brookdale or a subsidiary. However, such indemnification is permitted only if such person acted in good faith, lawfully and not against Brookdale’s best interests. Indemnification is authorized on a case-by-case basis by (1) Brookdale’s board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the shareholders.

Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on Brookdale’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay Brookdale if it is later determined that he or she is not entitled to indemnification.

Brookdale has entered into separate indemnification agreements with certain of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and Brookdale’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to Brookdale if it is found that such indemnitee is not entitled to such indemnification under applicable law and Brookdale’s amended and restated certificate of incorporation and amended and restated bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Brookdale pursuant to the foregoing provisions, Brookdale has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Brookdale maintains directors’ and officers’ liability insurance for Brookdale’s officers and directors.

Item 21.	Exhibits and Financial Statement Schedules.

The agreements included as exhibits to this joint proxy statement/prospectus contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference herein.

Brookdale and Emeritus acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about Brookdale and Emeritus may be found elsewhere in this registration statement and Brookdale’s and Emeritus’ other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 172.

(a)	Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of February 20, 2014, by and among Brookdale Senior Living Inc., Broadway Merger Sub Corporation and Emeritus Corporation (attached as Annex B to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.1	Amended and Restated Certificate of Incorporation of Brookdale Senior Living Inc. (incorporated by reference to Exhibit 3.1 to Brookdale’s Annual Report on Form 10-K filed on February 26, 2010)

Exhibit Number	Description

3.2	Form of Proposed Amendment to Amended and Restated Certificate of Incorporation of Brookdale Senior Living Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)

3.3	Amended and Restated Bylaws of Brookdale (incorporated by reference to Exhibit 3.1 to Brookdale’s Current Report on Form 8-K filed on July 3, 2012)

4.1	Form of Certificate for common stock (incorporated by reference to Exhibit 4.1 to Brookdale’s Registration Statement on Form S-1 (Amendment No. 3) (No. 333-127372) filed on November 7, 2005)

4.2	Stockholders Agreement, dated as of November 28, 2005, by and among Brookdale Senior Living Inc., FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II and Health Partners (incorporated by reference to Exhibit 4.2 to Brookdale’s Annual Report on Form 10-K filed on March 31, 2006)

4.3	Amendment No. 1 to Stockholders Agreement, dated as of July 25, 2006, by and among Brookdale Senior Living Inc., FIT-ALT Investor LLC, Fortress Registered Investment Trust, Fortress Brookdale Investment Fund LLC, FRIT Holdings LLC, and FIT Holdings LLC (incorporated by reference to Exhibit 4.3 to Brookdale’s Quarterly Report on Form 10-Q filed on August 14, 2006)

4.4	Amendment Number Two to Stockholders Agreement, dated as of November 4, 2009 (incorporated by reference to Exhibit 4.4 to Brookdale’s Quarterly Report on Form 10-Q filed on November 4, 2009)

4.5	Letter Agreement, dated as of February 20, 2014, by and among Brookdale Senior Living Inc. and the Stockholders named therein (attached as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

8.2	Opinion of Perkins Coie LLP regarding certain U.S. federal income tax matters

10.1	Voting Agreement, dated as of February 20, 2014, by and among Brookdale Senior Living Inc. and the Shareholders named therein (attached as Annex C to the joint proxy statement/prospectus forming a part of this Registration Statement)

10.2	Letter Agreement, dated as of February 20, 2014, by and among Brookdale Senior Living Inc. and the Stockholders named therein (attached as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement)

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Brookdale

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm for Emeritus

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)

23.5	Consent of Perkins Coie LLP (included in Exhibit 8.2)

24.1*	Power of Attorney

99.1	Form of Proxy for Brookdale

99.2	Form of Proxy for Emeritus

Exhibit Number	Description

99.3	Consent of CSCA Capital Advisors, LLC

99.4	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.5*	Consent of Wells Fargo Securities, LLC

99.6	Consent of Moelis & Company LLC

*	Previously filed.

Item 22.	Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(E)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on this 3rd day of June, 2014.

BROOKDALE SENIOR LIVING INC.

By:	/s/ T. Andrew Smith
Name:	T. Andrew Smith
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ T. Andrew Smith T. Andrew Smith	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2014

* Jeffrey R. Leeds	Non-Executive Chairman of the Board	June 3, 2014

* Mark W. Ohlendorf	President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2014

* Frank M. Bumstead	Director	June 3, 2014

* Jackie M. Clegg	Director	June 3, 2014

* Mark J. Schulte	Director	June 3, 2014

* James R. Seward	Director	June 3, 2014

* W.E. Sheriff	Director	June 3, 2014

* Samuel Waxman	Director	June 3, 2014

* As Attorney-in-fact

By:	/s/ T. Andrew Smith
T. Andrew Smith